Exhibit 99.1

As filed with the Securities and Exchange Commission on                 , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trulia, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7379	20-2958261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

415.648.4358

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Peter Flint

Chief Executive Officer

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, California 94105

415.648.4358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq. Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 650.493.9300	Scott Darling, Esq. Vice President & General Counsel Trulia, Inc. 116 New Montgomery Street, Suite 300 San Francisco, California 94105 415.648.4358	Richard A. Kline, Esq. Anthony J. McCusker, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, $0.00001 par value per share	$	$

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover overallotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated                     , 2012

             Shares

Common Stock

This is an initial public offering of shares of common stock of Trulia, Inc.

Trulia is offering              shares to be sold in this offering.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $          and $         . Trulia intends to apply to list the common stock on                     under the symbol “TRLA.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Risk Factors” on page 16 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Trulia	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from Trulia at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares on or about                     , 2012.

J.P. Morgan	Deutsche Bank Securities

RBC Capital Markets	Needham & Company	William Blair

Prospectus dated                     , 2012

Prospectus

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

-i-

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Trulia,” “the company,” “we,” “us,” and “our” in this prospectus refer to Trulia, Inc.

Overview

Trulia is redefining the home search experience for consumers and changing the way that real estate professionals build their businesses. Our marketplace, delivered through the web and mobile applications, gives consumers powerful tools to research homes and neighborhoods and enables real estate professionals to efficiently market their listings and attract new clients. We believe we deliver the best home search experience by combining our superior user interface with our comprehensive database of real estate properties, local insights, and user-generated content. We offer free and subscription products that provide real estate professionals with access to transaction-ready consumers and help them enhance their online presence. In the three months ended March 31, 2012, we had 20.6 million monthly unique visitors. As of March 31, 2012, we had more than 300,000 active real estate professionals in our marketplace, 19,639 of whom were paying subscribers.

We empower consumers to make more informed housing decisions by delivering the “inside scoop” on homes, neighborhoods, and real estate professionals through an intuitive and engaging user experience. Our large, continually refreshed, and searchable database contains more than 110 million properties, including 4.5 million homes for sale and rent. We supplement listings data with local information on schools, crime, and neighborhood amenities to provide unique insights into each community. In addition, we harness rich, insightful user-generated content from our active community of contributors, which includes consumers, local enthusiasts, and real estate professionals. With more than 5 million unique user contributions, we believe we have the largest collection of user-generated content on homes, neighborhoods, and real estate professionals.

We enable real estate professionals to better promote themselves and their listings and connect with transaction-ready consumers through our online and mobile marketing products. Our free products allow real estate professionals to build their personal brand by creating an online profile, contributing content to our marketplace, leveraging social media for endorsements, and establishing their presence through mobile features such as “check-ins.” Our subscription products enable real estate professionals to increase their visibility, promote their listings in search results, target mobile users, and generate more highly qualified leads from our large audience of transaction-ready consumers. We believe that our audience is highly motivated and ready to purchase homes, as supported by our surveys in which 75% of respondents contacting real estate professionals through our marketplace indicated that they are planning to move in the next six months, and in which almost half stated that they are pre-qualified for a mortgage. We believe that the combination of our compelling solution with our transaction-ready audience results in a high return on investment for real estate professionals who purchase our subscription products.

We benefit from powerful network effects and a vibrant user community. Consumers contribute content by posting questions, reviewing neighborhoods, and writing agent recommendations. Real estate professionals, seeking to connect with our consumers, engage in our community by sharing local knowledge, answering consumers’ questions, and contributing content to our marketplace. The breadth and quality of user-generated content contributed to our marketplace has helped to build our brand, deepen the engagement of our existing users, and attract more users.

We are a leading mobile platform for the home search process and mobile devices are increasingly critical to consumers and real estate professionals. We have introduced iPhone, iPad, Android, and Kindle applications that provide tailored mobile experiences, which has led to rapid growth in mobile use of our solution. In the three months ended March 31, 2012, we had over 3.8 million mobile monthly unique visitors, an increase of 236% over the same period in 2011. In addition, our mobile users are even more engaged than our web users and are twice as likely as our web users to contact real estate professionals.

Our online marketplace is experiencing rapid growth. Monthly unique visitors to our marketplace increased from 4.7 million in the three months ended March 31, 2009 to 20.6 million in the three months ended March 31, 2012, and our subscribers increased from 1,550 as of March 31, 2009 to 19,639 as of March 31, 2012. We generate revenue primarily from sales of subscription products to real estate professionals. We also generate revenue from display advertising sold to leading real estate and consumer brand advertisers seeking to reach our attractive audience. In the years ended December 31, 2009, 2010, and 2011, and the three months ended March 31, 2012, we generated revenue of $10.3 million, $19.8 million, $38.5 million, and $12.2 million, respectively. During the same period, we had net losses of $7.0 million, $3.8 million, $6.2 million, and $4.2 million, respectively.

Industry and Challenges

The residential real estate industry, which we estimate accounts for more than a trillion dollars in annual spending in the United States, is undergoing a profound transformation. Technology is changing the way that consumers search for homes and the way in which real estate professionals attract clients and build their businesses. In addition, the recent unprecedented downturn in the housing market is causing real estate professionals to seek more effective ways to market themselves and achieve a greater return on their marketing investment. These trends present significant opportunities to capitalize on shifts in behavior.

Historically, consumers lacked readily available access to detailed and comprehensive information essential to making housing decisions, relying instead on disparate sources of information such as real estate professionals, local newspapers, and word of mouth. Over time, more information has become available online and, as a result, the Internet has become a primary source of research for housing decisions. According to a November 2011 survey by the National Association of Realtors, a trade organization for real estate professionals, 88% of home buyers used the Internet to research homes. Additionally, the use of mobile devices for home searches has become more prevalent. According to a 2012 survey by The Real Estate Book, a real estate website, 52% of respondents reported using a mobile device to look for homes, with 85% of non-users stating that they would consider using a mobile device for their next search.

As consumers increasingly research homes online, real estate professionals are shifting their marketing expenditures online to reach prospective clients. While initially these real estate professionals focused their spending on email, search, and creating websites with listings, now these professionals are increasingly using online real estate marketplaces to generate leads.

With technology driving the home search process online, consumers, real estate professionals, and advertisers face distinct challenges. Consumers are challenged to effectively compile and use fragmented information, gain local insights, and obtain information on the go. Real estate professionals are challenged to reach today’s online consumers, target the right leads, manage their businesses while on the go, and optimize their marketing spend. Advertisers are challenged to efficiently reach the right consumers while maximizing the effectiveness of their advertising.

Market Opportunity

We believe that there are significant opportunities to address the challenges faced by consumers, real estate professionals, and advertisers. Borrell Associates, Inc., an advertising research and consulting firm, estimated in a May 2011 industry paper that $21.8 billion would be spent in 2011 on real estate-related marketing in the United States. According to a November 2011 survey by the National Association of Realtors, 88% of home buyers used the Internet to research homes. However, according to the Borrell Associates report, only 42% of the real estate marketing dollars in the United States were projected to be spent online in 2011. We believe that there is a disconnect between where marketing dollars are spent and where consumers research homes. Therefore, we expect that real estate-related marketing spend will continue to migrate online from traditional channels.

The Trulia Marketplace

Our marketplace provides the following key benefits for consumers, real estate professionals, and advertisers:

Key benefits for consumers

•

Large, continually refreshed, searchable database of homes for sale and rent. We provide consumers with access to a large, continually refreshed, and searchable database of over 110 million properties, which includes 4.5 million homes for sale and rent. Consumers are able to customize their searches with property-specific filters to obtain up-to-date listings that are rich with property facts, price, and sale data.

•

Trusted insights, social recommendations, and proprietary analytics that provide local context. We provide consumers with local insights that are critical to a successful home search. These insights include information about schools, crime, and neighborhood amenities, and recommendations on real estate professionals via Facebook. Through our proprietary Trulia Voices forum, we provide consumers with the “inside scoop” on a neighborhood by leveraging our active community of contributors, including consumers, local enthusiasts, and real estate professionals. We also provide proprietary analytics on home valuation, including comparative historical price trends down to the neighborhood level.

•

Anytime and anywhere access. Our marketplace is accessible anytime and anywhere on the web and on major mobile platforms. Since the introduction of our first mobile application in 2008, mobile use of our marketplace has grown rapidly.

Key benefits for real estate professionals

•

Broad reach to transaction-ready consumers. With 20.6 million monthly unique visitors to our marketplace in the three months ended March 31, 2012, we provide real estate professionals the ability to connect with transaction-ready consumers at scale on the web and through our mobile applications.

•

Products that boost presence and deliver high-quality leads. Our free products enable real estate professionals to create and manage an online profile, promote their personal brand with consumers by contributing content to our marketplace, and leverage social media for endorsements. Our subscription products enable real estate professionals to boost their visibility, promote their listings in search results, and generate more high-quality leads from potential home buyers.

•

Anytime and anywhere access to critical information and tools. We offer mobile applications designed specifically for real estate professionals to take their business on the go. Using our mobile applications, real estate professionals can access critical information that they need to conduct their business, including listings details, contacts, driving directions, and local information about neighborhoods.

•	Significant return on investment. We believe that our subscription products deliver a high return on investment to real estate professionals.

Key benefits for advertisers

•

Attractive audience. Our audience is highly attractive to consumer brand advertisers. A substantial portion of our audience is either college educated, has a household income above $75,000, or is in the 25 to 54 age group. U.S. consumers with these characteristics tend to spend more of their annual income on home maintenance, insurance, household furnishings, apparel and services, and entertainment than the average consumer, according to the Bureau of Labor Statistics 2010 Consumer Expenditure Survey, which makes our audience attractive for consumer brand advertisers.

•

Display advertising products that efficiently reach target consumers. We enable our advertisers to reach segments of our audience that are attractive to them. Advertisers benefit from improved reach, impact, relevancy, and measurement of their marketing campaigns in our marketplace.

Our Strengths

We believe that our competitive advantage reflects the following strengths:

•

We deliver the “inside scoop.” We have an industry-leading marketplace that provides consumers with powerful tools and unique content that together deliver valuable insights into homes, neighborhoods, and real estate professionals. For example, our crime heat maps provide consumers with a view into neighborhood safety and our Facebook integration gives consumers recommendations on real estate professionals from people in their social network. Through our Trulia Voices forum, we also provide consumers with local content from our community of contributors, including consumers, local enthusiasts, and real estate professionals.

•

Superior products and user experience. We believe we have the best products in the industry for consumers and real estate professionals. We invest significant resources into technology development and product design to create a superior user interface that provides compelling features and rich functionality for our users.

•

Large, differentiated, transaction-ready audience. Our website and mobile applications have attracted 20.6 million monthly unique visitors in the three months ended March 31, 2012 and, based on data from comScore, Inc., a marketing research company, a significant portion of our visitors do not visit our primary competitors’ websites. We believe that our audience is highly motivated and ready to purchase homes, as supported by our surveys in which 75% of respondents contacting real estate professionals through our marketplace are planning to move in the next six months, and in which almost half stated that they are pre-qualified for a mortgage.

•

Strong mobile monetization. We believe that we are one of the few companies that is monetizing its mobile products at a higher rate than web products. Our users exhibit even higher levels of engagement with our mobile products than with our website and consumers are twice as likely to contact real estate professionals through our mobile applications as our website.

•

Better ROI for real estate professionals. We believe our subscription products provide compelling value and a better return on investment than other marketing channels. On average, paying subscribers receive more than five times the number of monthly leads compared to real estate professionals who only use our free products.

•

Powerful network effects driven by unique content. We benefit from a self-reinforcing network effect that helps build our brand, drives user engagement in our marketplace, and attracts more users to our website and mobile applications. Consumers post questions in our marketplace, attracting real estate professionals who add more content by answering these questions, which in turn attracts more consumers to our marketplace.

•

Big data and analytics platform. We employ proprietary advanced analytics and heuristics capabilities to aggregate, filter, and analyze large amounts of data from disparate sources that we have cultivated over the years. Our expertise in handling large amounts of externally-sourced data and combining it with user activity data collected from our marketplace allows us to improve the user experience by developing innovative new tools and new functionality.

Our Strategy

Our goal is to build the leading online real estate marketplace. We intend to focus on the following key strategies in pursuit of our goal:

•

Expand our audience and increase user engagement. We intend to grow our large, transaction-ready audience by continuing to offer superior products for consumers. We plan to continuously enhance and refresh our database of homes, partner with third parties to add new and relevant local content, and encourage our users to contribute useful content. We also plan to develop new features and tools that deepen our users’ engagement with our website and mobile applications, and to promote and foster interaction in our vibrant user community.

•

Grow the number of real estate professionals in our marketplace. We intend to further penetrate the large base of more than 2.8 million real estate professionals in the United States by communicating the value proposition of our free and subscription products, growing our audience of transaction-ready consumers, and creating additional products.

•	Increase revenue. We plan to increase our revenue by selling more subscription and advertising products and by optimizing our pricing.

•

Increase brand awareness. We have built a leading real estate and consumer brand with limited marketing spend to date. We plan to continue to grow our brand by providing our users with superior and innovative products.

•

Pursue adjacent opportunities. We plan to pursue opportunities in a number of large adjacent markets, such as rentals, mortgages, home improvement, and agent tools, and to expand our business internationally.

Risks Associated with Our Business

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. Some of these risks are:

•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects.

•	We have a history of losses and we may not achieve or maintain profitability in the future.

•	Real estate professionals may not continue to subscribe to our products, we may be unable to attract new subscribers, and we may not be able to optimize the pricing of our products.

•	Advertisers may reduce or end their advertising spending with us or we may be unable to attract new advertisers.

•	We may not be able to obtain comprehensive and accurate real estate listing information.

•	We may not be able to continue to innovate and provide useful products.

•	We participate in a highly competitive market.

Corporate Information

Trulia, Inc. was incorporated in Delaware in June 2005. Our principal executive offices are located at 116 New Montgomery Street, Suite 300, San Francisco, California 94105, and our telephone number is (415) 648-4358. Our website address is www.trulia.com. In addition, we maintain a Facebook page at www.facebook.com/trulia and a twitter feed at www.twitter.com/trulia. Information contained on, or that can be accessed through, our website, Facebook page or twitter feed does not constitute part of this prospectus and inclusions of our website address, Facebook page address and twitter feed address in this prospectus are inactive textual references only.

“Trulia” is our registered trademark in the United States and in certain other jurisdictions. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares from us	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional shares from us.

Use of proceeds	We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $ million (or approximately $ million if the underwriters’ option to purchase additional shares in this offering is exercised in full), based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies, or other assets. See the section titled “Use of Proceeds” for additional information.

Proposed trading symbol	“TRLA”

The number of shares of common stock that will be outstanding after this offering is based on 63,811,486 shares outstanding as of March 31, 2012, and excludes:

•	10,051,678 shares of common stock issuable upon the exercise of options to purchase common stock that were outstanding as of March 31, 2012, with a weighted average exercise price of $1.29 per share;

•	277,250 shares of common stock issuable upon the exercise of options to purchase common stock granted after March 31, 2012, with an exercise price of $4.05 per share;

•	133,940 shares of common stock issuable upon the exercise of a warrant to purchase common stock that was outstanding as of March 31, 2012, with an exercise price of $1.43 per share;

•

Up to 362,883 shares of common stock, on an as-converted basis, issuable upon the exercise of a warrant to purchase convertible preferred stock that was outstanding as of March 31, 2012, with an exercise price of $2.82 per share, of which 168,164 shares were exercisable as of March 31, 2012; and

•

             shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective upon completion of this offering, and which contains provisions that automatically increase its share reserve each year.

Except as otherwise indicated, all information in this prospectus assumes:

•

the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 42,484,344 shares of common stock, the conversion of which will occur upon the effectiveness of the registration statement of which this prospectus forms a part;

•	a -for- split of our common stock, which will occur prior to the effectiveness of the registration statement of which this prospectus forms a part;

•

the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering; and

•	no exercise by the underwriters of their option to purchase up to an additional shares of common stock from us in this offering.

SUMMARY FINANCIAL AND OTHER DATA

The following tables summarize our historical financial and other data. We have derived the summary statement of operations data for the years ended December 31, 2009, 2010, and 2011 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statement of operations data in the three months ended March 31, 2011 and 2012 and our balance sheet data as of March 31, 2012 from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year or any other period. The following summary financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$10,338	$19,785	$38,518	$6,946	$12,162
Cost and operating expenses: (1)
Cost of revenue (exclusive of amortization) (2)	2,855	3,657	5,795	1,016	2,205
Technology and development	7,056	8,803	14,650	3,038	4,646
Sales and marketing	5,532	8,638	17,717	3,192	6,075
General and administrative	1,912	2,501	6,123	1,365	2,971

Total cost and operating expenses	17,355	23,599	44,285	8,611	15,897
Loss from operations	(7,017)	(3,814)	(5,767)	(1,665)	(3,735)
Interest income	55	15	17	3	3
Interest expense	(21)	(39)	(389)	(28)	(252)
Change in fair value of warrant liability	—	—	(16)	—	(216)

Loss before provision for income taxes	(6,983)	(3,838)	(6,155)	(1,690)	(4,200)
Provision for income taxes	—	—	—	—	—

Net loss attributable to common stockholders	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)

Net loss per share attributable to common stockholders, basic and diluted (3)	$(0.40)	$(0.21)	$(0.31)	$(0.09)	$(0.20)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted (3)	17,257,435	18,049,651	19,971,137	19,657,477	20,646,196

Pro forma net loss per share attributable to common stockholders, basic and diluted (3)			$(0.10)		$(0.06)

Weighted average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (3)			62,455,481		63,130,540

Other Financial Information:
Adjusted EBITDA (4)	$(5,857)	$(2,497)	$(1,787)	$(623)	$(2,473)

(1)	Stock-based compensation was allocated as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Cost of revenue	$10	$8	$11	$2	$5
Technology and development	177	176	482	59	192
Sales and marketing	105	97	183	50	55
General and administrative	13	73	808	487	213

Total stock-based compensation	$305	$354	$1,484	$598	$465

(2) Amortization of product development costs was included in technology and development as follows:	$179	$366	$708	$118	$274

(3)

See Note 11 to our audited financial statements for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders and the weighted average number of shares used in the computation of the per share amounts.

(4)

See “—Non-GAAP Financial Measures” for more information and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States.

	As of March 31, 2012
	Actual	Pro Forma (1)	Pro Forma as Adjusted (2)(3)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$11,523	$11,523	$
Working capital (deficit)	(323)	190
Property and equipment, net	5,630	5,630
Total assets	24,519	24,519
Deferred revenue	7,018	7,018
Total indebtedness	9,637	9,637
Preferred stock warrant liability	513	—
Total stockholders’ equity (deficit)	(435)	78

(1)

The pro forma column in the balance sheet data table above reflects the automatic conversion of all outstanding shares of our convertible preferred stock as of March 31, 2012 into an aggregate of 42,484,344 shares of common stock which conversion will occur upon the effectiveness of the registration statement of which this prospectus forms a part, as if such conversion had occurred on March 31, 2012, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital.

(2)

The pro forma as adjusted column in the balance sheet data table above gives effect to the pro forma adjustments set forth above and the sale and issuance by us of              shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

Each $1.00 increase or decrease in the assumed initial public offering price of $              per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the cash and cash equivalents and short-term investments, working capital, total assets, and total stockholders’ equity (deficit) by $              million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the cash and cash equivalents and short-term investments, working capital, total assets, and total stockholders’ equity (deficit) by $              million assuming an initial public offering price of $              per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions payable by us.

Key Business Metrics

To analyze our business performance, determine financial forecasts, and help develop long-term strategic plans, we review the following key business metrics:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
Monthly unique visitors (in thousands)	5,206	7,935	14,776	11,980	20,585
Mobile monthly unique visitors (in thousands)	30	484	2,088	1,150	3,868
New contributions to user-generated content (in thousands)	507	1,386	1,991	492	629
Total subscribers (at period end)	4,667	10,070	16,849	12,433	19,639
Average monthly revenue per subscriber ($)	47	80	110	85	128

For an explanation of our key business metrics, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Key Business Metrics.”

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, change in fair value of warrant liability, and stock-based compensation. Below, we have provided a reconciliation of Adjusted EBITDA to our net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we calculate the measure.

We include Adjusted EBITDA in this prospectus because it is an important measure upon which our management assesses our operating performance. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of depreciation and amortization expense on our fixed assets, changes related to the fair value remeasurements of our preferred stock warrant, and the impact of stock-based compensation expense. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incentivize and compensate our management personnel, and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA measures differently, which reduces their usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to our net loss, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Net loss attributable to common stockholders	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)
Non-GAAP adjustments:
Interest income	(55)	(15)	(17)	(3)	(3)
Interest expense	21	39	389	28	252
Depreciation and amortization	855	963	2,496	444	797
Change in fair value of warrant liability	—	—	16	—	216
Stock-based compensation	305	354	1,484	598	465

Adjusted EBITDA	$(5,857)	$(2,497)	$(1,787)	$(623)	$(2,473)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results, and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	increase the number of consumers using our website and mobile applications;

•	continue to obtain home listing information, as well as information on schools, crime, and neighborhood amenities;

•	increase the number of real estate professionals subscribing to our products;

•	increase the revenue from real estate professionals subscribing to our products;

•	increase the revenue from advertisers on our website;

•	successfully develop and deploy new features and products;

•	encourage and foster the growth of user-generated content;

•

successfully compete with other companies that are currently in, or may in the future enter, the business of providing residential real estate information online and on mobile applications, as well as with companies that provide this information offline;

•	successfully compete with existing and future providers of other forms of offline, online, and mobile advertising;

•	successfully navigate fluctuations in the real estate market;

•	effectively manage the growth of our business;

•	successfully expand our business into adjacent markets, such as rentals, mortgages, and home improvement; and

•	successfully expand internationally.

If the demand for residential real estate information online does not develop as we expect, or if we fail to address the needs of consumers, real estate professionals, or advertisers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We have a history of losses and we may not achieve or maintain profitability in the future.

We have not been profitable on a quarterly or annual basis since we were founded, and as of March 31, 2012, we had an accumulated deficit of $40.4 million. We expect to make significant future investments in the development and expansion of our business which may not result in increased revenue or growth. In addition, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will have to generate and sustain increased revenue to achieve and maintain future profitability. While our revenue has grown in recent periods, this growth may not be sustainable and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including slowing demand for our products, increasing competition, weakness in the residential real estate market, as well as other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future, and this could cause the price of our common stock to decline.

If real estate professionals do not continue to subscribe to our products, or we are unable to attract new subscribers, our business and operating results would be harmed.

We rely on subscriptions purchased by real estate professionals to generate a substantial portion of our revenue. Subscriptions accounted for 32%, 47%, 58%, and 71% of our revenue in 2009, 2010, 2011, and the three months ended March 31, 2012, respectively. We offer subscriptions for periods between one month to two years, with most real estate professionals preferring to subscribe for periods shorter than 12 months.

Our ability to attract and retain real estate professionals as subscribers, and to generate subscription revenue, depends on a number of factors, including:

•	our ability to attract transaction-ready consumers to our website and mobile applications;

•	the number of consumers using our website and mobile applications;

•	the quality of the leads that we provide to our subscribers;

•	the number of leads that we provide to our subscribers;

•	the strength of the real estate market;

•	the competition for real estate professionals’ marketing dollars; and

•	the strength of our brand.

Real estate professionals may not continue to subscribe with us if we do not deliver a strong return on their investment in subscriptions, and we may not be able to replace them with new subscribers. In addition, real estate professionals sometimes do not renew their subscriptions with us because of dissatisfaction with our service. If subscribers do not renew their subscriptions with us with the same or higher subscription fees, or at all, or we are unable to attract new subscribers, our business and operating results would be harmed.

In addition, if we need to reduce our subscription fees due to competition, our business, operating results, financial condition, and prospects would suffer if we are unable to offset any reductions in our fees by increasing our number of consumers and advertisers, reducing our costs, or successfully developing and deploying new features on a timely basis.

If we are not able to optimize our pricing and increase our average revenue per subscriber, we may not be able to grow our revenue over time.

Our ability to grow revenue depends, in part, on our ability to optimize pricing and increase average monthly revenue per subscriber over time. Since launching our first subscription product in 2007, we have continued to expand our products and optimize pricing of our products. In 2009, 2010, 2011, and the three months ended March 31, 2012, our average monthly revenue per subscriber was $47, $80, $110, and $128, respectively. As we continue to optimize our pricing, real estate professionals may not accept these new prices, which may harm our business and growth prospects.

If advertisers reduce or end their advertising spending with us, or if we are unable to attract new advertisers, our business and operating results would be harmed.

Display advertising accounted for 68%, 53%, 42%, and 29% of our revenue in 2009, 2010, 2011, and the three months ended March 31, 2012, respectively. Our advertisers can generally terminate their contracts with us at any time or on very short notice. Our ability to attract and retain advertisers, and to generate advertising revenue, depends on a number of factors, including:

•	the number of consumers using our website and mobile applications;

•	our ability to continue to attract an audience that advertisers find attractive;

•	our ability to compete effectively for advertising spending with other real estate marketplaces, offline companies, and online companies;

•	the amount of spending on online advertising generally; and

•	our ability to deliver an attractive return on investment to advertisers.

We may not succeed in capturing more spending from advertisers if we are unable to demonstrate to advertisers the effectiveness of advertising in our marketplace as compared to alternatives, including traditional offline advertising media such as newspapers and magazines.

If advertisers reduce or terminate their advertising spending with us and we are unable to attract new advertisers, our revenue, business, operating results, and financial condition would be harmed.

If we cannot obtain comprehensive and accurate real estate listing information, our business will suffer.

Our offerings are based on receiving current and accurate real estate listing data. We depend on, and expect to continue to depend on, relationships with various third parties to provide this data to us, including real estate listing aggregators, multiple listing services, real estate brokerages, apartment management companies, and other third parties. Many of our agreements with our listing sources are short-term agreements that may be terminated with limited or no notice. If our relationship with one or more of these parties is disrupted, the quality of the experience we provide to users would suffer.

We currently depend on a listing aggregator to provide us with a substantial portion of the unique listings in our database. While these listings are available from their original sources, it would take substantial time and effort for us to aggregate these listings from all of the original sources. Therefore, if the agreement with our largest listing aggregator is terminated, we may not be able to fully replace the listings in a timely manner or on terms favorable to us, or at all, which would adversely affect our business and operating results. In addition, as real estate brokers typically control the distribution and use of their listings, our business could suffer if real estate brokers withheld their listings from us. From time to time in the past, real estate brokers have refused to syndicate their listings to us, and we cannot assure you this will not happen in the future. If real estate brokers refuse to syndicate listings to us, the quality of our products would suffer due to the decline of timely and accurate information, which could adversely affect our business and operating results.

If use of our mobile products does not continue to grow or we are not able to successfully monetize them as we expect, our operating results could be harmed and our growth could be negatively affected.

Our future success depends in part on the continued growth in the use of our mobile products by our users and our ability to monetize them. During 2011 and in the three months ended March 31, 2012, our mobile products accounted for 14% and 19% of our total traffic, respectively. The use of mobile technology may not continue to grow at historical rates, and consumers may not continue to use mobile technology for real estate research. Further, mobile technology may not be accepted as a viable long-term platform for a number of reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on our mobile applications may not continue to grow if we do not continue to innovate and introduce enhanced products on mobile platforms, or if users believe that our competitors offer superior mobile products. The growth of traffic on our mobile products may also slow or decline if our mobile applications are no longer compatible with operating systems such as iOS or Android or the devices they support. Additionally, real estate professionals and advertisers may choose to devote less of their spending to target mobile users for a number of reasons, including a perceived lack of effectiveness of display advertising on mobile devices. If use of our mobile products does not continue to grow, or if real estate professionals or advertisers decrease their spending on our mobile products, our business and operating results could be harmed.

If we do not continue to innovate and provide useful products, we may not remain competitive, and our business and financial performance could suffer.

Our success depends in part on our ability to continue to innovate. This is particularly true with respect to mobile applications, which are increasingly being used by our audience. Our competitors regularly enhance their offerings and create new offerings for consumers, real estate professionals, and others involved in the residential real estate industry. If we are unable to continue to offer innovative products or to keep pace with our competitors’ offerings, our business and operating results will suffer.

We rely on Internet search engines to drive traffic to our website, and if we fail to appear high up in the search results, our traffic would decline and our business would be adversely affected.

We depend in part on Internet search engines, such as Google, Bing, and Yahoo!, to drive traffic to our website. For example, when a user types a physical address into a search engine, we rely on a high organic search ranking of our webpages in these search results to refer the user to our website. However, our ability to maintain high organic search result rankings is not within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ SEO efforts are more successful than ours, overall growth in our user base could slow. Search engine providers could provide listings and other real estate information directly in search results or choose to align with our competitors. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our website through search engines could harm our business and operating results.

Our recent revenue growth rates may not be indicative of our future growth, and we may not continue to grow at our recent pace, or at all.

From 2007 to 2011, our revenue grew from $1.7 million to $38.5 million, which represents a compounded annual growth rate of approximately 119%. We believe that our future revenue growth will depend, among other factors, on our ability to:

•	acquire additional subscribers and sell additional products to existing subscribers;

•	sell advertising to third parties;

•	attract a growing number of users to our website and mobile applications;

•	increase our brand awareness;

•	successfully develop and deploy new products for the residential real estate industry;

•	maximize our sales personnel’s productivity;

•	respond effectively to competitive threats;

•	successfully expand our business into adjacent markets, such as rentals, mortgages, and home improvement; and

•	successfully expand internationally.

We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could materially and adversely affect our revenue growth. You should not consider our past revenue growth to be indicative of our future growth.

Our revenue and operating results could vary significantly from period to period, which could cause the market price of our common stock to decline.

We generate revenue through sales of subscriptions to real estate professionals and sales of display advertising to advertisers. Our subscription and advertising sales can be difficult to predict and may result in fluctuations in our revenue from period to period. Our revenue and operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenue and operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our revenue, operating results, or both, may be affected by a number of factors, including:

•	our subscription and advertising sales, particularly large advertising campaigns;

•	fluctuations in user activity on our website and mobile applications, including as a result of seasonal variations;

•	competition and the impact of offerings and pricing policies of our competitors;

•	the effects of changes in search engine placement and prominence of our website;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure;

•	our ability to control costs, particularly those of third-party data providers;

•	our ability to reduce costs in a given period to compensate for unexpected shortfalls in revenue;

•	the timing of costs related to the development or acquisition of technologies or businesses;

•	our inability to complete or integrate efficiently any acquisitions that we may undertake;

•	our ability to collect amounts owed to us from advertisers;

•	changes in our tax rates or exposure to additional tax liabilities;

•

claims of intellectual property infringement against us and any resulting temporary or permanent injunction prohibiting us from selling our products or requirements to pay damages or expenses associated with any of those claims;

•	our ability to successfully expand in existing markets and enter new markets;

•	our ability to keep pace with changes in technology;

•	changes in government regulation affecting our business;

•	the effectiveness of our internal controls;

•	conditions in the real estate market; and

•	general economic conditions.

For example, individuals hired to join our sales team typically do not reach their maximum productivity until they have been employed for several months or more. Our fixed expenses related to the addition of personnel may not result in an increase in revenue in a given period or at all.

As a result of the foregoing factors and others discussed in this “Risk Factors” section, our operating results in one or more future periods may fail to meet or exceed our projections or the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely decline.

Seasonality may cause fluctuations in our traffic, revenue, and operating results.

We generally experience seasonality in subscription revenue and display advertising due to fluctuations in traffic to our website and mobile applications. During the fourth quarter of each year, traffic to our marketplace has historically declined and our revenue has historically grown more slowly than in other quarters. Conversely, we typically experience higher growth in traffic and revenue during the spring and summer months, when consumers are more likely to buy new homes. We expect that seasonality will continue to affect traffic in our marketplace, as well as our revenue from subscriptions and advertising.

Declines in, or changes to, the real estate industry could adversely affect our business and financial performance.

Our business and financial performance are affected by the health of, and changes to, the residential real estate industry. Although we have built and grown our business during a worldwide economic downturn, home-buying patterns are sensitive to economic conditions and tend to decline or grow more slowly during these periods. A decrease in home purchases could lead to reductions in user traffic, reductions in subscriptions by real estate professionals, and a decline in marketing spend. Furthermore, online advertising products may be viewed by some existing and potential advertisers on our website and mobile applications as a lower priority, which could cause advertisers to reduce the amounts they spend on advertising, terminate their use of our products, or default on their payment obligations to us. In addition, we may become subject to rules and regulations in the real estate industry that may restrict or complicate our ability to deliver our products. These changes would harm our business and operating results.

Most recently, beginning in 2008, domestic and global economic conditions deteriorated rapidly, resulting in a dramatic slowdown in the housing market, which slowed advertising spending in the real estate industry. In addition, changes to the regulation of the real estate industry and related areas, including mortgage lending and the deductibility of home mortgage interest, may negatively affect the prevalence of home purchases. Real estate markets also may be negatively impacted by a significant natural disaster, such as earthquake, fire, flood, or other disruption. Declines or disruptions in the real estate market or increases in mortgage interest rates could reduce demand for our products and could harm our business and operating results.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

The market to provide home listings and marketing services for the residential real estate industry is highly competitive and fragmented. Homes are not typically marketed exclusively through any single channel. Consumers can access home listings and related data through more than one source. Accordingly, current and potential competitors could aggregate a set of listings similar to ours. We compete with online real estate marketplaces, such as Zillow and Realtor.com, other real estate websites, and traditional offline media. We compete to attract consumers primarily on the basis of the number and quality of listings; user experience; the breadth, depth, and relevance of insights and other content on homes, neighborhoods, and professionals; brand and reputation; and the quality of mobile products. We compete to attract real estate professionals primarily on the basis of the quality of the website and mobile products, the size and attractiveness of the consumer audience, the quality and measurability of the leads we generate, the perceived return on investment we deliver, and the effectiveness of marketing and workflow tools. We also compete for advertisers against other media, including print media, television and radio, social networks, search engines, other websites, and email marketing. We compete primarily on the basis of the size and attractiveness of the audience; pricing; and the ability to target desired audiences.

Many of our existing and potential competitors have substantial competitive advantages, such as:

•	greater scale;

•	stronger brands and greater name recognition;

•	longer operating histories;

•	more financial, research and development, sales and marketing, and other resources;

•	more extensive relationships with participants in the residential real estate industry, such as brokers, agents, and advertisers;

•	strong relationships with third-party data providers, such as multiple listing services and listing aggregators;

•	access to larger user bases; and

•	larger intellectual property portfolios.

The success of our competitors could result in fewer users visiting our website and mobile applications, the loss of subscribers and advertisers, price reductions for our subscriptions and display advertising, weaker operating results, and loss of market share. Our competitors also may be able to provide users with products that are different from or superior to those we can provide, or to provide users with a broader range of products and prices.

We expect increased competition if our market continues to expand. In addition, current or potential competitors may be acquired by third parties with greater resources than ours, which would further strengthen these current or potential competitors and enable them to compete more vigorously or broadly with us. If we are not able to compete effectively, our business and operating results will be materially and adversely affected.

If our users do not continue to contribute content or their contributions are not valuable to other users, our marketplace would be less attractive, which could negatively affect our unique visitor traffic and revenue.

Our success depends on our ability to provide consumers with the information they seek, which in turn depends in part on the content contributed by our users. We believe that one of our primary competitive advantages is the quality and quantity of the user-generated content in our marketplace. If we are unable to provide consumers with the information they seek because our users do not contribute content that is helpful and reliable, the number of consumers visiting our website and mobile applications may decline. If we experience a decline in consumers visiting our website and using our mobile applications, real estate professionals and advertisers may not view our marketplace as attractive for their marketing expenditures, and may reduce their spending with us. Any decline in visits to our website and usage of mobile applications by consumers and any decline in spending by real estate professionals and advertisers with us would harm our business and operating results.

Our growth depends in part on our relationship with third parties to provide us with local information.

Third parties provide us with information that we use to provide users with insights that go beyond listings, such as information about schools, crime, and neighborhood amenities. Property descriptions and sale transactions obtained via third-party data providers also inform the valuations provided by our Trulia Estimates feature. If these third-party data providers terminate their relationships with us, the information that we provide to users may be limited or the quality of the information may suffer. If we are unable to renew our agreements with these data providers on favorable terms to us or to secure alternative sources for this information, our costs may increase and our business may be harmed.

If we do not display accurate and complete information on a timely basis, our user traffic may decline, our reputation would suffer, and our business and operating results would be harmed.

We receive listing and other information provided by listing aggregators and other third parties that we include on our website and mobile applications. Our reputation with consumers depends on the accuracy and completeness of the information that we provide, although the accuracy and completeness of this data is often outside of our control. We cannot independently verify the accuracy or completeness of all of the information provided to us by third parties. If third parties provide us with inaccurate or incomplete information that we then display on our website and mobile applications, consumers may become dissatisfied with our products, our traffic may decrease, and our reputation may suffer. Real estate professionals also expect listings data and other information to be accurate and complete, and to the extent our information is incorrect or incomplete, our reputation and business relationships may suffer.

In addition, we update the listing information that we provide on our website and mobile applications on a daily basis. To the extent that we are no longer able to update information in our marketplace on a timely basis, or if consumers begin to expect updates in a more timely manner, we may be forced to make investments which allow us to update information with higher frequency. There can be no assurance that we will be able to provide information at a pace necessary to satisfy consumers in a cost-effective manner, or at all.

Growth of our business will depend on a strong brand, and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our base of users, or our ability to increase their level of engagement.

We believe that a strong brand is necessary to continue to attract and retain consumers and, in turn, the real estate professionals and others who choose to advertise on our websites and mobile applications. We need to maintain, protect, and enhance the “Trulia” brand in order to expand our base of users and increase their engagement with our website and mobile applications. This will depend largely on our ability to continue to provide high-value, differentiated products, and we may not be able to do so effectively. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful. Furthermore, negative publicity about our company, including our content, technology, sales practices, personnel, or customer service could diminish confidence in and the use of our products, which could harm our operating results. If we are unable to maintain or enhance user and advertiser awareness of our brand cost effectively, our business, operating results, and financial condition could be harmed. In addition, our website serves as a forum for expression by our users, and if some of our users contribute inappropriate content and offend other users, our reputation could be harmed.

We rely on a small number of advertisers for a substantial portion of our display advertising revenue, and we are subject to risks as a result of this advertiser concentration.

In 2011 and the three months ended March 31, 2012, our 10 largest advertisers accounted for a substantial portion of our display advertising revenue. One of our growth strategies is to increase the amount large advertisers spend in our marketplace, and we expect this revenue concentration to continue. If one or more of these large advertisers were to decrease or discontinue advertising with us, our business and operating results will be adversely affected.

Our operating results may be adversely affected by a failure to collect amounts owed to us by advertisers.

We often run display advertisements in our marketplace prior to receiving payment from an advertiser, which makes us subject to credit risks. In the past, certain advertisers have been unable to pay us due to bankruptcy or other reasons, and we cannot assure you that we will not experience collection issues in the future. If we have difficulty collecting amounts owed to us by advertisers, or fail to collect these amounts at all, our results of operations and financial condition would be adversely affected.

We depend on our talented personnel to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our personnel, or if our new personnel do not perform as we anticipate, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate, and retain talented personnel. We may not be able to retain the services of any of our employees or other members of senior management in the future. We do not have employment agreements other than offer letters with any key employee, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute our plans and strategies, our business could be harmed.

Our growth strategy also depends on our ability to expand our organization by hiring high-quality personnel. Identifying, recruiting, training, integrating, managing, and motivating talented individuals will require significant time, expense, and attention. Competition for talent is intense, particularly in the San Francisco Bay Area, where our headquarters is located. If we are not able to effectively recruit and retain our talent, our business and our ability to achieve our strategic objectives would be harmed.

Growth may place significant demands on our management and our infrastructure.

We have experienced substantial growth in our business that has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for our users and advertisers, develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train, and retain highly skilled personnel.

Our products are accessed by a large number of users often at the same time. If the use of our marketplace continues to expand, we may not be able to scale our technology to accommodate increased capacity requirements, which may result in interruptions or delays in service. The failure of our systems and operations to meet our capacity requirements could result in interruptions or delays in service or impede our ability to scale our operations.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results, and financial condition would be harmed.

A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of users of our products and of advertisers, which could harm our business, operating results, and financial condition.

Our brand, reputation, and ability to attract users and advertisers depend on the reliable performance of our network infrastructure and content delivery. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our products on our website and mobile applications, and prevent or inhibit the ability of users to access our products. Problems with the reliability or security of our systems could harm our reputation, result in a loss of users of our products and of advertisers, and result in additional costs.

Substantially all of the communications, network, and computer hardware used to operate our website and mobile applications is located at a single colocation facility in Santa Clara, California. While we have made investments to back up our system in the event of a disruption involving this facility, our systems are not fully redundant. In addition, we do not own or control the operation of this facility. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail.

Problems faced by our third-party web hosting providers could adversely affect the experience of our users. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could cause interruptions in access to our products as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results, and financial condition.

Our failure to protect confidential information of our users against security breaches could damage our reputation and brand and harm our business and operating results.

We maintain sensitive information provided by users and advertisers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, including personally identifiable information and credit card numbers. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. If we are unable to maintain the security of confidential information that is provided to us by our users, our reputation and brand could be harmed and we may be exposed to a risk of loss or litigation and possible liability, any of which could harm our business and operating results.

Failure to adequately protect our intellectual property could harm our business and operating results.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software, and functionality or obtain and use information that we consider proprietary.

We have registered “Trulia” as a trademark in the United States, the European Union and Canada. Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “Trulia.”

We currently hold the “Trulia.com” Internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name Trulia.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.

Intellectual property infringement assertions by third parties could result in significant costs and harm our business and operating results.

Other parties have asserted, and may in the future assert, that we have infringed their intellectual property rights. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence. We could also be required to pay damages in an unspecified amount. For example, in September 2011, we entered into a settlement agreement with CIVIX-DDI LLC, or CIVIX, relating to a claim by CIVIX that we infringed two CIVIX patents relating to searching and locating real estate. Under the settlement agreement, we agreed to pay CIVIX to settle the litigation.

Furthermore, we cannot predict whether assertions of third-party intellectual property rights or claims arising from such assertions will substantially harm our business and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s patent or copyright rights; cease making, licensing or using products that are alleged to incorporate the intellectual property of others; expend additional development resources to redesign our products; and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could harm our business, operating results, financial condition, and reputation.

Valuation and other proprietary data may be subject to disputes.

We provide data that is relevant to the decision to purchase a home and some of this data is subject to revision, interpretation, or dispute. For example, our Trulia Estimate tool provides users with home valuations and is based on algorithms we have developed to analyze third-party data. We revise our algorithms regularly, which may cause valuations to differ from those previously provided. Consumers and real estate professionals sometimes disagree with our estimates. Any such variation in or disagreements about the estimates that we present could result in negative user feedback, harm our reputation, or lead to legal disputes.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit and debit cards. For certain payment methods, including credit and debit cards, we pay bank interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit and debit cards and our business would be disrupted if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business and operating results could be adversely affected.

Our business is subject to a variety of state and federal laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of federal and state laws, including laws regarding data retention, privacy, and consumer protection, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. Changes to existing laws or regulations or the adoption of new laws or regulations could negatively affect our business. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

Our business may be adversely affected if we encounter difficulties as we implement an enterprise resource planning system.

We are in the process of evaluating enterprise resource planning, or ERP, systems for our company, and we plan to begin implementing an ERP system during 2012. However, any ERP system that we implement will require us to complete numerous processes and procedures for the effective use of this system or with running our business using this system, which may result in substantial costs, and we have limited experience in conducting such an implementation. Until we have completed the implementation of an ERP system and have experience with its operation, the implementation of the new ERP system poses a risk to our disclosure controls, internal control over financial reporting, and business operations. Any disruptions or difficulties in implementing this system could adversely affect our controls and harm our business, including our ability to forecast or make sales and collect our receivables. Moreover, such disruption or difficulties could result in unanticipated costs or expenditures and diversion of management’s attention and resources.

If we fail to remediate deficiencies in our internal control over financial reporting or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy, and timeliness of our financial reporting may be adversely affected.

In connection with the audits of our financial statements for 2009, 2010, and 2011, we identified a material weakness in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that we identified resulted from a lack of sufficient number of qualified personnel within our accounting function that possessed an appropriate level of expertise to effectively perform the following functions:

•	identify, select, and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and

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design control activities over the financial flows and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

We are taking numerous steps that we believe will address the underlying causes of the control deficiencies described above, primarily through the hiring of additional accounting and finance personnel with technical accounting and financial reporting experience, development and implementation of policies, and improved processes and documented procedures. If we fail to effectively remediate deficiencies in our control environment or are unable to implement and maintain effective internal control over financial reporting to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or exchange regulations.

Even if we are able to report our financial statements accurately and in a timely manner, if we do not make all necessary improvements to address the material weakness, continued disclosure of a material weakness will be required in future filings with the Securities and Exchange Commission, or SEC, which could cause our reputation to be harmed and our stock price to decline.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies, including material weaknesses and significant deficiencies, in addition to those discussed above, may have been identified.

Complying with the laws and regulations affecting public companies will increase our costs and the demands on management and could harm our operating results.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and                     , impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting, and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, beginning with the year ending December 31, 2013, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Our compliance with all applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Furthermore, investor perceptions of our company may suffer if deficiencies are found, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, or financial results and could result in an adverse opinion on internal control from our independent registered public accounting firm.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, although, if we have more than $1.0 billion in annual revenue, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30, or we issue more than $1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We have pledged substantially all of our assets to secure indebtedness.

On September 15, 2011, we entered into a loan and security agreement with Hercules Technology Growth Capital, Inc., or Hercules, providing for a secured term loan facility, or the credit facility, in an aggregate principal amount of up to $20.0 million to be used for general business purposes. Indebtedness we incur under this agreement is secured by substantially all of our assets. If we default on our obligations under this agreement, Hercules may foreclose on our assets to repay our outstanding obligations to Hercules, which would materially and adversely impact our business. As of March 31, 2012, we had drawn $10.0 million in term loans under the credit facility, and an additional $10.0 million in term loans remained available to be drawn, subject to the terms and conditions of the credit facility. If we default on payments due pursuant to the credit facility and are forced to sell assets to satisfy these obligations, our business would be materially and adversely affected.

Our operating results may be harmed if we are required to collect sales taxes for our products.

There is general uncertainty in the industry about the obligation of Internet-based businesses to collect and remit sales taxes in jurisdictions where their commerce is solely virtual. In the current climate, it is possible that one or more states or countries could seek to impose sales or other tax collection obligations on us or our subscribers with regards to our products, which taxes may be applicable to past sales. A successful assertion that we should be collecting additional sales or other taxes on our products could result in substantial tax liabilities for past sales, discourage subscribers from purchasing our products, or otherwise harm our business and operating results.

If we fail to expand effectively into adjacent markets, our growth prospects could be harmed.

We intend to expand our operations into adjacent markets, such as rentals, mortgages, and home improvement, and into international geographies. We may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets.

Future acquisitions and investments could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our products and markets, and grow our business in response to changing technologies, user, and advertiser demands, and competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development, including, for example, our recent acquisition of Movity, Inc., a geographic data company. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of research and development and sales and marketing functions;

•	transition of the acquired company’s users to our website and mobile applications;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s accounting, management information, human resources, and other administrative systems;

•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked effective controls, procedures, and policies;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders, or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Related to Ownership of Our Common Stock and this Offering

Concentration of ownership among our existing executive officers, directors, and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, our executive officers, directors, and their affiliates will beneficially own, in the aggregate, approximately     % of our outstanding shares of common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

An active, liquid, and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price of our common stock will be determined through negotiation with the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares of common stock following this offering. In addition, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering may fluctuate substantially and may be higher or lower than the initial public offering price. The trading price of our common stock following this offering will depend on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of high technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

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failure of securities analysts to maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management;

•	conditions in the real estate industry or changes in mortgage interest rates; and

•	general economic conditions and slow or negative growth of our markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

A total of     , or     %, of our total outstanding shares after the offering are restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may also depress

the market price of our common stock. Based on shares outstanding as of March 31, 2012, we will have              shares of common stock outstanding after this offering. Of these shares, the common stock sold in this offering will be freely tradable in the United States, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act of 1933. The holders of shares of outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock during the 180-day period beginning on the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. After the expiration of the 180-day restricted period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from United States registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144. In addition, a portion of these shares is subject to early release under certain circumstances described in the section titled “Underwriting” in this prospectus.

Upon completion of this offering, stockholders owning an aggregate of 57,345,687 shares (including convertible shares) will be entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States. In addition, we intend to file a registration statement to register the approximately              shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and, in certain cases, lock-up agreements with the representatives of the underwriters referred to above, the shares of common stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market.

Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws, and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:

•	creating a classified board of directors whose members serve staggered three-year terms;

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authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from the sale of our shares of common stock by us in this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have any agreements or commitments for any acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The anticipated initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $         in the net tangible book value per share from the price you paid. In addition, following this offering, purchasers in the offering will have contributed     % of the total consideration paid by our stockholders to purchase shares of common stock, in exchange for acquiring approximately     % of our total outstanding shares as of March 31, 2012 after giving effect to this offering. The exercise of outstanding stock options will result in further dilution.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, the terms of our credit facility currently prohibit us from paying cash dividends on our capital stock. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

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our future financial performance, including our revenue, cost of revenue, gross profit or gross margin, operating expenses, ability to generate positive cash flow, and ability to achieve and maintain profitability;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	our ability to increase the number of consumers using our website and mobile applications;

•	our ability to attract and retain real estate professionals that subscribe to our products, and to optimize the pricing for such products;

•	our ability to attract and retain advertisers that purchase display advertising on our website;

•	the continued availability of home listing and other information relevant to the real estate industry;

•	the growth in the usage of our mobile applications and our ability to successfully monetize this usage;

•	our ability to innovate and provide a superior user experience;

•	our ability to capitalize on adjacent opportunities;

•	the effects of the market for real estate and general economic conditions on our business; and

•	the attraction and retention of qualified employees and key personnel.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

This prospectus also contains statistical data, estimates, and forecasts that are based on independent industry publications, such as those published by Borrell Associates, the National Association of Realtors, and the Real

Estate Book, or other publicly available information, as well as other information based on our internal sources. Although we believe that the third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $         million, based upon an assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that our net proceeds would be approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share would increase or decrease the net proceeds that we receive from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock, and facilitate our future access to the public equity markets.

We currently intend to use the net proceeds that we will receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds that we receive to acquire or invest in complementary businesses, products, services, technologies, or other assets. We have not entered into any agreements or commitments with respect to any acquisitions or investments at this time.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of our credit facility currently prohibit us from paying cash dividends on our capital stock.

CAPITALIZATION

The following table sets forth cash and cash equivalents and short-term investments, as well as our capitalization, as of March 31, 2012 as follows:

•	on an actual basis;

•

on a pro forma basis, giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 42,484,344 shares of common stock, which conversion will occur upon the effectiveness of the registration statement of which this prospectus forms a part, as if such conversion had occurred on March 31, 2012, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital; and

•

on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and the sale and issuance by us of              shares of common stock in this offering, based on an assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this offering. You should read this table together with our financial statements and related notes, and the sections titled “Selected Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of March 31, 2012
	Actual	Pro Forma	Pro Forma as Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents and short-term investments	$11,523	$11,523	$

Preferred stock warrant liability	513	—
Total debt	9,637	9,637
Stockholders’ equity (deficit):
Convertible preferred stock, par value $0.000033 per share, issuable in Series A, B, C and D: 42,897,601 shares authorized, 42,484,344 shares issued and outstanding, actual; no shares issued and outstanding pro forma and pro forma as adjusted	1	—
Common stock, par value $0.000033 per share: 77,200,000 shares authorized, 21,327,142 shares issued and outstanding, actual; 77,200,000 shares authorized, 63,811,486 shares issued and outstanding pro forma; shares authorized, shares issued and outstanding pro forma as adjusted	1	2
Additional paid-in capital	39,967	40,480
Accumulated deficit	(40,404)	(40,404)

Total stockholders’ equity (deficit)	(435)	78

Total capitalization	$9,715	$9,715	$

If the underwriters’ option to purchase additional shares from us were exercised in full, pro forma as adjusted cash and cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and shares issued and outstanding as of March 31, 2012 would be $         million, $         million, $         million and         , respectively.

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our cash and cash equivalents and short-term investments, additional paid-in capital, and total stockholders’ equity (deficit) by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The pro forma and pro forma as adjusted columns in the table above exclude the following:

•	10,051,678 shares of common stock issuable upon the exercise of options to purchase common stock that were outstanding as of March 31, 2012, with a weighted average exercise price of $1.29 per share;

•	277,250 shares of common stock issuable upon the exercise of options to purchase common stock granted after March 31, 2012, with an exercise price of $4.05 per share;

•	133,940 shares of common stock issuable upon the exercise of a warrant to purchase common stock that was outstanding as of March 31, 2012, with an exercise price of $1.43 per share;

•

Up to 362,883 shares of common stock, on an as-converted basis, issuable upon the exercise of a warrant to purchase convertible preferred stock that was outstanding as of March 31, 2012, with an exercise price of $2.82 per share, of which 168,164 shares were exercisable as of March 31, 2012; and

•

             shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective upon completion of this offering, and which contains provisions that automatically increase its share reserve each year.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of March 31, 2012 was $(2.6) million, or $(0.12) per share. Our pro forma net tangible book value (deficit) as of March 31, 2012 was $(2.1) million, or $(0.03) per share, based on the total number of shares of our common stock outstanding as of March 31, 2012, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock as of March 31, 2012 into an aggregate of 42,484,344 shares of common stock, which conversion will occur upon the effectiveness of the registration statement of which this prospectus forms a part, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital.

After giving effect to the sale by us of              shares of common stock in this offering at the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been $         million, or $         per share. This represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $         per share to investors purchasing shares of common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value (deficit) per share as of March 31, 2012	$(0.03)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering

Pro forma as adjusted net tangible book value per share immediately after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $        , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. In addition, to the extent any outstanding options or warrants to purchase common stock or convertible preferred stock are exercised, new investors would experience further dilution. If the underwriters exercise their option to purchase additional shares from us in full, the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering would be $         per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $         per share.

The following table presents, on a pro forma as adjusted basis as of March 31, 2012, after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon the effectiveness of the registration statement of which this prospectus forms a part, the differences between the existing stockholders and the new investors purchasing shares of our common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common stock and convertible preferred stock, cash received from the exercise of stock options, and the average price per share paid or to be paid to us at an assumed offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration				Average Price per Share
	Number	Percent		Amount		Percent
Existing stockholders	63,811,486		%		$39,968,000		%		$0.63
New investors

Totals		100%		$		100%		$

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. In addition, to the extent any outstanding options or warrants to purchase common stock or convertible preferred stock are exercised, new investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full from us, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our common stock outstanding upon the completion of this offering.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of March 31, 2012 and excludes:

•	10,051,678 shares of common stock issuable upon the exercise of options to purchase common stock that were outstanding as of March 31, 2012, with a weighted average exercise price of $1.29 per share;

•	277,250 shares of common stock issuable upon the exercise of options to purchase common stock granted after March 31, 2012, with an exercise price of $4.05 per share;

•	133,940 shares of common stock issuable upon the exercise of a warrant to purchase common stock that was outstanding as of March 31, 2012, with an exercise price of $1.43 per share;

•

Up to 362,883 shares of common stock, on an as-converted basis, issuable upon the exercise of a warrant to purchase convertible preferred stock that was outstanding as of March 31, 2012, with an exercise price of $2.82 per share, of which 168,164 shares were exercisable as of March 31, 2012; and

•

             shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective upon completion of this offering, and which contains provisions that automatically increase its share reserve each year.

SELECTED FINANCIAL AND OTHER DATA

The following selected statement of operations data for the years ended December 31, 2009, 2010, and 2011 and the balance sheet data as of December 31, 2010 and 2011 have been derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data in the three months ended March 31, 2011 and 2012 and the balance sheet data as of March 31, 2012 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2007 and 2008 and the balance sheet data as of December 31, 2007, 2008, and 2009 have been derived from our financial statements which are not included in this prospectus. The unaudited interim financial statements reflect, in the opinion of management, all adjustments, of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year or any other period. You should read the following selected financial and other data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$1,675	$8,066	$10,338	$19,785	$38,518	$6,946	$12,162
Cost and operating expenses: (1)
Cost of revenue (exclusive of amortization) (2)	921	2,680	2,855	3,657	5,795	1,016	2,205
Technology and development	2,464	5,202	7,056	8,803	14,650	3,038	4,646
Sales and marketing	3,480	5,194	5,532	8,638	17,717	3,192	6,075
General and administrative	2,795	3,143	1,912	2,501	6,123	1,365	2,971

Total cost and operating expenses	9,660	16,219	17,355	23,599	44,285	8,611	15,897
Loss from operations	(7,985)	(8,153)	(7,017)	(3,814)	(5,767)	(1,665)	(3,735)
Interest income	339	298	55	15	17	3	3
Interest expense	—	(11)	(21)	(39)	(389)	(28)	(252)
Change in fair value of warrant liability	—	—	—	—	(16)	—	(216)

Loss before provision for income taxes	(7,646)	(7,866)	(6,983)	(3,838)	(6,155)	(1,690)	(4,200)
Provision for income taxes	—	—	—	—	—	—	—

Net loss attributable to common stockholders	$(7,646)	$(7,866)	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)

Net loss per share attributable to common stockholders, basic and diluted (3)	$(0.47)	$(0.47)	$(0.40)	$(0.21)	$(0.31)	$(0.09)	$(0.20)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted (3)	16,178,423	16,819,012	17,257,435	18,049,651	19,971,137	19,657,477	20,646,196

Pro forma net loss per share attributable to common stockholders, basic and diluted (3)					$(0.10)		$(0.06)

Weighted average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (3)					62,455,481		63,130,540

Other Financial Information:
Adjusted EBITDA (4)	$(6,983)	$(6,890)	$(5,857)	$(2,497)	$(1,787)	$(623)	$(2,473)

(1)	Stock-based compensation was allocated as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Cost of revenue	$13	$22	$10	$8	$11	$2	$5
Technology and development	115	166	177	176	482	59	192
Sales and marketing	73	119	105	97	183	50	55
General and administrative	485	446	13	73	808	487	213

Total stock-based compensation	$686	$753	$305	$354	$1,484	$598	$465

(2) Amortization of product development costs were included in technology and development as follows:	$301	$321	$179	$366	$708	$118	$274

(3)

See Note 11 to our audited financial statements for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders and the weighted average number of shares used in the computation of the per share amounts.

(4)

See “—Non-GAAP Financial Measures” for more information and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP.

	As of December 31,					As of March 31, 2012
	2007	2008	2009	2010	2011
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$6,329	$14,012	$7,587	$4,395	$11,341	$11,523
Working capital (deficit)	6,345	14,137	6,881	(132)	4,165	(323)
Property and equipment, net	730	1,131	847	3,465	5,548	5,630
Total assets	7,779	16,843	11,162	15,710	24,195	24,519
Deferred revenue	13	212	546	1,810	4,827	7,018
Total indebtedness	—	640	517	1,955	9,592	9,637
Preferred stock warrant liability	—	—	—	—	297	513
Total stockholders’ equity (deficit)	7,095	14,912	8,262	7,142	3,039	(435)

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, change in the fair value of our warrant liability and stock-based compensation. Below, we have provided a reconciliation of Adjusted EBITDA to our net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we calculate the measure.

We include Adjusted EBITDA in this prospectus because it is an important measure upon which our management assesses our operating performance. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of depreciation and amortization expense on our fixed assets, changes related to the fair value remeasurements of our preferred stock warrant, and the impact of stock-based compensation expense. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incentivize and compensate our management personnel, and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA measures differently, which reduces their usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to our net loss, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Net loss attributable to common stockholders	$(7,646)	$(7,866)	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)
Non-GAAP adjustments:
Interest income	(339)	(298)	(55)	(15)	(17)	(3)	(3)
Interest expense	—	11	21	39	389	28	252
Depreciation and amortization	316	510	855	963	2,496	444	797
Change in fair value of warrant liability	—	—	—	—	16	—	216
Stock-based compensation	686	753	305	354	1,484	598	465

Adjusted EBITDA	$(6,983)	$(6,890)	$(5,857)	$(2,497)	$(1,787)	$(623)	$(2,473)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Financial and Other Data” and financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

Trulia is redefining the home search experience for consumers and changing the way that real estate professionals build their businesses. Our marketplace, delivered through the web and mobile applications, gives consumers powerful tools to research homes and neighborhoods and enables real estate professionals to efficiently market their listings and attract new clients. We believe we deliver the best home search experience by combining our superior user interface with our comprehensive database of real estate properties, local insights, and user-generated content. We offer products that provide real estate professionals with access to transaction-ready consumers and help them enhance their online presence.

Key elements of our marketplace are extensive consumer reach, an engaged base of real estate professionals and a comprehensive database of real estate information and local insights. In the three months ended March 31, 2012, we had 20.6 million monthly unique visitors, and as of March 31, 2012, we had more than 300,000 active real estate professionals in our marketplace, 19,639 of whom were paying subscribers. Our large, continually refreshed, and searchable database contains more than 110 million properties, including 4.5 million homes for sale and rent. We supplement listings data with local information on schools, crime and neighborhood amenities to provide unique insights into each community. In addition, we harness rich, insightful user-generated content from our active community of contributors, including consumers, local enthusiasts, and real estate professionals. With more than 5 million unique user contributions, we believe we have the largest collection of user-generated content on homes, neighborhoods, and real estate professionals. We deliver this information on mobile devices through our iPhone, iPad, Android, and Kindle applications and also provide tailored mobile experiences, such as GPS-based search.

We offer our products free to consumers. We deliver the “inside scoop” on homes, neighborhoods, and real estate professionals in an intuitive and engaging way, helping consumers make more informed housing decisions. For real estate professionals, we offer a suite of free and subscription products to promote themselves and their listings online, and to connect with consumers searching for homes. Our free products attract users to our marketplace and the quality of our products drives the growth of our audience and promotes deep engagement by our users. We believe this leads real estate professionals to convert to paying subscribers and brand advertisers to purchase our advertising products.

We generate revenue primarily from sales of subscription marketing products that we offer to real estate professionals. Our Trulia Pro product allows real estate professionals to receive prominent placement of their listings in our search results. With our Trulia Local Ads and Trulia Mobile Ads products, real estate professionals can purchase local advertising on our website and mobile applications, respectively, by locale and by share of a given market. We also generate revenue from display advertising we sell to leading real estate advertisers and consumer brands seeking to reach our attractive audience. Pricing for our display advertisements is based on advertisement size and position on our web page, and fees are based on a per-impression or on a per-click basis.

To date, we have focused our efforts and investments on developing and delivering superior products and user experiences, attracting consumers and real estate professionals to our marketplace, and growing our revenue. We have invested heavily to build our robust data and analytics platform, and continue to spend significantly on technology and engineering. In 2005, we launched the initial version of our website. Since then, we have become one of the leading online real estate marketplaces in the United States by achieving key product development and business milestones that have driven our revenue and user growth, including:

•

In May 2007, we launched Trulia Voices, a forum for our users to get the “inside scoop” on what it is like to live in a neighborhood from our community of contributors, including consumers, local enthusiasts, and real estate professionals.

•	In June 2008, we launched Trulia Pro, a premium advertising product by which real estate professionals promote their listings and market themselves to consumers.

•

In August 2008, we launched our first mobile product for consumers with a home search application on the iPhone and our mobile-optimized website m.trulia.com for consumers that is available on any mobile device browser.

•	In January 2010, we launched Trulia Local Ads, allowing real estate professionals to purchase promotional display space on Trulia’s search results and property details pages.

•	In December 2010, we acquired Movity, Inc., a geographic data company, for its engineering team and its data visualization expertise.

•	In January 2011, we expanded our presence by opening a dedicated sales and customer service center in Denver, Colorado, increasing our headcount by 149 people.

•	In March 2011, we expanded our mobile products for consumers with home search applications on the iPad and Android phones.

•

In December 2011, we launched Trulia for Agents on the iPhone, a mobile application dedicated to helping real estate professionals. Key features of the application include “check-ins” and lead notifications.

•	In May 2012, we launched Trulia Mobile Ads, an innovative marketing product that allows real estate professionals to target consumers who are researching homes on mobile devices.

We have experienced rapid growth in the past three years. In the years ended December 31, 2009, 2010, and 2011, and the three months ended March 31, 2012, we generated revenue of $10.3 million, $19.8 million, $38.5 million, and $12.2 million, respectively. During the same period, we had net losses of $7.0 million, $3.8 million, $6.2 million, and $4.2 million, respectively.

Key Business Metrics

To analyze our business performance, determine financial forecasts, and help develop long-term strategic plans, we review the following key business metrics:

•

Monthly Unique Visitors. We count a unique visitor the first time a computer or mobile device with a unique IP address accesses our website or our mobile applications during a calendar month. If an individual accesses our website or mobile applications using different IP addresses within a given month, the first access by each such IP address is counted as a separate unique visitor. We calculate our monthly unique visitors based on the monthly average over the applicable period. We view monthly unique visitors as a key indicator of the growth in our business and audience reach, the quality of our products, and the strength of our brand awareness. In the three months ended March 31, 2012, the number of monthly unique visitors increased to 20.6 million from 12.0 million in the three months ended March 31, 2011, a 72% increase.

•	Mobile Monthly Unique Visitors. We count a unique mobile visitor the first time a mobile device with a unique IP address accesses our website or our mobile applications during a calendar month. We calculate our mobile monthly unique visitors based on the monthly average over the applicable period. These mobile monthly unique visitors are included in the monthly unique visitors metric. We view mobile monthly unique visitors as a key indicator of the growth in our business and audience reach, and believe that having more unique visitors using our mobile applications will drive faster growth in our revenue. We plan to expand our mobile products to support our rapidly growing mobile user base. In the three months ended March 31, 2012, the number of mobile monthly unique visitors increased to 3.9 million from 1.2 million in the three months ended March 31, 2011, a 236% increase.

•

New Contributions to User-Generated Content. We define user-generated content as any content contributed by a user through our website or mobile applications, such as Q&A discussions, blogs, blog comments, user votes, recommendations, and neighborhood ratings and reviews. We view user-generated content as a key indicator of our user engagement and the strength of our community. In the three months ended March 31, 2012, our user-generated content increased by 629,436 contributions to approximately 5 million cumulative contributions.

•

Total Subscribers. We define a subscriber as a real estate professional with a paid subscription at the end of a period. Total subscribers has been, and we expect will continue to be, a key driver of revenue growth. It is also an indicator of our market penetration, the value of our products, and the attractiveness of our consumer audience to real estate professionals. As of March 31, 2012, we had 19,639 total subscribers, a 58% increase from 12,433 total subscribers as of March 31, 2011.

•

Average Monthly Revenue per Subscriber. We calculate our average monthly revenue per subscriber by dividing the revenue generated from subscriptions in a period by the average number of subscribers in the period, divided again by the number of months in the period. Our average number of subscribers is calculated by taking the average of the beginning and ending number of subscribers for the period. Our average monthly revenue per subscriber is a key indicator of our ability to monetize our marketplace. In the three months ended March 31, 2012, our average monthly revenue per subscriber increased to $128 from $85 in the three months ended March 31, 2011, a 51% increase.

Our key business metrics are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
Monthly unique visitors (in thousands)	5,206	7,935	14,776	11,980	20,585
Mobile monthly unique visitors (in thousands)	30	484	2,088	1,150	3,868
New contributions to user-generated content (in thousands)	507	1,386	1,991	492	629
Total subscribers (at period end)	4,667	10,070	16,849	12,433	19,639
Average monthly revenue per subscriber ($)	47	80	110	85	128

Components of Statements of Operations

Revenue

Our revenue is comprised of marketplace revenue and media revenue.

Marketplace Revenue. Marketplace revenue primarily consists of our fixed-fee subscription products. We provide two sets of products to real estate professionals on a subscription basis. The first set of products enables real estate professionals to promote themselves on our search results pages and property details pages for a local market area. Real estate professionals purchase subscriptions to this product based upon their specified market share for a city or zip code, at a fixed monthly price, for periods ranging from one month to one year, with pricing depending on the location and the percentage of market share purchased. Our second set of products allows real estate professionals to receive prominent placement of their listings in our search results. Real estate professionals sign up for subscriptions to this service at a fixed monthly price for periods ranging from one month to two years. We recognize our subscription revenue ratably over the term of the subscription.

Media Revenue. We derive media revenue from sales of display advertisements to real estate advertisers, such as home improvement companies and mortgage lenders. We also derive media revenue from sales of display advertisements to leading consumer brands, such as home furnishings, cable, and automotive companies. Our media products enable our customers to display advertisements to promote their brand on our website. Pricing is based on advertisement size and position on our web page, and fees are billed monthly, based on a per impressions or a per click basis. Impressions are the number of times an advertisement is loaded on our web page, and prices are measured on a cost per thousand, or CPM, basis. Clicks are the number of times users click on an advertisement, and prices are measured on a cost per click, or CPC, basis. CPC is based on the number of times a user clicks an advertisement. This media revenue is recognized in the periods the clicks or impressions are delivered.

During the years ended December 31, 2009, 2010, and 2011 and the three months ended March 31, 2011 and 2012, we recognized marketplace revenue and media revenue as follows:

	Year Ended December 31,						Three Months Ended March 31,
	2009		2010		2011		2011		2012
	(In thousands, except percentages)
		% of Revenue		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Marketplace revenue	$3,288	32%	$9,358	47%	$22,252	58%	$3,664	53%	$8,684	71%
Media revenue	7,050	68	10,427	53	16,266	42	3,282	47	3,478	29

Total revenue	$10,338	100%	$19,785	100%	$38,518	100%	$6,946	100%	$12,162	100%

Cost and Operating Expenses

Cost of Revenue. Cost of revenue consists primarily of expenses related to operating our website and mobile applications, including those associated with the operation of our data center, hosting fees, customer service related headcount expenses including salaries, bonuses, benefits and stock-based compensation expense, licensed content, credit card processing fees, third-party contractor fees, and allocated overhead.

Technology and Development. Technology and development expenses consist primarily of headcount related expenses including salaries, bonuses, benefits and stock-based compensation expense, third-party contractor fees, and allocated overhead primarily associated with developing new technologies. Technology and development also includes amortization costs related to capitalized website and software development activities, or product development cost.

Sales and Marketing. Sales and marketing expenses consist primarily of headcount-related expenses including salaries, bonuses, commissions, benefits and stock-based compensation expense for sales, customer service, marketing, and public relations employees and third-party contractor fees. Sales and marketing expenses also include other sales expenses related to promotional and marketing activities, and allocated overhead.

General and Administrative. General and administrative expenses consist primarily of headcount related expenses including salaries, bonuses, and benefits and stock-based compensation expense for executive, finance, accounting, legal, human resources, recruiting, and administrative support personnel. General and administrative expenses also include legal, accounting, and other third-party professional service fees, bad debt, and allocated overhead.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalent and short-term investment balances.

Interest Expense

Interest expense consists primarily of interest on our outstanding long-term debt and capital lease obligations. See Note 6 of our audited financial statements included elsewhere in this prospectus for more information about our long-term debt and Note 7 for more information about our capital lease obligations.

Change in Fair Value of Warrant Liability

Change in the fair value of the warrant liability includes charges from the remeasurement of our preferred stock warrant liability on a mark-to-market basis as of each period end. These preferred stock warrants will remain outstanding until the earlier of the exercise or expiration of the warrants or the completion of our initial public offering, at which time, the warrant liability will be remeasured to fair value and any remaining liability will be reclassified to additional paid-in capital. See Note 9 of the audited financial statements included elsewhere in this prospectus for more information about our preferred stock warrants.

Provision for Income Taxes

Our provision for income taxes has not been historically significant to our business as we have incurred losses to date. We currently have federal and state net operating loss carryforwards of $29.7 million and $24.9 million, which expire at various dates beginning in 2025 and 2015, respectively. See Note 12 of our audited financial statements included elsewhere in this prospectus for more information about our provision for income taxes.

The Internal Revenue Code provides limitations on our ability to utilize net operating loss carryforwards and certain other tax attributes, including tax credit carryforwards, after an ownership change, as defined in Section 382 of the Internal Revenue Code. California has similar rules that may limit our ability to utilize our state net operating loss carryforwards. If we were to experience an ownership change in the future, this could limit our use of our net operating loss carryforwards.

Results of Operations

The following tables set forth our results of operations for the periods presented in dollars and as a percentage of our total revenue:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$10,338	$19,785	$38,518	$6,946	$12,162
Cost and operating expenses: (1)
Cost of revenue (2)	2,855	3,657	5,795	1,016	2,205
Technology and development	7,056	8,803	14,650	3,038	4,646
Sales and marketing	5,532	8,638	17,717	3,192	6,075
General and administrative	1,912	2,501	6,123	1,365	2,971

Total cost and operating expenses	17,355	23,599	44,285	8,611	15,897
Loss from operations	(7,017)	(3,814)	(5,767)	(1,665)	(3,735)
Interest income	55	15	17	3	3
Interest expense	(21)	(39)	(389)	(28)	(252)
Change in fair value of warrant liability	—	—	(16)	—	(216)

Loss before provision for income taxes	(6,983)	(3,838)	(6,155)	(1,690)	(4,200)
Provision for income taxes	—	—	—	—	—

Net loss attributable to common stockholders	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)

(1)	Stock-based compensation was allocated as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Cost of revenue	$10	$8	$11	$2	$5
Technology and development	177	176	482	59	192
Sales and marketing	105	97	183	50	55
General and administrative	13	73	808	487	213

Total stock-based compensation	$305	$354	$1,484	$598	$465

(2) Amortization of product development costs was included in technology and development as follows	$179	$366	$708	$118	$274

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
Percentage of Revenue:

Revenue	100%	100%	100%	100%	100%
Cost and operating expenses:
Cost of revenue	28	18	15	15	18
Technology and development	68	44	38	44	38
Sales and marketing	54	44	46	46	50
General and administrative	18	13	16	20	24

Total cost and operating expenses	168	119	115	124	131
Loss from operations	(68)	(19)	(15)	(24)	(31)
Interest income	1	*	*	*	*
Interest expense	*	*	(1)	*	(2)
Change in fair value of warrant liability	—	—	*	—	(2)

Loss before provision for income taxes	(68)	(19)	(16)	(24)	(35)
Provision for income taxes	—	—	—	—	—

Net loss attributable to common stockholders	(68)%	(19)%	(16)%	(24)%	(35)%

*	Less than 0.5% of revenue.

Comparison of the Three Months Ended March 31, 2011 and 2012

Revenue

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Revenue	$6,946	$12,162	75%

Revenue increased to $12.2 million in the three months ended March 31, 2012 from $6.9 million in the three months ended March 31, 2011, an increase of $5.3 million, or 75%.

Marketplace revenue increased to $8.7 million in the three months ended March 31, 2012 from $3.7 million in the three months ended March 31, 2011, an increase of $5.0 million, or 137%. Marketplace revenue represented 71% of total revenue in the three months ended March 31, 2012, compared to 53% of total revenue in the three months ended March 31, 2011. The increase in marketplace revenue was primarily attributable to the increase in the number of paying subscribers from 12,433 as of March 31, 2011 to 19,639 as of March 31, 2012, representing growth of 58%, as well as the increase in the average monthly revenue per subscriber from $85 in the three months ended March 31, 2011 to $128 in the three months ended March 31, 2012, a 51% increase.

Media revenue increased to $3.5 million in the three months ended March 31, 2012 from $3.3 million in the three months ended March 31, 2011, an increase of $0.2 million, or 6%. This increase in media revenue was primarily attributable to the increase in the number of impressions available for sale on a CPM or CPC basis, and an increase in overall advertiser demand for our display advertising inventory. These increases were driven by an increase in monthly unique visitors from 12.0 million in the three months ended March 31, 2011 to 20.6 million in the three months ended March 31, 2012, a 72% increase.

Cost of Revenue

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Cost of revenue	$1,016	$2,205	117%

Cost of revenue increased to $2.2 million in the three months ended March 31, 2012 from $1.0 million in the three months ended March 31, 2011, an increase of $1.2 million, or 117%. This increase in cost of revenue was primarily the result of a $0.6 million increase in headcount and related benefits and stock-based compensation costs due primarily to growth in sales and customer service headcount following the opening of our new facility in Denver in February 2011, and a $0.5 million increase in content license fees, hosting fees, and credit card fees due to higher subscription revenue. Cost of revenue increased to 18% of revenue in the three months ended March 31, 2012 from 15% of revenue in the three months ended March 31, 2011, reflecting higher customer service-related costs in connection with the establishment of our new facility in Denver.

Technology and Development Expenses

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Technology and development	$3,038	$4,646	53%

Technology and development expenses increased to $4.6 million in the three months ended March 31, 2012 from $3.0 million in the three months ended March 31, 2011, an increase of $1.6 million, or 53%. This increase was comprised primarily of a $1.2 million increase in headcount and related benefits and stock-based compensation expenses, a $0.2 million increase in recruiting and facilities expenses to support our headcount growth, and a $0.2 million increase in amortization of capitalized product development costs. Technology and development expenses decreased to 38% of revenue in the three months ended March 31, 2012 from 44% of revenue in the three months ended March 31, 2011, reflecting the increase in our revenue. We expect our technology and development expenses to increase in dollar amount as we continue to invest in the development of our products.

Sales and Marketing Expenses

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Sales and marketing	$3,192	$6,075	90%

Sales and marketing expenses increased to $6.1 million in the three months ended March 31, 2012 from $3.2 million in the three months ended March 31, 2011, an increase of $2.9 million, or 90%. This increase was primarily the result of a $2.2 million increase in headcount and related benefits and stock-based compensation expenses associated with the expansion of our sales personnel in our new Denver facility, a $0.4 million increase in recruiting, depreciation, professional service fees, consulting fees, and facilities related expenses due to headcount growth, and a $0.2 million increase in marketing and advertising expenses. Sales and marketing expenses increased to 50% of revenue in the three months ended March 31, 2012 from 46% of revenue in the three months ended March 31, 2011. We expect sales and marketing expenses to increase in dollar amount as we hire additional employees to expand our sales force and to support our direct marketing initiatives.

General and Administrative Expenses

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
General and administrative	$1,365	$2,971	118%

General and administrative expenses increased to $3.0 million in the three months ended March 31, 2012 from $1.4 million in the three months ended March 31, 2011, an increase of $1.6 million, or 118%. This increase was primarily the result of a $1.0 million increase in headcount and related benefits, a $0.8 million increase in third-party professional services related to legal, consulting, and external audit services, partially offset by a $0.3 million decrease in stock-based compensation expenses. General and administrative expenses increased to 24% of revenue in the three months ended March 31, 2012 from 20% of revenue in the three months ended March 31, 2011. We expect our general and administrative expenses to increase in dollar amount as we expand our financial, accounting, and legal personnel and resources to support our anticipated public reporting requirements.

Interest Expense

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Interest expense	$28	$252	800%

Interest expense increased to $0.3 million in the three months ended March 31, 2012 from $28,000 in the three months ended March 31, 2011. This increase was primarily the result of the incremental interest expense associated with the increased principal amount of our outstanding indebtedness during the three months ended March 31, 2012. Our indebtedness increased from $3.1 million as of March 31, 2011 to $9.6 million as of March 31, 2012. We expect that our interest expense will continue to vary in future periods based on the terms specified and amounts borrowed under our existing credit facility.

Change in Fair Value of Warrant Liability

	Three Months Ended March 31,		2011 to 2012 % Change
	2011	2012
	(In thousands)
Change in fair value of warrant liability	$—	$(216)	N/M

N/M – not meaningful

Change in fair value of warrant liability was $0.2 million in the three months ended March 31, 2012, reflecting the increase in the fair value of our outstanding preferred stock warrants. In September 2011, we issued preferred stock warrants in conjunction with establishing a new credit facility. Upon the exercise or expiration of the warrants, the conversion of the underlying shares of convertible stock, or the completion of our initial public offering, the preferred stock warrant liability will be remeasured to fair value and any remaining liability will be reclassified to additional paid-in capital. We expect the fair value of the warrants to increase leading up to our initial public offering but we do not expect any future charges following the completion of our initial public offering.

Comparison of the Years Ended December 31, 2009, 2010, and 2011

Revenue

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
Revenue	$10,338	$19,785	$38,518	91%	95%

2010 Compared to 2011

Revenue increased to $38.5 million in the year ended December 31, 2011 from $19.8 million in the year ended December 31, 2010, an increase of $18.7 million, or 95%.

Marketplace revenue increased to $22.3 million in the year ended December 31, 2011 from $9.4 million in the year ended December 31, 2010, an increase of $12.9 million, or 138%. Marketplace revenue represented 58% of total revenue in the year ended December 31, 2011 compared to 47% of total revenue in the year ended December 31, 2010. This increase in marketplace revenue was primarily attributable to the increase in the number of paying subscribers from 10,070 as of December 31, 2010 to 16,849 as of December 31, 2011, an increase of 67%, as well as the increase in the average monthly revenue per subscriber from $80 in the year ended December 31, 2010 to $110 in the year ended December 31, 2011, an increase of 38%.

Media revenue increased to $16.3 million in the year ended December 31, 2011 from $10.4 million in the year ended December 31, 2010, an increase of $5.9 million, or 56%. Media revenue represented 42% of total revenue in the year ended December 31, 2011 compared to 53% of total revenue in the year ended December 31, 2010. This increase in media revenue was primarily the result of the increase in the number of impressions available for sale on a CPM or CPC basis and increased overall advertiser demand for our display advertising inventory. These increases were driven by an increase in our average monthly unique visitors from 7.9 million in the year ended December 31, 2010 to 14.8 million in the year ended December 31, 2011, an increase of 86%.

2009 Compared to 2010

Revenue increased to $19.8 million in the year ended December 31, 2010 from $10.3 million in the year ended December 31, 2009, an increase of $9.5 million, or 91%.

Marketplace revenue increased to $9.4 million in the year ended December 31, 2010 from $3.3 million in the year ended December 31, 2009, an increase of $6.1 million, or 185%. Marketplace revenue represented 47% of total revenue in the year ended December 31, 2010 compared to 32% of total revenue in the year ended December 31, 2009. This increase in marketplace revenue was primarily attributable to an increase in revenue of $3.7 million, driven by our Trulia Local Ads product launch in January 2010, an increase in the number of paying subscribers from 4,667 as of December 31, 2009 to 10,070 as of December 31, 2010, representing growth of 116%, and an increase in the average monthly revenue per subscriber from $47 in the year ended December 31, 2009 to $80 in the year ended December 31, 2010, a 70% increase.

Media revenue increased to $10.4 million in the year ended December 31, 2010 from $7.1 million in the year ended December 31, 2009, an increase of $3.3 million, or 48%. This increase in media revenue was primarily attributable to the increase in the number of impressions available for sale on a CPM or CPC basis and increased overall advertiser demand for our display advertising inventory which was the result of increase in our average monthly unique visitors from 5.2 million in the year ended December 31, 2009 to 7.9 million in the year ended December 31, 2010, a 52% increase.

Cost of Revenue

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
Cost of revenue	$2,855	$3,657	$5,795	28%	58%

2010 Compared to 2011

Cost of revenue increased to $5.8 million in the year ended December 31, 2011 from $3.7 million in the year ended December 31, 2010, an increase of $2.1 million, or 58%. This increase in cost of revenue was primarily the result of a $0.8 million increase in headcount and related benefits and stock-based compensation costs due to growth in customer service headcount following the establishment of our new facility in Denver in February 2011 and a $0.9 million increase in our credit card, content license fees and hosting fees, due to growth in our subscriptions and additional traffic. Cost of revenue declined to 15% of revenue in the year ended December 31, 2011 from 18% of revenue in the year ended December 31, 2010.

2009 Compared to 2010

Cost of revenue increased to $3.7 million in the year ended December 31, 2010 from $2.9 million in the year ended December 31, 2009, an increase of $0.8 million, or 28%. This increase in cost of revenue was primarily the result of a $0.4 million increase in partnership payments due to growth in media and builder advertisers and a $0.3 million increase in credit card fees due to higher subscription revenue, content license fees, and hosting fees. Cost of revenue declined to 18% of revenue in the year ended December 31, 2010 from 28% of revenue in the year ended December 31, 2009.

Technology and Development Expenses

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
Technology and development	$7,056	$8,803	$14,650	25%	66%

2010 Compared to 2011

Technology and development expenses increased to $14.7 million in the year ended December 31, 2011 from $8.8 million in the year ended December 31, 2010, an increase of $5.9 million, or 66%. This increase was primarily the result of a $3.7 million increase in headcount and related benefits and stock-based compensation expenses, a $0.6 million increase in equipment and facilities related costs to support the headcount growth, a $0.6 million increase related to additional recruiting and travel expenses, and a $0.3 million increase related to amortization of capitalized product development costs. Technology and development expenses declined to 38% of revenue in the year ended December 31, 2011 from 44% of revenue in the year ended December 31, 2010, reflecting the increase in our revenue.

2009 Compared to 2010

Technology and development expenses increased to $8.8 million in the year ended December 31, 2010 from $7.1 million in the year ended December 31, 2009, an increase of $1.7 million, or 25%. This increase was primarily the result of a $1.2 million increase in headcount and related benefits expenses, a $0.3 million increase in recruiting and consulting fees, and a $0.3 million increase related to amortization of capitalized product development costs. Technology and development expenses decreased to 44% of revenue in the year ended December 31, 2010 from 68% of revenue in the year ended December 31, 2009, reflecting the increase in our revenue.

Sales and Marketing Expenses

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
Sales and marketing	$5,532	$8,638	$17,717	56%	105%

2010 Compared to 2011

Sales and marketing expenses increased to $17.7 million in the year ended December 31, 2011 from $8.6 million in the year ended December 31, 2010, an increase of $9.1 million, or 105%. This increase was primarily the result of a $4.1 million increase in headcount and related benefits and stock-based compensation expenses, a $2.7 million increase in consulting costs largely for temporary contractors when we opened our new Denver facility, where we subsequently hired to expand our sales team, a $1.5 million increase in software, depreciation and facilities related costs due to headcount growth and a $0.4 million increase in marketing and advertising expenses. Sales and marketing expenses increased to 46% of revenue in the year ended December 31, 2011 from 44% of revenue in the year ended December 31, 2010.

2009 Compared to 2010

Sales and marketing expenses increased to $8.6 million in the year ended December 31, 2010 from $5.5 million in the year ended December 31, 2009, an increase of $3.1 million, or 56%. This increase was primarily the result of a $3.1 million increase in headcount and related benefits. Sales and marketing expenses declined to 44% of revenue in the year ended December 31, 2010 from 54% of revenue in the year ended December 31, 2009.

General and Administrative Expenses

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
General and administrative	$1,912	$2,501	$6,123	31%	145%

2010 Compared to 2011

General and administrative expenses increased to $6.1 million in the year ended December 31, 2011 from $2.5 million in the year ended December 31, 2010, an increase of $3.6 million, or 145%. This increase was primarily the result of a $2.3 million increase in headcount and related benefits and stock-based compensation expenses, a $0.8 million increase in professional services related to legal, recruiting, and accounting as we scaled our business. General and administrative expenses increased to 16% of revenue in the year ended December 31, 2011 from 13% in the year ended December 31, 2010.

2009 Compared to 2010

General and administrative expenses increased to $2.5 million in the year ended December 31, 2010 from $1.9 million in the year ended December 31, 2009, an increase of $0.6 million, or 31%. This increase was primarily the result of a $0.3 million increase in headcount and related benefits and stock-based compensation expenses and a $0.2 million increase in professional services and consulting fees. General and administrative expenses decreased to 13% of revenue in the year ended December 31, 2010 from 18% of revenue in the year ended December 31, 2009.

Interest Expense

	Year Ended December 31,			2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(In thousands)
Interest expense	$21	$39	$389	86%	897%

2010 Compared to 2011

Interest expense increased to $0.4 million in the year ended December 31, 2011 from $39,000 in the year ended December 31, 2010. This increase was primarily the result of the incremental interest expense associated with the increased principal amount of our outstanding indebtedness, which increased from $2.0 million as of December 31, 2010 to $9.6 million as of December 31, 2011.

2009 Compared to 2010

Interest expense increased to $39,000 in the year ended December 31, 2010 from $21,000 in the year ended December 31, 2009. This increase was primarily the result of the incremental interest expense associated with the increased principal amount of our outstanding indebtedness, which increased from $0.5 million as of December 31, 2009 to $2.0 million as of December 31, 2010.

Quarterly Results of Operations

The following unaudited quarterly statements of operations data for each of the nine quarters in the period ended March 31, 2012 have been prepared on a basis consistent with our audited annual financial statements and include, in our opinion, all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the three months ended March 31, 2012 are not necessarily indicative of results to be expected for 2012. The following quarterly financial data should be read in conjunction with our audited financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012
	(In thousands, except share and per share data)
Statement of Operations Data:
Revenue	$3,458	$4,494	$5,626	$6,207	$6,946	$9,302	$10,533	$11,737	$12,162
Cost and operating expenses: (1)
Cost of revenue (exclusive of amortization)(2)	748	871	1,023	1,015	1,016	1,343	1,642	1,794	2,205
Technology and development	1,306	2,346	2,418	2,733	3,038	3,613	3,626	4,373	4,646
Sales and marketing	1,867	1,884	2,213	2,674	3,192	4,086	5,010	5,429	6,075
General and administrative	518	510	550	923	1,365	1,166	1,660	1,932	2,971

Total cost and operating expenses	4,439	5,611	6,204	7,345	8,611	10,208	11,938	13,528	15,897

Loss from operations	(981)	(1,117)	(578)	(1,138)	(1,665)	(906)	(1,405)	(1,791)	(3,735)
Interest income	4	4	4	3	3	3	4	7	3
Interest expense	(7)	(10)	(12)	(10)	(28)	(13)	(94)	(254)	(252)
Change in fair value of warrant liability	—	—	—	—	—	—	—	(16)	(216)

Loss before provision for income taxes	(984)	(1,123)	(586)	(1,145)	(1,690)	(916)	(1,495)	(2,054)	(4,200)
Provision for income taxes	—	—	—	—	—	—	—	—	—

Net loss attributable to common stockholders	$(984)	$(1,123)	$(586)	$(1,145)	$(1,690)	$(916)	$(1,495)	$(2,054)	$(4,200)

Net loss per share attributable to common stockholders, basic and diluted	$(0.06)	$(0.06)	$(0.03)	$(0.06)	$(0.09)	$(0.05)	$(0.07)	$(0.10)	$(0.20)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,476,719	18,047,980	18,152,418	18,509,007	19,657,477	19,738,928	20,160,806	20,317,994	20,646,196

Other Financial Information:
Adjusted EBITDA (3)	$(771)	$(774)	$(220)	$(732)	$(623)	$(91)	$(400)	$(673)	$(2,473)

(1)	Stock-based compensation was allocated as follows:

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(In thousands)
Cost of revenue	$2	$2	$3	$1	$2	$1	$4	$4	$5
Technology and development	29	50	50	47	59	100	160	163	192
Sales and marketing	22	18	29	28	50	42	44	47	55
General and administrative	19	17	18	19	487	96	96	129	213

Total stock-based compensation	$72	$87	$100	$95	$598	$239	$304	$343	$465

(2) Amortization of product development costs was included in technology and development as follows:	$16	$123	$113	$114	$118	$146	$183	$261	$274

(3)

See “—Non-GAAP Financial Measures” for more information and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States.

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012
	(In thousands)
Marketplace revenue	$1,375	$2,104	$2,780	$3,099	$3,664	$5,053	$6,236	$7,299	$8,684
Media revenue	2,083	2,390	2,846	3,108	3,282	4,249	4,297	4,438	3,478

Total revenue	$3,458	$4,494	$5,626	$6,207	$6,946	$9,302	$10,533	$11,737	$12,162

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012
Percentage of Revenue:
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost and operating expenses:
Cost of revenue	22	19	18	16	15	14	16	15	18
Technology and development	38	52	43	44	44	39	34	37	38
Sales and marketing	54	42	39	43	46	44	48	46	50
General and administrative	15	11	10	15	20	13	16	16	24

Total cost and operating expenses	128	124	110	118	124	110	113	115	131
Loss from operations	(28)	(24)	(10)	(18)	(24)	(10)	(13)	(15)	(31)
Interest income	*	*	*	*	*	*	*	*	*
Interest expense	*	*	*	*	*	*	(1)	(2)	(2)
Change in fair value of warrant liability	—	—	—	—	—	*	*	*	(2)

Loss before provision for income taxes	(28)	(24)	(10)	(18)	(24)	(10)	(14)	(18)	(35)
Provision for income taxes	—	—	—	—	—	—	—	—	—

Net loss attributable to common stockholders	(28)%	(24)%	(10)%	(18)%	(24)%	(10)%	(14)%	(18)%	(35)%

*	Less than 0.5% of revenue

Quarterly Trends

Revenue and gross profit increased sequentially in all quarters presented. The strong increase in consumer adoption of our website and mobile applications was reflected in the significant growth in users over the periods, which contributed to substantial increases in marketplace and media revenue. We have experienced seasonality in our revenue generally as a result lower traffic in the fourth calendar quarter due to the traditionally lower volume of home sale transactions during the holiday season. In addition, our operating expenses have increased sequentially as a result of our growth, primarily related to increased headcount to support our expanded operations.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to our net loss, the most comparable GAAP measure, for each of the periods indicated below. See the section titled “Selected Financial and Other Data” for the detailed reconciliation to our net loss and for more information on our use and the limitations of Adjusted EBITDA as a measure of our financial performance.

	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012
	(In thousands)
Net loss attributable to common stockholders	$(984)	$(1,123)	$(586)	$(1,145)	$(1,690)	$(916)	$(1,495)	$(2,054)	$(4,200)

Non-GAAP adjustments:
Interest income	(4)	(4)	(4)	(3)	(3)	(3)	(4)	(7)	(3)
Interest expense	7	10	12	10	28	13	94	254	252
Provision for income taxes	—	—	—	—	—	—	—	—	—
Depreciation and amortization	138	256	258	311	444	576	701	775	797
Change in fair value of warrant liability	—	—	—	—	—	—	—	16	216
Stock-based compensation	72	87	100	95	598	239	304	343	465

Adjusted EBITDA	$(771)	$(774)	$(220)	$(732)	$(623)	$(91)	$(400)	$(673)	$(2,473)

Our Adjusted EBITDA fluctuated during the nine quarters in the period ended March 31, 2012. During the three months ended March 31, 2012, our net loss was the primary driver in the changes in our Adjusted EBITDA. Seasonality in our revenue in the fourth calendar quarter is also reflected in the Adjusted EBITDA for those periods.

Liquidity and Capital Resources

As of March 31, 2012, our principal sources of liquidity were cash and cash equivalents totaling $9.4 million, short-term investments of $2.1 million, and $10.0 million available for draw down under our credit facility. Since inception, our operations have been financed primarily by net proceeds of $32.6 million from the sales of shares of our convertible preferred stock and $15.2 million in proceeds from the issuance of indebtedness. As of March 31, 2012, we had $9.6 million of outstanding debt on our balance sheet, which reflects a debt discount of $0.4 million.

We have incurred cumulative losses of $40.4 million from our operations to date, and expect to incur additional losses in the future. We believe that our existing sources of liquidity will be sufficient to fund our operations for at least the next 12 months. However, our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, and the timing and extent of our spending to support our technology and development efforts. To the extent that existing cash and cash equivalents, and cash from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

On September 15, 2011, we entered into a loan and security agreement providing for a secured term loan facility, or the credit facility, in an aggregate principal amount of up to $20.0 million. The credit facility expires on August 31, 2012 unless we meet certain revenue and expense targets for the period from January 1, 2012 through June 30, 2012, in which case the credit facility would be available until, and expire on, December 31, 2012. As of March 31, 2012, we had $10.0 million in aggregate principal outstanding under the credit facility, and an additional $10.0 million remained available to be drawn under the facility.

Amounts currently outstanding under the credit facility bear interest at floating annual rates that range from 6.0% up to the greater of (i) the prime rate plus 5.5% and (ii) 8.75%. Unless we prepay all amounts outstanding under the credit facility, we will pay accrued interest on amounts outstanding under the credit facility on a monthly basis until September 30, 2012, and beginning on October 1, 2012, we will repay the amounts outstanding under the credit facility plus all accrued interest in 30 equal monthly payments until the maturity date of March 1, 2015. In the event that we meet certain revenue and expense targets for the period beginning January 1, 2012 through June 30, 2012, we may pay accrued interest on the amounts outstanding under the credit facility monthly until March 31, 2013, and beginning on April 1, 2013, we will repay the term loans plus all accrued interest in 30 equal monthly payments until the maturity date of September 1, 2015. We also paid certain customary fees in connection with obtaining the credit facility.

If we prepay the amounts outstanding under the credit facility in full by paying the entire outstanding principal balance, all accrued and unpaid interest, and, prior to the closing of this offering, a prepayment charge ranging from 1.0% to 3.0%, depending on the length of time the credit facility is outstanding, will become due and payable. Upon and after the closing of this offering, no prepayment charge will be payable in connection with a prepayment of the amounts outstanding under the credit facility. In addition, we must prepay the amounts outstanding under the credit facility and any prepayment charge upon a change in control.

The credit facility is secured by a security interest in substantially all of our assets. The credit facility contains customary affirmative and negative covenants, including covenants that limit or restrict our ability to, among other things, incur indebtedness, grant liens, make investments, repurchase stock, pay dividends, transfer assets, merge or consolidate, and make acquisitions.

The credit facility includes customary events of default that include, among other things, non-payment defaults, covenant defaults, the occurrence of events constituting a material adverse effect, inaccuracy of representations and warranties, bankruptcy and insolvency defaults, attachment of our assets, material judgment defaults, and cross defaults to material debt. The occurrence of an event of default could result in the acceleration of our obligations under the credit facility and a right of Hercules to exercise remedies under the credit facility, including foreclosing on the assets serving as security. During the existence of an event of default, interest on the obligations under the credit facility could be increased by five percentage points. We were in compliance with all covenants under the credit facility as of December 31, 2011 and March 31,2012. In May 2012, we failed to comply with the delivery of audited financial statements for the year ended December 31, 2011 within the time period set forth in the credit facility. The lender granted a waiver arising from our failure to comply with this reporting covenant. See Note 6 of the audited financial statements included elsewhere in this prospectus for more information about our credit facility.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Cash provided by (used in) operating activities	$(5,402)	$(1,120)	$1,132	$(427)	$1,110
Cash provided by (used in) investing activities	(909)	(3,479)	(6,638)	(2,644)	1,092
Cash provided by (used in) financing activities	(114)	1,407	8,152	1,237	180

Cash Flows from Operating Activities

Cash provided by operating activities in the three months ended March 31, 2012 was $1.1 million, primarily resulting from our net loss of $4.2 million which was partially offset by non-cash charges of $0.8 million for depreciation and amortization, $0.5 million for stock-based compensation, and $0.2 million for the change in fair value of the preferred stock warrant liability. Changes in operating assets and liabilities also provided $3.8 million of cash from operating activities, which included increases in accounts payable and other accrued liabilities, aggregating to $1.6 million, and an increase in deferred revenue of $2.2 million. These changes in operating assets and liabilities were primarily due to the overall growth of our business.

Cash provided by operating activities for the year ended December 31, 2011 was $1.1 million, primarily resulting from our net loss of $6.2 million, which was partially offset by non-cash charges of $2.5 million for depreciation and amortization, $1.5 million for stock-based compensation, and $0.2 million provision for doubtful accounts. Changes in operating assets and liabilities also provided $3.0 million of cash from operating activities, which included increases in deferred revenue of $3.0 million, accounts payable and other accrued liabilities aggregating to $1.1 million, and deferred rent of $0.7 million, which were partially offset by an increase in accounts receivable of $1.4 million. These changes in operating assets and liabilities were primarily due to the overall growth of our business.

Cash used in operating activities for the year ended December 31, 2010 was $1.1 million, primarily resulting from our net loss of $3.8 million, which was partially offset by non-cash charges of $1.0 million for depreciation and amortization, $0.4 million for stock-based compensation, and $0.1 million for provision for doubtful accounts. Changes in operating assets and liabilities also provided $1.3 million of cash from operating activities, which included increases in accounts payable and other accrued liabilities aggregating to $1.0 million, deferred revenue of $1.3 million and deferred rent of $0.4 million, which were partially offset by an increase in accounts receivable of $0.7 million.

Cash used in operating activities for the year ended December 31, 2009 was $5.4 million, primarily resulting from our net loss of $7.0 million, which was partially offset by non-cash charges of $0.9 million for depreciation and amortization, $0.3 million for stock-based compensation and $0.1 million for provision for doubtful accounts. Changes in operating assets and liabilities provided $0.3 million of cash from operating activities, which included increases in accounts payable and other accrued liabilities aggregating to $0.4 million, which were partially offset by an increase in accounts receivable of $0.5 million.

Cash Flows from Investing Activities

Cash used in investing activities is primarily related to the acquisition of property and equipment and patents, which amounted to $0.2 million, $2.6 million, $4.8 million, and $1.1 million for the years ended December 31, 2009, 2010, and 2011 and the three months ended March 31, 2012. Cash used in investing activities is also attributable to the increases in our restricted cash balance of $0.7 million, $2.1 million, $2.2 million and nil in the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012. During the three months ended March 31, 2012, the maturity of short-term investments also provided $2.2 million.

Cash Flows from Financing Activities

Cash provided by financing activities for the three months ended March 31, 2012 of $0.2 million was comprised of proceeds of $0.3 million from the exercise of stock options, which were partially offset by $0.1 million of capital lease repayments.

Cash provided by financing activities for the year ended December 31, 2011 of $8.2 million was primarily comprised of proceeds of $12.0 million from additional borrowings and $0.4 million from exercise of stock options, which were partially offset by $4.2 million of capital lease and long-term debt repayments.

Cash provided by financing activities for the year ended December 31, 2010 of $1.4 million was primarily comprised of proceeds of $2.1 million from additional borrowings which were partially offset by $0.8 million of capital lease and long-term debt repayments.

Cash used in financing activities for the year ended December 31, 2009 of $0.1 million was primarily comprised of $0.3 million of capital lease and long-term debt repayments, which were partially offset by proceeds of $0.2 million from additional borrowings.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations as of December 31, 2011:

	Payments Due by Period
Contractual Obligations:	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	(In thousands)
Long-term debt	$917	$7,984	$1,099	$—	$10,000
Interest on long-term debt	744	802	14	—	1,560
Operating leases (1)	1,264	2,152	—	—	3,416
Capital leases	318	161	—	—	479

Total contractual obligations	$3,243	$11,099	$1,113	$—	$15,455

(1)	Operating leases include total future minimum rent payments under non-cancelable operating lease agreements.

We made regular rent payments under our noncancellable operating leases, capital leases, and long-term debt agreements during the three months ended March 31, 2012. We did not enter into any new material agreements during the period.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Segment Information

We have one business activity and operate in one reportable segment.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities as follows:

Interest Rate Risk

We had cash and cash equivalents of $9.4 million as of March 31, 2012, which consists of bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. We also had total outstanding debt of $9.6 million as of March 31,

2012, of which $1.7 million is due within 12 months. Amounts outstanding under our credit facility carry variable interest rates ranging from 6.0% to 8.75%.

We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. The interest rate on our outstanding debt is variable, which also reduces our exposure to these interest rate risk. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.

Critical Accounting Polices and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection is reasonably assured. We consider a signed agreement, a binding insertion order, or other similar documentation reflecting the terms and conditions under which products will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

Our revenue includes marketplace revenue and media revenue. Marketplace revenue consists primarily of subscription revenue, which is recognized ratably over the term of the subscription. Media revenue consists primarily of advertisement sales, which is recognized in the periods the clicks or impressions are delivered.

Allowances for Doubtful Accounts

We record a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of our accounts receivable. To assist with the estimate, our management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. In cases where we become aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due from the customer and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. There is significant judgment involved in estimating the allowance for doubtful accounts.

Product Development Costs

Costs incurred in connection with the development of our website and mobile applications are accounted for as follows: all costs incurred in the preliminary project and post-implementation stages are expensed as incurred.

Certain costs incurred in the application development stage of a new product or projects to provide significant additional functionality to existing products are capitalized if certain criteria are met. Maintenance and enhancement costs are typically expensed as incurred. Such costs are amortized on a straight-line basis over the estimated useful lives of the related assets, generally two years. Amortization expense is included in technology and development expense in the statements of operations.

Stock-Based Compensation

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service period, which is the vesting period of the respective awards.

The fair value of the awards granted during the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012 was calculated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
Expected term (in years)	5.5	5.5	5.5	5.5	5.5
Expected volatility	57%	55%	55%	55%	53%
Risk-free interest rate	2.3%	1.7%	1.9%	2.6%	1.1%
Dividend rate	0%	0%	0%	0%	0%

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, including the expected term and the price volatility of the underlying stock, which determine the fair value of stock-based awards. These assumptions include:

•

Expected term. The expected term represents that the period that the stock-based awards are expected to be outstanding. We estimate the expected term of the options based on a study of publicly traded industry peer companies and the historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the options;

•

Expected volatility. The expected volatility is derived from the historical stock volatilities of several comparable publicly listed peers over a period approximately equal to the expected term of the options. We use this method because we have limited information on the volatility of our common stock since we have no trading history. When making the selections of our comparable industry peers to be used in the volatility calculation, we considered the size, operational and economic similarities to our principle business operations;

•

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the expected term of the options; and

•	Expected dividend. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in our financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in our financial statements.

We will continue to use judgment in evaluating the expected volatility, expected terms, and forfeiture rates utilized for our stock-based compensation calculations on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to the estimates of our expected volatility, expected terms, and forfeiture rates, which could materially impact our future stock-based compensation expense.

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock-based awards was estimated on each grant date by our board of directors, with input from management. Our board of directors is comprised of employee and non-employee directors with significant experience investing in and operating companies in the real estate and technology industries. As such, we believe that our board of directors has the relevant experience and expertise to determine a fair value of our common stock on each respective grant date. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the fair value of our common stock including:

•	contemporaneous valuations performed by unrelated third party specialists;

•	rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	present value of future cash flows;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

•	illiquidity of stock-based awards involving securities in a private company;

•	experience of our management team;

•	market multiples of comparable companies in our industry;

•	stage of development;

•	industry information such as market size and growth; and

•	macroeconomic conditions.

The independent valuations performed by unrelated third-party specialists were just one factor used by our board of directors to assist with the valuation of the common stock and our management and board of directors have assumed full responsibility for the estimates. Our board of directors generally utilized the fair values of the common stock derived in the third-party valuations in determining the exercise price for options granted.

In valuing our common stock, our board of directors considered two valuation approaches to determine the equity value of our business, an income approach and a market approach.

The income approach estimates the fair value of a company based on the present value of the company’s future estimated cash flows and the residual value of the company beyond the forecast period. These future values are discounted to their present values to reflect the risks inherent in the company achieving these estimated cash flows. Significant inputs of the income approach (in addition to our estimated future cash flows themselves) include but are not limited to the long-term growth rate assumed in the residual value, discount rate, and normalized long-term operating margin. The market approach estimates the fair value of a company by applying market multiples of comparable publicly traded companies in the same industry or similar lines of business. The market multiples are based on key metrics implied by the enterprise or acquisition values of comparable publicly traded companies. Significant inputs of the market approach are the selection of appropriate comparable companies (or transactions) and their observed multiples as well as the subject company’s historical and projected operating metrics. Our third-party valuations for the year ended December 31, 2011 discussed below used only an income approach because we were an operating entity expected to generate future cash flows for our owners and any future sales or transaction would likely be based on our future cash flow expectations. For the valuations from the year ending December 31, 2012, we have thus far used both the income approach and the market approach with the respective values weighted appropriately.

The enterprise value determined by the income and market approach was then allocated to the common stock using the option pricing method. The option pricing method, or OPM, treats common stock and convertible preferred stock as call options on a business, with exercise prices based on the liquidation preference of the convertible preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, assuming the business has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled to be a call option with a claim on the business at an exercise price equal to the remaining value immediately after the convertible preferred stock is liquidated. The OPM uses the Black-Scholes option-pricing model to price the call option. The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative. The probability weighted expected return method, or PWERM, was considered but not used due to the uncertainty of our estimates of the probabilities for future potential liquidity events.

Information regarding stock awards granted to our employees since April 1, 2011 is summarized as follows:

Grant Date	Number of Shares Granted	Exercise Price	Fair Value Per Share of Common Stock	Aggregate Grant Date Fair Value
May 11, 2011	1,723,784	$1.43	$1.43	$1,257,000
June 20, 2011	2,031	1.43	1.43	1,000
September 1, 2011	555,750	1.53	1.53	409,000
November 9, 2011	1,412,408	1.85	1.85	1,280,000
November 17, 2011	265,000	1.85	1.85	243,000
February 13, 2012	454,750	2.27	2.27	495,000
March 20, 2012	195,000	3.14	3.14	297,000
May 8, 2012	277,250	4.05	4.05	541,000

No single event caused the valuation of our common stock to increase through May 2012. Instead, a combination of the following factors, described in greater detail in the individual valuation discussions below, led to the changes in the fair value of the underlying common stock as determined by our board of directors. Primarily, the increase was attributable to business developments during this intervening period. Specifically, our subscribers, visitors, and revenue were primarily increasing during this period. In addition to the increase as a result of business developments, the increase was a result of our progress towards an initial public offering, including discussions with prospective underwriters and an organizational meeting in April 2012. Also during this period, the global economies as well as the stock markets, including the market for initial public offerings, improved.

To assist our board of directors with the determination of the exercise price for our stock options and the fair value of the common stock underlying the options, we obtained third-party valuations of our common stock as of February 28, June 30, September 30, and December 31, 2011, and as of February 29 and April 30, 2012. An analysis of our valuations and determinations of the exercise price and the fair value of the underlying common stock for our stock-based awards granted on or between the respective valuation dates are discussed further below.

May and June 2011 Awards

We granted 1,723,784 options on May 11, 2011 and 2,031 options on June 20, 2011. Our board of directors set an exercise price of $1.43 per share for these options based in part on a contemporaneous third-party valuation prepared as of February 28, 2011. To calculate the stock-based compensation expense for these options, we also used the fair value as determined in the February 28, 2011 valuation of $1.43 per share as the fair value of the underlying common stock for these options.

The February 28, 2011 contemporaneous valuation was prepared on a minority, non-marketable basis assuming our business was in the expansion stage of development. We considered our business to be in the expansion stage of development because we were gaining traction in our industry.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The forecasted cash flows represent the economics that both a minority and controlling shareholder would be able to realize and therefore were assumed to represent both a control and minority premise of value. In addition, the discount rate was developed considering the capital structure of the industry and the long-term expected capital structure of our business. The valuation used a discount rate of 35%.

The aggregate equity value was allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of two years, risk-free rate of 0.67%, dividend yield of 0%, and volatility of 65% over the time to a liquidity event. The time to a liquidity event was determined based on the expectation of our board of directors of us completing an initial public offering, the risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities of two years, the dividend yield was zero based on the expectation of our board of directors regarding future dividends, and the volatility was based on the historical volatility of our comparable peer companies over a two year period. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 25%, was $1.43 per share. Our board of directors decided not to increase the fair value between February 28, 2011 and these options grants as they were not aware of any evidence that would require revision to the fair value determined as of February 28, 2011.

September 2011 Awards

We granted 555,750 options on September 1, 2011. Our board of directors set an exercise price of $1.53 per share for these options based in part on a third-party valuation prepared as of June 30, 2011. The June 30, 2011 valuation was prepared on a minority, non-marketable basis assuming our business was still in the expansion stage of development.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The valuation used a discount rate of 32.5%.

The aggregate equity value was allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.75 years, risk-free rate of 0.43%, dividend yield of 0%, and volatility of 65% over the time to a liquidity event. Both the time to a liquidity event and the comparable peer companies used to determine the volatility remained consistent with the February 28, 2011 valuation. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 25%, was $1.50 per share as of June 30, 2011. However, our board of directors decided to increase the exercise price slightly to $1.53 per share due to continued improvements in the business during the intervening period. The increase in the fair value from the February 28, 2011 valuation of $1.43 per share to the fair value of $1.53 per share was primarily due to the reduction in the time to a liquidity event due to the passage of time.

November 2011 Awards

We granted 1,412,408 options on November 9, 2011 and 265,000 options on November 17, 2011. Our board of directors set an exercise price of $1.85 per share for these options based in part on a third-party valuation prepared as of September 30, 2011. The September 30, 2011 valuation was prepared on a minority, non-marketable basis assuming our business was still in the expansion stage of development.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The valuation used a discount rate of 30%.

The aggregate equity value was allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.25 years, risk-free rate of 0.17%, dividend yield of 0% and volatility of 55% over the time to a liquidity event. The time to a liquidity event was accelerated by three months from the estimate used in the June 30, 2011 valuation based on the expectation of our board of directors of the timing for an initial public offering while the comparable peer companies used to determine the volatility remained consistent with the June 30, 2011 valuation. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 20%, was $1.85 per share as of September 30, 2011. Our board of directors decided not to increase the exercise price between November 9 and the November 17, 2011 options as they were not aware of any evidence that would require revision to the fair value determined as of September 2011.

The marketability discount was reduced from 25% in the June 30, 2011 valuation to 20% for the September 30, 2011 valuation due to the reduction in the estimated time to a liquidity event. In addition to the decrease in the marketability discount, the reduction in the estimated time to a liquidity event and the reduced volatility all had a positive effect on the fair value of the common stock between the June 30, 2011 and September 30, 2011 valuations. Also, general improvements in our business during this period resulted in revised forecast for our discounted cash flow which increased the fair value of our common stock from the June 30, 2011 valuation to the September 30, 2011 valuation.

February 2012 Awards

We granted 454,750 options on February 13, 2012. Our board of directors set an exercise price of $2.27 per share for these options based in part on a third-party valuation prepared as of December 31, 2011. The December 31, 2011 valuation was prepared on a minority, non-marketable basis assuming our business was in the rapid growth stage of development. We considered our business to be in the rapid growth stage of development because we are growing rapidly and we expect a liquidity event in the near term, although we may need more cash to sustain this growth.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The valuation utilized a discount rate of 30%, consistent with the September 30, 2011 valuation.

The aggregate equity value was allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of one year, risk-free rate of 0.13%, dividend yield of 0%, and volatility of 55% over the time to a liquidity event. The estimated date of a liquidity event remained consistent with the September 30, 2011 valuation, however, the comparable peer companies were updated to include one newly listed company in our industry. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 15%, was $2.27 per share as of December 31, 2011. Our board of directors decided not to increase the exercise price for the February 2012 options as they were not aware of any evidence that would require revision to the fair value determined in the December 2011.

The marketability discount was reduced from 20% in the September 30, 2011 valuation to 15% for the December 31, 2011 valuation due to the additional reduction in the estimated time to a liquidity event due to the passage of time, which had a positive effect on the fair value of our common stock. Also, general improvements in our business during this period resulted in revised forecast for our discounted cash flow, which increased the fair value of our common stock from the September 30, 2011 valuation to the December 31, 2011 valuation.

March 2012 Awards

We granted 195,000 options on March 20, 2012. Our board of directors set an exercise price of $3.14 per share for these options based in part on a third-party valuation prepared as of February 29, 2012. The February 29, 2012 valuation was prepared on a minority, non-marketable basis assuming our business was in the mezzanine stage of development. We considered our business to be in the mezzanine stage of development because we were in the early phases of planning for our initial public offering.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, and the market approach to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The market approach estimate was developed by applying market multiples of comparable peer companies in our industry or similar lines of business. For the February 29, 2012 contemporaneous valuation, we used multiples of an adjusted market value to both the last twelve months’ revenue and forecasted twelve months revenue. The valuation used a discount rate of 20%. The discount rate for this valuation was reduced from the 30% used in the December 31, 2011 valuation based on recent venture capital studies and our transition to the mezzanine stage of development.

The values determined by the income approach and the market approach were combined, weighting the income approach value by 80% while only weighting the market approach value by 20%. The aggregate value was then allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 0.85 years, risk-free rate of 0.15%, dividend yield of 0%, and volatility of 70% over the time to a liquidity event. The time to a liquidity event remained consistent with the December 31, 2011 valuation. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 15%, was $3.14 per share as of February 29, 2012 and, consistent with the prior practice of our board of directors of using a fair value similar to that determined by the most recent, prior contemporaneous valuation as the exercise price for our options, our board of directors used this value for the exercise price for the options granted in March 2012. The increase in the fair value of our common stock was primarily due to the continued growth of our business and improvements in our results during this period.

May 2012 Awards

We granted 277,250 options on May 8, 2012. Our board of directors set an exercise price of $4.05 per share for these options based in part on a third-party valuation prepared as of April 30, 2012. The April 30, 2012 valuation was prepared on a minority, non-marketable basis assuming our business was in the mezzanine stage of development.

This valuation was developed using the income approach, specifically a discounted cash flow analysis, and the market approach to determine the value of our business. The discounted cash flow analysis was developed based on our forecast and our historical financial statements. The market approach estimate was developed by applying market multiples of comparable peer companies in our industry or similar lines of business. For the April 30, 2012 contemporaneous valuation, we used multiples of an adjusted market value to both the last twelve months revenue and forecasted twelve months revenue. The valuation used a discount rate of 18%.

The values determined by the income approach and the market approach were then combined, weighting the income approach value by 70% while only weighting the market approach value by 30%. The aggregate value was then allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 0.67 years, risk-free rate of 0.17%, dividend yield of 0% and volatility of 60% over the time to a liquidity event. The time to a liquidity event remained consistent with the February 29, 2012 valuation. The fair value of our common stock, as determined by an OPM and after applying a marketability discount of 11%, was $4.05 per share as of April 30, 2012 and, consistent with the prior practice of our board of directors of using a fair value similar to that determined by the most recent, prior contemporaneous valuation as the exercise price for our options, our board of directors used this value for the exercise price for the options granted in May 2012. The increase in the fair value of our common stock was primarily due to the continued growth of our business and improvements in our results during this period.

Stock-Based Compensation Expense

Stock-based compensation expense included in operating results during the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2011 and 2012 was included in cost and expenses as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands)
Cost of revenue	$10	$8	$11	$2	$5
Research and development	177	176	482	59	192
Sales and marketing	105	97	183	50	55
General and administrative	13	73	808	487	213

Total stock-based compensation	$305	$354	$1,484	$598	$465

The intrinsic value of all outstanding options as March 31, 2012 was $         million based on the estimated fair value for our common stock of $         per share, which is the midpoint of the estimated offering price range set forth of the cover page of this prospectus. As of March 31, 2012, we had $3.4 million of unrecognized stock-based compensation expense, net of estimated forfeitures, that is expected to be recognized over a weighted average period of 2.9 years. In future periods, our stock-based compensation expense is expected to increase as a result of our existing, unrecognized stock-based compensation, to be recognized as these awards vest and as we issue additional stock-based awards to attract and retain employees.

Income Taxes

We account for our income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Management must make assumptions, judgments, and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities as well as any valuation allowance to be recorded against a deferred tax asset.

Our assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. We have established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although we believe our assumptions, judgments, and estimates are reasonable, changes in tax laws or our interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in our financial statements.

Our assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and, estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments, and estimates mentioned above could cause our actual income tax obligations to differ from our estimates, thus materially impacting our financial position and results of operations.

Since inception, we have incurred operating losses, and accordingly, we have not recorded significant provisions for income taxes for any of the periods presented. We do not expect any significant changes until we are no longer incurring losses.

We have provided a full valuation allowance for net operating losses, credits, and other deferred tax assets for the state of California and the United States. A valuation allowance is provided when based upon the available evidence, and when management concludes that it is more likely than not that some portion of the deferred tax assets will not be realized. We maintained a full valuation allowance as of December 31, 2011 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. As of December 31, 2011, we had federal and state net operating loss carry forwards of $29.7 million and $24.9 million. The federal net operating loss carry forward will expire at various dates beginning in the year ending December 31, 2025, if not utilized. If not used, the state net operating loss carry forward will expire at various dates beginning in the year ending December 31, 2015.

Recently Issued and Adopted Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or JOBS Act, we meet the definition of an emerging growth company. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”), or ASU, No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820)—Fair Value Measurements and Disclosures, which requires additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, and the activity in Level III fair value measurements. This guidance was effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level III activity disclosure requirements that became effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this new guidance beginning January 1, 2010, except for the additional Level III requirements, which were adopted beginning January 1, 2011. Level III assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance required additional disclosures but did not have a material impact on our results of operations or financial position.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards, or IFRS. This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level III fair value measurements. This pronouncement is effective for reporting periods beginning on or after December 15, 2011, with early adoption prohibited. We adopted this standard on January 1, 2012 as reflected in Note 3 of our audited financial statements included elsewhere in this prospectus.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which requires an entity to present total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. We early adopted this guidance on January 1, 2012, retrospective. During the years ended December 31, 2009, 2010, 2011 and the three months ended March 31, 2011 and 2012, we did not have any other comprehensive income and, therefore, the net loss and comprehensive loss was the same for all periods presented.

BUSINESS

Overview

Trulia is redefining the home search experience for consumers and changing the way that real estate professionals build their businesses. Our marketplace, delivered through the web and mobile applications, gives consumers powerful tools to research homes and neighborhoods and enables real estate professionals to efficiently market their listings and attract new clients. We believe we deliver the best home search experience by combining our superior user interface with our comprehensive database of real estate properties, local insights, and user-generated content. We offer free and subscription products that provide real estate professionals with access to transaction-ready consumers and help them enhance their online presence. In the three months ended March 31, 2012, we had 20.6 million monthly unique visitors. As of March 31, 2012, we had more than 300,000 active real estate professionals in our marketplace, 19,639 of whom were paying subscribers.

We empower consumers to make more informed housing decisions by delivering the “inside scoop” on homes, neighborhoods, and real estate professionals through an intuitive and engaging user experience. Our large, continually refreshed, and searchable database contains more than 110 million properties, including 4.5 million homes for sale and rent. We supplement listings data with local information on schools, crime, and neighborhood amenities to provide unique insights into each community. In addition, we harness rich, insightful user-generated content from our active community of contributors, which includes consumers, local enthusiasts, and real estate professionals. With more than 5 million unique user contributions, we believe we have the largest collection of user-generated content on homes, neighborhoods, and real estate professionals.

We enable real estate professionals to better promote themselves and their listings and connect with transaction-ready consumers through our online and mobile marketing products. Our free products allow real estate professionals to build their personal brand by creating an online profile, contributing content to our marketplace, leveraging social media for endorsements, and establishing their presence through mobile features such as “check-ins.” Our subscription products enable real estate professionals to increase their visibility, promote their listings in search results, target mobile users, and generate more highly qualified leads from our large audience of transaction-ready consumers. We believe that our audience is highly motivated and ready to purchase homes, as supported by our surveys in which 75% of respondents contacting real estate professionals through our marketplace indicated that they are planning to move in the next six months, and in which almost half stated that they are pre-qualified for a mortgage. We believe that the combination of our compelling solution with our transaction-ready audience results in a high return on investment for real estate professionals who purchase our subscription products.

We benefit from powerful network effects and a vibrant user community. Consumers contribute content by posting questions, reviewing neighborhoods, and writing agent recommendations. Real estate professionals, seeking to connect with our consumers, engage in our community by sharing local knowledge, answering consumers’ questions, and contributing content to our marketplace. The breadth and quality of user-generated content contributed to our marketplace has helped to build our brand, deepen the engagement of our existing users, and attract more users.

We are a leading mobile platform for the home search process and mobile devices are increasingly critical to consumers and real estate professionals. We have introduced iPhone, iPad, Android, and Kindle applications that provide tailored mobile experiences, which has led to rapid growth in mobile use of our solution. In the three months ended March 31, 2012, we had over 3.8 million mobile monthly unique visitors, an increase of 236% over the same period in 2011. In addition, our mobile users are even more engaged than our web users and are twice as likely as our web users to contact real estate professionals.

Our online marketplace is experiencing rapid growth. Monthly unique visitors to our marketplace increased from 4.7 million in the three months ended March 31, 2009 to 20.6 million in the three months ended March 31, 2012, and our subscribers increased from 1,550 as of March 31, 2009 to 19,639 as of March 31, 2012. We generate revenue primarily from sales of subscription products to real estate professionals. We also generate revenue from display advertising sold to leading real estate and consumer brand advertisers seeking to reach our attractive audience. For the years ended December 31, 2009, 2010, and 2011, and the three months ended March 31, 2012, we generated revenue of $10.3 million, $19.8 million, $38.5 million and $12.2 million, respectively. During the same period, we had net losses of $7.0 million, $3.8 million, $6.2 million, and $4.2 million, respectively.

Industry

The residential real estate industry, which we estimate accounts for more than a trillion dollars in annual spending in the United States, is undergoing a profound transformation. Technology is changing the way that consumers search for homes, and the way in which real estate professionals attract clients and build their businesses. In addition, the recent unprecedented downturn in the housing market is causing real estate professionals to seek more effective ways to market themselves and achieve a greater return on their marketing investment. These trends present significant opportunities to capitalize on shifts in behavior.

Housing decisions are among the most important in people’s lives as a home purchase is one of the largest investments consumers will ever make. As a result, consumers devote tremendous time and energy to researching their decisions, seeking information on home prices, home features, schools, crime, neighborhood amenities, financing options, home values, real estate professionals, and numerous other factors as they evaluate prospective homes. The insights learned from this research inform their decisions of where to live, how much to pay, and who to hire as an agent.

Historically, consumers lacked readily available access to detailed and comprehensive information essential to making housing decisions, relying instead on disparate sources of information such as real estate professionals, local newspapers, and word of mouth. Over time, more information has become available online and, as a result, the Internet has become a primary source of research for housing decisions. According to a November 2011 survey by the National Association of Realtors, 88% of home buyers used the Internet to research homes. Additionally, the use of mobile devices for home searches has become more prevalent. According to a 2012 survey by The Real Estate Book, 52% of respondents reported using a mobile device to look for homes, with 85% of non-users stating that they would consider using a mobile device for their next search.

As consumers increasingly research homes online, real estate professionals are shifting their marketing expenditures online to reach prospective clients. While initially these real estate professionals focused their spending on email, search, and creating websites with listings, now these professionals are increasingly using online real estate marketplaces to generate leads.

Real estate professionals are not alone in recognizing the growing importance and tremendous value of online targeted marketing. Online real estate marketplaces provide an efficient channel for the broader real estate ecosystem to more effectively reach potential customers. Landlords with properties for rent, mortgage companies, and home service providers are also finding targeted marketplaces fertile ground for leads and are increasingly advertising on these sites.

Industry challenges

As technology drives the home search process online, consumers, real estate professionals, and advertisers face distinct challenges.

Challenges for consumers

Consumers face challenges as they search for a home, including:

•

Fragmented and stale information. Real estate information is highly local and remains largely fragmented. Each house has unique facts and each block has its own characteristics. Consumers have historically lacked the ability to efficiently aggregate this information from numerous sources and receive it on a regularly updated basis in order to make the best home decision.

•

Lack of local insights. Consumers have difficulty obtaining relevant local insights, such as information on schools, crime, and neighborhood amenities, in a single place to provide context into what it is really like to live in a home or neighborhood. Further, consumers lack a trusted community and forum to engage with local enthusiasts and real estate professionals to get socially-informed insights and recommendations on neighborhoods and real estate professionals.

•

Difficulty accessing information on the go. The home search process is inherently mobile, requiring house visits and neighborhood tours. Consumers, however, have lacked effective tools to access up-to-date, relevant real estate information on the go.

Challenges for real estate professionals

Real estate professionals face challenges in attracting clients and growing their businesses, including:

•

Difficulty reaching today’s consumers. Real estate professionals need to adapt to the way consumers conduct their home searches using the Internet and mobile technologies. They have historically lacked tools that allow them to efficiently connect with large numbers of prospective clients.

•

Trouble targeting the right prospects. Real estate professionals rely on closing deals to generate commissions. Traditional marketing tools fail to provide real estate professionals with the ability to identify potential clients that are ready to buy or rent. Consequently, real estate professionals have trouble optimizing the time they spend with the right prospects.

•

Inability to manage business on the go. Real estate professionals historically lacked the ability to efficiently manage interactions with prospects and clients and access critical information on the go. Consumers expect timely responses and insights from real estate professionals who spend much of their time out of the office while viewing homes and meeting clients.

•

Inefficient marketing spend. Real estate professionals need to maximize the return on their marketing spend. With traditional channels, real estate professionals lack the ability to target the right audience and measure the success of their marketing spend.

Challenges for advertisers

Advertisers face challenges as they seek to connect with consumers searching for homes. Advertisers historically lacked the ability to efficiently reach a relevant consumer audience and target specific subsets of that audience, based on demographics and other factors. Additionally, advertisers need to maximize the return on their advertising budget in a measurable and data-driven way.

Market Opportunity

We believe that there are significant opportunities to address the challenges faced by consumers, real estate professionals, and advertisers. Borrell Associates estimated in a May 2011 industry paper that $21.8 billion would be spent in 2011 on real estate-related marketing in the United States. According to a November 2011 survey by the National Association of Realtors, 88% of home buyers used the Internet to research homes. However, according to the Borrell Associates report, only 42% of the real estate marketing dollars in the United States were projected to be spent online in 2011. We believe that there is a disconnect between where marketing dollars are spent and where consumers research homes. Therefore, we expect that real estate-related marketing spend will continue to migrate online from traditional channels.

The Trulia Marketplace

We are redefining the home search experience for consumers and changing the way that real estate professionals build their businesses. We believe we deliver the best home search experience by combining our superior user interface with our comprehensive database of real estate properties, local insights, and user-generated content. We offer free and subscription products that provide real estate professionals with access to transaction-ready consumers and help them enhance their online presence. In the three months ended March 31, 2012, we had 20.6 million unique monthly visitors. As of March 31, 2012, we had more than 300,000 active real estate professionals in our marketplace, 19,639 of whom were paying subscribers.

Our marketplace provides the following key benefits for consumers, real estate professionals, and advertisers:

Key benefits for consumers

Large, continually refreshed, searchable database of homes for sale and rent. We provide consumers with access to a large, continually refreshed, and searchable database of over 110 million properties, which includes 4 million for sale and foreclosure home listings and over 500,000 rental properties. Consumers are able to customize their searches with property-specific filters to obtain up-to-date listings that are rich with property facts, price, and sale data. We believe the scope and quality of the information contained in our database and the ease of use of our solution empowers consumers to more effectively find the right home.

Trusted insights, social recommendations, and proprietary analytics that provide local context. We provide consumers with local insights that are critical to a successful home search that are not available elsewhere on an easy to use and comprehensive basis. These insights include information about schools, crime, and neighborhood amenities. Through our proprietary Trulia Voices forum, we provide consumers with the “inside scoop” on a neighborhood by leveraging our active community of contributors, including consumers, local enthusiasts, and real estate professionals. Additionally, we enable consumers to research, assess, and connect with real estate professionals based on their profile information, other consumer referrals, and social recommendations via Facebook. We also provide proprietary analytics on home valuation, including comparative historical price trends down to the neighborhood level. We believe the relevance of our data, paired with socially-informed insights, enables our consumers to better inform themselves on where to live.

Anytime and anywhere access. Our marketplace is accessible anytime and anywhere on the web and on major mobile platforms. To meet the needs of consumers who are increasingly conducting their real estate research on mobile devices, including while touring neighborhoods and visiting homes, we offer mobile applications that are currently available for use on the iPhone, iPad, Android phones, Android tablets, and Kindle Fire. Since the introduction of our first mobile application in 2008, mobile use of our marketplace has grown rapidly.

Key benefits for real estate professionals

Broad reach to transaction-ready consumers. With 20.6 million monthly unique visitors to our marketplace in the three months ended March 31, 2012, we provide real estate professionals the ability to connect with our transaction-ready consumers at scale on the web and through our mobile applications. We believe that a large portion of consumers using Trulia do not use other real estate websites, giving real estate professionals on Trulia unique access to these consumers. We also believe our consumers are highly engaged with our marketplace, and that this enables real estate professionals to more effectively identify and market themselves to transaction-ready consumers that they cannot find anywhere else.

Products that boost presence and deliver high-quality leads. We offer a suite of differentiated products that provides real estate professionals with access to transaction-ready consumers, delivers high-quality leads and helps close deals. Our free products enable real estate professionals to build their personal brand by creating an online profile, contributing content to our marketplace, leveraging social media for endorsements, and establishing their presence through mobile features such as “check-ins.” Our subscription products enable real estate professionals to boost their visibility, promote their listings in search results, and generate more high-quality leads from our large audience of transaction-ready consumers.

Anytime and anywhere access to critical information and tools. We offer mobile applications designed specifically for real estate professionals to take their business on the go. Using our mobile applications, real estate professionals can access critical information that they need to conduct their business, including listings details, contacts, driving directions, and local information about neighborhoods. They also receive real-time notifications of new leads so that they can respond quickly and secure new clients. Real estate professionals can “check-in” at open houses to make their presence known and market themselves to prospective clients viewing the same homes. Our latest mobile product, Trulia Mobile Ads, allows professionals to reach a local, transaction-ready audience by advertising on our mobile applications for consumers.

Significant return on investment. We believe that our subscription products deliver a high return on investment to real estate professionals. Unlike traditional marketing channels, we provide tools to track leads and manage performance, enabling real estate professionals to measure and quantify the value of our products.

Key benefits for advertisers

Attractive audience. Our audience composition is highly attractive to consumer brand advertisers. A substantial portion of our audience is college educated, has a household income above $75,000, or is in the 25 to 54 age group. U.S. consumers with these characteristics tend to spend more of their annual income on home maintenance, insurance, household furnishings, apparel and services, and entertainment than the average consumer, according to the Bureau of Labor Statistics 2010 Consumer Expenditure Survey, which makes our audience attractive for consumer brand advertisers.

Display advertising products that efficiently reach target consumers. We enable our advertisers to reach the specific segments of our audience that are attractive to them. Advertisers benefit from improved reach, impact, relevancy, and measurement of their marketing campaigns in our marketplace.

Our Strengths

We believe that our competitive advantage reflects the following strengths:

We deliver the “inside scoop”

We have an industry-leading marketplace that provides consumers with powerful tools and unique content that together deliver valuable insights into homes, neighborhoods, and real estate professionals. Consumers require information from local sources in addition to detailed property data to gain a comprehensive view of a home and neighborhood. We supplement our extensive database of over 110 million properties in the U.S. with information on schools, crime, and neighborhood amenities, and enable social recommendations. For example, our crime heat maps provide consumers with a view into neighborhood safety and our Facebook integration gives consumers recommendations on real estate professionals from people in their social network. Through our proprietary Trulia Voices forum, we also provide consumers with local content from our community of contributors, including consumers, local enthusiasts, and real estate professionals. With over 5 million unique user contributions, we believe we have the largest collection of user-generated content on homes, neighborhoods, and real estate professionals.

Superior products and user experience

We believe we have the best products in the industry for consumers and real estate professionals. We invest significant resources into technology development and product design to create a superior user interface that provides compelling features and rich functionality for our users. In addition, we offer unique search capabilities that allow users to search for homes in more intuitive ways, including by school districts, and by designating customizable areas on an interactive map. We also aggregate and integrate information from multiple sources and display it in an easy-to-consume manner that provides a more comprehensive view of a home or neighborhood. Our agent tools provide an easy way to manage their listings and interactions with leads and clients. We believe our products and user experience are a primary reason why, with limited marketing expenditures, we have been able to attract a large audience.

Large, differentiated, transaction-ready audience

We believe we have become the online destination of choice for transaction-ready consumers in the residential real estate market. Our website and mobile applications attracted 20.6 million monthly unique visitors in the three months ended March 31, 2012, and based on data from comScore, a significant portion of our visitors do not visit our primary competitors’ websites. We believe that our audience is highly motivated and ready to purchase homes, as supported by our surveys in which 75% of respondents contacting real estate professionals on our marketplace indicated that they are planning to move in the next six months, and in which almost half stated that they are pre-qualified for a mortgage. We believe the transaction-ready nature of our audience results in better qualified leads for real estate professionals and an attractive audience for advertisers.

Strong mobile monetization

We believe we are one of the few companies that is monetizing its mobile products at a higher rate than web products. Our users exhibit even higher levels of engagement with our mobile products than with our website and consumers are twice as likely to contact real estate professionals through our mobile applications as our website.

High ROI for real estate professionals

We believe our subscription products provide compelling value and a high return on investment for real estate professionals. On average, paying subscribers receive more than five times the number of monthly leads as real estate professionals who only use our free products. Unlike traditional marketing channels, our online marketplace allows real estate professionals to track, manage, and communicate with prospects, helping to measure and quantify the value we create. Based on our attractive monthly pricing, the likelihood that our users will complete real estate transactions, and the large commissions generated by real estate professionals on transactions, we believe our products generate significant return on investment for our subscribers. The value our real estate professionals receive from our marketplace is validated by our high subscriber growth and our increasing average monthly revenue per subscriber.

Powerful network effects driven by unique content

We benefit from a self-reinforcing network effect that helps build our brand, drives user engagement in our marketplace, and attracts more users to our website and mobile applications. As consumers engage in our marketplace, they contribute content by reviewing homes and neighborhoods, writing agent recommendations, and posting questions to our community of local enthusiasts and real estate professionals. The opportunity to interact with, and market to, these consumers attracts more real estate professionals, who engage with consumers by sharing local knowledge and contributing more content to our forum. The growing breadth and quality of user-generated content contributed by both consumers and real estate professionals builds our brand as a differentiated resource and, we believe, attracts more users to our website and mobile applications.

Big data and analytics platform

We have invested heavily over many years to build a robust data and analytics platform. We employ proprietary advanced analytics and heuristics capabilities to aggregate, filter, and analyze large amounts of data from disparate sources that we have cultivated over the years, including MLS and broker listing feeds, local demographic sources, and government archives. Our expertise in handling large amounts of externally-sourced data and combining it with user activity data collected from our marketplace allows us to improve the user experience by developing innovative new tools and new functionality. Additionally, we use this rich data to drive strategic business decisions and to publish insightful analysis on trends in local housing markets and macroeconomic trends in residential real estate. For example, we recently added the ability for real estate professionals to learn the geographic origin of search queries for homes in their market. We believe that our robust data and analytics platform gives us a competitive advantage in developing a superior experience for consumers and real estate professionals and raises awareness of our products in the real estate industry.

Our Strategy

Our goal is to build the leading online real estate marketplace. We intend to focus on the following key strategies in pursuit of our goal:

Expand our audience and increase user engagement

We intend to grow our large, transaction-ready audience by continuing to offer superior products for consumers. We plan to continuously enhance and refresh our database of homes, to partner with third parties to add new and relevant local content, and to encourage our users to contribute useful content. We also plan to develop new features, tools, and products that deepen our users’ engagement with our website and mobile applications, and to promote and foster interaction in our vibrant user community.

Grow the number of real estate professionals in our marketplace

We intend to further penetrate the large base of more than 2.8 million real estate professionals in the United States. We plan to attract more real estate professionals to our marketplace by communicating the value proposition of our free and subscription products and continuing to offer access to high-quality leads from our large and growing audience of transaction-ready consumers. We also intend to enhance and increase the ways in which real estate professionals can market themselves and communicate with prospective clients on our site, and to create additional value-added products to help professionals more effectively manage their leads, documents, and other key elements of their business.

Increase revenue

We plan to increase our revenue by selling more subscription and advertising products and by optimizing our pricing. We seek to attract more real estate professionals to our marketplace, convert more of our free real estate professional users to paying subscribers, and up-sell existing subscribers. We also intend to optimize the pricing of our products. Additionally, we plan to continue growing our advertising business by attracting advertisers looking to target our large, attractive audience.

Increase brand awareness

We have built a leading real estate and consumer brand with limited marketing spend to date. We plan to continue to grow our brand by providing our users with superior and innovative products. We plan to build our brand as the most trusted source of real estate information with concerted public relations efforts that use our data and analytics platform to educate consumers and deliver relevant insights into the real estate market.

Pursue adjacent opportunities

We plan to pursue opportunities in a number of large adjacent markets, such as rentals, mortgages, home improvement, and agent tools, and to expand our business internationally. We believe that given our attractive audience, leading brand, and powerful technology platform, we are well positioned to capitalize on the large opportunities that these adjacent markets offer.

Data

Management of data is a critical component of our solution. We manage over one terabyte of data on a daily basis. We organize data as listings data, local information, and user-generated content:

Listings data

We refresh and supplement our listings database of over 110 million properties and for sale and for rent listings with data we receive from thousands of feeds on a daily basis. We receive feeds covering millions of new and existing for sale and for rent listings every day from MLSs, real estate brokerages, real estate agents, real estate listings aggregators, and other third parties. We also obtain detailed ownership and property data from vendors who collect and digitize information from public county records.

We process this wealth of data through our proprietary algorithms and heuristic data validation engine to sort, augment, and select the most up-to-date and accurate data to display. As a next step, we apply our search logic to the data, and overlay additional local information on schools, crime, neighborhood amenities, home values, and other community information. The final product is a complete profile of a property or listing with property facts, price data, local information, and agent contact information, which we publish in our marketplace in an intuitive and engaging user experience.

Local information

We inform consumers on what it is like to live in a neighborhood by delivering insights on schools, crime, neighborhood amenities, home values, and other community information.

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Schools. We provide information on schools by district, type, parent reviews, and ratings, which is based on data that we receive from third parties. We overlay this information onto our maps and color code the data points with a sliding color scale to differentiate between schools with low, medium, or high ratings.

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Crime. We receive raw data from third parties about the occurrence, type, location, and description of non-violent and violent crime. We conduct proprietary analysis on the data and aggregate our findings into a tabular format or into our proprietary crime heat map. Our crime heat map provides an overview, visualized through a sliding color scale of the incidence of crime in the area and highlights in callout text boxes the number of violent crimes in the area.

•	Neighborhood amenities. We provide the location, names, and ratings of nearby restaurants, grocery stores, banks, and gas stations on our maps based on data that we receive from Yelp.

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Home values. Based on our analysis of the sales records and property information in our database, we have developed market- and local-level views of the trends in price, number of sales, and number of listings by property type and location, which we publish on our listings pages and on the Local Info section of our website in interactive chart formats and in our proprietary heat map format.

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Other community information. We analyze data from the U.S. Census Bureau to provide users with information on how the median household and family income, age of homes, and commute times of a neighborhood compare to those of the city.

Additionally, we have an agreement with Google to use its basic maps, over which we integrate our proprietary insights.

User-generated content

The user-generated data in our marketplace is organized under the Advice section of our website by type of content, questions and answers, blogs, real estate guides, and along topics relevant to our audience such as local information, tips on home buying and selling, and observed market trends. We also allow real estate professionals to publish their own profile and receive recommendations from their clients under the Find a Pro section of our website.

The content in our marketplace is generated by our vibrant community of users. Users can vote on the quality of content using our “thumbs up” or “thumbs down” icons and can follow the voting results. Additionally, users can “flag” inappropriate content on our site, which is escalated to our Trulia community team whose enforcement actions follow the terms and conditions for user-submitted content as published on our website.

Our Products for Consumers

Our products for consumers focus on helping them find the right home. Our consumer products are offered for free and provide a robust set of tools for evaluating where to live.

Searchable database

Search

We maintain one of the largest searchable databases of homes for sale and rent in the United States. Our database includes more than 110 million properties with 4.5 million listings of homes for sale and rent. We provide users with the ability to search our database along a variety of parameters as described below:

All Properties	Sale properties only	Rentals only	Sold properties only
City Bedrooms Bathrooms Price range Square footage Property type Keyword search	Open houses Year built Lot size Foreclosure type MLS ID Price per square foot	Pets Amenities	Time since sale date

Our users can customize their search along as few or many features as they prefer and by keyword search of specific property attributes. From our search results, users have access to the detailed data on each home in our database, photos of the home, and the for sale or for rent listing information.

Additionally, we enhance our users’ experience by giving them the choice to display their search results in listings or map formats. The map format provides the added functionality of polygonal search, which enables users to delineate the precise area of their searches. We offer products that further enhance our users’ experience with visually impactful maps, graphics, and photos of homes and neighborhood characteristics.

Trulia Estimate

Trulia Estimate is our estimate of an off-market property’s value based on our proprietary analysis of relevant home data such as recent sales of similar homes and property facts. This search function allows users to conduct a precise search by street address to find our estimate of the value of that home. Additionally, home owners may claim their home in our database and edit their home’s specific facts and details so that our proprietary system can revise its estimated value.

Rich insights and content

We provide users with rich insights and content that are critical to a successful home search and that cannot be discovered through home listings data alone. We deliver these insights through the following products:

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Local Info. We aggregate local data from a variety of sources and make it more useful to our consumers through Google Maps overlays using our proprietary data visualization tools. These types of local insights include crime heat maps, school boundary and performance statistics, local amenity location and reviews through our integration with Yelp, and transit information.

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Advice. We provide our users with the “inside scoop” on homes, neighborhoods, and real estate professionals based on the advice generated by our active community of contributors. Users of our marketplace can post questions and receive answers in the Trulia Voices portion of our website and also scour the collection of advice columns and blogs that other users post. With 5 million unique user contributions and over 650,000 topics discussed on Trulia Voices, we believe we have amassed the largest online collection of user-generated content in the U.S. residential real estate market. This gives our users access to the insights of consumers, local enthusiasts, and real estate professionals who are knowledgeable about the neighborhoods in which our users are searching.

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Find a Pro. We provide consumers with a directory of over 800,000 real estate professionals that is searchable by location, name, and type of professional. Our platform integrates with Facebook to leverage the power of social networks for clients to recommend real estate professionals and for real estate professionals to take advantage of online “word of mouth” referrals. For example, a consumer searching for a real estate agent in our marketplace can quickly find whether someone in their social network has recommended an agent in a particular area in which they are looking.

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Value information. Each property detail page features information and analytics on the property value, including price comparisons of similar properties based on median home sale data by neighborhood, zip code and city, price history and trends, and property taxes based on assessed property values. We believe this information helps users better assess the value of the property beyond what can be gleaned from price data alone.

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Mortgage. Given the significant cost of a home purchase, we provide our users with guides on how to finance their purchase, information on mortgage rate trends, and calculators to determine their estimated mortgage payment based on the rates and terms quoted.

Mobile

Our products are accessible anytime and anywhere online and on mobile devices. We provide the following differentiated Trulia mobile applications for consumers on several major mobile platforms and devices:

•	m.trulia.com, a mobile-optimized website accessible on mobile device browsers

•	iPhone “Trulia”

•	iPad “Trulia”

•	Android “Trulia”

•	Android Tablet “Trulia”

•	Amazon Kindle Fire “Trulia”

•	iPhone “Trulia For Rent”

•	Android “Trulia For Rent”

Our Products for Real Estate Professionals

We offer real estate professionals a set of subscription and free products to promote themselves and their listings online and to connect with consumers searching for homes.

Our subscription products include:

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Trulia Pro. Real estate agents can purchase one of three differently priced Trulia Pro packages to enhance their online presence, feature their listings in search results, and interact with potential clients more effectively. Benefits include enhanced lead generation, greater local lead rotation, featured listings, robust property pages, detailed contact information in search results, instant leads via mobile, and integrated recommendations with Facebook. We provide similar products to real estate brokers under the name Premium Listings.

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Trulia Local Ads. Real estate professionals can purchase local advertising on Trulia’s website by zip code or city and by share of a given market. This functionality enables them to enhance their presence in their chosen market and generate more leads.

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Trulia Mobile Ads. Real estate professionals can purchase local advertising on our mobile applications and mobile website by zip code or city and by share of a given market. This functionality enables them to feature their profile and contact information on search results and listings, thereby enhancing their visibility with transaction-ready consumers.

Subscribers of Trulia Pro or Trulia Local Ads also have access to:

•	Trulia Insights. Real estate professionals receive more in-depth information about their leads to help them prioritize and respond to their best leads.

•	Trulia Instant Leads. We enable real estate professionals to respond to leads faster by connecting them with the consumer who sent the lead via phone or by notifying them via text message.

Our free products include:

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Property listings. We offer real estate professionals the ability to reach a large, transaction-ready audience and the potential to acquire leads by listing their properties in our marketplace for free.

•	Mobile application. We have developed a mobile application for the iPhone and Android phones that enables real estate professionals to manage their businesses anytime and anywhere.

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Agent profile. Agents can create their own profile in our marketplace by posting contact information, photos, and qualifications, and can manage their brand by linking their profile to their activity on our forums and to Facebook. Agent profiles are posted on the Find a Pro section of our website.

•	Trulia Voices. Through our Trulia Voices forum, we enable real estate professionals to promote their presence by allowing them to connect meaningfully with consumers, network with other professionals, follow topics of interest to their audience, receive updates on neighborhoods, and broadcast their thoughts on our blogging platform.

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Recommendations. We have built social search functionality into our Find a Pro database of agent profiles where users can sort agent profiles by number of recommendations. Additionally, real estate professionals can publish their recommendations on their Facebook Wall through integration with Facebook Connect.

•	Check-ins. Our real estate professionals can “check-in” on the Trulia mobile agent application to establish their presence at a property.

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Agent training and advice blogs. We publish two blogs, Trulia Pro and Trulia Corporate, written by real estate industry experts with whom we partner to provide tips, advice, and education for buyers, sellers, and renters.

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Tools and widgets. We offer real estate professionals a number of tools and widgets that they can incorporate into their personal websites to display local real estate information such as a slideshow widget to play photos of properties or a widget to broadcast their contributions on Trulia Voices on their blog or website.

Our Products for Advertisers

We sell display media advertising on a cost-per-impression and cost-per-click basis to national advertisers seeking to reach our large and attractive audience. We display their advertisements on our home page and on individual web pages through graphical displays and text links, and help these customers optimize their advertisements’ effectiveness through our robust targeting capabilities.

Technology and Engineering

Product development and innovation are core pillars of our engineering culture that aims to delight our users and customers with our products. We provide our web and mobile products using a combination of in-house and third-party technology and products.

Big data and proprietary algorithms. We have developed our technology platform to handle data at large scale. On a daily basis, we process several million home listings from thousands of data feeds through our proprietary algorithms and heuristic data validation engine to sort, augment, and select the most up-to-date and accurate data to display.

Infrastructure. We host our platform from two locations. The primary location where we host our production environment, is within a shared data center environment in Santa Clara, California. We use a second hosted facility, located in Oakland, California, for production service backup and for our development environment. Our website and mobile applications are designed to have high availability, from the Internet connectivity providers we choose, to the servers, databases, and networking hardware that we deploy. We design our systems such that the failure of any individual component is not expected to affect the overall availability of our platform. We also leverage content delivery networks and use other third-party cloud computing services, including map-related and ad serving services, to ensure fast and local access to content. We employ a host of encryption, antivirus, firewall, monitoring, and patch-management technology to protect and maintain our systems.

Innovation. In addition to our new product development efforts, we encourage technological advances by directing a portion of our engineering team’s time towards organized innovation days. Each quarter, our product managers and engineers share ideas and experiments and recruit their peers to join their projects to bring a new concept to life. As progress is shared with the larger group, these new ideas receive additional input and product planning and are frequently the basis of new products and features we offer.

Agile methodology and quality focus. Our software development methodology is agile and promotes teamwork, collaboration, and process adaptability throughout the life cycle of a development project. We believe this methodology yields robust, high quality, efficient, and nimble software development. We also invest heavily in the quality of our technology with robust testing at each stage in our development process.

Marketing

Our principal marketing strategy has been to develop a superior user experience that will drive audience growth and brand recognition. We have not historically spent significantly on marketing programs, but have focused on organic and viral growth driven by our user base. As our consumer audience has grown, real estate professionals have followed consumers to Trulia. We have also grown our brand among real estate professionals and the real estate industry through tradeshow participation, social engagement, and ongoing education via webinars, newsletters, and word of mouth.

In addition, our media outreach programs have been major drivers in growing our brand. We publish a series of blogs and actively use social media to share and spread content on a variety of topics to elevate our brand, including:

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Trends in the real estate market. We analyze publicly available data in combination with the rich data and content in our marketplace to create unique and proprietary insights on real estate trends, which we publish on our Trulia Trends blog. Our regularly published blogs and reports include:

•	Trulia Price Monitor and Trulia Rent Monitor. Our view on asking home sale and rent prices that is published monthly.

•	Housing Barometer. Our view of the state of the housing market that is published monthly.

•	Rent vs. Buy. Our analysis comparing the economics of renting versus buying that is published quarterly.

•	Metro Movers. Our observations of search trends for homes within the United States that is published quarterly.

•	Foreign Buyers. Our report on search trends for homes by people outside the United States that is published semi-annually.

•	Consumer Surveys. Our survey of consumers covering topics such as the “American Dream” of homeownership, attitudes about housing, and public policy that is published quarterly.

These reports are used by, and our Chief Economist is quoted regularly in, major news outlets, including The Wall Street Journal, Bloomberg, The New York Times, Time Magazine, and U.S. News & World Report.

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Advice for real estate professionals. Our blogs for real estate professionals, Trulia Pro and Trulia Corporate, written by well-known real estate industry experts with whom we partner, elevate Trulia’s brand awareness amongst the community of real estate professionals.

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Celebrity and luxury homes. Luxe Living is our blog dedicated to the latest developments on celebrity and luxury homes. This blog and its content have been featured on ExtraTV, E! News, US Weekly, The Los Angeles Times, and more.

We also cultivate our brand awareness through social media channels, such as Facebook and Twitter.

Customers

Real estate professionals that pay for our subscription products include:

•	Agents, who collaborate with consumers, seek leads, and manage transactions;

•	Brokers, which recruit, train, and provide core real estate services to agents; and

•	National real estate franchisors, which provide real estate services to franchisees to enable the growth of their brand.

The majority of our real estate professional subscribers are agents. As of March 31, 2012, we had more than 300,000 active real estate professionals in our marketplace, 19,639 of whom were paying subscribers.

Our advertising solutions are purchased by a diverse cross-section of brand advertisers that operate within the real estate ecosystem, and those that seek to reach our highly educated and affluent audience.

Sales and Customer Support

We have dedicated sales teams that support our marketplace business and our display advertising business.

For our marketplace business, the majority of our sales are made by our inside sales team that sells our subscription products to real estate professionals. Our inside sales team is located in our San Francisco and Denver offices and attracts new subscribers through a combination of outbound calling and inbound customer requests generated from our website and marketing activities. We also have a field sales team that sells our marketplace products at larger deal sizes to real estate brokers, franchisors, and builders.

For our display advertising business, we maintain a field sales team based in New York, to specifically target large advertising customers in the real estate and related content categories, such as insurance companies, mortgage providers, and home improvement companies, as well as other brand advertisers that seek to reach our audience. Our field sales team develops direct relationships with these advertisers and the agencies that serve them.

We place a high value on providing quality support to our users, marketplace subscribers, and advertisers. Our customer support team, based in San Francisco and Denver, responds to commercial and technical questions from our users and advertisers.

Competition

The markets in which we operate are highly competitive and fragmented. Consumers research homes through a variety of sources. Similarly, real estate professionals use a variety of marketing channels to promote themselves and find clients. Consequently, we face competition from a variety of direct and indirect channels, and we believe we compete favorably.

Competition for consumers

We compete to attract consumers to our website and mobile applications primarily on the basis of the breadth and quality of listings; user experience; the breadth, depth, and relevance of the insights on homes, neighborhoods, and real estate professionals; brand and reputation; and the quality of mobile products.

Our principal competitors for consumers include:

•	Print media, including local newspapers, magazines, and home/apartment guide publications;

•	Online real estate marketplaces such as Homes.com, MSN Real Estate, Realtor.com, Yahoo! Real Estate, and Zillow;

•	Online brokerage service providers such as Redfin and ZipRealty;

•	MLSs across the United States;

•	Full-service real estate brokerage service providers such as Century 21 and Coldwell Banker;

•	Online rental listing providers such as ApartmentGuide.com and Rent.com;

•	General online classifieds such as Craigslist; and

•	Websites of real estate brokerages and individual agents.

Competition for real estate professionals

We compete for a share of real estate professionals’ overall marketing spend with traditional, offline media, and other online marketing channels. We compete primarily on the basis of the size and attractiveness of the consumer audience; quality and measurability of leads; perceived return on investment; effectiveness of marketing and workflow tools; and quality of mobile products.

Our principal competitors for real estate professionals include:

•	Print media, including local newspapers, magazines, and home/apartment guide publications;

•	Other traditional media, including television and radio;

•	Other online real estate marketplaces;

•	Social networking services such as Facebook and Twitter;

•	Search engines such as Bing, Google, and Yahoo!;

•	Websites offering display advertising; and

•	Email marketing software and tools.

Competition for advertisers

We face competition to attract advertisers to market their products on our website. The basis of competition includes size, demographics, and overall attractiveness of an audience; pricing; and the ability to target desired audience segments.

Intellectual Property

We protect our intellectual property through a combination of trademarks, domain names, copyrights, trade secrets, and patents, as well as contractual provisions and restrictions on access to our proprietary technology.

We registered “Trulia” as a trademark in the United States and several other jurisdictions. We also have filed other trademark applications in the United States and certain other jurisdictions, and will pursue additional trademark registrations to the extent we believe it would be beneficial and cost effective.

We have two patent applications pending in the United States, which seek to cover proprietary techniques relevant to our products. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.

We are the registered holder of a variety of domestic and international domain names that include “Trulia” and similar variations.

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with our employees, consultants, contractors, and business partners. Our employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.

Employees and Company Culture

As of March 31, 2012, we had 413 full-time employees, with 110 in technology, 268 in sales, marketing, and customer support, and 35 in general and administrative functions. We had 241 full-time employees in our San Francisco headquarters, 148 in our Denver location, 18 in our New York office, and six of our employees work remotely. None of our employees is represented by a labor union with respect to his or her employment with us.

We believe that our team and company culture have been among the keys to our success, allowing us to attract a talented group of employees, create a dynamic work environment, and continuously deliver innovation in a highly competitive market. As a team, we embrace the following I.M.P.A.C.T. principles:

Innovate	We are passionate about improving the online real estate experience, we reject status quo, and we believe in cultivating the best ideas from everyone in the organization.

Make a difference	We expect big results, and believe success stems from a focus on the impact of our efforts, not just input or output.

People matter	We are the company’s most valuable assets—we are committed to a fun work environment that helps us reach our potentials, without neglecting the importance of personal lives.

Act with integrity	If there is doubt, you should know you are wrong, and we strive to do what is right even when no one is looking.

Customer obsessed	No matter our role, we each work hard to understand the needs of our customers, clients, and partners, and we are committed to exceeding their expectations.

Trust and respect each other	We debate with passion, trust each other’s intentions, act with humility, and appreciate individuals’ ideas, talents and abilities, regardless of role, title, or tenure. We accept nothing less.

Facilities

In May 2010, we entered into a lease effective through May 2014 for approximately 32,000 square feet of office space that houses our principal offices in San Francisco. In March 2012, we entered into a lease effective through March 2013 for approximately 9,500 square feet of office space that houses our additional office space in San Francisco. We lease additional office space in Denver and New York. We believe our facilities are sufficient for our current needs.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights.

In July 2011, CIVIX-DDI LLC, or CIVIX, a non-practicing entity, filed a complaint against us in the U.S. District Court for the Eastern District of Virginia alleging, among other things, infringement of two patents by the products we provide through our website for searching and locating real estate. In September 2011, we entered into a license agreement with CIVIX to purchase a license for these patents for $550,000 and, as a result, the corresponding litigation was dismissed. Pursuant to this agreement, we agreed to pay a guaranteed amount of $550,000 to CIVIX, of which we have already paid $450,000 and the remaining $100,000 will be paid in September 2012. We also agreed to pay another $350,000 that is contingent on the completion of an offering.

Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of April 30, 2012:

Name	Age	Position
Executive Officers:

Peter Flint	37	Co-Founder, Chairman, and Chief Executive Officer

Prashant “Sean” Aggarwal	46	Chief Financial Officer

Paul Levine	41	Chief Operating Officer

Scott Darling	40	Vice President, General Counsel, and Corporate Secretary

Daniele Farnedi	44	Vice President, Engineering

Non-Employee Directors:

Sami Inkinen	36	Director

Robert Moles	58	Director

Theresia Gouw Ranzetta	44	Director

Gregory Waldorf	43	Director

Peter Flint. Mr. Flint is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since our inception in June 2005. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and a Master of Business Administration degree from Stanford University.

We believe that Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and one of our founders, his perspective as one of our significant stockholders, and his extensive background as an executive of companies in the Internet industry.

Prashant “Sean” Aggarwal. Mr. Aggarwal has served as our Chief Financial Officer since November 2011. Prior to joining us, Mr. Aggarwal served as Vice President of Finance and Chief Accounting Officer at PayPal, Inc., an online payments company, from June 2008 to October 2011. From March 2003 to May 2008, Mr. Aggarwal worked at eBay Inc. in various finance roles including as Vice President of Finance and Vice President of Financial Planning & Analysis. Prior to eBay, Mr. Aggarwal served as Director of Finance at Amazon.com, Inc. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Mr. Aggarwal holds a Bachelor of Arts degree from the College of Wooster and a Master of Management degree from Northwestern University’s Kellogg School of Management.

Paul Levine. Mr. Levine has served as our Chief Operating Officer since February 2011. Prior to joining us, Mr. Levine served as President of Digital at Current Media LLC, a broadcast media company, from February 2009 to February 2011. Prior to Current Media, Mr. Levine was Vice President of Marketing at AdBrite, Inc., an online advertising network, from August 2007 to October 2008. Prior to AdBrite, Mr. Levine served as Vice President and General Manager of Local at Yahoo! Inc., from April 2003 to July 2007. Mr. Levine has also held management positions at E*TRADE Financial Services Corporation. Mr. Levine earned his Bachelor of Arts degree from Amherst College and a Master of Business Administration degree from Stanford University.

Scott Darling. Mr. Darling has served as our Vice President, General Counsel, and Corporate Secretary since October 2011. Prior to joining us, Mr. Darling served as Vice President, General Counsel, and Corporate

Secretary at Imperva, Inc., from September 2010 until June 2011. Prior to Imperva, Mr. Darling served as Senior Attorney for Microsoft Corporation from May 2008 to September 2010 following the acquisition by Microsoft of Danger, Inc., a mobile software-as-a-service company. Mr. Darling served as Danger’s Vice President, General Counsel and Corporate Secretary from November 2004 to April 2008, and as Senior Corporate Counsel from September 2002 to October 2004. Mr. Darling started his career as an attorney at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a Bachelor of Arts degree from Yale University and a Juris Doctor degree from the University of Michigan.

Daniele Farnedi. Mr. Farnedi has served as our Vice President, Engineering since January 2007. Prior to joining us, Mr. Farnedi served as Director of Technology at Shopping.com, Inc., a price comparison company that was acquired by eBay, from October 2004 to January 2007. Prior to Shopping.com, Mr. Farnedi served as Director of Software Engineering at Looksmart, Ltd., from May 2000 to October 2004. Prior to Looksmart, Mr. Farnedi served as a Data Architect for Barclays Global Investors, a division of Barclays PLC, from April 1998 to May 2000, and as a Senior Software Engineer at Assyst GmbH, a leading computer-aided design software development company, from September 1995 to February 1998. Mr. Farnedi holds a Laurea degree in Electrical Engineering from the University of Bologna.

Non-Employee Directors

Sami Inkinen. Mr. Inkinen is our co-founder, served as our President from February 2010 to March 2012, and has served as a director since our inception in 2005. Mr. Inkinen served as our Chief Financial Officer and Chief Operating Officer from our inception until his promotion to President in February 2010. From June 2000 to November 2002, Mr. Inkinen served as Co-Founder and Vice President, Business Development of Matchem Ltd., a wireless software company, of which he was a co-founder. Mr. Inkinen also was an associate consultant with McKinsey & Company, Inc. from January 2003 to August 2003. Mr. Inkinen holds a Master of Engineering degree from the Helsinki University of Technology and a Master of Business Administration degree from Stanford University.

We believe that Mr. Inkinen is qualified to serve as a member of our board of directors because of the perspective and experience he brings as one of our former executives and a founder, as well as his perspective as one of our significant stockholders.

Robert Moles. Mr. Moles has served as a director since June 2006. Mr. Moles has served as the Chairman of Intero Real Estate Services, Inc., a real estate brokerage company, since April 2004. Prior to joining Intero, Mr. Moles served as President and Chief Executive Officer of the Real Estate Franchise Group of Cendant Corporation from October 2001 to June 2004. Prior to Cendant, from March 1997 to October 2001, Mr. Moles served as President and Chief Executive Officer of Century 21 Real Estate LLC, a real estate franchise company. Mr. Moles serves on the board of directors for Heritage Bank of Commerce, Heritage Commerce Corporation, and Western Bancorp, Inc. He has served as an advisor to Santa Clara University and the University of San Diego. Mr. Moles holds a Bachelor of Science degree from Santa Clara University.

We believe that Mr. Moles is qualified to serve as a member of our board of directors because of his experience and expertise as an executive at several companies in the real estate industry and his experience as a director of other public companies.

Theresia Gouw Ranzetta. Ms. Gouw Ranzetta has served as a director since December 2005. Ms. Gouw Ranzetta is a general partner at Accel Partners, a venture capital firm, which she joined in 1999, where she focuses on software investments, with a specific interest in social commerce, vertical media, security, and consumer Internet/mobile applications. Ms. Gouw Ranzetta serves on the board of directors of Imperva, Inc., as well as on the boards of directors of several other software and technology companies that are portfolio companies of Accel Partners. Ms. Gouw Ranzetta holds a Bachelor of Science degree from Brown University and a Master of Business Administration degree from Stanford University.

We believe that Ms. Gouw Ranzetta is qualified to serve as a member of our board of directors because of her experience in the software and technology industries as an investment professional and as an executive, her experience as a director of other technology companies, as well as her perspective as a representative of one of our significant stockholders.

Gregory Waldorf. Mr. Waldorf has served as a director since September 2005. Mr. Waldorf served as Chief Executive Officer of eHarmony, Inc., an online dating company, from April 2006 to January 2011. Mr. Waldorf serves on the board of overseers of the Hoover Institution at Stanford University and has served on the boards of directors of other private companies. Mr. Waldorf holds a Bachelor of Arts degree from the University of California, Los Angeles and a Master of Business Administration degree from Stanford University.

We believe that Mr. Waldorf is qualified to serve as a member of our board of directors because he brings strategic insights and operational leadership and experience as a former chief executive officer of a technology company, as well as because of the experience and perspective he has obtained in his roles as an investor in, advisor to, and board member of, numerous companies.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Codes of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics that will apply to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Our board of directors will consist of              directors,              of whom will qualify as “independent” under              listing standards.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, immediately after the completion of this offering our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2013;

•	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III director will be , and his term will expire at the annual meeting of stockholders to be held in 2015.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. Gouw Ranzetta and Messrs. Moles and Waldorf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of             . In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our board of directors has established or will establish, effective prior to the completion of this offering, an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Immediately following the completion of this offering, our audit committee will consist of             ,             , and             , with              serving as Chairman. The composition of our audit committee meets the requirements for independence under current              listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the              listing standards. In addition, our board of directors has determined that              is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee will, among other things:

•	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•

discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	review our policies on risk assessment and risk management;

•	review related party transactions;

•

obtain and review a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of the             .

Compensation Committee

Since February 2012, our compensation committee has been comprised of Mr. Waldorf and Ms. Gouw Ranzetta, with Mr. Waldorf serving as Chairman. The composition of our compensation committee meets the requirements for independence under              listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or make recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and make recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of the             .

Nominating and Governance Committee

Immediately following the completion of this offering, our nominating and governance committee will consist of             and             , with             serving as Chairman. The composition of our nominating and governance committee meets the requirements for independence under              listing standards and SEC rules and regulations. Our nominating and governance committee will, among other things:

•	identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluate the performance of our board of directors and of individual directors;

•	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of our corporate governance practices and reporting; and

•	develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and governance committee will operate under a written charter, to be effective prior to the completion of this offering that satisfies the applicable listing requirements and rules of             .

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

In 2011, none of our non-employee directors received any cash, equity, or other compensation for their services as directors or as members of any board committee. As of December 31, 2011, none of our non-employee directors had unvested shares of common stock that would have accelerated if their services had been terminated in connection with a change in control.

Gregory	Waldorf Letter Agreement

In January 2012, we entered into a letter agreement with Gregory Waldorf confirming his agreement to serve as the lead independent director of our board of directors. Pursuant to the letter agreement, in February 2012, our board of directors granted to Mr. Waldorf a stock option to purchase 73,500 shares of common stock at a price per share of $2.27, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Waldorf vests monthly over a 12-month period, and has a vesting commencement date of July 1, 2011. As such, a majority of shares subject to the stock option were vested on the date of grant, which was in recognition of Mr. Waldorf’s significant contributions and service to us as a director and advisor. In addition, pursuant to the letter agreement, we also paid Mr. Waldorf a cash bonus of $25,000 in April 2012, and agreed to reimburse him for reasonable travel and incidental expenses that we approve.

Robert Moles Option Grant

In February 2012, our board of directors granted to Robert Moles a stock option to purchase 36,750 shares of our common stock at a price per share of $2.27, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Moles vests monthly over a 12-month period and has a vesting commencement date of February 1, 2012.

Directors who are also our employees receive no additional compensation for their service as a director. During 2011, Messrs. Flint and Inkinen were employees. See the section titled “Executive Compensation” for more information about their compensation.

Following the completion of this offering, we intend to implement a formal policy pursuant to which our non-employee directors would be eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors. Under this policy, we intend to grant non-employee directors an annual stock option grant having a value on the date of grant equal to $        . We intend that the date of grant for these stock options will be                  of each year, beginning             .

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis of the compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The compensation provided to our named executive officers for 2011 is detailed in the 2011 Summary Compensation Table and accompanying footnotes and narrative that follows this section. This section explains our executive compensation philosophy and objectives, our compensation-setting process, and the elements of our compensation program.

Our named executive officers in 2011 were:

•	Peter Flint, our Chief Executive Officer, or CEO, and co-founder;

•	Sami Inkinen, our former President and co-founder;

•	Sean Aggarwal, our Chief Financial Officer, or CFO;

•	Paul Levine, our Chief Operating Officer, or COO;

•	Daniele Farnedi, our Vice President, Engineering; and

•	Scott Darling, our Vice President, General Counsel, and Corporate Secretary.

In March 2012, Mr. Inkinen’s employment with us was terminated, but Mr. Inkinen continues to serve as one of our directors. Mr. Inkinen served as our principal financial officer in 2011 prior to our hiring of Mr. Aggarwal.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a compensation program that attracts and retains our executive officers, including our named executive officers, and to motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We strive to provide compensation packages to our executive officers that are competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract, motivate and retain qualified executives to support growth expectations;

•	provide total direct compensation, consisting of salary and short-term and long-term incentive awards that are competitive with the market while remaining internally equitable and fair;

•	ensure that our executive compensation program and actual payouts are aligned with financial performance and strategic business goals;

•	ensure a substantial portion of each executive’s total compensation is at-risk and varies based on company and individual performance; and

•	align the executive compensation program with both short-term and long-term stockholder interests.

Compensation-Setting Process

Role of the Board of Directors and Compensation Committee

The initial compensation arrangements with our executive officers, including the named executive officers, have been determined in negotiations with each individual executive when such executive joined us. Typically, the board of directors or our CEO has been responsible for negotiating these arrangements.

With respect to continuing executive compensation arrangements, our board of directors has been responsible for overseeing, determining, and approving the compensation of our CEO and our former President, and has been responsible for overseeing the compensation of our other executive officers on an informal basis. With respect to the compensation of our named executive officers other than our CEO, our board of directors consults with our CEO and has typically informally approved his recommendations because of his closer nexus to his direct reports. Historically, our board of directors has overseen our 2005 Stock Incentive Plan, or the 2005 Plan, and awards thereunder.

Typically, in the first quarter of each year, our board of directors would review the compensation of our CEO. At that time, our board of directors would also evaluate the performance of the company and the CEO’s contributions thereto to determine whether to pay him cash bonuses for the previous year and, if so, the amount of any such bonuses.

In February 2012, we established a compensation committee of our board of directors, or the Committee, that has assumed responsibility for overseeing our executive compensation program and will approve the compensation of our CEO and our executive officers. The Committee determined incentive compensation earned by our named executive officers for the 2011 performance period. Going forward, the Committee will be responsible for annually reviewing and approving compensatory arrangements for our named executive officers and will act as administrator of our equity compensation plans. See the summary description of the Committee’s composition and charter in the section titled “Management—Committees of the Board of Directors—Compensation Committee.”

Role of Senior Management

In prior years, our CEO has typically sought the approval of our board of directors on an informal basis regarding the compensation for our other named executive officers. While our board of directors had final authority with respect to compensation decisions for our executive officers, our board of directors typically deferred to the recommendations of our CEO with respect to our other named executive officers because our CEO had a better understanding of the performance of his direct reports. With respect to his role in our executive compensation process, our CEO quarterly reviewed the performance of the other named executive officers and consulted with our board of directors on an informal basis on his conclusions and recommendations as to their compensation, including base salary adjustments and cash bonus payouts. Our CEO advised our board of directors on recommended stock option awards to the other named executive officers, which were subject to formal approval by our board of directors.

Role of Compensation Consultant

The Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.

In October 2011, we retained Radford, a national compensation consultant, to provide general market data and recommendations on non-executive compensation and expanded this engagement to include executive compensation and compensation for our board of directors. No guidance provided by Radford was used with respect to any compensation decisions for 2011. Prior to engaging Radford, our board of directors had not retained a compensation consultant for any services or recommendations related to executive compensation decisions.

In May 2012, the Committee retained Radford to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Radford now serves at the discretion of the Committee. The Committee has directed Radford to develop one or more groups of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of more formally ensuring that the compensation we offer to our executive officers is competitive and fair.

Following the completion of this offering, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve as will our process for establishing executive compensation. In the future, the Committee may continue to retain Radford or another compensation consultant to advise us regarding our executive compensation program to ensure that it remains properly aligned with our ongoing business strategy and that the pay mix and levels are competitive with current market practices.

Elements of Executive Compensation

Our compensation program for our named executive officers reflects our stage of development as a private company. As a private company, we have emphasized the use of equity in the form of stock options to incentivize our named executive officers to focus on our growth and create sustainable long-term stockholder value. Our founders were initially incentivized through restricted stock. We believe that equity awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of a base salary and an annual cash incentive award opportunity at levels that we believe, based on the experience and knowledge of our board of directors and our management team, are competitive for our stage of development and industry. Our annual cash incentive award opportunities generally focus on the achievement of specific near-term financial and strategic objectives and individual key performance objectives that will further our longer-term growth objectives. In addition, in order to attract and induce potential executive officers to leave their existing employment, we occasionally provide for a sign-on bonus. In the case of the recruitment of our CFO, we also offered certain relocation benefits.

Base Salaries

Base salaries provide our named executive officers with a fixed amount of consistent compensation and are an important motivating factor in attracting and retaining these individuals. We do not apply specific formulas to determine adjustments to base salary. Historically, the base salaries of our CEO and former President were reviewed and adjusted on a periodic basis by our board of directors. For our CEO, our board of directors considered the recommendations of our former President and also the scope of our CEO’s performance, individual contributions, responsibilities, experience, and prior base salary level. For our former President, our board of directors considered the recommendations of our CEO and also the scope of our former President’s performance, individual contributions, responsibilities, experience, and prior base salary level. For our other continuing named executive officers, our CEO reviewed and recommended adjustments on a periodic basis, in consultation with our former President and board of directors, of base salaries, taking into consideration the scope of the named executive officer’s performance, individual contributions, responsibilities, experience, prior base salary level, and, in the case of a promotion, position. With respect to our named executive officers that were hired in 2011, their initial base salaries were generally established through arm’s-length negotiations at the time each named executive officer was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other executive officers. During 2011, our board of directors informally approved base salary increases for our CEO, our former President, and Mr. Farnedi as set forth in the table below. In making these adjustments, our board of directors considered the subjective factors described above, as well as the length of time since the last base salary adjustment, our then-current cash position, and a desire for internal pay equity among our executive officers.

Named Executive Officer	Base Salary at End of 2010	Base Salary at End of 2011
Peter Flint	$150,000	$260,000
Sami Inkinen	150,000	250,000
Sean Aggarwal	N/A	260,000
Paul Levine	N/A	250,000
Daniele Farnedi	185,000	205,000
Scott Darling	N/A	230,000

In March 2012, the Committee approved base salary increases for our named executive officers as set forth below. In making this adjustment, the Committee considered the subjective factors described above, as well as the contributions expected from, and responsibilities of, each named executive officer in preparing us to transition from a private company to a publicly-traded company.

Named Executive Officer	Base Salary at End of 2011	Base Salary Approved for 2012
Peter Flint	$260,000	$285,000
Sami Inkinen (1)	250,000	250,000
Sean Aggarwal	260,000	260,000
Paul Levine	250,000	270,000
Daniele Farnedi	205,000	225,500
Scott Darling	230,000	230,000

(1)	Mr. Inkinen resigned as our President effective March 31, 2012.

Annual Incentive Compensation

In establishing our annual incentive compensation plan, our objective is to provide cash awards linked to company and individual performance, remain competitive in the marketplace and drive performance toward company goals. Corporate and individual key performance goals are established quarterly and evaluated by our CEO (except for his own performance goals which are established and evaluated by our board of directors) following the end of each quarter. In addition, corporate and individual key performance goals are evaluated on an annual basis. Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level. In setting these objectives, we identify the financial and operational results required to successfully grow the business, while also recognizing that internal and external factors may hinder this progress. As such, these objectives are intended to be challenging to achieve but within reach. Generally, our CEO reviews the objectives for, and achievements of, the named executive officers (other than himself) and shares his evaluations and recommendations with our board of directors. Our board of directors reviews the objectives for, and achievements of, our CEO and determines his incentive compensation. Historically, our CEO, in consultation with our board of directors and, for the 2011 performance period, our Committee in consultation with our CEO, have determined cash award amounts for our named executive officers and the actual achievement against these objectives. While we use a formula to calculate tentative award amounts, the final award approvals are made at the discretion of our board of directors and, for the 2011 performance period, our Committee, in each case, with recommendations by our CEO with respect to the other named executive officers. Annual incentive payments are generally subject to a maximum payment at the target amount; however our board of directors and/or the Committee has had the authority to pay discretionary bonuses in excess of target amounts.

2011 Incentive Target

For 2011, our annual cash incentive award opportunities were designed to reward our named executive officers based on our performance and the individual named executive officer’s contribution to that performance. Target award opportunities for our CEO and our former President were established by our board of directors. With respect to our other named executive officers, each target award opportunity was based on the contractual rights set forth in his respective offer letter agreement. The 2011 target award opportunities were as follows:

Named Executive Officer	Target Award Opportunity
Peter Flint	$110,000
Sami Inkinen	100,000
Sean Aggarwal (1)	14,247
Paul Levine (2)	87,671
Daniele Farnedi	31,000
Scott Darling (3)	8,356

(1)

Mr. Aggarwal is contractually eligible for a $100,000 target annual incentive award. However, Mr. Aggarwal was only employed with us for a portion of 2011, and therefore, his pro-rated target for 2011 was $14,247.

(2)

Mr. Levine is contractually eligible for a $100,000 target annual incentive award. However, Mr. Levine was only employed with us for a portion of 2011, and therefore, his pro-rated target for 2011 was $87,671.

(3)

Mr. Darling is contractually eligible for a $50,000 target annual incentive award. However, Mr. Darling was only employed with us for a portion of 2011, and therefore, his pro-rated target for 2011 was $8,356.

2011 Achievement

For 2011, the objectives and related performance assessment for our named executive officers were as follows:

•

Peter Flint, CEO—Mr. Flint’s corporate objectives related to our achievement of financial goals, including revenue. Mr. Flint’s individual objectives included development in our product organization, marketing and product execution, hiring and integrating a chief financial officer, and attention to our financial objectives, and preparing us for an initial public offering. For Mr. Flint to be eligible to receive an incentive award for 2011, we were required to achieve certain financial thresholds that were not met. Accordingly, Mr. Flint did not receive an incentive award for the 2011 performance period.

•

Sami Inkinen, former President—Mr. Inkinen’s corporate objectives related to our achievement of financial projections, including revenue. Mr. Inkinen’s individual objectives included business development, development in content, rentals, large partner and client management, hiring and integrating a chief operating officer and a chief financial officer, attending to our financial objectives, overseeing potential mergers and acquisitions, and preparing us for an initial public offering. For Mr. Inkinen to be eligible to receive an incentive award for 2011, we were required to achieve certain financial thresholds that were not met. Accordingly, Mr. Inkinen did not receive an incentive award for the 2011 performance period.

•

Sean Aggarwal, CFO—As Mr. Aggarwal was employed with us for less than two months during 2011, our board of directors did not establish specific corporate or department performance objectives to assess Mr. Aggarwal’s performance. Instead, the Committee measured how Mr. Aggarwal integrated into our executive team and headed the finance department during that period. Based on Mr. Aggarwal’s successful transition into our executive team and finance department, our Committee determined that Mr. Aggarwal achieved 100% of his objectives and was entitled to be paid 100% of his pro-rated incentive compensation amount.

•

Paul Levine, COO—Mr. Levine’s corporate objectives related to traffic to our site from the web and from mobile devices and the achievement of revenue goals. Mr. Levine’s individual objectives included hiring, operations, and product goals. Based on Mr. Levine’s performance and our CEO’s recommendation, the Committee determined Mr. Levine’s achievement level to be 55%. For Mr. Levine to be eligible to receive an incentive award for 2011, we were required to achieve certain financial thresholds that were not met. However, in consideration of Mr. Levine’s achievement of other objectives, our CEO recommended, and our Committee approved, payment of an incentive award at the determined level of achievement regardless of our not meeting the financial thresholds.

•

Daniele Farnedi, Vice President, Engineering—Mr. Farnedi’s goals were primarily individual. Mr. Farnedi’s individual objectives included hiring across the teams in his department, development of features, delivery, and planning, improvements in site performance, and progress in innovation. Based on Mr. Farnedi’s performance and our CEO’s recommendation, the Committee determined Mr. Farnedi’s achievement level to be 74%.

•

Scott Darling, Vice President, General Counsel and Corporate Secretary—As Mr. Darling was employed with us for approximately two months during 2011, our board of directors did not establish specific corporate or department performance objectives to assess Mr. Darling’s performance. Instead, the Committee measured how Mr. Darling integrated into our executive team and headed the legal department during that period. Based on Mr. Darling’s successful transition into our executive team and legal department, our Committee determined that Mr. Darling achieved 100% of his objectives and was entitled to be paid 100% of his pro-rated incentive compensation amount.

2011 Incentive Allocation

Based on the evaluation of the performance results described above, in 2012, the Committee approved the following cash awards for our named executive officers for the 2011 performance period:

Named Executive Officer	Actual Award Amount	Actual Award Amount as a Percentage of Target Award Opportunity
Peter Flint	$0	0%
Sami Inkinen	0	0
Sean Aggarwal	14,247	100
Paul Levine	48,219	55
Daniele Farnedi	23,000	74
Scott Darling	8,356	100

Rollover Bonus Opportunity

In 2012, our Committee determined that the financial thresholds for the 2011 incentive awards were too aggressive and established an incentive arrangement for our CEO and former President to potentially earn, based on 2012 performance, a portion of the incentive award that was not earned in 2011. Accordingly, the Committee determined rollover bonus potentials for our CEO and former President of $55,000 and $50,000, respectively. If we achieve 2012 semi-annual targets that were deemed challenging, then each applicable executive officer would receive 50% of the applicable rollover bonus potential. If we exceed these semi-annual targets by more than 5%, then each applicable executive officer would receive 100% of the applicable rollover bonus potential. The rollover bonuses would be paid, to the extent earned, in July 2012, subject to continued employment of the executive officer at the end of the six month period ending June 30, 2012. If the executive officer’s employment terminates prior to the end of the six month period ending June 30, 2012, then any earned rollover bonus will be pro-rated. The rollover bonus was an incentive opportunity separate from and in addition to any annual 2012 incentive award.

Sign-On Bonuses

In addition to our annual bonus opportunities, we occasionally provide for sign-on bonuses as a material inducement to join the company. In 2011, as a result of negotiations with Mr. Aggarwal, we provided Mr. Aggarwal with a $50,000 sign-on bonus payable within 30 days of his start date.

Equity-Based Incentive Compensation

We use stock options to attract, motivate, and incentivize the executive talent necessary to accomplish our business objectives while also providing a significant long-term interest in our success by rewarding the creation of stockholder value. Vesting for stock options is based on continued employment with us, generally over four years, thereby also encouraging the retention of our executive officers. In addition to stock options, we used restricted stock to incentivize our founders in connection with our incorporation.

Historically, we have not applied a formula to determine the size of individual stock options granted to our named executive officers. Instead, our board of directors has generally determined the size of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position and the size, value, and vesting status of existing equity awards. Based upon these factors, our board of directors or the Committee sets the size of each stock option award at a level it considers appropriate to create a meaningful incentive.

Our executive officers generally receive a stock option grant at the time of hire, with only discretionary additional awards thereafter. In addition to the factors considered above, the size of new hire grants was based on arm’s-length negotiations at the time each named executive officer was hired. Our current informal practice is to not provide additional equity awards until after the initial stock option grant has been substantially vested.

During 2011, our board of directors approved grants for our CEO and our former President because their existing founders’ restricted stock had fully vested. In recognition that these refresh grants were overdue, our board of directors provided for vesting credit from 2009, when their original restricted stock grants had fully vested. The size of these stock option grants was intended to provide sufficient equity incentive to align the interests of our CEO and our former President with those of our stockholders. On a similar rationale, our board of directors granted a stock option to Mr. Farnedi because his existing sign-on stock option grant was almost fully vested. In addition, our board of directors approved new hire grants to Messrs. Aggarwal, Levine, and Darling.

The following table summarizes the size of the stock option grants awarded to each named executive officer in 2011:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Options Granted in 2011
Peter Flint	983,412
Sami Inkinen	804,610
Sean Aggarwal	725,316
Paul Levine	1,607,284
Daniele Farnedi	170,000
Scott Darling	290,126

Following the completion of this offering, we expect that the Committee may make discretionary equity grants shortly following the end of each year.

Retirement and Other Benefits

Our named executive officers receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. These benefits include medical, dental, and vision benefits; health savings accounts; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance.

Our named executive officers are eligible to participate in our 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements. We may make discretionary contributions to the plan in any year, subject to certain limits. In 2011, we made matching contributions under our 401(k) retirement savings plan to all eligible participants.

Generally, we have not provided perquisites or other personal benefits to our named executive officers, other than those offered to our other salaried employees. However, in 2011, as an inducement material to his hiring, we offered to provide our CFO, who resides over 50 miles from our offices in San Francisco, with an apartment in San Francisco for his use on a tax-neutral basis so long as Mr. Aggarwal is required to work in San Francisco. At the time of his hiring, we believed that without providing this benefit, we would not have been able to induce Mr. Aggarwal to join us. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Executive Offer Letter Agreements

The initial terms and conditions of employment for each of our named executive officers (other than Messrs. Flint and Inkinen, our founders) are set forth in written offer letter agreements. Each of these agreements was negotiated on our behalf by our CEO, who consulted with our board of directors. We believe that the offer letter agreements were necessary to induce these individuals to forego other opportunities or leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, we recognized that it would be necessary to recruit candidates with the requisite experience and skills. Accordingly, we sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure, balancing both competitive and internal equity considerations.

For a summary of the material terms and conditions of these executive offer letter agreements, see “—Executive Offer Letter Agreements.”

Severance and Change in Control Arrangements

The offer letter agreements and/or equity award agreements entered into with certain of our named executive officers provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of certain qualifying terminations of employment or a transaction that could result in a change in control of our company. The terms of these agreements were determined after review by our board of directors of our retention goals for each named executive officer. For a summary of the material terms and conditions of these severance and change in control arrangements, see the section titled “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

At this time, the Committee has not adopted stock ownership guidelines with respect to our named executive officers, although it may consider doing so in the future. Prior to the completion of this offering, we will establish an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The Committee intends to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once we are a publicly-traded company and after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

At this time, we have not implemented a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our named executive officers and directors, but expect to do so prior to the completion of this offering.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

As we had been a privately-held corporation, we have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. Further, under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of this offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs. We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers under the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Internal Revenue Code during fiscal 2011, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, formerly known as SFAS 123(R), for our equity-based awards. ASC Topic 718 requires companies to measure the compensation expense for all equity-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their equity-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the Committee our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer or principal financial officer at any time during fiscal 2011, and our three other named executive officers who were serving as executive officers as of December 31, 2011. These individuals were our named executive officers for fiscal 2011.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Bonus ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation($) (3)		Total ($)
Peter Flint
Chief Executive Officer	2011	$241,667	$674,654	$—		$—	$—		$916,321
Sami Inkinen
Former President*	2011	233,333	551,990	—		—	7,000		792,323
Sean Aggarwal
Chief Financial Officer**	2011	37,500	664,780	50,000	(4)	14,247	6,207	(5)	772,734
Paul Levine
Chief Operating Officer	2011	220,673	1,171,840	—		48,219	5,833		1,446,565
Daniele Farnedi
Vice President of Engineering	2011	200,833	116,626	—		23,000	6,662		347,121
Scott Darling
Vice President, General Counsel and Corporate Secretary***	2011	39,219	265,912	—		8,356	—		313,487

*	Mr. Inkinen resigned as our President in March 2012, but continues to serve as a member of our board of directors.
**	Mr. Aggarwal began service as our principal financial officer in November 2011. Prior to Mr. Aggarwal joining us, Mr. Inkinen served as our principal financial officer.
***	Mr. Darling began service as our Vice President, General Counsel, and Corporate Secretary in October 2011.
(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in fiscal 2011, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included in this prospectus.

(2)

The amounts reported represent performance-based awards earned by each named executive officer based on the achievement of certain of our company and individual management goals and the individual’s target incentive compensation amount, pro-rated for fiscal 2011 based on their hire date, if applicable. The material terms of the incentive compensation awards are described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.” The amounts were paid in February 2012.

(3)	Unless otherwise described in the footnotes below, the amounts reported represent the amount of the matching contributions made by us to the named executive officer’s account under our 401(k) plan.
(4)	The amount represents a $50,000 sign-on bonus for Mr. Aggarwal earned in November 2011 when he joined, which was paid in January 2012.
(5)	The amount reported represents costs incurred by and reimbursed to Mr. Aggarwal in fiscal 2011 for housing costs in San Francisco.

Grants of Plan-Based Awards 2011

The following table presents information regarding grants of plan-based awards made to our named executive officers during fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			All Other Option Awards: Number of Securities Underlying Options #		Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Name	Grant Date	Threshold	Target
Peter Flint	2/8/2011	—	$110,000	(4)	983,412	(10)	$1.43	$674,654
Sami Inkinen	2/8/2011	—	100,000	(5)	804,610	(10)	1.43	551,990
Sean Aggarwal	11/9/2011	—	100,000	(6)	725,316	(11)	1.85	664,780
Paul Levine	5/11/2011	—	100,000	(7)	1,607,284	(12)	1.43	1,171,840
Daniele Farnedi	2/8/2011	—	31,000	(8)	170,000	(10)	1.43	116,626
Scott Darling	11/9/2011	—	50,000	(9)	290,126	(12)	1.85	265,912

(1)

The amounts represent target performance-based amounts payable at the time the grants of awards were made and assume the achievement of the corporate and individual components at the target levels for 2011. Payments under this plan are not subject to a minimum payment requirement but are subject to a maximum payment at the target amount. The material terms of the awards are discussed in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.”

(2)

The exercise price is set at the fair market value per share of our common stock on the grant date. For a discussion of our methodology for determining the fair value of our common stock, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(3)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in fiscal 2011, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included in this prospectus.

(4)

Mr. Flint did not receive an annual incentive bonus for fiscal 2011, but is eligible to receive a portion of the unearned fiscal 2011 bonus in fiscal 2012. This “rollover” bonus provides Mr. Flint the opportunity to earn 50% of the fiscal 2011 target of $110,000, or $55,000, which will be earned as follows: (1) 50% of the rollover bonus will be payable if we achieve 2012 semi-annual targets that were deemed challenging and (2) 100% of rollover bonus will be payable if we achieve these semi-annual targets by more than 5%. The rollover bonus, if any, will be paid in July 2012 and pro-rated if Mr. Flint leaves prior to June 30, 2012.

(5)

Mr. Inkinen did not receive an annual incentive bonus for fiscal 2011, but is eligible to receive a portion of the unearned fiscal 2011 bonus in fiscal 2012. This “rollover” bonus provides Mr. Inkinen the opportunity to earn 50% of the fiscal 2011 target of $100,000, or $50,000, which will be earned as follows: (1) 50% of the rollover bonus will be payable if we achieve 2012 semi-annual targets that were deemed challenging and (2) 100% of rollover bonus if we achieve these semi-annual targets by more than 5% for the first half of fiscal 2012. The rollover bonus, if any, will be paid in July 2012 and, shall be pro-rated by 50% because Mr. Inkinen resigned effective March 31, 2012.

(6)

Mr. Aggarwal was eligible to receive a $100,000 annual incentive bonus, subject to specific performance metrics, of which 100% of the pro-rated amount of this total target bonus, or $14,247, was earned in fiscal 2011 based on his hire date in November 2011. The incentive bonus was paid in February 2012. In addition, Mr. Aggarwal received a $50,000 sign-on bonus when he joined in November 2011, which was paid in January 2012.

(7)

Mr. Levine was eligible to receive a $100,000 annual incentive bonus, subject to specific performance metrics, of which 55% of the pro-rated amount of this total target bonus, or $48,219, was earned in fiscal 2011 based on his hire date in February 2011. The incentive bonus was paid in February 2012.

(8)

Mr. Farnedi was eligible to receive a $31,000 annual incentive bonus, subject to specific performance metrics, of which approximately 74% of this total target bonus, or $23,000, was earned in fiscal 2011. The incentive bonus was paid in February 2012.

(9)

Mr. Darling was eligible to receive a $50,000 annual incentive bonus, subject to specific performance metrics, of which 100% of the pro-rated amount of this total target bonus, or $8,356, was earned in fiscal 2011 based on his hire date in October 2011. The incentive bonus was paid in February 2012.

(10)

The stock options granted to Messrs. Flint, Inkinen, and Farnedi are not immediately exercisable and will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(11)

The stock option granted to Mr. Aggarwal will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter. The stock option is immediately exercisable for any or all of the shares subject thereto. However, any unvested shares purchased under such option will be subject to repurchase by us, at the lower of the original price paid per share or the current fair market value per share, should he cease to provide services to us prior to vesting in those shares.
(12)

The stock options granted to Messrs. Levine and Darling are not immediately exercisable and will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth information regarding outstanding stock options held by our named executive officers at the end of fiscal 2011:

	Option Awards (1)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Flint	9/22/2009	(2)	553,169		430,243	$1.43	2/7/2021
Sami Inkinen	9/22/2009	(2)	452,593		352,017	1.43	2/7/2021
Sean Aggarwal	11/9/2011		725,316	(3)	—	1.85	11/8/2021
Paul Levine	2/14/2011		—		1,607,284	1.43	5/10/2021
Daniele Farnedi	1/18/2007		457,662		—	0.05	1/30/2017
	1/18/2011	(2)	38,958		131,042	1.43	2/7/2021
Scott Darling	10/31/2011		—		290,126	1.85	11/8/2021

(1)

Each stock option was granted pursuant to our 2005 Plan. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable. Unless otherwise described in the footnotes below, the shares of common stock subject to such stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(2)

These stock options were granted to Messrs. Flint, Inkinen, and Farnedi on February 8, 2011. These options will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(3)

The stock option granted to Mr. Aggarwal is immediately exercisable for any or all of the shares subject thereto. However, any unvested shares purchased under such option will be subject to repurchase by us, at the lower of the original price paid per share or the current fair market value per share, should he cease to provide services to us prior to vesting in those shares. Accordingly, this amount represents the number of unvested shares subject to that option.

Option Exercises and Stock Vested

None of our named executive officers exercised options during fiscal 2011.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during 2011.

Executive Offer Letter Agreements

Peter Flint

Currently, we have not entered into an employment agreement or offer letter agreement with Mr. Flint.

Sami Inkinen

We had not entered into an employment agreement or offer letter agreement with Mr. Inkinen. In 2012, in connection with his termination of employment, we entered into a transition agreement with Mr. Inkinen. For a summary of the material terms and conditions of the transition agreement, see “—Sami Inkinen Transition Agreement.”

Sean Aggarwal

We entered into an offer letter agreement with Mr. Aggarwal, our CFO, in October 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Aggarwal was provided with a $50,000 sign-on bonus payable within 30 days of his joining us. The sign-on bonus is subject to repayment if Mr. Aggarwal resigns within 12 months of his start date. Mr. Aggarwal is eligible for an annual incentive bonus of $100,000, subject to achievement of specific performance metrics. Mr. Aggarwal’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Aggarwal will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award. Also, we reimburse Mr. Aggarwal for an apartment in San Francisco on a tax-neutral basis so long as Mr. Aggarwal is required to work in San Francisco.

Paul Levine

We entered into an offer letter agreement with Mr. Levine, our COO, in February 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Levine is eligible for an annual incentive bonus of $100,000, subject to achievement of specific performance metrics. Mr. Levine’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Levine will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award.

Daniele Farnedi

We entered into an offer letter agreement with Mr. Farnedi, our Vice President, Engineering, in December 2006. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Farnedi’s offer letter agreement provides that Mr. Farnedi is eligible for an annual incentive bonus.

Scott Darling

We entered into an offer letter agreement with Mr. Darling, our Vice President, General Counsel, and Corporate Secretary, in October 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Darling is eligible for an annual incentive bonus of $50,000, subject to achievement of specific performance metrics. Mr. Darling’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Darling will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award.

Definitions of Terms

For purposes of the offer letter agreements, “cause” means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by our board of directors, whose determination shall be conclusive and binding.

For purposes of the offer letter agreements of Messrs. Aggarwal, Levine, and Darling, “good reason” means:

•	A reduction in base compensation of greater than 25% due to a change in control;

•	The executive is subjected to discrimination, harassment or abuse as a result of race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; or

•	Upon our or our successor’s request, the executive refuses to relocate to a facility or location outside the San Francisco Bay Area.

Sami Inkinen Transition Agreement

We entered into a transition agreement and release with Sami Inkinen, our former President, dated March 28, 2012. The agreement provides that Mr. Inkinen’s employment terminated on March 31, 2012 and in consideration for executing a release, Mr. Inkinen received: (1) continuing payments of his then-current base salary for six months; (2) continued eligibility to receive the rollover bonus described above on a pro-rated basis, subject to achievement of the 2012 performance measures; (3) reimbursement for mobile phone, voice, and data service expenses, up to $200 per month, for six months; and (4) COBRA reimbursements for a period of six months, or until Mr. Inkinen has secured other employment and has become eligible for health benefits from such new employer, whichever occurs first.

If we are subject to a “company transaction” (as defined below) that is not a related party transaction, any unpaid severance shall be accelerated and paid in a lump sum in the next payroll date following the closing of such transaction.

As a part of the transition agreement, Mr. Inkinen agreed to continue to serve as a member of our board of directors until at least December 31, 2013. We will reimburse Mr. Inkinen for reasonable travel and other incidental expenses approved by us related to director service, so long as Mr. Inkinen provides us with appropriate receipts or other relevant documentation.

The transition agreement also provides that Mr. Inkinen will continue to vest in his outstanding stock option through September 30, 2012. If there is a company transaction and Mr. Inkinen’s service as a director of the company is terminated involuntarily prior to September 30, 2012, Mr. Inkinen’s service with us will be deemed to have been involuntarily terminated as of the date of termination for purposes of the stock option agreement, dated February 8, 2011. Mr. Inkinen will be entitled to exercise his outstanding stock option until the later of one year after Mr. Inkinen ceases to provide any services to us or December 31, 2013 (but in no event later than the original 10-year expiration date set forth in the grant notice related to such stock option).

For purposes of Mr. Inkinen’s transition agreement, “company transaction” means generally the consummation of:

•	our merger or consolidation with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of more than 50% of our outstanding voting securities; or

•	a sale, lease, exchange, or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of our assets;

provided, however, that in all cases a company transaction shall not include a related party transaction.

Potential Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. For purposes of the table, a qualifying termination of employment is considered “in connection with a change in control” if such involuntary termination without cause or voluntary termination for good reason occurs within the period 12 months, unless otherwise described in the footnotes below, following the “change in control” (as defined in each agreement). Payments and benefits are estimated assuming that the triggering event took place on December 31, 2011. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Named Executive Officer	Accelerated Vesting of Options ($) (1)
Peter Flint	$361,404	(2)
Sami Inkinen	295,694	(3)
Sean Aggarwal	152,316	(4)
Paul Levine	675,059	(5)
Daniele Farnedi	—
Scott Darling	60,926	(6)

(1)

The amounts represent the intrinsic value of the stock options that would vest on an accelerated basis in connection with such termination. Such intrinsic value is determined by multiplying (a) the amount by which the fair market value per share of our common stock on December 31, 2011 of $2.27 exceeded the exercise price per share in effect under each option by (b) the number of unvested shares that vest on an accelerated basis under such option.

(2)

We have entered into an agreement with Mr. Flint that provides for 25% acceleration of unvested shares following a change in control and 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Flint is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2011, 430,243 shares of common stock subject to Mr. Flint’s option would have accelerated if his employment had been terminated in connection with a change in control.

(3)

We have entered into an agreement with Mr. Inkinen that provides for 25% acceleration of unvested shares following a change in control and 100% acceleration of unvested shares, if within 12 months following a change in control, Mr. Inkinen is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2011, 352,017 shares of common stock subject to Mr. Inkinen’s option would have accelerated if his employment had been terminated in connection with a change in control.

(4)

We have entered into an agreement with Mr. Aggarwal that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Aggarwal is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2011, 362,658 shares of common stock subject to Mr. Aggarwal’s option would have accelerated if his employment had been terminated in connection with a change in control.

(5)

We have entered into an agreement with Mr. Levine that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Levine is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2011, 803,642 shares of common stock subject to Mr. Levine’s option would have accelerated if his employment had been terminated in connection with a change in control.

(6)

We have entered into an agreement with Mr. Darling that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Darling is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2011, 145,063 shares of common stock subject to Mr. Darling’s option would have accelerated if his employment had been terminated in connection with a change in control.

Employee Benefit and Stock Plans

2012 Equity Incentive Plan

Our board of directors intends to adopt a 2012 Equity Incentive Plan, or the 2012 Plan, and we expect our stockholders will approve it prior to the completion of this offering. Subject to stockholder approval, the 2012 Plan is effective upon the later to occur of its adoption by our board of directors or the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part, but is not expected to be used until after the completion of this offering. The 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. A total of              shares of our common stock are expected to be reserved for issuance pursuant to the 2012 Plan, of which no awards are issued and outstanding. In addition, the shares to be reserved for issuance under the 2012 Plan will also include (a) those shares reserved but unissued under the 2005 Plan as of the effective date of the registration statement of which this prospectus forms a part and (b) shares returned to the 2005 Plan as the result of expiration or termination of awards (provided that the maximum number of shares that may be added to the 2012 Plan pursuant to (a) and (b) is              shares). The number of shares available for issuance under the 2012 Plan will also include an annual increase on the first day of each fiscal year beginning in 2013, equal to the least of:

•	shares;

•	% of the outstanding shares of our common stock as of the last day of our immediately preceding year; or

•	such other amount as our board of directors may determine.

Plan Administration. Our board of directors or the Committee will administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options. The exercise price of options granted under the 2012 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2012 Plan, the administrator determines the term of all other options. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of our common stock between the exercise date and the date of grant. Subject to the provisions of the 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2012 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2012 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Outside Directors. The 2012 Plan will provide that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2012 Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2012 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2012 Plan, the administrator will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2012 Plan will provide that in the event of a merger or change in control, as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met.

Amendment, Termination. Our board of directors will have the authority to amend, suspend, or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. The 2012 Plan will automatically terminate in 2021, unless we terminate it sooner.

2005 Stock Incentive Plan, as amended

Our board of directors adopted our 2005 Plan in June 2005, and our stockholders approved it in June 2005. Our 2005 Plan was most recently amended in February 2012.

Authorized Shares. As of March 31, 2012, an aggregate of 15,423,843 shares of our common stock were reserved for issuance under our 2005 Plan. Our 2005 Plan provided for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, stock awards, restricted stock, and restricted stock units. As of March 31, 2012, options to purchase 10,051,678 shares of our common stock remained outstanding under our 2005 Plan.

Plan Administration. The Committee currently administers our 2005 Plan. Subject to the provisions of our 2005 Plan, the administrator has the power to interpret and administer our 2005 Plan and any agreement thereunder and to determine the terms of awards (including the recipients), the number of shares subject to each award, the exercise price (if any), the fair market value of a share of our common stock, the vesting schedule applicable to the awards together with any vesting acceleration, and the terms of the award agreement for use under our 2005 Plan. The administrator may, at any time, authorize the issue of new awards for the surrender and cancellation of any outstanding award with the consent of a participant. The administrator may also buy out an award previously granted for cash, shares, or other consideration as the administrator and the participant may agree.

Options. Stock options may be granted under our 2005 Plan. The exercise price per share of all options must equal at least 85% of the fair market value per share of our common stock on the date of grant, and the exercise price per share of incentive stock options must equal at least 100% of the fair market value per share of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years. An incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or any parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our common stock on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or certain other property, or other consideration acceptable to the administrator. After the termination of service of an employee, director, or consultant, the participant may generally exercise his or her options, to the extent vested as of such date of termination, for three months after termination. If termination is due to death, disability or retirement, the option will generally remain exercisable, to the extent vested as of such date of termination, until the one-year anniversary of such termination. However, in no event may an option be exercised later than the expiration of its term. If termination is for cause, then an option automatically expires upon first notification to the participant of such termination.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of our common stock between the exercise date and the date of grant. Subject to the provisions of the 2005 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right granted in tandem with an option will be equal to the exercise price of the related option.

Stock Awards. Stock awards may be granted under our 2005 Plan. Stock awards are grants of shares of our common stock, the rights of ownership of which are not subject to restrictions prescribed by the administrator.

Restricted Stock. Restricted stock may be granted under our 2005 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator.

Stock Units. Stock units may be granted under the 2005 Plan. Stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion may accelerate the time at which any restrictions will lapse or be removed.

Transferability of Awards. Our 2005 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise such an award during his or her lifetime.

Certain Adjustment. In the event of certain changes in our capitalization, the number of shares reserved under our 2005 Plan, the exercise prices of and the number of shares subject to outstanding options, and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by our board of directors.

Merger or Change in Control. Our 2005 Plan provides that, in the event of a merger, change in control, or other company transaction, as defined under our 2005 Plan, each outstanding award may be assumed or substituted for an equivalent award. In the event that awards are not assumed or substituted for, then the vesting of outstanding awards will be accelerated, and stock options will become exercisable in full prior to such corporate transaction. Stock options will then generally terminate immediately prior to the corporate transaction.

Amendment, Termination. Our board of directors may amend our 2005 Plan at any time, provided that such amendment does not impair the rights under outstanding awards without the award holder’s written consent. Upon completion of this offering, our 2005 Plan will be terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

SMT Bonus Plan

Our SMT Bonus Plan, or the Bonus Plan, was adopted by the Committee in March 2012. The Bonus Plan allows the Committee to provide cash incentive awards to selected executives, officers, or key employees, including our named executive officers, based upon performance goals established by the Committee.

Under the Bonus Plan, the Committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones; bookings; business divestitures and acquisitions; cash flow; cash position; contract awards or backlog; customer renewals; customer retention rates from an acquired company, business unit, or division; earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes, and net earnings); earnings per share; expenses; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; inventory turns; inventory levels; market share; net income; net profit; net sales; new product development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; product defect measures; product release timelines; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; stock price; time to market; total stockholder return; working capital; and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the

Committee determines relevant, and may be adjusted on an individual, divisional, business unit, or company-wide basis. The performance goals may differ from participant to participant and from award to award.

The Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the Committee’s discretion. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

The Committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In fiscal 2011, we made matching contributions into the 401(k) plan. Our contributions to the 401(k) plan are discretionary and fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since January 1, 2009 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transition Agreement

We entered into a transition agreement and release with Sami Inkinen, our former President, dated March 28, 2012. For a more detailed description of this agreement, see the section titled “Executive Compensation—Sami Inkinen Transition Agreement.”

Letter Agreement

In January 2012, we entered into a letter agreement with Gregory Waldorf, a non-employee member of our board of directors. See the section titled “Management—Non-Employee Director Compensation—Gregory Waldorf Letter Agreement” for a more detailed description of this agreement.

Investor Rights Agreement

On May 8, 2008, we entered into a Third Amended and Restated Investor Rights Agreement with the holders of our outstanding convertible preferred stock, including entities with which certain of our directors are affiliated, and our co-founders. As of March 31, 2012, the holders of 57,345,687 shares of our common stock, including our common stock issuable in connection with the automatic conversion of all outstanding shares of our convertible preferred stock into common stock, are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for more information regarding these registration rights.

Right of First Refusal and Co-Sale Agreement

We are a party to a right of first refusal and co-sale agreement which imposes restrictions on the transfer of our capital stock. Upon the closing of this offering, the right of first refusal and co-sale agreement will terminate and the restrictions on the transfer of our capital stock set forth in this agreement will no longer apply.

Voting Agreement

We are party to a voting agreement under which certain holders of our capital stock, including entities with which one of our directors is affiliated, have agreed to vote their shares on certain matters, including with respect to the election of directors. Upon the closing of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors or the voting of capital stock of the company.

Offer Letter Agreements

We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Offer Letter Agreements” for more information regarding these agreements.

Other Transactions

We have granted stock options to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Grants of Plan-Based Awards Table” and “Management—Non-Employee Director Compensation” for a description of these options.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control” for more information regarding these agreements.

Other than as described above under this section titled “Certain Relationships and Related Person Transactions,” since January 1, 2009, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act of 1933, or the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Following the completion of this offering, the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our audit committee will do so in the future.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2012, and as adjusted to reflect the sale of common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares, for:

•	each of our executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2012 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock before this offering on 63,811,486 shares of our common stock outstanding as of March 31, 2012, which includes 42,484,344 shares of common stock resulting from the automatic conversion of all outstanding shares of our convertible preferred stock upon the effectiveness of the registration statement of which this prospectus forms a part, as if this conversion had occurred as of March 31, 2012. Percentage ownership of our common stock after this offering assumes our sale of              shares of common stock in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Executive Officers and Directors:
Peter Flint (1)	8,654,838	13.4
Sean Aggarwal (2)	725,316	1.1
Paul Levine (3)	502,276	*
Daniele Farnedi (4)	514,328	*
Scott Darling	—	*
Sami Inkinen (5)	6,784,866	10.5
Robert Moles (6)	396,750	*
Theresia Gouw Ranzetta (7)	15,057,099	23.6
Gregory Waldorf (8)	736,627	1.2
All directors and executive officers as a group (9 Persons) (9)	33,372,100	49.6

5% Stockholders:
Accel IX L.P. (10)	15,057,099	23.6
Fayez Sarofim Investment Partnership No. 5, L.P. (11)	12,538,002	19.6
Sequoia Capital XII, L.P. (12)	6,941,421	10.9

*	Less than one percent (1%).
(1)

Consists of (i) 7,999,230 shares held of record by Mr. Flint and (ii) 655,608 shares subject to an outstanding option which is exercisable within 60 days of March 31, 2012, all of which are fully vested.

(2)	Consists of 725,316 shares subject to an outstanding option which is exercisable within 60 days of March 31, 2012, none of which are vested.
(3)	Consists of 502,276 shares subject to an outstanding option which is exercisable within 60 days of March 31, 2012, all of which are fully vested.
(4)	Consists of 514,328 shares subject to outstanding options which are exercisable within 60 days of March 31, 2012, all of which are fully vested.
(5)

Consists of (i) 6,248,460 shares held of record by Mr. Inkinen and (ii) 536,406 shares subject to an outstanding option which is exercisable within 60 days of March 31, 2012, all of which are fully vested.

(6)	Consists of 396,750 shares subject to outstanding options which are exercisable within 60 days of March 31, 2012, of which a total of 369,187 shares are fully vested.
(7)

Consists of the shares listed in footnote (10) below which are held by entities affiliated with Accel Partners. Ms. Gouw Ranzetta, one of our directors, is one of the managing members of Accel IX Associates L.L.C., the general partner of Accel IX L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the shares held by the entities associated with Accel Partners.

(8)

Consists of (i) 96,981 shares held of record by Mr. Waldorf; (ii) 124,071 shares held of record by Waldorf 2009 Trust dated June 15, 2009 for which Mr. Waldorf serves as trustee (the “Waldorf 2009 Trust”); (iii) 442,075 shares held of record by GLW 2004 Revocable Trust dated 11/15/2004 for which Mr. Waldorf serves as trustee (the “Waldorf 2004 Trust,” and together with the Waldorf 2009 Trust, the “Waldorf Trusts”); and (iv) 73,500 shares subject to an outstanding option which is exercisable within 60 days of March 31, 2012, of which 61,250 shares are fully vested. Mr. Waldorf has sole voting and investment power over the Waldorf Trusts’ shares. In addition, Mr. Waldorf is a limited partner in Fayez Sarofim Investment Partnership No. 5, LP. Mr. Waldorf does not have voting or investment power with respect to the shares held by Fayez Sarofim Investment Partnership No. 5, L.P.

(9)

Consists of (i) 29,967,916 shares beneficially owned by our current directors and executive officers and (ii) 3,404,184 shares subject to outstanding options which are exercisable within 60 days of March 31, 2012, of which 2,639,055 shares are fully vested.

(10)

Consists of (i) 12,550,092 shares held of record by Accel IX, L.P.; (ii) 1,337,070 shares held of record by Accel IX Strategic Partners L.P.; and (iii) 1,169,937 shares held of record by Accel Investors 2005 L.L.C. (collectively, “Accel Partners”). James W. Breyer, Kevin J. Efrusy, Ping Li, Arthur C. Patterson, and Theresia Gouw Ranzetta, as managing members of Accel IX Associates L.L.C., the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P., share voting and investment power with respect to the shares held by Accel IX L.P. and Accel IX Strategic Partners L.P. James W. Breyer, Kevin J. Efrusy, Ping Li, Arthur C. Patterson, and Theresia Gouw Ranzetta, as managing members of Accel Investors 2005 L.L.C., share voting and investment power with respect to the shares held by Accel Investors 2005 L.L.C. The principal address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.

(11)

Consists of 12,538,002 shares held of record by Fayez Sarofim Investment Partnership No. 5, L.P. Raye G. White, as executive vice president of FSI No. 2 Corporation, the managing general partner of Fayez Sarofim Investment Partnership No. 5, L.P., has voting and investment power with respect to the shares held by Fayez Sarofim Investment Partnership No.5, L.P. The principal address of Fayez Sarofim Investment Partnership No. 5, L.P. is Two Houston Center, Suite 2907, Houston, Texas 77010.
(12)

Consists of (i) 6,066,108 shares held of record by Sequoia Capital XII, L.P.; (ii) 648,327 shares held of record by Sequoia Capital XII Principals Fund, LLC; and (iii) 226,986 shares held of record by Sequoia Technology Partners XII, L.P. (collectively, “Sequoia Capital”). Michael Goguen, Douglas Leone, Michael Moritz, James J. Goetz, and Roelof F. Botha, as managing members of SC XII Management, LLC, the general partner of Sequoia Capital XII, L.P. and Sequoia Technology Partners XII, L.P., share voting and investment power with respect to the shares held by Sequoia Capital XII, L.P. and Sequoia Technology Partners XII, L.P. Michael Goguen, Douglas Leone, Michael Moritz, James J. Goetz, and Roelof F. Botha, as managing members of SC XII Management, LLC, the managing member of Sequoia Capital XII Principals Fund, LLC, share voting and investment power with respect to the shares held by Sequoia Capital XII Principals Fund, LLC. The principal address of Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and investor rights agreement, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the closing of this offering, our authorized capital stock will consist of              shares of common stock, $0.00001 par value per share, and              shares of undesignated preferred stock, $0.00001 par value per share.

Assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock, which will occur upon the effectiveness of the registration statement of which this prospectus forms a part, as of March 31, 2012, there were 63,811,486 shares of our common stock outstanding, held by 148 stockholders of record, and no shares of our convertible preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of              to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. In addition, the terms of our credit facility currently prohibit us from paying cash dividends on our capital stock. See the section titled “Dividend Policy” for more information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of March 31, 2012, we had outstanding options to purchase an aggregate of 10,051,678 shares of our common stock, with a weighted average exercise price of $1.29, pursuant to our 2005 Plan.

Warrants

As of March 31, 2012, we had outstanding a warrant to purchase up to 362,883 shares of our Series D preferred stock at an exercise price of $2.82 per share, which we issued in connection with the credit facility, pursuant to which 168,164 shares of our Series D preferred stock could be purchased as of March 31, 2012. The remaining 194,719 shares of Series D preferred stock issuable pursuant to this warrant may be purchased in the event that we choose to drawdown additional funds under the credit facility. Upon the conversion of all of our convertible preferred stock into common stock upon the effectiveness of the registration statement of which this prospectus forms a part, this warrant will be exercisable for an equivalent number of shares of common stock and will remain exercisable for five years from the offering date set forth on the cover page of this prospectus. In addition, this warrant has a net exercise provision pursuant to which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Series D preferred stock or common stock, as applicable, at the time of exercise of the warrant after deduction of the aggregate exercise price.

As of March 31, 2012, we also had an outstanding warrant to purchase 133,940 shares of our common stock at an exercise price of $1.43 per share. We expect that this warrant will be exercised prior to the completion of this offering.

Registration Rights

After the completion of this offering, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act of 1933, or the Securities Act. These registration rights are contained in our Third Amended and Restated Investor Rights Agreement, or IRA, dated as of May 8, 2008, as amended on September 15, 2011. We, along with certain holders of our common stock and the holders of our Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock are parties to the IRA. The registration rights set forth in the IRA will expire five years following the completion of this offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act or a similar exemption during any 90-day period. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. In connection with this offering, each stockholder that has registration rights agreed not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions and early release of certain holders in specified circumstances. See the section titled “Underwriters” for more information regarding such restrictions.

Demand Registration Rights

After the completion of this offering, the holders of approximately 42,735,114 shares of our common stock will be entitled to certain demand registration rights. Six months after the completion of this offering, the holders of at least 20% of these shares, or a lesser percentage if the registration covers at least that number of shares with an anticipated gross offering price of at least $10.0 million, then outstanding can request that we register the offer and sale of their shares. If we determine that it would be seriously detrimental to our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Additionally, we will not be required to effect a demand registration during the period beginning with 60 days prior to our good faith estimate of the date of the filing of, and ending 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock.

Piggyback Registration Rights

After the completion of this offering, if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock the holders of up to approximately 57,345,687 shares of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to a company stock plan and (2) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 Registration Rights

After the completion of this offering, the holders of up to approximately 42,735,114 shares of our common stock may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected one such registration within the 12 month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•

Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

•

Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Board of Directors Composition.”

•

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

•	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.

•

Amendment of Charter Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least two-thirds of our then outstanding common stock.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to              shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be             . The transfer agent and registrar’s address is             .

Listing

We intend to apply for the listing of our common stock on              under the symbol “TRLA.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number of shares of our capital stock outstanding as of March 31, 2012, we will have a total of              shares of our common stock outstanding. Of these outstanding shares, all of the              shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, all of our executive officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, subject to early release in certain circumstances as described below. As a result of these agreements and the provisions of our investor rights agreement described above under the section titled “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144 or Rule 701, based on an assumed offering date of March 31, 2012, shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, the shares of common stock sold in this offering will be immediately available for sale in the public market;

•

beginning 90 days after the date of this prospectus,              additional shares of common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in the section titled “—Lock-Up Agreements,” of which              shares would be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below;

•

beginning 181 days after the date of this prospectus, subject to extension as described in “Underwriting” below,              additional shares of common stock will become eligible for sale in the public market, of which              shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•

the remainder of the shares of common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements

We, our executive officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock, have agreed or will agree that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock. J.P. Morgan Securities LLC and

Deutsche Bank Securities Inc. may, in their discretion, and with the company’s consent, release any of the securities subject to these lock-up agreements at any time.

If, however, at any time beginning 90 days after the date of this prospectus (i) we have filed with the Securities and Exchange Commission at least one quarterly report on Form 10-Q or annual report on Form 10-K and (ii) the reported last sale price of our common stock on              is at least 40% greater than the offering price per share set forth on the cover of this prospectus for 20 out of any 30 trading days ending on or after the 90th day after the date of this prospectus (which 30-trading day period may begin prior to such 90th day), including the last day of such 30-trading day period, then 25% of each holder’s shares of our common stock that are subject to the 180-day restrictions described above will be released from these restrictions immediately prior to the opening of                      on the day following the end of the 30-trading day period. We refer to this date as the initial release date, and we refer to any release between the initial release date and the date that is 180 days from the date of this prospectus as an early release. Further, if (1) during the last 17 days of the 180-day restricted period or the last 17-day period prior to the initial release date, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the initial release date or the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the initial release date or the last day of the 180-day restricted period, then the initial release date will be deferred or the 180-day restricted period will be extended, as applicable, until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that no such extension shall apply from and after such date, if any, as the Financial Industry Regulatory Authority, Inc. shall have publicly announced that Rule 2711(f)(4) is no longer applicable with respect to any public offering (or any public offering with the same characteristics as this offering); and provided, further, that no such extension shall apply at any time beginning on or after December 10, 2012 until the close of trading on                      on December 31, 2012.

The lock-up agreements between each of our executive officers and the underwriters do not contain the opportunity for an early release of shares set forth in the preceding paragraph.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

Pursuant to an investor rights agreement, the holders of up to 57,345,687 shares of our common stock (including shares issuable upon the conversion of our outstanding convertible preferred stock upon the effectiveness of the registration statement of which this prospectus forms a part), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our 2005 Plan and our 2012 Plan. We expect to file this registration statement as promptly as possible after the completion of this offering. Shares covered by this registration statement will be eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements.

Stock Options

As of March 31, 2012, options to purchase a total of 10,051,678 shares of common stock pursuant to our 2005 Plan were outstanding, of which options to purchase 5,332,893 shares were exercisable, and no options were outstanding or exercisable under our 2012 Plan. We intend to file a registration statement on Form S-8 under the Securities Act as promptly as possible after the completion of this offering to register shares that may be issued pursuant to our 2005 Plan and our 2012 Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity incentive plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder other than:

•	an individual citizen or resident of the United States (for tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by you in the U.S.), are includible in your gross income in the taxable year received, are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% (such rate scheduled to increase to 31% for payments made after December 31, 2012) unless you establish an exemption, for example, by properly certifying your non U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of our Common Stock Held by or through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends, and the gross proceeds of a disposition of our common stock, paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We expect to enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Needham & Company, LLC
William Blair & Company, L.L.C.

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to purchase up to              additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over allotment exercise	With full over allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder, any shares of our common stock issued upon the exercise of options granted under our equity incentive plans, and up to     % of our common stock in connection with strategic transactions. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that no such extension shall apply from and after such date, if any, as the Financial Industry Regulatory Authority, Inc. shall have publicly announced that Rule 2711(f)(4) is no longer applicable with respect to any public offering (or any public offering with the same characteristics as this offering).

Our executive officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have entered into or will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions set forth below, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

If, however, at any time beginning 90 days after the date of this prospectus (i) we have filed with the Securities and Exchange Commission at least one quarterly report on Form 10-Q or annual report on Form 10-K

and (ii) the reported last sale price of our common stock on                      is at least 40% greater than the offering price per share set forth on the cover of this prospectus for 20 out of any 30 trading days ending on or after the 90th day after the date of this prospectus (which 30-trading day period may begin prior to such 90th day), including the last day of such 30-trading day period, then 25% of each holder’s shares of our common stock that are subject to the 180-day restrictions described above will be released from these restrictions immediately prior to the opening of                      on the day following the end of the 30-trading day period. We refer to this date as the initial release date, and we refer to any release between the initial release date and the date that is 180 days from the date of this prospectus as an early release. Further, if (1) during the last 17 days of the 180-day restricted period or the last 17-day period prior to the initial release date, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the initial release date or the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the initial release date or the last day of the 180-day restricted period, then the initial release date will be deferred or the 180-day restricted period will be extended, as applicable, until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that no such extension shall apply from and after such date, if any, as the Financial Industry Regulatory Authority, Inc. shall have publicly announced that Rule 2711(f)(4) is no longer applicable with respect to any public offering (or any public offering with the same characteristics as this offering); and provided, further, that no such extension shall apply at any time beginning on or after December 10, 2012 until the close of trading on                      on December 31, 2012.

The lock-up agreements between each of our executive officers and the underwriters do not contain the opportunity for an early release of shares set forth in the preceding paragraph.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We will apply to have our common stock approved for listing on                      under the symbol “TRLA.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on                     , in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant

Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of common stock being offered by this prospectus. The underwriters have been represented by Goodwin Procter LLP, Menlo Park, California.

EXPERTS

The financial statements as of December 31, 2010 and 2011, and for each of the three years in the period ended December 31, 2011, and the related financial statement schedule that are included in this prospectus and the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.trulia.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

TRULIA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Trulia, Inc.

San Francisco, California

We have audited the accompanying balance sheets of Trulia, Inc. (the “Company”) as of December 31, 2010 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in Part II, Item 16. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Trulia, Inc. as of December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally acceptd in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 30, 2012

TRULIA, INC.

Balance Sheets

(In thousands, except share and per share data)

	As of December 31,		As of March 31, 2012	Pro Forma Stockholders’ Equity as of March 31, 2012
	2010	2011
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,395	$7,041	$9,423
Short-term investments	—	4,300	2,100
Accounts receivable, net of allowance for doubtful accounts of $104, $80 and $54 as of December 31, 2010, 2011 and March 31, 2012	2,464	3,715	3,786
Prepaid expenses and other current assets	238	524	516

Total current assets	7,097	15,580	15,825
Restricted cash	2,445	—	—
Property and equipment, net	3,465	5,548	5,630
Goodwill	2,155	2,155	2,155
Other assets	548	912	909

TOTAL ASSETS	$15,710	$24,195	$24,519

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$1,583	$1,335	$1,741
Accrued liabilities	1,280	1,505	1,897
Accrued compensation and benefits	1,376	2,042	2,542
Deferred revenue	1,810	4,827	7,018
Notes payable	110	—	—
Deferred rent, current portion	99	387	420
Capital lease liability, current portion	72	292	348
Long-term debt, current portion	899	730	1,669
Preferred stock warrant liability	—	297	513	—

Total current liabilities	7,229	11,415	16,148
Deferred rent, net of current portion	275	638	594
Capital lease liability, net of current portion	118	156	146
Long-term debt, net of current portion	946	8,862	7,968
Other long-term liabilities	—	85	98

Total liabilities	8,568	21,156	24,954

Commitments and contingencies (NOTE 7)
STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible preferred stock, par value of $0.000033 per share, issuable in Series A, B, C and D, 42,497,601, 42,897,601, 42,897,601 shares authorized; 42,484,344 shares issued and outstanding as of December 31, 2010, 2011 and March 31, 2012; aggregate liquidation preferences of $33,609 as of December 31, 2010, 2011 and March 31, 2012, actual; no shares issued or outstanding as of March 31, 2012, pro forma	1	1	1	—
Common stock, par value of $0.000033 per share, 76,800,000, 77,200,000 and 77,200,000 shares authorized; 19,858,336, 20,759,885 and 21,327,142 shares issued and outstanding as of December 31, 2010, 2011 and March 31, 2012, actual; 63,811,486 shares issued and outstanding as of March 31, 2012, pro forma	1	1	1	2
Additional paid-in capital	37,189	39,241	39,967	40,480
Accumulated deficit	(30,049)	(36,204)	(40,404)	(40,404)

Total stockholders’ equity (deficit)	7,142	3,039	(435)	$78

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$15,710	$24,195	$24,519

See accompanying notes to financial statements.

TRULIA, INC.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Revenue	$10,338	$19,785	$38,518	$6,946	$12,162
Cost and operating expenses:
Cost of revenue (exclusive of amortization of product development cost)	2,855	3,657	5,795	1,016	2,205
Technology and development	7,056	8,803	14,650	3,038	4,646
Sales and marketing	5,532	8,638	17,717	3,192	6,075
General and administrative	1,912	2,501	6,123	1,365	2,971

Total cost and operating expenses	17,355	23,599	44,285	8,611	15,897
Loss from operations	(7,017)	(3,814)	(5,767)	(1,665)	(3,735)
Interest income	55	15	17	3	3
Interest expense	(21)	(39)	(389)	(28)	(252)
Change in fair value of warrant liability	—	—	(16)	—	(216)

Loss before provision for income taxes	(6,983)	(3,838)	(6,155)	(1,690)	(4,200)
Provision for income taxes	—	—	—	—	—

Net loss attributable to common stockholders	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)

Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.21)	$(0.31)	$(0.09)	$(0.20)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,257,435	18,049,651	19,971,137	19,657,477	20,646,196

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)			$(0.10)		$(0.06)

Weighted average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)			62,455,481		63,130,540

See accompanying notes to financial statements.

TRULIA, INC.

Statements of Stockholders’ Equity (Deficit)

(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance—January 1, 2009	42,484,344	$1	17,126,541	$1	$34,138	$(19,228)	$14,912
Exercise of common stock options	—	—	336,837	—	27	—	27
Stock-based compensation expense related to options granted to employees and nonemployees	—	—	—	—	306	—	306
Net loss and total comprehensive loss	—	—	—	—	—	(6,983)	(6,983)

Balance—December 31, 2009	42,484,344	1	17,463,378	1	34,471	(26,211)	8,262
Issuance of common stock related to acquisition of Movity, Inc.	—	—	1,628,200	—	2,218	—	2,218
Issuance of common stock warrants in exchange for services	—	—	—	—	16	—	16
Exercise of common stock options	—	—	766,758	—	113	—	113
Stock-based compensation expense related to options granted to employees and nonemployees	—	—	—	—	371	—	371
Net loss and total comprehensive loss	—	—	—	—	—	(3,838)	(3,838)

Balance—December 31, 2010	42,484,344	1	19,858,336	1	37,189	(30,049)	7,142
Issuance of common stock warrants in exchange for services	—	—	—	—	93	—	93
Exercise of common stock options	—	—	863,343	—	408	—	408
Exercise of common stock warrants	—	—	38,206	—	45	—	45
Stock-based compensation expense related to options granted to employees	—	—	—	—	1,506	—	1,506
Net loss and total comprehensive loss	—	—	—	—	—	(6,155)	(6,155)

Balance—December 31, 2011	42,484,344	1	20,759,885	1	39,241	(36,204)	3,039
Exercise of common stock options (unaudited)	—	—	567,257	—	253	—	253
Stock-based compensation expense related to options granted to employees (unaudited)	—	—	—	—	473	—	473
Net loss and total comprehensive loss (unaudited)	—	—	—	—	—	(4,200)	(4,200)

Balance—March 31, 2012 (unaudited)	42,484,344	$1	21,327,142	$1	$39,967	$(40,404)	$(435)

See accompanying notes to financial statements.

TRULIA, INC.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	855	963	2,496	444	797
Stock-based compensation	305	354	1,484	598	465
Provision for doubtful accounts	94	82	176	17	21
Issuance of common stock warrants in exchange for services	—	16	93	—	—
Change in fair value of warrant liability	—	—	16	—	216
Amortization of debt discount	—	—	38	—	45
Amortization of debt issue cost	—	—	10	—	8
Changes in operating assets and liabilities:
Accounts receivable	(455)	(736)	(1,427)	(345)	(92)
Prepaid expenses and other current assets	56	(71)	(286)	44	8
Other assets	(33)	(487)	(168)	(27)	42
Accounts payable	127	428	336	352	443
Accrued liabilities	156	(126)	100	61	664
Accrued compensation and benefits	142	657	666	(289)	500
Deferred rent	—	374	651	21	(11)
Deferred revenue	334	1,264	3,017	387	2,191
Other long-term liabilities	—	—	85	—	13

Net cash provided by (used in) operating activities	(5,402)	(1,120)	1,132	(427)	1,110

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash acquired from acquisition of Movity, Inc.	—	904	—	—	—
Increase in restricted cash	(690)	(2,100)	(2,200)	(1,500)	—
Decrease in restricted cash	—	345	4,645	—	—
Reclass from restricted cash to short-term investments	—	—	(4,300)	—	—
Maturities of short-term investments	—	—	—	—	2,200
Purchases of property and equipment	(219)	(2,628)	(4,783)	(1,144)	(1,108)

Net cash provided by (used in) investing activities	(909)	(3,479)	(6,638)	(2,644)	1,092

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	200	2,100	12,035	1,500	—
Repayment of notes payable	—	—	(110)	—	—
Repayments on long-term debt	(323)	(772)	(4,045)	(323)	—
Repayments on capital lease liability	(18)	(34)	(181)	(17)	(73)
Proceeds from exercise of stock options	27	113	408	32	253
Proceeds from exercise of common stock warrants	—	—	45	45	—

Net cash provided by (used in) financing activities	(114)	1,407	8,152	1,237	180

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,425)	(3,192)	2,646	(1,834)	2,382
CASH AND CASH EQUIVALENTS — Beginning of period	14,012	7,587	4,395	4,395	7,041

CASH AND CASH EQUIVALENTS — End of period	$7,587	$4,395	$7,041	$2,561	$9,423

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$20	$38	$263	$28	$197

Cash paid for income taxes	$6	$11	$10	$3	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deferred offering cost in accounts payable and accrued liabilities	$—	$—	$—	$—	$64

Issuance of preferred stock warrants in connection with debt financing	$—	$—	$281	$—	$—

Common stock issued in connection with the acquisition of Movity, Inc	$—	$2,218	$—	$—	$—

Stock-based compensation capitalized in product development costs	$1	$17	$22	$5	$8

Purchase of equipment under capital leases	$87	$155	$439	$—	$119

Net change related to purchase of equipment in accounts payable and accrued liabilities	$58	$699	$(584)	$(307)	$(373)

See accompanying notes to financial statements.

TRULIA, INC.

Notes to Financial Statements

1.	Organization and Description of Business

Trulia, Inc. (“Trulia” or the “Company”) was incorporated on June 1, 2005 in the state of Delaware as Realwide, Inc. On September 22, 2005, the Company changed its name to Trulia, Inc. Trulia’s online marketplace and mobile applications help consumers research homes and neighborhoods and help real estate professionals market themselves and their listings. The Company’s subscription products also provide real estate professionals with access to transaction-ready consumers and help them enhance their online presence.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations, or cash flows: ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; market acceptance of the Company’s products; development of sales channels; loss of significant customers; litigation or other claims against the Company; the hiring, training, and retention of key employees; and new product introductions by competitors.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Significant items subject to such estimates include: revenue recognition; allowance for doubtful accounts; the useful lives of property and equipment; the recoverability of long-lived assets; the determination of fair value of the Company’s common stock, stock options and preferred and common stock warrants; income tax uncertainties, including a valuation allowance for deferred tax assets; and contingencies. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities and recorded revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying balance sheet as of March 31, 2012, the statements of operations and the statements of cash flows for the three months ended March 31, 2011 and 2012 and the statement of stockholders’ deficit for the three months ended March 31, 2012 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of normal, recurring nature that are necessary for the fair presentation of the Company’s financial position as of March 31, 2012 and results of operations and cash flows for the three months ended March 31, 2011 and 2012. The financial data and other information disclosed in these notes to the financial statements related to the three-month periods are unaudited. The results of the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other interim period or for any other future year.

Unaudited Pro Forma Stockholders’ Equity

Upon the effectiveness of the Company’s registration statement on Form S-1 in connection with the initial public offering (“IPO”) contemplated by the Company, all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. The March 31, 2012 unaudited pro forma stockholders’ equity has been prepared assuming the conversion of the convertible preferred stock outstanding into 42,484,344 shares of common stock, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital.

Concentrations of Credit Risk and Credit Evaluations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company deposits its cash and cash equivalents and short-term investments with major financial institutions that management believes are of high credit quality; however, at times, balances exceed federally insured limits.

The Company’s accounts receivable are derived from customers in the United States of America. The Company does not require its customers to provide collateral to support accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for estimated credit losses. Actual credit losses may differ from the Company’s estimates. Revenue from one customer represented approximately 19% of the Company’s total revenue during the year ended December 31, 2009. No customer represented 10% or more of total revenue during the years ended December 31, 2010, 2011 and three months ended March 31, 2011 and 2012. No customer accounted for 10% or more of the Company’s gross accounts receivable as of December 31, 2010 and 2011. Two customers accounted for approximately 13% and 11% of the Company’s gross accounts receivable as of March 31, 2012.

Revenue Recognition

The Company’s revenue is derived from selling subscription products to real estate professionals and from display advertising sold to brand advertisers that operate in the real estate ecosystem. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers a signed agreement, a binding insertion order or other similar documentation reflecting the terms and conditions under which products will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. The Company does not request collateral from its customers.

The Company’s revenues include marketplace revenue and media revenue:

Marketplace revenues consist primarily of subscription-based revenue. The fixed-fee subscription-based revenue is recognized ratably over the period service is provided.

Media revenues primarily consist of advertising sales on a cost per thousand impressions (“CPM”) or cost per click (“CPC”) basis to advertisers. The Company recognizes these revenues in the period the clicks or impressions are delivered to the client.

Multiple-Element Arrangements

The Company enters into arrangements with customers to sell advertising packages that include different media placements or ad services that are delivered at the same time, or within close proximity of one another.

Beginning on January 1, 2011, the Company adopted new authoritative guidance on multiple-element arrangements, using the prospective method for all arrangements entered into or materially modified from the date of adoption. Under this new guidance, the Company allocates arrangement consideration in multiple-element revenue arrangements at the inception of an arrangement to all deliverables or those packages in which all components of the package are delivered at the same time, based on the relative selling price method in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence (“VSOE”) if available; (ii) third-party evidence (“TPE”) if VSOE is not available, and (iii) best estimate of selling price (“BESP”) if neither VSOE nor TPE is available.

VSOE- The Company determines VSOE based on its historical pricing and discounting practices for the specific product when sold separately. In determining VSOE, the Company requires that a substantial majority of the standalone selling prices for these services fall within a reasonably narrow pricing range. For certain subscription products, the Company has been able to establish VSOE.

TPE- When VSOE cannot be established for deliverables in multiple-element arrangements, the Company applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s go-to-market strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of services cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor services’ selling prices are on a standalone basis. As a result, the Company has not been able to establish selling price based on TPE.

BESP- When it is unable to establish selling price using VSOE or TPE, the Company uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the service were sold on a standalone basis. BESP is generally used to allocate the selling price to deliverables in the Company’s multiple-element arrangements. The Company determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charges for similar offerings, market conditions, competitive landscape and pricing practices. The Company limits the amount of allocable arrangement consideration to amounts that are fixed or determinable and that are not contingent on future performance or future deliverables. The Company will regularly review BESP. Changes in assumptions or judgments or changes to the elements in the arrangement could cause a material increase or decrease in the amount of revenue that the Company reports in a particular period.

The Company recognizes the relative fair value of the products as they are delivered assuming all other revenue recognition criteria are met. As a result of implementing this recent authoritative guidance, the Company’s revenue for the twelve months ended December 31, 2011 was not materially different from what would have been recognized under the previous guidance for multiple-element arrangements.

Cost of Revenue

Cost of revenue consists primarily of expenses related to operating the Company’s website and mobile applications, including those associated with the operation of the Company’s data center, hosting fees, customer service related headcount expenses including salaries, bonuses, benefits and stock-based compensation expense, licensed content, credit card fees, third-party contractor fees and other allocated overhead.

Technology and Development

Costs to research and develop the Company’s products are expensed as incurred. These costs consist primarily of technology and development headcount related expenses including salaries, bonuses, benefits and stock-based compensation expense, third-party contractor fees and allocated overhead primarily associated with developing new technologies. Technology and development also includes amortization costs related to capitalized website and software development activities (“Product Development Cost”).

Advertising Expense

Advertising costs are expensed when incurred and are included in sales and marketing expenses in the accompanying statements of operations. The Company’s advertising expenses were $275,000, $127,000, $459,000, $69,000 and $202,000 during the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2011 and 2012.

Stock-Based Compensation

The Company recognizes compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. The Company estimates the grant date fair value of option grants, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service period, which is the vesting period of the respective awards.

The Company accounts for stock options issued to nonemployees based on the fair value of the awards determined using the Black-Scholes option-pricing model. The fair value of stock options granted to nonemployees are remeasured as the stock options vest, and the resulting change in value, if any, is recognized in the statement of operations during the period the related services are rendered.

Income Taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are measured based on differences between the financial reporting and the tax bases of assets and liabilities using enacted tax rates that are expected to be in effect when the differences are expected to reverse. A valuation allowance is established to reduce net deferred tax assets to amounts that are more likely than not to be realized.

The Company accounts for uncertainty in tax positions recognized in the financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.

The Company’s policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items as tax expense.

Comprehensive Loss

During the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2011 and 2012, the Company did not have any other comprehensive income and, therefore, the net loss and comprehensive loss was the same for all periods presented.

Net Loss and Pro Forma Net Loss per Share Attributable to Common Stockholders

The Company calculates its basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. Under the two-class method, in periods when the Company has net income, net income attributable to common stockholders is determined by allocating undistributed earnings, calculated as net income less current period convertible preferred stock non-cumulative dividends, between common stock and the convertible preferred stock. In computing diluted net income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible preferred stock, options to purchase common stock, preferred stock warrants and common stock warrants are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive. In contemplation of an initial public offering, the Company has presented the unaudited pro forma basic and diluted net loss per share attributable to common stockholders, which has been computed to give effect to the automatic conversion of the convertible preferred stock into shares of common stock as of the beginning of the respective period.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less at the time of acquisition. As of December 31, 2010, 2011 and March 31, 2012, cash and cash equivalents consist of cash and money market funds. All credit card and debit card transactions that process within one business day are also classified as cash and cash equivalents. The amounts due from third-party merchant processors for these transactions classified as cash totaled $7,000, $207,000 and $254,000 as of December 31, 2010, 2011 and March 31, 2012.

Short-term Investments

The Company’s short-term investments consist of certificates of deposit with maturities of 12 months or less from the balance sheet date. Short-term investments are reported at cost, which approximates fair value, as of each balance sheet date.

Restricted Cash

Restricted cash consists of certificates of deposit with a major financial institution.

Accounts Receivable and Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers. Accounts receivable are recorded at invoiced amounts, net of the Company’s estimated allowances for doubtful accounts. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount the Company reasonably believes will be collected. The Company writes-off accounts receivable against the allowance when it determines the balance is uncollectible and no longer actively pursues collection of the receivable. Write-offs of accounts receivable to bad debt expense were $94,000, $82,000, $176,000, $17,000 and $21,000 during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2011 and 2012.

Deferred Offering Costs

Deferred offering costs which consist of direct incremental legal and accounting fees relating to the IPO, are capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of March 31, 2012, the Company capitalized $64,000 of deferred offering costs in other assets on the balance sheet. No amounts were deferred as of December 31, 2011.

Property and Equipment

Property and equipment are initially recorded at cost and depreciated using a straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are charged to expense as incurred. The useful lives of the Company’s property and equipment are as follows:

Computer equipment	2 to 3 years
Office equipment, furniture and fixtures	3 years
Capitalized product development costs	2 years
Leasehold improvements	Shorter of the lease term or estimated useful life

Depreciation expense of assets acquired through capital leases is included in depreciation and amortization expense in the statements of operations.

Product Development Costs

Costs incurred in connection with the development of the Product Development Cost are accounted for as follows: all costs incurred in the preliminary project and post-implementation stages are expensed as incurred while certain costs incurred in the application development stage of a new product or projects to provide significant additional functionality to existing products are capitalized if certain criteria are met. Maintenance and enhancement costs are typically expensed as incurred. The Company capitalized costs associated with product development of $58,000, $851,000, $1.3 million and $315,000 during the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2012, and recorded related amortization expenses of $179,000 $366,000, $708,000, $118,000 and $274,000 during the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2011 and 2012. The net book value of capitalized product development costs was $571,000, $1.1 million and $1.2 million as of December 31, 2010 and 2011 and March 31, 2012. Such costs are amortized on a straight-line basis over the estimated useful lives of the related assets, generally two years. Amortization expense is included in technology and development in the statements of operations.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that it operates as one reporting unit and has selected December 1 as the date to perform its annual impairment test. In the valuation of its goodwill, the Company must make assumptions regarding estimated future cash flows to be derived from the Company. If these estimates or their related assumptions change in the future, the Company may be required to record impairment for these assets. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then the Company would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. The impairment loss would be calculated by comparing the implied fair value of the Company to its net book value. In calculating the implied fair value of the Company’s goodwill, the fair value of the Company would be allocated to all of the other assets and liabilities based on their fair values. The excess of the fair value of the Company over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company was not required to perform the second step of the goodwill impairment test during the years ended December 31, 2010 or 2011. There was no impairment of goodwill recorded for the years ended December 31, 2010 or 2011.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized when the carrying amount of the asset exceeds the fair value of the asset. To date, the Company believes that no such impairment has occurred.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash equivalents, short-term investments, accounts receivable and accounts payable, approximated their fair values due to the short period of time to maturity or repayment. The carrying amount for the Company’s preferred stock warrants represent their fair value. Long-term debt is stated at the carrying value as the stated interest rate approximates market rates currently available to the Company. The carrying value of the notes payable approximates fair value principally because of the short-term nature of this liability. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:

Level I—Unadjusted quoted prices in active markets for identical assets or liabilities;

Level II—Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

Level III—Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own assumptions.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments consist of Level I assets and Level III liabilities. Level I assets include highly liquid money market funds that are included in cash and cash equivalents and certificates of deposit that are included as short-term investments. Level III liabilities consist of the preferred stock warrant liability. The fair values of the outstanding preferred stock warrants are measured using a Monte Carlo model. Inputs used to determine the estimated fair value of the warrant liability include the estimated fair value of the underlying stock at the valuation date, the estimated term of the warrants, risk-free interest rates, expected dividends and the expected volatility of the underlying stock.

Deferred Revenue

Deferred revenue consists of prepaid but unrecognized subscription revenue, advertising fees received or billed in advance of delivery and for amounts received in instances when revenue recognition criteria has not been met. Deferred revenue is recognized when all revenue recognition criteria have been met.

Preferred Stock Warrant Liability

The Company’s warrants to purchase convertible preferred stock are classified as liabilities on the balance sheets at fair value upon issuance because these warrants contain certain anti-dilution provisions which require the Company to lower the exercise price of the warrants upon any future down-round financings. Therefore, the warrants are subject to remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in the statements of operations. At the time of issuance, the aggregate fair value of these warrants were determined using a Monte Carlo model. The Company will continue to adjust the liability for changes in fair value using a Monte Carlo model until the earlier of the exercise or expiration of the warrants, the conversion of the underlying shares of convertible preferred stock, or the completion of a liquidation event, including the completion of an IPO. Upon exercise or expiration of the warrants or the conversion of the underlying preferred stock, the related warrant liability will be remeasured to fair value and any remaining liability will be reclassified to additional paid-in capital.

Segments

The Company’s chief operating decision maker is its chief executive officer. The chief executive officer reviews financial information accompanied by information about revenue by product line for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, or operating results for levels or components. In addition, the Company’s operation and customers are located only in the United States of America. Accordingly, the Company has a single reporting segment and operating unit structure.

Recently Issued Accounting Pronouncements

Under the Jumpstart Our Business Startups Act (“JOBS Act”), the Company meets the definition of an emerging growth company. The Company has irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820)—Fair Value Measurements and Disclosures, which requires additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, and the activity in Level III fair value measurements. This guidance was effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level III activity disclosure requirements that became effective for reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this new guidance beginning January 1, 2010, except for the additional Level III requirements, which were adopted beginning January 1, 2011. Level III assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance required additional disclosures but did not have a material impact on the Company’s results of operations or financial position.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level III fair value measurements. This pronouncement is effective for reporting periods beginning on or after

December 15, 2011, with early adoption prohibited. The Company adopted this standard in January 2012 as reflected in Note 3 of these financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which requires an entity to present total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The Company early adopted this guidance on January 1, 2012, retrospectively. During the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2011 and 2012, the Company did not have any other comprehensive income and, therefore, the net loss and comprehensive loss was the same for all periods presented.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350). The amended guidance will allow companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required. This pronouncement is effective for fiscal years beginning after December 15, 2011. The Company adopted this standard on January 1, 2012. The adoption of this accounting standard update does not have any material impact on the Company’s results of operations or financial position.

3.	Fair Value Measurements

The Company measures and reports its cash equivalents, short-term investments and preferred stock warrant liability at fair value on a recurring basis. The Company’s cash equivalents and short-term investments are invested in money market funds and certificates of deposit. The following table sets forth the fair value of the Company’s financial assets and liabilities remeasured on a recurring basis, by level within the fair value hierarchy (in thousands):

	As of December 31, 2010
	Level I	Level II	Level III	Total
Financial Assets:
Money market funds	$3,366	$—	$—	$3,366

	As of December 31, 2011
	Level I	Level II	Level III	Total
Financial Assets:
Money market funds	$6,678	$—	$—	$6,678
Certificate of deposit	4,300	—	—	4,300

Total financial assets	$10,978	$—	$—	$10,978

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$297	$297

	As of March 31, 2012
	Level I	Level II	Level III	Total
	(Unaudited)
Financial Assets:
Money market funds	$6,678	$—	$—	$6,678
Certificate of deposit	2,100	—	—	2,100

Total financial assets	$8,778	$—	$—	$8,778

Financial Liabilities:
Preferred stock warrant liability	$—	$—	$513	$513

None of the cash equivalents or short-term investments held by the Company had unrealized losses and there were no realized losses for the year ended December 31, 2011 and the three months ended March 31, 2012. There were no other-than-temporary impairments for these instruments as of December 31, 2011 or March 31, 2012. As of December 31, 2011 and March 31, 2012, the contractual maturity of all certificates of deposit was less than one year.

Level III instruments consist solely of the Company’s preferred stock warrant liability in which the fair value was measured using a Monte Carlo model. The significant unobservable inputs used in the fair value measurement of the preferred stock warrant liability are estimated using the fair value of the underlying stock at the valuation date and the estimated term of the warrants. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value measurement.

The following table sets forth a summary of the changes in the fair value of the Company’s Level III financial liabilities for the year ended December 31, 2011 and three months ended March 31, 2012 (in thousands):

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
		(Unaudited)
Fair value—beginning of period	$—	$297
Issuance of preferred stock warrants	281	—
Change in fair value of Level III financial liabilities	16	216

Fair value—end of period	$297	$513

The gains and losses from remeasurement of Level III financial liabilities are recorded through the change in fair value of warrant liability in the statements of operations.

4.	Balance Sheet Components

Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2010	2011	2012
			(Unaudited)
Computer equipment	$2,216	$4,459	$4,844
Capitalized product development costs	1,745	2,998	3,313
Furniture and fixtures	268	630	654
Leasehold improvements	1,388	2,041	2,041
Equipment not yet in service	—	—	138

Total property and equipment, gross	5,617	10,128	10,990
Less: accumulated depreciation and amortization	(2,152)	(4,580)	(5,360)

Total property and equipment, net	$3,465	$5,548	$5,630

As of December 31, 2010, 2011 and March 31, 2012, property and equipment under capital lease, included under computer equipment above, amounted to $245,000, $729,000 and $795,000 with accumulated depreciation of $48,000, $215,000 and $273,000. Depreciation and amortization expense during the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2011 and 2012 was $855,000, $963,000, $2.5 million, $444,000 and $797,000.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2010	2011	2012
			(Unaudited)
Legal and professional fees	$169	$326	$476
Marketing expenses	194	162	188
Interest	—	79	79
Sales taxes	52	137	185
Other	865	801	969

Total accrued liabilities	$1,280	$1,505	$1,897

Accrued Compensation and Benefits

Accrued compensation and benefits consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2010	2011	2012
			(Unaudited)
Bonus	$550	$968	$373
Payroll and related expenses	—	—	902
Commissions	296	223	340
Vacation	530	851	927

Total accrued compensation and benefits	$1,376	$2,042	$2,542

5.	Movity, Inc. Acquisition

On December 10, 2010, the Company entered into an Agreement of Plan of Merger (“Movity Agreement”) to acquire Movity, Inc. (“Movity”), a privately held geographic data company which was founded in January 2010. The acquisition, which closed on December 10, 2010, allowed the Company to enhance its workforce.

Upon the closing of the acquisition, all of the outstanding shares of Movity, including the shares of common stock that were issued by Movity upon the closing of the acquisition as a result of the automatic conversion of its convertible promissory note into common stock, were converted into the right to receive a fraction of a share of the Company’s common stock. The Company accounted for the Movity acquisition as the purchase of a business. The Company expensed the related acquisition costs, consisting primarily of legal expenses in the amount of $155,000, during the year ended December 31, 2010. These legal expenses are presented as general and administrative expense in the statement of operations for the year ended December 31, 2010. The total purchase consideration of $2.2 million consisted of the issuance of 1,628,200 shares of the Company’s common stock with fair value of $1.3622 per share. Under the terms of the Movity Agreement, the Company is entitled to withhold 376,511 shares of the total purchase consideration as partial security for indemnification of obligations of Movity’s stockholders. The shares withheld will be released as follows: (i) 75% of the shares will be released on the 18-month anniversary of the acquisition date, and (ii) the remaining shares will be released on April 15, 2014. Upon the completion of the acquisition, the operations were absorbed by the Company, and Movity ceased to exist as a separate entity.

The following table summarizes the fair value of assets acquired and liabilities assumed (in thousands):

Cash	$904
Property and equipment	13
Current liabilities	(744)
Notes payable	(110)
Goodwill	2,155

Total purchase consideration	$2,218

The excess of the consideration transferred over the fair value assigned to the assets acquired and liabilities assumed was $2.2 million, which represents the goodwill resulting from the acquisition. Goodwill is attributable to technological expertise associated with the acquired assembled workforce. None of the goodwill is expected to be deductible for income tax purposes. The Company tests goodwill for impairment on an annual basis on December 1, or sooner if deemed necessary. As of December 31, 2010, 2011 and March 31, 2012, there was no impairment of goodwill.

Unaudited Pro Forma Combined Information

Supplemental information on an unaudited pro forma basis is presented below for the year ended December 31, 2010 (in thousands):

Pro forma revenue	$19,785
Pro forma loss from operations	(5,648)
Pro forma net loss	(5,647)

The Company did not present comparative information for the year ended December 31, 2009 above as Movity was founded in January 2010. The unaudited pro forma combined financial information includes the results of the Company and Movity as if the acquisition of Movity had occurred as of January 1, 2010. The pro forma information presented does not purport to present what the actual results would have been had the acquisition actually occurred on January 1, 2010, nor is the information intended to project results for any future period. Further, the unaudited pro forma information excludes any benefits that may result from the acquisition due to synergies that were derived from the elimination of duplicative costs. From the acquisition date through December 31, 2010, the Company recognized an immaterial loss from the Movity acquisition in the accompanying statements of operations.

6.	Debt

In September 2008, the Company entered into a term loan agreement with a banking institution for a principal amount of $725,000. The loan carried a variable annual interest rate floating at London Interbank Offered Rate (“LIBOR”) plus 2% and matured in July 2011. In April 2009, the Company repaid the outstanding balance of the loan and concurrently entered into a new loan agreement with the same banking institution for a principal amount of $776,000. The new loan carried the same interest rate as the original loan and the principle was repayable over 27 equal monthly installments. The Company repaid the new loan on its maturity date in July 2011.

From January 2010 through April 2011, the Company entered into several additional loan agreements with the same banking institution for a total principal of $4.3 million. These loans carried variable annual interest rates floating at 1.25 - 2% above LIBOR, were repayable in 31 or 36 equal monthly installments, and had maturity dates from January 2013 through April 2014. In September 2011 when the outstanding principal for these loans was $3.0 million, the Company repaid the loans with the proceeds received from the loan facility agreement discussed immediately below. These loan agreements had prepayment penalties and required additional interest upon prepayment. The Company recognized an immaterial loss upon the repayment of the debt prior to its contractual maturity.

In September 2011, the Company entered into a $20.0 million loan and security agreement which provided for a secured term loan facility (“Credit Facility”), issuable in tranches, with a financial institution. This financial institution was not the same banking institution noted in the preceding paragraph, therefore, the issuance of the Credit Facility did not result in a modification to the prior debt agreements. Under the Credit Facility, the first tranche of $5.0 million was drawn down in full in September 2011 and was used to repay the Company’s outstanding debt. The second tranche of $5.0 million was also drawn down in full in September 2011. As of December 31, 2011 and March 31, 2012, the Company had not drawn down the third tranche of the Credit Facility, and the remaining amount of $10.0 million will be available for drawdown through August 2012. The Credit Facility carries an interest rate equal to the greater of the prime rate plus 2.75% or 6% for the first tranche, and a rate equal to the greater of the prime rate plus 5.5% or 8.75% for the second and third tranches. The loan facility is subject to interest-only payments through September 2012, which is repayable in 30 equal monthly installments of principal and interest after the interest-only period, and had a maturity date of March 2015. However, certain of these terms are subject to adjustment pending the Company’s results of operations during the first six months of the year ending December 31, 2012. Specifically, the Credit Facility allows for an extension to the drawdown period from August 2012 to December 2012, if the Company achieves certain financial milestones. In addition, the interest-only repayment period will be extended from September 2012 to March 2013 and the maturity date will be extended from March 2015 to September 2015 if the Company achieves certain financial milestones.

As of December 31, 2011, the future principal payments on the debt are as follows (in thousands):

Year Ending December 31:	Amounts
2012	$917
2013	3,843
2014	4,141
2015	1,099

Total payments	10,000
Less debt discount	(408)

Total debt, net of unamortized discount	9,592
Less current portion	(730)

Noncurrent portion	$8,862

In conjunction with the Credit Facility, the Company issued warrants to purchase up to 362,883 shares of Company stock as follows: (1) shares of Series D convertible preferred stock with an exercise price equal to $2.8246 per share or (2) shares of the next round of preferred stock financing at the per share price for such shares upon drawdown of the entire loan amount. Of this amount, warrants to purchase 168,164 shares of Series D convertible preferred stock became exercisable upon the drawdown of the first and second tranches and have an exercise price of $2.8246 per share. At the time of issuance, the aggregate fair value of these warrants was $281,000. The Company also paid a net facility charge of $165,000 upon drawdown of the first tranche of the loan. The fair value of warrants and net facility charge were recorded as debt discount to be amortized as interest expense over the contractual term of the loan agreement using the effective interest rate method. As a result of the debt discount, the effective interest rate for the Credit Facility differs from the contractual rate. During the year ended December 31, 2011 and three months ended March 31, 2012, the Company recognized interest expense related to amortization of the debt discount in the amount of $38,000 and $45,000.

Under the Credit Facility, the Company granted the financial institution a security interest in all of the Company’s assets. If the Company has available cash and marketable securities on hand of at least $20.0 million, the financial institution may release the security interest on the Company’s intellectual property. However, if at any time after release of the intellectual property, the available cash and marketable securities on hand is less than $10.0 million, the Company will grant the financial institution a security interest on its intellectual property.

The Company was in compliance with all covenants under its loan facility agreement as of December 31, 2011 and March 31, 2012. The Credit Facility provides certain reporting covenants, among others, relating to delivery of audited financial statements to the financial institution. In May 2012, the Company failed to comply with the delivery of audited financial statements for the year ended December 31, 2011 within the time period set forth in the Credit Facility. The lender granted a waiver arising from the Company’s failure to comply with this reporting covenant.

7.	Commitments and Contingencies

Operating Leases

The Company leases its corporate office under noncancelable operating leases. In February 2007, the Company executed a lease agreement for its corporate office in San Francisco for initial monthly rent of $19,000, which expired in December 2010. In October 2010, the Company moved its corporate office within San Francisco and entered into a four-year lease which will expire in October 2014. The Company’s initial monthly rent for the San Francisco lease is $62,000. In addition to its corporate office, the Company entered into a lease in New York for a sales office at monthly rent of $10,000, which expired in June 2011. In February and April 2011, the Company entered into two operating leases in Denver and New York to expand its sales offices. These leases expire at various times through April 2014. Monthly rent under Denver and New York leases are $27,000 and $11,000. Rental expense from the facility leases are recognized on a straight-line basis over the lease term. Rent expense was $432,000, $611,000, $1.1 million, $249,000 and $247,000 during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2011 and 2012.

As of December 31, 2011, the Company’s minimum payments under the noncancelable operating leases are as follows (in thousands):

Year Ending December 31:	Operating Lease
2012	$1,264
2013	1,269
2014	883

Total minimum lease payments	$3,416

In March 2012, the Company entered into a sublease agreement for additional office space which will expire in March 2013. The monthly rent for the new office space is $29,000.

Capital Leases

During the years ended December 31, 2009, 2010 and 2011, the Company has entered into various capital lease agreements for certain hardware and equipment for use by the Company and its employees. The lease terms have ranged from 24 to 36 months.

The following is a schedule of future minimum lease payments due under the capital lease obligation as of December 31, 2011 (in thousands):

Year Ending December 31:	Capital Lease
2012	$318
2013	161

Total minimum lease payments	479
Less: amount representing interest	(31)

Present value of minimum lease payments	448
Less: current portion	(292)

Capital lease liability, net of current portion	$156

Contingencies

The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. In July 2011, a non-practicing entity brought suit against Trulia for patent infringement. In September 2011, the Company entered into a license agreement to purchase a license for these patents for $550,000 and, as a result, the claim against the Company was dropped.

The agreement also provides for an additional contingent payment of $350,000 if the Company files its initial Registration Statement with the SEC prior to January 11, 2015 and its shares become publically listed on either the NASDAQ or NYSE exchanges following the completion of the Company’s IPO. The Company did not accrue any amounts related to the contingent payment as it concluded that the payment of this amount is not probable as of December 31, 2011 and March 31, 2012.

8.	Stockholders’ Equity

Common Stock

As of December 31, 2010, 2011 and March 31, 2012, the Company had reserved shares of common stock, on an as-if converted basis, for issuance as follows:

	As of December 31,		As of March 31,
	2010	2011	2012
			(Unaudited)
Conversion of Series A convertible preferred stock	10,699,533	10,699,533	10,699,533
Conversion of Series B convertible preferred stock	16,442,307	16,442,307	16,442,307
Conversion of Series C convertible preferred stock	10,030,761	10,030,761	10,030,761
Conversion of Series D convertible preferred stock	5,311,743	5,311,743	5,311,743
Options issued and outstanding	4,597,511	10,004,173	10,051,678
Options available for grant under stock option plan	184,309	115,455	1,500,693
Common and convertible preferred stock warrants	38,206	302,104	302,104

Total	47,304,370	52,906,076	54,338,819

Convertible Preferred Stock

As of December 31, 2010, 2011 and March 31, 2012, the Company has outstanding Series A, B, C and D convertible preferred stock (individually referred to as “Series A, B, C or D” or collectively “Preferred Stock”) as follows (in thousands, except for share data):

	As of December 31, 2010
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Proceeds, Net of Issuance Costs
Series A	10,699,533	10,699,533	$2,156	$2,081
Series B	16,442,307	16,442,307	5,700	5,668
Series C	10,030,761	10,030,761	10,750	9,958
Series D	5,325,000	5,311,743	15,003	14,904

Total	42,497,601	42,484,344	$33,609	$32,611

	As of December 31, 2011 and March 31, 2012 (unaudited)
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Proceeds, Net of Issuance Costs
Series A	10,699,533	10,699,533	$2,156	$2,081
Series B	16,442,307	16,442,307	5,700	5,668
Series C	10,030,761	10,030,761	10,750	9,958
Series D	5,725,000	5,311,743	15,003	14,904

Total	42,897,601	42,484,344	$33,609	$32,611

The holders of the Company’s Preferred Stock have the following rights, preferences, and privileges:

Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as determined by dividing the original issue price for such Series by the then effective conversion price for that Series (the “Conversion Rate”). The Conversion Rate is subject to adjustment for any stock dividends, combinations or splits with respect to such shares. Additionally, each share of Preferred Stock is automatically convertible into shares of common stock at the then effective Conversion Rate for such Series (i) with the approval, by affirmative vote, written consent, or agreement, of the holders of not less than two-thirds of the outstanding Preferred Stock voting together as a single class; (ii) upon the voluntary conversion by the holders of not less than two-thirds of the Preferred Stock issued by the Company; or (iii) upon the effectiveness of a registration statement under the Securities Act of 1933 filed in connection with an underwritten initial public offering with proceeds to the Company of not less than $50.0 million. The Conversion Rate for each series of preferred stock is 1-for-1 as of December 31, 2010, 2011 and March 31, 2012.

Dividends

The holders of Series A, B, C and D are entitled to receive non-cumulative dividends on a pari passu basis, and in preference to common stockholders, at the rate of $0.01612, $0.02773, $0.079754 and $0.22596 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum payable out of funds legally available. Such dividends are payable when, and if declared by the Board of Directors, acting in its sole discretion. After payment of dividends at the rates set forth above, any additional dividends declared will be distributed among all holders of Preferred Stock and common stock in proportion to the number of shares of common stock that would then be held by each such holder if all shares of Preferred Stock were converted into common stock. No dividends have been declared through March 31, 2012.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock, an amount equal to (i) 100% of the original issue price for each share of Series A, 100% of the original issue price for each share of Series B, 107.5% of the original issue price for each share of Series C, and 100% of the original issue price for each share of Series D, plus (ii) all declared but unpaid dividends on such shares. If the assets and funds available for distribution to the holders of the Preferred Stock are insufficient to pay the stated preferential amounts in full, the entire assets and funds of the Company legally available for distribution will be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. The remaining assets, if any, are to be distributed ratably to the holders of the common stock and Preferred Stock, on an as-if-converted basis, provided that the holders of Series A, Series B, Series C and

Series D are not entitled to any proceeds above $0.2015, $0.34667, $0.9969 and $2.8245 per share. Thereafter, if assets remain, they will be distributed to the holders of common stock on a pro rata basis.

The Company classified the Preferred Stock within shareholders’ equity since the shares are not redeemable, and the holders of the Preferred Stock cannot effect a deemed liquidation of the Company outside of the Company’s control.

Voting

The holders of the Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which these shares could then be converted.

Redemption

The Preferred Stock is not redeemable.

9.	Warrants

Convertible Preferred Stock Warrants

In September 2011, the Company entered into a $20.0 million Credit Facility discussed further in Note 6. In connection with the Credit Facility, the Company issued a warrant to purchase up to 362,883 shares of Series D with an exercise price of $2.8246 per share, however, only 168,164 shares are exercisable as of December 31, 2011 and March 31, 2012. The exercisability of the warrant is triggered upon specified drawdowns on the Credit Facility. As of December 31, 2011 and March 31, 2012, the Company had only drawdown $10.0 million from the total $20.0 million underlying the Credit Facility. If the Company draws the remaining $10.0 million, these other shares will become exercisable under the warrant. The warrant contains certain anti-dilution provisions which require the Company to lower the exercise price of and adjust the number of shares underlying the warrants upon any future down-round financings. Therefore, the exercise price and the shares underlying the warrant are potentially subject to change. The warrant expires at the earlier of (1) 10 years from issuance, (2) five years from the effectiveness of an initial public offering, or (3) completion of a liquidation event in which the underlying preferred shares are redeemed for twice the exercise price of the warrant. At the time of issuance, the aggregate fair value of the warrant in the amount of $281,000 was determined using a Monte Carlo model incorporating two scenarios, one with a future equity financing and one without. The model also used the following assumptions: expected term of 1.2 years, risk-free interest rate of 0.2%, expected volatility of 55.0% and expected dividend yield of 0%. The fair value of the warrant was recorded as a warrant liability upon issuance.

During the year ended December 31, 2011 and three months ended March 31, 2012, the Company recognized a charge to earnings of $16,000 and $216,000 from remeasurement of the fair value of the warrant, which was recorded through the statements of operations.

The Company determined the fair value of the outstanding convertible preferred stock warrant of $297,000 and $513,000 as of December 31, 2011 and March 31, 2012 with the following assumptions:

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
		(Unaudited)
Estimated term (in years)	1.0	0.8
Risk-free interest rate	0.1%	0.2%
Expected volatility	55%	70%
Expected dividend yield	0%	0%

The above assumptions were determined as follows:

Term—The term represents a weighted average of the remaining term under probable scenarios used to determine the fair value of the underlying stock. A weighted average term was determined to be more appropriate than the contractual term due to potential adjustments to the related expiration date for the warrant under multiple scenarios;

Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the term of the warrant;

Expected volatility—The expected volatility is derived from historical volatilities of several unrelated publicly listed peer companies over a period approximately equal to the term of the warrant because the Company has limited information on the volatility of the preferred stock since there is currently no trading history. When making the selections of industry peer companies to be used in the volatility calculation, the Company considered the size, operational and economic similarities to the Company’s principle business operations; and

Expected dividend yield—The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Common Stock Warrants

In July 2010, in conjunction with services provided by a third party consultant, the Company issued a warrant to purchase 38,206 shares of common stock with an exercise price of $1.18 per share and expiration date of July 19, 2015. The warrant is exercisable with cash or through a cashless exercise provision. Under the cashless exercise provision, the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s common stock at the time of exercise of the warrant after deducting the aggregate exercise price. The fair value of the warrant in the amount of $16,000 was recorded as additional paid-in capital upon issuance and was not subject to remeasurement at each reporting period. The fair value of the warrant was calculated using the Black-Scholes option-pricing model with the following assumptions: contractual term of 5 years, risk-free interest rate of 1.7%, expected volatility of 55.0% and expected dividend yield of 0%. In March 2011, the warrant was exercised with cash proceeds of $45,000.

In September 2011, in conjunction with services provided by a third party consultant, the Company issued a warrant to purchase 133,940 shares of common stock with an exercise price of $1.43 per share and expiration date of February 14, 2016. The outstanding warrant will expire at the earlier of an initial public offering, change of control or expiration date. The warrant is exercisable with cash or through a cashless exercise provision. The fair value of the warrant in the amount of $93,000 was recorded as additional paid-in capital upon issuance and was not subject to remeasurement at each reporting period. The fair value of the warrant was calculated using the Black-Scholes option-pricing model with the following assumptions: contractual term of 4.5 years, risk-free interest rate of 0.7%, expected volatility of 55.0% and expected dividend yield of 0%.

10.	Stock-Based Compensation

Stock Plan

The Company has granted options under its 2005 Stock Incentive Plan (the “2005 Plan”). Under the terms of the 2005 Plan, the Company has the ability to grant incentive (“ISO”) and nonstatutory (“NSO”) stock options, restricted stock awards and restricted stock units. As of December 31, 2010, 2011 and March 31, 2012, 7,222,692, 13,423,843 and 15,423,843 shares of common stock were reserved under the 2005 Plan for the issuance of ISOs, NSOs, or restricted stock to eligible participants. Under the 2005 Plan, the ISOs may be granted at a price per share not less than the fair market value at the grant date. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options generally vest at 25% after the first year and then at 1/36 of the remaining shares each month thereafter and expire 10 years from the grant date. Certain options vest monthly over two to four years.

Stock option activity under the 2005 Plan during the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2012, is as follows:

	Shares Available for Grant	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
					(In thousands)
Balance—January 1, 2009	478,929	5,406,486	$0.23	8.2	$3,915
Granted	(411,705)	411,705	1.18
Cancelled	720,648	(720,648)	0.33
Exercised	—	(336,837)	0.08

Balance—December 31, 2009	787,872	4,760,706	0.31	7.4	$3,994
Granted	(829,474)	829,474	1.18
Cancelled	225,911	(225,911)	0.58
Exercised	—	(766,758)	0.15

Balance—December 31, 2010	184,309	4,597,511	0.48	7.0	$4,064
Additional options authorized	6,201,151	—	—
Granted	(6,652,942)	6,652,942	1.54
Cancelled	382,937	(382,937)	1.18
Exercised	—	(863,343)	0.47

Balance—December 31, 2011	115,455	10,004,173	1.16	8.2	$11,108
Additional options authorized (unaudited)	2,000,000	—	—
Granted (unaudited)	(649,750)	649,750	2.53
Cancelled (unaudited)	34,988	(34,988)	1.38
Exercised (unaudited)	—	(567,257)	0.45

Balance—March 31, 2012 (unaudited)	1,500,693	10,051,678	$1.29	8.2	$18,619

Options exercisable—December 31, 2011		5,028,256	$0.83	7.1	$7,243

Options vested and expected to vest—December 31, 2011		8,925,847	$1.11	8.1	$10,363

Options exercisable—March 31, 2012 (unaudited)		5,332,893	$0.98	7.3	$11,508

Options vested and expected to vest—March 31, 2012 (unaudited)		9,039,718	$1.24	8.1	$17,192

The options exercisable as of December 31, 2011 and March 31, 2012 included options that were exercisable prior to vesting. The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012 was $0.46, $0.53, $0.76 and $1.22.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. The aggregate intrinsic value of options exercised was $322,000, $760,000, $902,000 and $1.2 million during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2012. The total estimated grant date fair value of employee options vested during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2012 was $484,000, $336,000, $1.2 million and $594,000.

As of December 31, 2011 and March 31, 2012, total unrecognized compensation cost related to stock-based awards granted to employees was $3.2 million, net of estimated forfeitures of $758,000, and $3.4 million, net of estimated forfeitures of $799,000. These costs will be amortized on a straight-line basis over a weighted average vesting period of 3.03 and 2.88 years.

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of December 31, 2011 is summarized below:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price per Share	Number of Options Exercisable	Weighted Average Exercise Price Per Share
$0.05 - $0.06	1,826,074	4.8	$0.05	1,826,074	$0.05
$0.44 - $0.49	739,790	6.0	0.47	722,085	0.47
$1.18	934,363	8.1	1.18	461,409	1.18
$1.43 - $1.53	4,826,538	9.3	1.44	1,292,122	1.43
$1.85	1,677,408	9.8	1.85	726,566	1.85

	10,004,173	8.2	$1.16	5,028,256	$0.83

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of March 31, 2012 is summarized below:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price per Share	Number of Options Exercisable	Weighted Average Exercise Price Per Share
		(Unaudited)
$0.05 - $0.06	1,632,585	4.6	$0.05	1,632,585	$0.05
$0.44 - $0.49	438,337	5.7	0.46	438,337	0.46
$1.18	898,196	7.8	1.18	490,101	1.18
$1.43 - $1.53	4,756,568	9.0	1.44	1,928,623	1.43
$1.85	1,677,408	9.5	1.85	728,441	1.85
$2.27 - $3.14	648,584	9.9	2.53	114,806	2.27

	10,051,678	8.2	$1.29	5,332,893	$0.98

Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company and its Board of Directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation Method—The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model.

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company estimates the expected term for its option grants based on a study of publicly traded industry peer companies and the historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Expected Volatility—The expected volatility is derived from the historical stock volatilities of several comparable publicly listed peers over a period approximately equal to the expected term of the options because the Company has limited information on the volatility of its common stock since the Company has no trading history. When making the selections of the comparable industry peers to be used in the volatility calculation, the Company considered the size, operational and economic similarities to its principle business operations.

Fair Value of Common Stock—The fair value of the common stock underlying the stock options has historically been determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of the option grant by considering a number of objective and subjective factors including contemporaneous valuations performed by unrelated third-party specialists, valuations of comparable companies, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock shall be determined by the board of directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

Expected Dividend—The expected dividend has been zero as the Company has never paid dividends and has no expectations to do so.

Forfeiture Rate—The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, the Company may be required to record adjustments to stock-based compensation expense in future periods.

Summary of Assumptions

The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Expected term (in years)	5.5	5.5	5.5	5.5	5.5
Expected volatility	57%	55%	55%	55%	53%
Risk-free interest rate	2.3%	1.7%	1.9%	2.6%	1.1%
Dividend rate	0%	0%	0%	0%	0%

Stock-Based Compensation Expense

The Company recorded compensation expense for options granted to employees and nonemployees as follows (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Cost of revenue	$10	$8	$11	$2	$5
Technology and development	177	176	482	59	192
Sales and marketing	105	97	183	50	55
General and administrative	13	73	808	487	213

Total stock-based compensation expense	$305	$354	$1,484	$598	$465

The Company capitalized stock-based compensation of $1,000, $17,000, $22,000, $5,000 and $8,000 as product development costs during the years ended December 31, 2009, 2010, 2011 and three months ended March 31, 2011 and 2012.

Options Granted to Nonemployees

During the years ended December 31, 2009, 2010 and 2011, the Company granted nil, nil and 16,216 stock options to nonemployees. Through March 31, 2012, no stock-based compensation expense was recognized related to the options granted during the year ended December 31, 2011 as these nonemployee options have performance conditions that the Company determined are not probable as of March 31, 2012. Such options are subject to remeasurement using the Black-Scholes option-pricing model as the options vest.

There were no grants made to nonemployees during the three months ended March 31, 2011 and 2012.

11.	Net Loss and Pro Forma Net Loss per Share Attributable to Common Stockholders

The following table sets for the computation of the Company’s basic and diluted net loss per share attributable to common stockholders during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2011 and 2012 (in thousands, except share and per share data):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Net loss attributable to common stockholders	$(6,983)	$(3,838)	$(6,155)	$(1,690)	$(4,200)

Shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,257,435	18,049,651	19,971,137	19,657,477	20,646,196

Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.21)	$(0.31)	$(0.09)	$(0.20)

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Convertible preferred stock	42,484,344	42,484,344	42,484,344	42,484,344	42,484,344
Stock options to purchase common stock	4,760,706	4,597,511	10,004,173	6,972,191	10,051,678
Heldback shares in connection with Movity acquisition	—	376,511	376,511	376,511	376,511
Preferred stock warrants	—	—	168,164	—	168,164
Common stock warrants	—	38,206	133,940	—	133,940

The following table sets forth the computation of the Company’s unaudited pro forma basic and diluted net loss per share attributable to common stockholders during the year ended December 31, 2011 and three months ended March 31, 2012 (in thousands, except share and per share data):

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	(Unaudited)
Net loss attributable to common stockholders	$(6,155)	$(4,200)
Change in fair value of warrant liability	16	216

Net loss used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	$(6,139)	$(3,984)

Shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,971,137	20,646,196
Pro forma adjustments to reflect assumed conversion of convertible preferred stock	42,484,344	42,484,344

Shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	62,455,481	63,130,540

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.06)

12.	Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. For the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2011 and 2012, the Company did not have taxable income and, therefore, no tax liability or expense has been recorded in the financial statements.

The following table presents a reconciliation of statutory federal rate and the Company’s effective tax rate for the periods presented:

	Year Ended December 31,
	2009	2010	2011
Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes (net of federal benefit)	(5.8)	(5.8)	(5.8)
Stock-based compensation	1.9	3.7	4.7
Change in valuation allowance	37.8	42.2	34.7
Other nondeductible expenses	0.1	(6.3)	0.5
Other	0.0	0.2	(0.1)

Effective tax rate	0.0%	0.0%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2010 and 2011 were as follows (in thousands):

	As of December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryforward	$10,931	$11,564
Accruals and reserves	569	848
Deferred revenue	709	1,939
Stock-based compensation	186	492
General business credit	15	15
Other	151	410

Gross deferred tax assets	12,561	15,268
Valuation allowance	(11,975)	(14,132)

Net deferred tax assets	586	1,136

Deferred tax liabilities:
Prepaid expenses	$92	$122
Depreciation and amortization	494	1,014

Gross deferred tax liabilities	586	1,136

Net deferred tax liabilities	$—	$—

The Company provided a full valuation allowance for net operating losses, credits and other deferred tax assets for the state of California and the United States. A valuation allowance is provided when based upon the available evidence, management concludes that it is more likely than not that some portion of the deferred tax assets will not be realized. The Company maintained a full valuation allowance as of December 31, 2010 and 2011 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. There were increases in the valuation allowance during the years ended December 31, 2009, 2010 and 2011 of $2.6 million, $2.1 million and $2.2 million. The increase in the valuation allowance for the year ended December 31, 2010 includes the valuation allowance for the acquired net operating loss from Movity.

As of December 31, 2011, the Company had federal and state net operating loss carry forwards of $29.7 million and $24.9 million. The federal net operating loss carry forward will expire at various dates beginning in 2025, if not utilized. The state net operating loss carry forward will expire at various dates beginning in 2015, if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

As of December 31, 2010 and 2011, the Company had federal technology and development credit carry forward of $15,000. The general business credit will expire beginning in 2025, if not utilized.

Uncertain Tax Positions

The Company adopted authoritative guidance under ASC 740 on January 1, 2007, which clarifies the accounting for uncertainty in tax positions recognized in the financial statements. The Company has not been audited by the Internal Revenue Service or any state tax authority. The Company is subject to taxation in the U.S. and various states. Due to the Company’s net losses, substantially all of its federal and state income tax returns since inception are still subject to audit.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Unrecognized tax benefits, beginning of period	$108	$110	$337
Gross increases - tax position in prior period	—	—	—
Gross decrease - tax position in prior period	—	—	—
Gross increases - current period tax positions	2	227	138
Lapse of statute of limitations	—	—	—

Unrecognized tax benefits, end of period	$110	$337	$475

If the $475,000 of unrecognized income tax benefits is recognized, there would be no impact to the effective tax rate as any change will fully offset the valuation allowance.

The Company does not have any additional tax positions that are expected to significantly increase or decrease within twelve months of the year ended December 31, 2011.

13.	Employee Benefit Plan

The Company has a defined contribution 401(k) retirement plan covering all employees who have met certain eligibility requirements. Eligible employees may contribute pretax compensation up to the maximum amount allowable under Internal Revenue Service limitations. Employee contributions and earnings thereon vest immediately. The Company matches up to 3% of the employee’s contributions. The Company’s expense related to its benefit plan during the years ended December 31, 2009, 2010 and 2011 and three months ended March 31, 2011 and 2012 was $143,000, $192,000, $388,000, $76,000 and $157,000.

14.	Subsequent Events

The Company has evaluated subsequent events through May 30, 2012, the date the financial statements were issued.

* * * * * *

             Shares

Common Stock

J.P. Morgan	Deutsche Bank Securities

RBC Capital Markets	Needham & Company	William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee.

SEC registration fee	$	*
FINRA filing fee		*
Listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Custodian transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2009, we made sales of the following unregistered securities:

•

We granted to our employees, consultants and other service providers options to purchase an aggregate of 8,543,871 shares of common stock under our 2005 Plan at exercise prices ranging from $1.18 to $3.14 per share.

•

We granted to certain of our executive officers, directors, and other persons options to purchase an aggregate of 4,690,998 shares of common stock under our 2005 Plan at exercise prices ranging from $1.43 to $2.27 per share.

•	In September 2011, we issued a warrant to purchase up to 362,883 shares of our Series D Preferred Stock to an accredited investor at an exercise price of $2.82 per share.

•	In February 2011, we issued a warrant to purchase 133,940 shares of our common stock to an accredited investor at an exercise price of $1.43 per share.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about Trulia.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2	Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.3	Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect immediately prior to the completion of this offering.

3.5	Bylaws of the Registrant, as currently in effect.

3.6	Bylaws Amendment of the Registrant, as currently in effect.

3.7*	Form of Amended and Restated Bylaws of the Registrant to be adopted immediately prior to the completion of this offering.

4.1*	Form of common stock certificate of the Registrant.

4.2	Warrant to purchase shares of the common stock of the Registrant issued to AKA Search LLC, dated February 14, 2011.

4.3*	Warrant to purchase shares of the preferred stock of the Registrant issued to Hercules Technology Growth Capital, Inc., dated September 15, 2011.

4.4	Third Amended and Restated Investor Rights Agreement, dated May 8, 2008, by and among the Registrant and certain of its stockholders.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1*	Form of Indemnity Agreement between the Registrant and each its directors and executive officers.

10.2	Trulia, Inc. 2005 Stock Incentive Plan, as amended, and form of Stock Option Agreement and form of Stock Option Grant Notice thereunder.

10.3*	Trulia, Inc. 2012 Equity Incentive Plan, and form of Stock Option Agreement and form of Stock Option Grant Notice thereunder.

10.4	Employment Offer Letter, dated October 17, 2011, between the Registrant and Prashant “Sean” Aggarwal.

10.5	Employment Offer Letter, dated January 13, 2011, between the Registrant and Paul Levine.

10.6	Employment Offer Letter, dated October 17, 2011, between the Registrant and Scott Darling.

10.7	Employment Offer Letter, dated December 22, 2006, between the Registrant and Daniele Farnedi.

Exhibit Number	Description
10.8	Letter Agreement, dated January 5, 2012, between the Registrant and Gregory Waldorf.

10.9	Transition Agreement and Release, dated March 28, 2012, between the Registrant and Sami Inkinen.

10.10	Master Service Agreement, dated June 2, 2008, between the Registrant and Equinix Operating Co., Inc.

10.11	Lease Agreement, dated May 20, 2010, between the Registrant and CWR Holdings LLC and Broad Street San Francisco LLC.

10.12	Multi-Tenant Office Lease, dated January 24, 2011, between the Registrant and LBA Realty Fund II—WBP III, LLC.

10.13*	Loan and Security Agreement, dated September 15, 2011, between the Registrant and Hercules Technology Growth Capital, Inc.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-5 of this Registration Statement on Form S-1).

*	To be filed by amendment.

(b)	Financial Statement Schedules.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
	(In thousands)
Allowance for Doubtful Accounts:
Beginning balance	$45	$85	$104	$104	$80
Charged to costs and expenses	94	82	176	17	21
Bad debt write-offs	(54)	(63)	(200)	(16)	(47)

Ending balance	$85	$104	$80	$105	$54

All other schedules have been omitted because they are not required, not applicable, or the required information is otherwise included.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May     , 2012.

TRULIA, INC.

By:
Peter Flint
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Flint, Prashant “Sean” Aggarwal and Scott Darling, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Trulia, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer and Director (Principal Executive Officer)	May , 2012
Peter Flint

	Chief Financial Officer (Principal Accounting and Financial Officer)	May , 2012
Prashant “Sean” Aggarwal

Sami Inkinen	Director	May , 2012

Robert Moles	Director	May , 2012

Theresia Gouw Ranzetta	Director	May , 2012

Gregory Waldorf	Director	May , 2012

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2	Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.3	Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect immediately prior to the completion of this offering.

3.5	Bylaws of the Registrant, as currently in effect.

3.6	Bylaws Amendment of the Registrant, as currently in effect.

3.7*	Form of Amended and Restated Bylaws of the Registrant to be adopted immediately prior to the completion of this offering.

4.1*	Form of common stock certificate of the Registrant.

4.2	Warrant to purchase shares of the common stock of the Registrant issued to AKA Search LLC, dated February 14, 2011.

4.3*	Warrant to purchase shares of the preferred stock of the Registrant issued to Hercules Technology Growth Capital, Inc., dated September 15, 2011.

4.4	Third Amended and Restated Investor Rights Agreement, dated May 8, 2008, by and among the Registrant and certain of its stockholders.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1*	Form of Indemnity Agreement between the Registrant and each its directors and executive officers.

10.2	Trulia, Inc. 2005 Stock Incentive Plan, as amended, and form of Stock Option Agreement and form of Stock Option Grant Notice thereunder.

10.3*	Trulia, Inc. 2012 Equity Incentive Plan, and form of Stock Option Agreement and form of Stock Option Grant Notice thereunder.

10.4	Employment Offer Letter, dated October 17, 2011, between the Registrant and Prashant “Sean” Aggarwal.

10.5	Employment Offer Letter, dated January 13, 2011, between the Registrant and Paul Levine.

10.6	Employment Offer Letter, dated October 17, 2011, between the Registrant and Scott Darling.

10.7	Employment Offer Letter, dated December 22, 2006, between the Registrant and Daniele Farnedi.

10.8	Letter Agreement, dated January 5, 2012, between the Registrant and Gregory Waldorf.

10.9	Transition Agreement and Release, dated March 28, 2012, between the Registrant and Sami Inkinen.

10.10	Master Service Agreement, dated June 2, 2008, between the Registrant and Equinix Operating Co., Inc.

10.11	Lease, dated May 20, 2010, between the Registrant and CWR Holdings LLC and Broad Street San Francisco LLC.

10.12	Multi-Tenant Office Lease, dated January 24, 2011, between the Registrant and LBA Realty Fund II—WBP III, LLC.

10.13*	Loan and Security Agreement, dated September 15, 2011, between the Registrant and Hercules Technology Growth Capital, Inc.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-5 of this Registration Statement on Form S-1).

*	To be filed by amendment.

Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.,

a Delaware Corporation

The undersigned does hereby certify on behalf of Trulia, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on June 1, 2005 under the name “RealWide, Inc.”

THIRD: That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this Certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the amendment and restatement of the Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing Certificate are true and correct to the knowledge of the undersigned, and that this Certificate is the act and deed of the undersigned.

Executed in San Francisco, California on this 29th day of August, 2008.

By:	/s/ Peter Flint
Peter Flint, CEO

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.

ARTICLE I

The name of the Corporation is Trulia, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

At the initial date and time of the effectiveness of this Fifth Amended and Restated Certificate of Incorporation (the “Effective Time”), the following recapitalization (the “Stock Split”) shall occur: (i) each share of Common Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Common Stock (as defined below); (ii) each of share of Series A Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series A Preferred Stock; (iii) each of share of Series B Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series B Preferred Stock; (iv) each of share of Series C Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split into three shares of Series C Preferred Stock; and (v) each of share of Series D Preferred Stock (as defined below) of the Corporation issued and outstanding immediately prior to the Effective Time shall be split and reclassified into three shares of Series D Preferred Stock. The Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock (as defined below) affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock have been adjusted to reflect the Stock Split (that is, all numeric references and other provisions included in this Fifth Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Stock Split).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, after giving effect to the Stock Split.

(A) Classes of Capital Stock

The Corporation is authorized to issue 110,267,601 shares of capital stock in the aggregate. The capital stock of the Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 67,800,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 42,497,601, 10,699,533 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 16,442,307 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 10,030,761 of which shall be designated as Series C Preferred Stock (“Series C Preferred”) and 5,325,000 of which shall be designated as Series D Preferred Stock (“Series D Preferred”). The Common Stock and Preferred Stock shall each have a par value of $0.000033 per share. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with Section 4 of Division (B) below. Subject to Section 6 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(B) Rights, Preferences, Privileges and Restrictions of Preferred Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

1. Dividends

(a) The holders of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall be entitled to receive, on a pari passu basis, dividends at the rate of $0.01612, $0.02773, $0.079754, and $0.22596 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable when, as, and if declared by the board of directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. No dividend shall be paid or declared and set aside in any period with respect to any series of Preferred Stock unless and until a dividend has been paid or declared and set aside for payment in such year with respect to each other series of Preferred Stock, ratably in proportion to the stated annual dividend rates for such series of Preferred Stock.

(b) No dividend shall be paid or declared and set aside in any period with respect to the Common Stock unless and until dividends have been paid or declared and set aside for payment in such year with respect to each outstanding share of Preferred Stock at the dividend rates set forth in Section 1(a) above. After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would then be held by each such holder if all shares of Preferred Stock were converted into Common Stock pursuant to Section 4 hereof.

2. Liquidation

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, an amount equal to (i) 100% of the Original Issue Price for each share of Series A Preferred, 100% of the Original Issue Price for each share of Series B Preferred, 107.5% of the Original Issue Price for each share of Series C Preferred, and 100% of the Original Issue Price for each share of Series D Preferred respectively, plus (ii) all declared but unpaid dividends on such shares. The Original Issue Price of the Series A Preferred is $0.2015 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the Series B Preferred is $0.3466 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the Series C Preferred is $0.9969 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Original Issue Price of the

Series D Preferred is $2.82456 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). If the assets and funds available for distribution to the holders of the Preferred Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive. After payment in full of the preferential amounts has been made to the holders of the Preferred Stock, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock, provided, however, that each holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to a liquidation, dissolution or winding up of this Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include any of the following, whether in a single transaction or through a series of related transactions: (i) the Corporation’s sale of all or substantially all of its assets, including without limitation, the irrevocable license of all or substantially all of the Corporation’s intellectual property rights, (ii) the acquisition of the Corporation by another entity (other than a reincorporation for the purpose of changing the Corporation’s domicile) by means of merger or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued by or on behalf of the acquiring entity as a result of which the stockholders of the Corporation immediately prior to such transaction or series of related transactions, as the case may be, hold less than a majority of the voting power of the surviving or resulting corporation, and (iii) transfer to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, as a result of which, the stockholders of the Corporation immediately prior to such transaction hold less than a majority of the voting power of the Corporation (any such event, a “Deemed Liquidation”). For the sake of clarification, an equity financing transaction in which the Corporation is the surviving entity shall not be considered a Deemed Liquidation hereunder. Notwithstanding the foregoing, the holders of two-thirds (2/3) of the Preferred Stock then outstanding may agree in writing that a transaction or a series of related transactions will not constitute a Deemed Liquidation for the purposes of this Section 2. Any such waiver will be binding upon each holder of Preferred Stock and each of their successors and assigns.

The Corporation shall give each holder of record of Preferred Stock written notice of any impending Deemed Liquidation not later than 20 days prior to the stockholders’ meeting called to approve such Deemed Liquidation, or 20 days prior to the closing of such Deemed Liquidation, whichever is earlier, and shall also notify such holders in writing of the final approval of such Deemed Liquidation. The first of such notices shall describe the material terms and conditions of the impending Deemed Liquidation and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Deemed Liquidation shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 20 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Fifth Amended and Restated Certificate of Incorporation, all notice periods or requirements herein may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights. In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the Deemed Liquidation to be postponed until the requirements of this Section 2 have been complied with, or cancel such Deemed Liquidation, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in this Section 2(b).

(c) Unless otherwise specified in a definitive agreement approved by the stockholders of the Corporation in accordance with the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation and bylaws as then in effect, the value of any securities to be delivered to the stockholders pursuant to this Section 2 shall be determined as follows:

(i) If listed on a national securities exchange or the Nasdaq National Market or SmallCap Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii) If there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Corporation’s board of directors.

(d) Notwithstanding Section 1 above and this Section 2, the Corporation may at any time, out of funds legally available for such purpose, repurchase shares of Common Stock issued to or held by officers, directors, employees or other service providers at cost upon termination of their employment or services pursuant to agreements providing the Corporation with such a right of repurchase, whether or not all declared dividends have been paid or set aside for payment and whether or not all Preferred Stock required to be redeemed by the Corporation has been redeemed or funds have been set aside for such purpose.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the then effective conversion price for such series of Preferred Stock (such result, the “Conversion Rate”). The Series A initial conversion price shall be $0. .2015, the initial Series B conversion price shall be $0.3466, the initial Series C conversion price shall be $0.9969 and the initial Series D conversion price shall be $2.82456. The conversion prices of the Preferred Stock are subject to adjustment as provided in Sections 4(d), (e) and (f) below.

(b) Automatic Conversion. Each share of Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Rate for such series (i) with the approval, by affirmative vote, written consent, or agreement, of the holders of not less than two-thirds (2/3) of the outstanding Preferred Stock voting together as a single class, (ii) upon the voluntary conversion by the holders of not less than two-thirds (2/3) of the Preferred Stock issued by the Corporation, or (iii) upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, filed in connection with an underwritten initial public offering of Common Stock for the account of the Corporation with proceeds to the Corporation of not less than $50,000,000 (prior to deduction of underwriter commissions and offering expenses) (a “Qualified IPO”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective conversion price for such series of Preferred Stock. Conversion of shares of Preferred Stock at the option of the holder thereof shall be effected by delivery to the office of the Corporation or to any transfer agent for such shares of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Automatic conversion of the Preferred Stock pursuant to Section 4(b) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. Holders entitled to receive Common Stock upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Preferred Stock unless either (i) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above, or (ii) the holder (A) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (B) executes an agreement, and at the Corporation’s election, provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to any fractional shares.

(d) Adjustments for Stock Dividends, Combinations or Splits. If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the conversion price for each series of Preferred Stock in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the conversion price for each series of Preferred Stock in effect prior to such event shall be proportionately increased upon the occurrence of such event.

(e) Adjustments for Other Distributions. If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 4), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation that they would otherwise have received had their shares of Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 4.

(f) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a Deemed Liquidation under Section 2, and events for which adjustment is made pursuant to Sections 4(d) or 4(e) above), the conversion price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or series of capital stock equivalent to the number of shares of such other class or series of capital stock that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Stock immediately prior to such reclassification, capital reorganization or change.

(g) No Impairment. The Corporation will not without first obtaining the consent of the holders of two-thirds (2/3) of the outstanding shares of Preferred Stock, voting together as a single class, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock under this Section 4 against impairment.

(h) Certificate as to Adjustments. The Corporation, at its expense, shall promptly compute any conversion price adjustments and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Preferred Stock, the Corporation shall provide such holder a certificate describing any conversion price adjustments, the current conversion price and the amount of Common Stock or other property issuable upon conversion of the shares of Preferred Stock held by such holder.

(i) Notices of Record Date. If the Corporation shall propose at any time:

(A) to declare any dividend or distribution upon its capital stock;

(B) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

(C) to effect any reclassification or recapitalization of its Common Stock or Preferred Stock; or

(D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

Then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

(2) in the case of the matters referred to in (C) and (D) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the addresses for such stockholders as shown on the books of the Corporation.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation.

5. Voting

(a) General. Except as expressly provided by this Fifth Amended and Restated Certificate of Incorporation or as required by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number of votes (with one-half being rounded upward).

(b) Election of Directors

(i) The exact number of directors comprising the Corporation’s board of directors shall be five (5). Until the date upon which the Preferred Stock is automatically converted in accordance with Section 4(b) above: (w) the holders of the Series B Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors (the “Series B Preferred Director”), (x) the holders of the Series A Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors (the “Series A Preferred Director” together with the Series B Preferred Director the “Preferred Directors”), (y) the holders of Common Stock voting together as a separate class shall be entitled to elect two (2) members of the board of directors (the “Common Directors”) and (z) the holders of a majority of Common Stock and

Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to choose one (1) member of the board of directors (the “At-Large Director”). Following an automatic conversion of the Preferred Stock in accordance with Section 4(b), the holders of the Common Stock shall be entitled to elect all of the members of the board of directors.

(ii) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to Section 5(b)(i), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions

(a) The Corporation shall not, without the approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Preferred Stock, and in compliance with applicable series voting rights in the Delaware General Corporation Law, voting together as a single class on an as-converted basis, take any action directly or indirectly (by amendment, merger, consolidation or otherwise) that:

(i) redeems or repurchases shares of Common Stock or Preferred Stock (excluding repurchases at cost of Common Stock upon termination of services of an officer, employee, consultant, director or service provider or pursuant to a contractual right of first refusal approved by the board of directors);

(ii) increases or decreases the number of authorized shares of Common or Preferred Stock;

(iii) alters or changes the rights, preferences or privileges of the Preferred Stock;

(iv) increases or decreases the authorized number of shares of Common Stock or Preferred Stock or shares reserved for issuance under the Corporation’s 2005 Stock Incentive Plan or any other equity incentive plan;

(v) authorizes or issues, or obligates the Corporation to sell or issue (by reclassification or otherwise) any new class or series of securities (or securities convertible into shares) having rights, preferences or privileges senior to or on a parity with any outstanding series of Preferred Stock;

(vi) increases or decreases the size of the board of directors;

(vii) authorizes or obligates the Corporation to pay any dividend or make any other distribution in respect of the Corporation’s capital stock, Common stock or Preferred Stock (excluding repurchases at cost of Common Stock upon termination of services of an officer, employee, consultant, director or service provider or pursuant to a contractual right of first refusal approved by the board of directors);

(viii) authorizes a Deemed Liquidation;

(ix) authorizes an acquisition of another business through an asset acquisition, stock purchase or merger;

(x) authorizes the creation of a subsidiary of the Corporation;

(xi) authorizes the reclassification or recapitalization of the outstanding capital stock of the Corporation; or

(xii) authorizes any change in the percentage of the Preferred Stock voting requirement to approve (i) through (xi) above.

7. Status of Converted Shares

In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Rights, Preferences, Privileges and Restrictions of Common Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock or the holders thereof are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having superior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

2. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV above.

3. Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4. Voting. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is hereafter amended to authorize, with or without the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification or advancement of expenses), through bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of any of the foregoing provisions of this Article V, by amendment of this Article V or by operation of law, shall not adversely affect any right or protection of, or increase the liability of, any director, officer, employee, agent or other person with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

Subject to Section 6 of Division (B) of Article IV or otherwise in this Certificate of Incorporation, the board of directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors in the bylaws of the Corporation.

* * * * * * * *

Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.

a Delaware corporation

Trulia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is amended as follows:

A. Section (A) of Article IV of the Certificate is amended and restated in its entirety to read as follows:

“(A) Classes of Capital Stock

The Corporation is authorized to issue 119,297,601 shares of capital stock in the aggregate. The capital stock of the Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 76,800,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 42,497,601, 10,699,533 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 16,442,307 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 10,030,761 of which shall be designated as Series C Preferred Stock (“Series C Preferred”) and 5,325,000 of which shall be designated as Series D Preferred Stock (“Series D Preferred”). The Common Stock and Preferred Stock shall each have a par value of $0.000033 per share. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with Section 4 of Division (B) below. Subject to Section 6 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. The foregoing amendment to the Certificate was duly proposed and declared advisable by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 8th day of December, 2010.

TRULIA, INC.

/s/ Peter Flint
Peter Flint, Chief Executive Officer

Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRULIA, INC.

a Delaware corporation

Trulia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is amended as follows:

A. Section (A) of Article IV of the Certificate is amended and restated in its entirety to read as follows:

“(A) Classes of Capital Stock

The Corporation is authorized to issue 120,097,601 shares of capital stock in the aggregate. The capital stock of the Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 77,200,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 42,897,601, 10,699,533 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 16,442,307 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 10,030,761 of which shall be designated as Series C Preferred Stock (“Series C Preferred”) and 5,725,000 of which shall be designated as Series D Preferred Stock (“Series D Preferred”). The Common Stock and Preferred Stock shall each have a par value of $0.000033 per share. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with Section 4 of Division (B) below. Subject to Section 6 of Division (B) below, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

2. The foregoing amendment to the Certificate was duly proposed and declared advisable by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of September, 2011.

TRULIA, INC.

/s/ Peter Flint
Peter Flint, Chief Executive Officer

Exhibit 3.5

BYLAWS

OF

REALWIDE, INC.

4.2	COMMITTEE MINUTES.	11
4.3	MEETINGS AND ACTION OF COMMITTEES.	11

ARTICLE V OFFICERS.		12
5.1	OFFICERS.	12
5.2	ELECTION OF OFFICERS.	12
5.3	SUBORDINATE OFFICERS.	12
5.4	REMOVAL AND RESIGNATION OF OFFICERS.	12
5.5	VACANCIES IN OFFICES.	13
5.6	CHAIRPERSON OF THE BOARD.	13
5.7	PRESIDENT.	13
5.8	VICE PRESIDENT.	13
5.9	SECRETARY.	13
5.10	CHIEF FINANCIAL OFFICER.	14
5.11	ASSISTANT SECRETARY.	14
5.12	ASSISTANT TREASURER.	14
5.13	AUTHORITY AND DUTIES OF OFFICERS.	15
5.14	SALARIES.	15
5.15	LOANS TO OFFICERS AND EMPLOYEES.	15

ARTICLE VI INDEMNITY.		15
6.1	INDEMNIFICATION OF OFFICERS AND DIRECTORS.	15
6.2	PREPAYMENT OF EXPENSES; UNDERTAKING TO REPAY.	16
6.3	CLAIMS BY INDEMNITEE; PRESUMPTION OF VALIDITY.	16
6.4	NON-EXCLUSIVITY OF RIGHTS.	17
6.5	SET-OFF AGAINST OTHER INDEMNIFICATION.	17
6.6	EFFECT OF AMENDMENT OR REPEAL.	17
6.7	INDEMNIFICATION OF EMPLOYEES AND AGENTS.	17
6.8	INSURANCE; INDEMNIFICATION AGREEMENTS.	17
6.9	RELIANCE UPON BOOKS, REPORTS AND RECORDS.	18
6.10	CERTAIN DEFINITIONS.	18

ARTICLE VII RECORDS AND REPORTS.		18
7.1	MAINTENANCE AND INSPECTION OF RECORDS.	18
7.2	INSPECTION BY DIRECTORS.	19

ARTICLE VIII STOCK AND STOCK CERTIFICATES.		19
8.1	STOCK CERTIFICATES; PARTLY PAID SHARES.	19
8.2	SPECIAL DESIGNATION ON CERTIFICATES.	20
8.3	LOST CERTIFICATES.	20
8.4	TRANSFER OF STOCK; RESTRICTIONS ON TRANSFER.	20
8.5	STOCK TRANSFER AGREEMENTS.	21
8.6	REGISTERED STOCKHOLDERS.	21
8.7	DIVIDENDS.	21

-ii-

ARTICLE IX GENERAL MATTERS.		22
9.1	CHECKS.	22
9.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.	22
9.3	FISCAL YEAR.	22
9.4	SEAL.	22
9.5	REPRESENTATION OF SHARES OF OTHER CORPORATIONS.	22
9.6	CONSTRUCTION; DEFINITIONS.	22

ARTICLE X AMENDMENTS.		23

-iii-

BYLAWS

OF

REALWIDE, INC.

ARTICLE I

CORPORATE OFFICES.

1.1	REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

1.2	OTHER OFFICES.

The Corporation may also establish offices at any place or places where the Corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS.

2.1	PLACE OF MEETINGS.

Meetings of stockholders, including those held pursuant to a demand of the stockholders, shall be held at the principal office of the Corporation or any other location, within or outside the State of Delaware, designated by the Board of Directors. Alternatively, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall instead be held solely by means of remote communication provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.2	ANNUAL MEETING.

The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors for the purpose of electing directors and transacting such other business as may properly come before the meeting. In the absence of such designation, the annual meeting of stockholders shall be held each year on the 30th of May at 10:00 a.m. Pacific

Central Time. However, if such day is not a business day, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3	SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the Board of Directors, the chairperson of the board, the president, chief executive officer, or by such person or persons as may be authorized by the Certificate of Incorporation. No other person or persons are permitted to call a special meeting. No business may be conducted at a special meeting other than the business brought before the meeting by the Board of Directors, the chairperson of the board, the president, chief executive officer, or by such person or persons as may be authorized by the Certificate of Incorporation.

2.4	NOTICE OF STOCKHOLDERS’ MEETINGS.

All notices of meetings of the stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except for any notice of a meeting to act on a plan of merger or consolidation, or on the sale, lease or exchange of all or substantially all of the Corporation’s property and assets (including its goodwill and corporate franchises) which shall be given not fewer than 20 nor more than 60 days in advance of such meeting. The notice shall specify the place, date, and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address of such stockholder as it appears on the records of the Corporation. Notice also shall be deemed given (i) if sent by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if sent by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if sent by posting on an electronic network together with separate notice to the stockholder of such specific posting upon the later of such posting or the giving of such separate notice; and (iv) if sent by any other form of electronic transmission consented to by the stockholder to whom notice is given. Any consent to receive notice by electronic transmission shall be revocable by written notice from such stockholder to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6	QUORUM.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation, provided, however, that where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series present in person or represented by proxy shall also be required. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business, it shall be deemed present for the remainder of the meeting and any adjournment (unless a new record date is or must be set for the adjourned meeting), notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.7	ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8	VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements). Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.9	WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the General Corporation

Law of Delaware or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting or upon arrival of such person, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation or these Bylaws.

2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise provided in the Certificate of Incorporation, any action required by the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that an action by written consent to elect directors, unless such action is unanimous, may be in lieu of holding an annual meeting only if all the vacant directorships to which directors could be elected at an annual meeting held at the effective time of such action are filled by such action.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth (or is delivered with information from which the Corporation can determine) (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by a telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders entitled to vote with respect to the subject matter thereof are delivered to the Corporation, in the manner required by this Section, within 60 days of the earliest dated consent delivered to the Corporation in the manner required by this Section. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If the action that is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

2.11	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to an action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date. Such record date shall not (i) precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, (ii) be more than 60 nor fewer than 10 days before the date of such meeting, (iii) be more than 10 days after the date upon which the resolution fixing the record date for an action by written consent in lieu of a meeting is adopted by the Board of Directors, or (iv) be more than 60 days prior to any other action.

If the Board of Directors does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.

(iii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.12	PROXIES.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by a written proxy or by an electronic transmission indicating such proxy, signed by the stockholder and filed with the secretary of the Corporation, but no such proxy shall be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. A proxy with respect to a specific meeting shall entitle the proxy holder to vote at any reconvened meeting following adjournment of such meeting, but shall not be valid after the final adjournment of such meeting. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy or the electronic transmission indicating such proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the intended holder of the proxy or to a proxy solicitation firm, proxy support service or similar agent duly authorized by the intended proxy holder to receive such transmission; provided, that any such telegram, cablegram or other electronic transmission must either set forth (or be accompanied by information from which it can be determined) that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission by which a stockholder has authorized another person to act as proxy for such stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.13 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14	ANNUAL STATEMENT TO STOCKHOLDERS.

The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

ARTICLE III

DIRECTORS.

3.1	POWERS.

Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2	NUMBER OF DIRECTORS.

The number of directors of the corporation, which initially shall be three (3), shall be determined by resolution of the board of directors, by the stockholders at the annual meeting of the stockholders, or until changed by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the stockholders, except as otherwise provided in these bylaws, and each director elected shall hold office until the successor of such director is elected and qualified.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these Bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until the successor of such director is elected and qualified or until the death, resignation or removal of such director. Elections of directors need not be by written ballot.

3.4	RESIGNATION AND VACANCIES.

Any director may resign at any time upon written notice given in writing or by electronic transmission to the Corporation. Any such resignation shall be effective upon delivery, unless the notice of resignation specifies a future effective date, and unless otherwise specified, the acceptance of such resignation shall not be a precondition to its effectiveness. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii) Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or series may, unless otherwise set forth in the Certificate of Incorporation, be filled by a majority of the directors elected by such class or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

3.5	PLACE OF MEETINGS; TELEPHONIC MEETINGS.

The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6	FIRST MEETINGS.

The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

3.7	REGULAR MEETINGS.

Regular meetings of the Board of Directors shall be held on such dates and at such times and places as the Board of Directors may determine by resolution. Such regularly scheduled meetings may be held without further notice to the directors.

3.8	SPECIAL MEETINGS; NOTICE.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the board, the president or any 2 directors. Special meetings of the Board of Directors shall be held upon 4 days’ notice by mail or 48 hours’ notice delivered personally, by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), or by other form of electronic transmission. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board of Directors.

3.9	QUORUM.

At all meetings of the Board of Directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may otherwise be specifically provided by the General Corporation Law of Delaware or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A director of the Corporation who is present at a board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting any business at such meeting, (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.10	WAIVER OF NOTICE.

Whenever notice is required to be given to a director under any provision of the General Corporation Law of Delaware or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Such waiver shall be deemed delivered if made by electronic transmission. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting or upon the director’s arrival, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

3.11	ADJOURNED MEETING; NOTICE.

If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.12	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13	FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. Directors and committee members may be paid their expenses, if any, of attendance at each board or committee meeting, a fixed sum for attendance at each board or committee meeting or a stated salary as director or a committee member, and such other compensation as the Board of Directors may determine. No such payment shall preclude any director or committee member from serving the Corporation in any other capacity and receiving compensation therefor.

3.14	REMOVAL OF DIRECTORS.

Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the Certificate of Incorporation or applicable law provides for cumulative voting in the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV

COMMITTEES.

4.1	COMMITTEES OF DIRECTORS.

The Board of Directors may designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

4.2	COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested by the Board of Directors.

4.3	MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, including without limitation Section 3.5 (place of meetings; telephonic meetings), Section 3.7 (regular meetings), Section 3.8 (special meetings; notice), Section 3.9 (quorum), Section 3.10 (waiver of notice), Section 3.11 (adjourned meeting; notice), and Section 3.12 (board action by written consent without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. Unless the Board of Directors adopts rules for the governance of a committee, then each committee may adopt its own governance rules, provided that such rules shall not be inconsistent with the provisions of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS.

5.1	OFFICERS.

The officers of the Corporation shall be a president, a secretary, and a chief financial officer. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the board, one or more vice presidents, assistant vice presidents, assistant secretaries, assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

5.2	ELECTION OF OFFICERS.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors.

5.3	SUBORDINATE OFFICERS.

The Board of Directors may appoint, or empower the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors (or, if so empowered, the president) may from time to time determine.

5.4	REMOVAL AND RESIGNATION OF OFFICERS.

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer appointed by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time upon written notice given in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5	VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

5.6	CHAIRPERSON OF THE BOARD.

The chairperson of the board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to such officer by the Board of Directors or as may be prescribed by these Bylaws. If there is no president, then the chairperson of the board shall also be the chief executive officer of the Corporation and shall have the powers and duties prescribed in Section 5.7 of these Bylaws.

5.7	PRESIDENT.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the board, if there be such an officer, the president shall be the chief executive officer of the Corporation, unless some other officer is so designated by the Board of Directors, and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. The president shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairperson of the board, at all meetings of the Board of Directors. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.8	VICE PRESIDENT.

In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the president or the chairperson of the board.

5.9	SECRETARY.

The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each stockholder, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. The secretary shall keep the seal of the Corporation, if one were adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.10	CHIEF FINANCIAL OFFICER.

The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The chief financial officer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. Such officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president and directors, whenever they request it, an account of all of the transactions of such officer as treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

The chief financial officer shall also be the treasurer of the Corporation unless otherwise designated by the Board of Directors.

5.11	ASSISTANT SECRETARY.

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

5.12	ASSISTANT TREASURER.

The assistant treasurer, or, if there is more than one, the assistant treasurers, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

5.13	AUTHORITY AND DUTIES OF OFFICERS.

In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors.

5.14	SALARIES.

The salaries of the officers shall be fixed from time to time by the Board of Directors, or by any committee or officer to which or whom, as the case may be, the Board of Directors has delegated such authority. No officer shall be disqualified from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

5.15	LOANS TO OFFICERS AND EMPLOYEES.

The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or any of its subsidiaries, including any officer or employee who is a director of the Corporation or any of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute. Notwithstanding the foregoing, any such loan made, guaranteed, or arranged for by the Corporation shall contain a provision requiring the borrower to repay the obligation in full if the Corporation becomes subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended, or if the borrower becomes an officer or director of a parent entity that is subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended.

ARTICLE VI

INDEMNITY.

6.1	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (provided, that in the case of such an amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), the Corporation shall indemnify and hold harmless each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to an employee benefit plan), against all liability, loss and reasonable expense incurred by such person, including attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement of proceedings. Except as set forth in Section 6.2 below, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification under this Article VI shall be construed as a contractual right of the indemnitees and shall inure to the benefit of an indemnitees heirs, executors and administrators.

6.2	PREPAYMENT OF EXPENSES; UNDERTAKING TO REPAY.

The Corporation shall pay the expenses (including attorneys’ fees) expected to be incurred in defending any proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of Delaware then so requires, the payment of expenses incurred in advance of the final disposition of the proceeding by a director or officer in such person’s capacity as such (and not in any other capacity in which service is or was rendered by such person, such as service with respect to an employee benefit plan) shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is determined by a final judicial determination from which there is no further possibility of appeal that the director or officer is not entitled to be indemnified under this Article VI or otherwise; and provided, further, that the Corporation shall not be required to prepay any expenses to a person against whom the Corporation directly brings a claim alleging that such person has (i) breached such person’s duty of loyalty to the Corporation, or committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or (ii) derived an improper personal benefit from a transaction.

6.3	CLAIMS BY INDEMNITEE; PRESUMPTION OF VALIDITY.

If a claim for indemnification or payment of expenses under this Article VI is not paid in full within 60 days after a written claim therefor has been presented to the Corporation (except in the case of a claim for prepayment of expenses in accordance with Section 6.2 above, in which case the applicable period shall be 20 days) the indemnitee may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law. The indemnitee shall be presumed to be entitled to indemnification under this Article VI upon submission of a written claim (and, in an action brought to enforce a claim for prepayment of expenses, where the required undertaking, if any is required, has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including its Board or Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

6.4	NON-EXCLUSIVITY OF RIGHTS.

The rights conferred on any person by this Article VI shall not be exclusive of any other rights that such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation or these Bylaws, contractual agreement, vote of the stockholders or disinterested directors or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

6.5	SET-OFF AGAINST OTHER INDEMNIFICATION.

The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount that such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

6.6	EFFECT OF AMENDMENT OR REPEAL.

No repeal or modification of this Article VI shall adversely affect any right or protection afforded hereunder to any person in respect of an act or omission occurring prior to the time of such repeal or modification.

6.7	INDEMNIFICATION OF EMPLOYEES AND AGENTS.

The Corporation may by action of the Board of Directors, extend the rights described in this Article VI to individual employees or agents, or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this Article VI; provided, however, that an undertaking of the sort described in Section 6.2 shall be required only if specifically requested by the Board of Directors.

6.8	INSURANCE; INDEMNIFICATION AGREEMENTS.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the status of such person as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of Delaware. The Corporation, without further stockholder approval, may enter into contracts with any person who is or was a director, officer, employee or agent, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity, in furtherance of the provisions of this Article VI. The Corporation may also create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided herein.

6.9	RELIANCE UPON BOOKS, REPORTS AND RECORDS.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

6.10	CERTAIN DEFINITIONS.

For purposes of this Article VI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

RECORDS AND REPORTS.

7.1	MAINTENANCE AND INSPECTION OF RECORDS.

The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders, listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

7.2	INSPECTION BY DIRECTORS.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to the position of such person as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VIII

STOCK AND STOCK CERTIFICATES.

8.1	STOCK CERTIFICATES; PARTLY PAID SHARES.

No shares of the Corporation shall be issued unless authorized by the Board of Directors, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share.

The shares of a Corporation shall be represented by certificates, which shall include on their face or back written notice of any restrictions that may be imposed on the transferability of such shares and shall be consecutively numbered or otherwise identified. Notwithstanding the foregoing, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board of Directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. The Board of Directors may in its discretion appoint responsible banks or trust companies from time to time to act as transfer agents and registrars of the stock of the Corporation; and, when such appointments shall have been made, no stock certificate thereafter issued shall be valid until countersigned by one of such transfer agents and registered by one of such registrars. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares (or upon the books and records of the Corporation in the case of uncertificated partly paid shares), the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.2	SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, preferences and/or rights.

8.3	LOST CERTIFICATES.

Except as provided in this Section 8.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the legal representative of such owner, to give the Corporation a bond or an indemnity sufficient to protect it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.4	TRANSFER OF STOCK; RESTRICTIONS ON TRANSFER.

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

Except to the extent that the Corporation has obtained an opinion of counsel acceptable to the Corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, all certificates representing shares of the Corporation shall bear on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, such legends as may be required by applicable law, including without limitation a legend that reads substantially as follows:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION ARE NOT REQUIRED.”

8.5	STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

8.6	REGISTERED STOCKHOLDERS.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

8.7	DIVIDENDS.

The directors of the Corporation, subject to any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, but not be limited to, equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

ARTICLE IX

GENERAL MATTERS.

9.1	CHECKS.

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

9.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.3	FISCAL YEAR.

The fiscal year of the Corporation shall be the same as the calendar year unless otherwise fixed by resolution of the Board of Directors.

9.4	SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.5	REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the board, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

9.6	CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE X

AMENDMENTS.

Subject to any voting requirements set forth in the Corporation’s Certificate of Incorporation, the original or other Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

**********

CERTIFICATE OF ADOPTION

OF THE BYLAWS

OF

REALWIDE, INC.

Adoption by Secretary

The undersigned person appointed in by the Board of Directors of as the Secretary of RealWide, Inc. hereby adopts the foregoing Bylaws, comprising 25 pages, as the Bylaws of the Corporation.

Executed this 6th day of June, 2005.

/s/ Peter Flint
Peter Flint,
Secretary

Exhibit 3.6

TRULIA, INC.

BYLAWS AMENDMENT

1.	Pursuant to the December 15, 2005 Action by Written Consent of the Board of Directors of Trulia, Inc., Article III, Section 3.2 of the Bylaws of Trulia, Inc. is hereby amended to read in its entirety as follows:

NUMBER OF DIRECTORS.

“The number of directors of the corporation, which initially shall be five (5), shall be determined by resolution of the board of directors, by the stockholders at the annual meeting of the stockholders, or until changed by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the stockholders, except as otherwise provided in these bylaws, and each director elected shall hold office until the successor of such director is elected and qualified.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “33 ACT”) OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 33 ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE 33 ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 33 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

To Purchase Shares of the Common Stock of

TRULIA, INC.

Dated as of February 14, 2011 (the “Effective Date”)

1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK; NUMBER OF SHARES; EXERCISE PRICE.

The Company hereby grants to AKA Search LLC (the “Warrantholder”), and the Warrantholder is hereby entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Trulia, Inc., a Delaware corporation (the “Company”), an aggregate of One Hundred Thirty Three Thousand Nine Hundred Forty (133,940) shares of the Company’s Common Stock (“Warrant Shares”) at the exercise price of $1.43 per share (as adjusted pursuant to the terms hereof, the “Exercise Price”), all of which shall be immediately exercisable (the “Warrant”). The number and purchase price of such shares are subject to adjustment as provided in Section 4.2 hereof.

2. TERM OF THE WARRANT.

Subject to the terms and conditions set forth herein, Warrantholder shall be entitled to purchase and exercise this Warrant at any time on or after the Effective Date and until the earliest to occur of (a) February 14, 2016, (b) immediately prior to the closing of an IPO (as defined below), or (c) immediately prior to the closing of a Change of Control. The Company shall notify the the Warrantholder in writing at least fifteen (15) days prior to (a) the closing the IPO, or (b) the effective date of a Change of Control. A “Change of Control” shall mean a “Deemed Liquidation” as such term is defined the the Company’s Certificate of Incorporation, as may be amended from time to time.

3. EXERCISE OF THE PURCHASE RIGHTS.

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The purchase rights set forth in this Warrant shall be exercisable, in whole or in part, at any time, or from time to time, within the purchase period set forth in Section 2 above, by tendering to the Company at its principal office (i) a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed, (ii) this Warrant for surrender, and, if applicable, (iii) payment of the purchase price in accordance with the terms set forth below. Promptly upon exercise as set forth in the preceding sentence, and in no event later than ten (10) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased or, if the Warrantholder’s exercise is conditioned upon the closing of a Change of Control, a pro rata portion of the consideration received by the holders of Common Stock upon the consummation of such Change of Control, and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Exercise Price may be paid at the Warrantholder’s election either (i) by cash, cashier’s check, or wire transfer of immediately available funds pursuant to the Company’s wire instructions in an amount equal to the aggregate exercise price of the shares being purchased, or (ii) by the surrender of this Warrant (“Net Issuance”) as set forth below. If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock or other consideration, as the case may be, in accordance with the following formula:

X	=	Y(A-B)
A

Where:	X	=	the number of shares of Common Stock to be issued to the Warrantholder pursuant to a Net Issuance.

	Y	=	the number of shares of Common Stock requested to be exercised under this Warrant.

	A	=	the current Fair Market Value of one (1) Warrant Share on the date of such calculation.

	B	=	the Exercise Price.

“Fair Market Value” of a Warrant Share shall mean:

(a) if the Net Issuance exercise is in connection with a Change of Control, the value of the consideration (determined, in the case of noncash consideration, in good faith by the Company’s Board of Directors, whose determination shall be conclusive) to be received pursuant to such transaction by the holder of one (1) share of Common Stock;

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(b) if the Net Issuance exercise is in connection with the closing of a firm commitment underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as Amended (the “33 Act”) (an “IPO”), the price (before deducting commission, discounts or expenses) at which the Common Stock is sold in such IPO; and

(c) In all other cases, the fair value as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended and restated Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

4. ADJUSTMENTS; TERMINATION OF WARRANT UPON CERTAIN EVENTS.

4.1 Adjustment Rights

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Reclassification of Shares. If there at any time shall occur, by combination, reclassification, exchange or subdivision of securities or otherwise, a change in any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes or into the right to receive any other asset or any combination of the foregoing, this Warrant shall thereafter represent the right to acquire such number and kind of securities and/or assets as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change. Appropriate adjustments (as determined by the Company’s Board of Directors, whose determination shall be conclusive) shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4.1(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, the number of shares that may be purchased pursuant to the terms of this Warrant shall be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate adjustments (as determined by the Company’s Board of Directors, whose determination shall be conclusive) shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4.1(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(c) Stock Dividends. If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution. The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6. NO RIGHTS AS STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrant has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s charter or bylaws.

(c) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 8 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 33 Act, and (ii) the qualification requirements of the applicable state securities laws.

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8. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Acquisition Entirely for Own Account. The Warrantholder understands that this Warrant is made with the Warrantholder in reliance upon such Warrantholder’s representation to the Company, which by such Warrantholder’s execution of this Warrant the Warrantholder hereby confirms, that the Warrant will be acquired for investment for the Warrantholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Warrantholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Warrantholder further represents that such Warrantholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Warrant and any underlying securities.

(b) Investment Experience. The Warrantholder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and any underlying securities.

(c) Restricted Securities. The Warrantholder understands that the Warrant and Warrant Shares have not been, and will not be, registered under the 33 Act, by reason of a specific exemption from the registration provisions of the 33 Act which depends upon, among other things, the bona fide nature of the acquisition intent and the accuracy of such Warrantholder’s representations as expressed herein. The Warrantholder understands that the Common Stock issued upon exercise of the Warrant is characterized as “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Warrantholder must hold the Warrant indefinitely unless subsequently registered with the Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Warrantholder acknowledges that the Company has no obligation to register or qualify the Warrant or Warrant Shares for resale. The Warrantholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrant or Warrant Shares, and on requirements relating to the Company which are outside of the Warrantholder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Warrantholder further agrees not to make any disposition of all or any portion of the Warrant or Warrant Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 8 provided and to the extent this Section 8 is then applicable, and:

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(i) There is then in effect a Registration Statement under the 33 Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii) (x) The Warrantholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by the Company, the Warrantholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of this Warrant under the 33 Act.

(e) Economic Risk. The Warrantholder understands that the Company has a very limited financial and operating history and that an investment in the Company involves substantial risks. The Warrantholder further understands that the acquisition of this Warrant and any Warrant Shares received pursuant to exerice of this Warrant will be a highly speculative investment. The Warrantholder is able, without impairing such Warrantholder’s financial condition, to hold this Warrant or Warrant Shares for an indefinite period of time and to suffer a complete loss of such Warrantholder’s investment.

(f) Further Representations by Foreign Investors. If a Warrantholder is not a citizen of the United States, such Warrantholder hereby represents that it is satisfied as to the full observance of the laws of such Warrantholder’s jurisdiction in connection with any invitation to subscribe for this Warrant or any use of this Warrant, including (i) the legal requirements within its jurisdiction for the transfer of the Warrant, (ii) any foreign exchange restrictions applicable to such transfer, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or subsequent transfer of this Warrant. The Warrantholder’s acquisition of and continued beneficial ownership of this Warrant, will not violate any applicable securities or other laws of such Warrantholder’s jurisdiction.

(g) No Public Market. The Warrantholder understands that no public market now exists for any securities issued by the Company, and that the Company has made no assurances that a public market for the securities will ever exist.

(h) No Legal Tax, or Investment Advice. The Warrantholder has had an opportunity to review the United States federal, state, local, and foreign tax consequences of its acquisition of the Warrant from the Company. The Warrantholder understands that nothing in this Warrant or any other materials presented to the Warrantholder in connection with its acquisition of the Warrant constitutes legal, tax, or investment advice. The Warrantholder has consulted such legal, tax, and investment advisors as the Warrantholder, in its sole discretion, has deemed necessary or appropriate in connection with the acquisition of this Warrant. THE WARRANTHOLDER ACKNOWLEDGES THAT IT SHALL BE RESPONSIBLE FOR ITS OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF ITS ACQUISITION OF THE WARRANT OR WARRANT SHARES FROM THE COMPANY.

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(i) Legends. The Warrantholder understands that the share certificate(s) evidencing the Warrant Shares issued hereunder shall be endorsed with legend(s) substantially similar to the following:

(i) “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN STOCK EXCHANGE AGREEMENT AMONG THE HOLDER OF THE SECURITIES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY;”

(ii) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED;”

(iii) Any legend required by the laws of any state or foreign jurisdiction, to the extent that such laws are applicable to the securities represented by the certificate so legended.

(iv) Any legend required by the Bylaws or Certificate of Incorporation of the Company; and

(v) Any legend required by any agreement between the Warrantholder and either the Company or any other stockholder of the Company.

9. TRANSFERS.

(a) The Company shall maintain a register containing the name and address of the registered holder(s) of this Warrant. The registered holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(b) This Warrant may not be transferred or assigned without the consent of the Company.

(c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

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(d) Warrantholder acknowledges and agrees that the transfer of this Warrant or the Warrant Shares is subject to a right of first refusal in favor of the Company contained in the Bylaws of the Company.

(e) Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10. MARKET STANDOFF.

Warrantholder hereby agrees that, during the period of duration (up to, but not exceeding, one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each stockholder until the end of such period, and Warrantholder agrees that, if so requested, Warrantholder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 10.

11. MISCELLANEOUS.

(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company and the Warrantholder on the Effective Date.

(b) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant.

(c) Governing Law. This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(d) Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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(e) Notices.

(i) Notice of Adjustments. Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 4 above, the Company shall provide written notice to the Warrantholder of such adjustment. Each such written notice shall set forth, in reasonable detail, to the extent applicable, (A) the event requiring the adjustment, (B) the method by which such adjustment was calculated, (C) the Exercise Price, and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment.

(ii) Notice as to Certain Events. In case: (A) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; (B) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any Change of Control; (C) of any voluntary dissolution, liquidation or winding-up of the Company; (D) of any redemption or conversion of all outstanding Common Stock; or (E) the Company shall propose to file an IPO, then, and in each such case, the Company will mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (w) the anticipated date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (x) the anticipated date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, or (y) the anticipated date on which the Company expects its first registration statement with the SEC to become effective.

(iii) Method of Giving Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth), two (2) days after deposit with an internationally-recognized overnight courier, or three (3) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at 368 Pine Hill Road, Mill Valley, CA 94941 and (ii) to the Company at 116 New Montgomery Street, Suite 300, San Francisco, CA 94105, Attention: Chief Executive Officer, or at such other address as any such party may subsequently designate by written notice to the other party.

(f) Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

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(g) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(h) Amendments. Any provision of this Warrant may be amended or waived (either retroactively or prospectively and either generally or in a particular instance) by a written instrument signed by the Company and by the Warrantholder.

(i) Successors and Assigns. This Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY

TRULIA, INC.

By:	/s/ Peter Flint

Name:	Peter Flint

Title:	CEO

WARRANTHOLDER

By:	/s/ AKA SEARCH LLC

Name:	Abby Anderson

Title:	Founder and principal

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EXHIBIT I

NOTICE OF EXERCISE

To: Trulia, Inc.; Attention: Chief Executive Officer

(1)	The undersigned Warrantholder hereby elects to purchase shares of the Common Stock of Trulia, Inc. (the “Company”), a Delaware corporation, pursuant to the terms of the Warrant effective as of February 14, 2011 (the “Warrant”) between the Company and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any. [This Notice of exercise is being delivered in connection with a proposed [Change of Control/IPO] (as defined in the Warrant) and shall be effective immediately prior to the effective date of such transaction.]

(2)	In exercising its rights to purchase the Common Stock of the Company, the undersigned hereby confirms and acknowledges the investment representations and covenants made in Section 8 of the Warrant.

(3)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

Warrantholder:

By:

Name:

Title:

Date:

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EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned hereby acknowledges receipt of the “Notice of Exercise” from             , to purchase              shares of the Common Stock of Trulia, Inc., a Delaware corporation, pursuant to the terms of the Warrant, and further acknowledges that              shares remain subject to purchase under the terms of the Warrant.

TRULIA, INC.

By:

Name:

Date:

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Exhibit 4.4

TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS

AGREEMENT

May 8, 2008

1. Registration Rights	2

1.1 Definitions	2

1.2 Request for Registration	3

1.3 Company Registration	5

1.4 Form S-3 Registration	6

1.5 Obligations of the Company	7

1.6 Information from Holder	9

1.7 Expenses of Registration	9

1.8 Delay of Registration	9

1.9 Indemnification	10

1.10 Reports Under the 1934 Act	12

1.11 Assignment of Registration Rights	13

1.12 Limitations on Subsequent Registration Rights	13

1.13 Market Stand-off Agreement	13

1.14 Termination of Registration Rights	14

2. Covenants	14

2.1 Delivery of Financial Statements	14

2.2 Inspection	15

2.3 Right of First Offer	16

2.4 IPO Participation Right	18

2.5 Expenses	18

2.6 Director and Officer Insurance	19

2.7 Board Committees; Executive Compensation and Related Party Transactions	19

2.8 Drag-Along Rights	19

2.9 Reserved	20

2.10 Termination of Covenants	20

3. Miscellaneous	21

3.1 Legend	21

3.2 Successors and Assigns	21

3.3 Governing Law	21

3.4 Counterparts	21

3.5 Titles and Subtitles	21

3.6 Notices	22

3.7 Entire Agreement; Amendments and Waivers	22

3.8 Waiver	23

3.9 Severability	23

3.10 Aggregation of Stock	23

3.11 Expenses	23

EXHIBIT A	Schedule of A Investors

EXHIBIT B	Schedule of Series B Investors

EXHIBIT C	Schedule of Series C Investors

EXHIBIT D	Schedule of Series D Investors

EXHIBIT E	Schedule of Common Holders

TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS

AGREEMENT

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of the 8th day of May, 2008, by and among Trulia, Inc., a Delaware corporation (the “Company”), and the holders of Series A Preferred Stock (the “Series A Preferred”) listed on Exhibit A (the “Series A Investors”), the holders of Series B Preferred Stock (the “Series B Preferred”) listed on Exhibit B (the “Series B Investors”), the holders of Series C Preferred Stock (the “Series C Preferred”) listed on Exhibit C (the “Series C Investors”), the holders of Series D Preferred Stock (the “Series D Preferred”) listed on Exhibit D (the “Series D Investors,” and together with the Series A Investors, the Series B Investors and the Series C investors the “Investors”) and the holders of Common Stock listed on Exhibit E hereto (the “Common Holders”).

RECITALS

WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors and the Common Holders have entered into a Second Amended and Restated Investors Rights Agreement dated as of May 7, 2007 (the “Existing Investor Rights Agreement”) and desire to amend and restate the Existing Investor Rights Agreement in its entirety in accordance with Section 3.7 thereof;

WHEREAS, the Company and the Series D Investors intend to execute a Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Series D Investors intend to purchase and the Company intends to sell shares of the Company’s Series D Preferred Stock (the “Series D Preferred”);

WHEREAS, the execution of this Agreement on or by the Closing (as defined in the Purchase Agreement) is a condition of the Company’s and the Investors’ mutual obligations at the Closing under the Purchase Agreement;

WHEREAS, in order to induce the Company’s Series A Investors, Series B Investors, Series C Investors and the Common Holders to approve the issuance of the Series D Preferred and to induce the Series D Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company, the Series D Investors and the other parties thereto hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register shares of Common Stock issuable or issued to them, the governance of the Company’s Board of Director committees as set forth in Section 2.7 below and certain other matters as set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Registration Rights

1.1 Definitions

For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning of record or having the right to acquire Registrable Securities or any assignee of record thereof to whom registration rights are assigned in accordance with Section 1.11 hereof, provided, however, that the Common Holders shall not be deemed to be Holders for the purposes of Sections 1.2, 1.4, 1.12, 2 or 3.7 of this Agreement.

(d) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(e) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (ii) shares of Common Stock purchased by the Holders pursuant to that certain Founder Common Stock Sale Agreement dated May 7, 2007, (iii) any shares of Common Stock held by the Common Holders as of the date hereof or which may hereafter be acquired by the Common Holders from the Company, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) or (iii) above, provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned, and provided, further, that the shares of Common Stock referenced in (iii) above (including shares issued as a dividend or other distribution with respect thereto) shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12, 2 and 3.7 of this Agreement. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Common Stock outstanding that are Registrable Securities plus the number of shares of Common Stock issuable upon conversion of Preferred Stock or pursuant to then exercisable or convertible securities that are Registrable Securities hereunder.

(g) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) six months after the effective date of the Initial Offering, a written request (the “Initial Request”) from the Holders of twenty percent (20%) or more of the Registrable Securities then outstanding or a lesser percentage if requesting registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000 (the “Initiating Holders”), then the Company shall, within ten (10) days of the receipt of the Initial Request, give written notice of the Initial Request to all Holders, and subject to the limitations of this Section 1.2, use its commercially reasonable best efforts to file, within forty-five days, a registration statement under the Act covering the Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty days of the mailing of the Company’s notice pursuant to this Section 1.2(a), and to use its commercially reasonable best efforts to cause such registration statement to become effective within one hundred twenty days of the Initial Request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by two-thirds (2/3) in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by two-thirds (2/3) in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders) or otherwise agreed to by the Holders participating in such underwriting, provided however that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. If Holders of more than a majority of the Registrable Securities mutually requested for inclusion in the offering by the Initiating Holders are excluded from the offering pursuant to the foregoing mechanics, then such request for registration shall not count as one of the two (2) permitted demand registrations under this Section 1.2.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(2) after the Company has effected two registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(3) during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(4) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(5) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period, provided, however, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration

(a) If the Company proposes to register (including for this purpose a registration initiated by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, notify each Holder in writing at least forty-five (45) days prior to such registration. Upon the written request of each Holder given within fifteen (15) days after delivery of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 1.3(c), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 1.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 1.3 is applicable.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. The Company shall not be required to include in any registration and underwriting to which this Section 1.3 is applicable, the Registrable Securities of any Holder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by it. In addition, the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first among the selling Holders that are Investors and second among the selling Holders that are Common Holders, in each case according to the total amount of Registrable Securities entitled to be included therein by such group of selling Holders, but in no event shall (i) the amount of securities of the selling Holders that are Investors, included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders that are Investors, may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, or (ii) the number of shares of Registrable Securities of the selling Holders that are Investors, to be included in such underwriting, be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

(d) No Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed to be a request for registration as described in Section 1.2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.3.

1.4 Form S-3 Registration

In case the Company shall receive from any Holder or the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) use its commercially reasonable best efforts to effect, as soon as reasonably practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1) if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of not less than $1,000,000;

(3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance not already so qualified or consented.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5 Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of two-thirds (2/3) of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary or advisable to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions not already so qualified or consented;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and/or quoted on each broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (y) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration

All expenses other than underwriting discounts, commissions and stock transfer taxes incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees of one special counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of two-thirds (2/3) of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless (i) in the case of a registration requested under Section 1.2, the Holders of two-thirds (2/3) of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2; (ii) at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2; and (iii) in the case of a registration request under Section 1.4, the holders of two-thirds (2/3) of the Registrable Securities agree that the withdrawn registration shall be counted as one (1) request for registration under Section 1.4(b)(4).

1.8 Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors, members and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary or final prospectus contained therein, and any amendments, supplements or exhibits thereto, or in any state “blue sky” filing required in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person, and provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated thereunder, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section l.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 only to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no contribution from any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9, shall exceed the proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 (or any successor rule promulgated under the Act “Rule 144”), at all times after the effective date of the initial public offering of the Company’s equity securities,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a partner, limited partner or retired partner of a Holder that is a partnership, (ii) is a member or retired member of any Holder that is a limited liability company, (iii) is a spouse, domestic partner, sibling, lineal descendant or ancestor of a Holder (whether adoptive or natural), or any trust established for the benefit of a Holder or any spouse, domestic partner, sibling, lineal descendant or ancestor of a Holder (whether adoptive or natural), (iv) is an affiliate of the Holder, as that term is defined in Rule 405 of the Securities Act or (v) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) (or such lesser amount if the Holder is transferring all Registrable Securities held by the Holder), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below, and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding two-thirds (2/3) of the Registrable Securities held by the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities, or (c) to exercise other registration rights that are pari passu or senior to those granted to the Holders hereunder.

1.13 Market Stand-off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days) following the effective date of the registration statement for such offering, if so required by the underwriters of such offering, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest of, (a) five (5) years following an initial public offering in which all Preferred Stock of the Company is automatically converted into shares of Common Stock under the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be amended (the “Restated Certificate”), or (b) as to any Holder, such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.

2. Covenants

The Company hereby covenants to each of the Investors as follows:

2.1 Delivery of Financial Statements

The Company shall deliver to each Investor or transferee who holds at least 500,000 shares of Common Stock on an as converted, as exercised basis, as adjusted for splits, dividends, combinations and other recapitalizations (a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and commencing with the financial reports for the fiscal year end 2008, audited by the Company’s accounting firm;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, an unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail and prepared in accordance with GAAP;

(c) within thirty days (30) of the end of each month, an unaudited income statement and statement of cash flows and an unaudited balance sheet for and as of the end of such month, in reasonable detail, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail, prepared in accordance with GAAP;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each (A) fiscal year and (B) second fiscal quarter, a budget and business plan for the remainder of the fiscal year (which shall set forth the use of proceeds raised in the transactions under the Purchase Agreement), next fiscal year or semi-annual period, prepared on a monthly basis (including balance sheets, income statements and statements of cash flows for such months), which plan shall be acceptable to the Company’s Board of Directors, including a majority of the directors elected by the holders of Series A Preferred Stock and Series B Preferred stock (the “Preferred Directors”); provided that any material changes or deviations to the budget or the Company’s actions in executing the budget shall require the approval of the Board of Directors, including a majority of the Preferred Directors; and

(e) with respect to the financial statements called for in subsections (a), (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements (i) were prepared accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and (ii) fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; provided that if no accounting professional knowledgeable of GAAP is employed by the Company then such certification shall be provided by the President of the Company certifying only as to (ii).

2.2 Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its executive officers, all at such reasonable times as may be requested by the Major Investor, provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information if, in consultation with legal counsel, the Company determines that providing such access would compromise the Company’s rights with respect to such information, unless such Major Investor delivers a confidentiality and non-disclosure agreement in form and substance satisfactory to the Company’s legal counsel.

2.3 Right of First Offer

(a) Subject to the terms and conditions specified in this Section 2.3, if the Company proposes to issue Additional Shares of Common Stock (as defined below), it shall provide each Major Investor, with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such Additional Shares of Common Stock, (ii) the number of such Additional Shares of Common Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Additional Shares of Common Stock. By written notification received by the Company, within fifteen (15) calendar days after receipt of the Issuance Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Shares of Common Stock (such holder’s “Pro-Rata Portion”) that equals the proportion that the number of shares of Common Stock on an as converted as exercised basis then held by such Holder bears to the total number of shares of Common Stock of the Company then outstanding, including the Common Stock issuable upon conversion of all outstanding Preferred Stock, upon conversion of all other outstanding convertible securities, and upon exercise of all outstanding options (and assuming conversion of convertible securities issuable upon exercise of options), excluding authorized but unissued options.

(b) In the event that such Major Investor fails to give such notice within the prescribed period, or otherwise fails to purchase its Pro-Rata Portion of such Additional Shares of Common Stock the Company shall promptly inform in writing each Major Investor that has elected to purchase its full Pro-Rata Portion (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do so. During the ten (10) day period commencing after the delivery of such supplemental notice, each Fully-Exercising Investor shall be entitled to obtain its Pro-Rata Portion of the Additional Shares of Common Stock not purchased by other Major Investors. For the purposes of this Section 2.3, Major Investor includes any managers, general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

(c) If all Additional Shares of Common Stock that Major Investors are entitled to purchase pursuant to Section 2.3(a) and (b) are not elected to be purchased as provided in Section 2.3(a) and (b) hereof, the Company may, during the forty five (45) day period following the expiration of the period provided in Section 2.3(a) or (b) hereof, as the case may be, offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) For purposes of this Section 2.3, the following definitions shall apply:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 2.3(e) below) by the Company after the date of this Agreement, other than as follows:

(A) upon conversion of shares of the Company’s Preferred Stock;

(B) shares of the Company’s Common Stock, or Options to purchase Common Stock issued to officers, directors, employees of, consultants and service providers to the Company pursuant to plans or arrangements approved by the Board of Directors;

(C) as a dividend or other distribution on the Preferred Stock, or any other event for which adjustment is made pursuant to the Restated Certificate;

(D) upon the exercise or conversion of Options or Convertible Securities that were outstanding prior to the date of this Agreement;

(E) capital stock, or Options to purchase capital stock, issued to financial institutions, lenders or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property leases, or similar transactions, the terms of which have been approved by a majority of the Board of Directors including a majority of the Preferred Directors;

(F) capital stock or Options to purchase capital stock issued in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions, the terms of which have been approved by a majority of the Board of Directors including a majority of the Preferred Directors;

(G) shares of capital stock issued or issuable in a public offering;

(H) Common Stock issued or deemed issued as a result of a decrease in the conversion price of any series of Preferred Stock resulting from the operation of the Restated Certificate;

(I) by way of dividend or other distributions on securities referred to in subsections (A) through (H) above.

(ii) “Convertible Securities” shall mean instruments of indebtedness or securities convertible into or exchangeable for Common Stock including without limitation, shares of the Company’s Preferred Stock.

(iii) “Options” shall mean rights, options or warrants to subscribe for,

purchase or otherwise acquire shares of the Company’s Common Stock or Convertible Securities.

(e) If the Company at any time after the date of this Agreement shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance.

(f) The right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor with regard to any issue of Additional Shares of Common Stock, if (x) at the time of such issue of Additional Shares of Common Stock, such Major Investor is not an accredited investor, and (y) such issue of Additional Shares of Common Stock is otherwise being offered only to accredited investors.

(g) The rights provided in this Section 2.3 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor may assign or transfer such rights to an affiliate, general partner or manager of such Major Investor.

2.4 IPO Participation Right

In connection with the first public offering of the Company’s securities, the Company hereby covenants it shall uses its reasonable good faith efforts to have the managing underwriter offer Fayez Sarofim Investment Partnership No. 5, L.P. and/or its affiliates (“Sarofim”), Accel IX L.P. and/or its affiliates (“Accel”), Sequoia Capital XII, L.P. and/or its affiliates (“Sequoia”), Deep Fork Capital L.L.C. and/or its affiliates (“Deep Fork”) or their designees, within ten (10) business days of the filing of the registration statement with respect to such offering (which registration statement shall cover the securities to be offered to Sarofim, Accel, Sequoia and Deep Fork pursuant to this Section 2.4) up to ten percent (10%), in the aggregate, of the shares sold in such offering, to be allocated between them on a pro-rata basis in proportion to their respective ownership of Registrable Securities, provided that each of them shall have the right to any portion of the 10% not elected by the other, or as otherwise may be agreed upon by them. Notwithstanding any other provision in this Section 2.4, if the managing underwriter reasonably determines that marketing factors or applicable regulatory restrictions require a limitation of the number of shares being underwritten, the managing underwriter, may limit Sarofim’s, Accel’s, Sequoia’s and Deep Fork’s foregoing right, including a limitation which would exclude all such shares from such initial public offering, but only to the extent reasonably necessary.

2.5 Expenses

The Company shall pay the reasonable out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board of Directors meetings, meetings of the committees thereof or other Company-authorized business.

2.6 Director and Officer Insurance

The Company shall use its reasonable best efforts to maintain its director and officer liability insurance in a reasonable amount specified by a majority of the Board of Directors, including a majority of the Preferred Directors, but shall be no more than $3,000,000 and on such terms as are approved by a majority of the directors of the Company, including a majority of the Preferred Directors.

2.7 Board Committees; Executive Compensation and Related Party Transactions

Upon approval of a majority of the directors, including a majority of the Preferred Directors, the Company agrees to establish an Audit Committee, a Compensation Committee and Executive Committee, (the “Committees”) as soon as practicable in no event later than ninety (90) days after the date of such approval. Each Committee shall have at least two members, a majority of whom shall be independent. The Preferred Directors (as defined in the Restated Certificate) shall have the right to sit on each Committee, to the extent such Committee exits. All (a) compensation of executives of the Company (whether consisting of cash, equity or otherwise), (b) all capital stock, Options and Convertible Securities issuances that are compensatory in nature and (c) transactions of the Company with any founder, current or former officer, director or greater than 5% stockholder or any such person’s affiliates or family members, of the Company, including any amendment to any agreement with any such person in existence as of the date hereof, shall require the approval of the Compensation Committee (which shall mean the affirmative approval of a majority of its members including at least two members), and if there is no such Committee, then by the disinterested/independent directors of the Board of Directors and the Preferred Directors. For the purposes of this Section 2.7, independent director shall mean any director not a Common Director (as defined in the Restated Certificate).

2.8 Drag-Along Rights

(a) Anything contained herein to the contrary notwithstanding, if at any time (1) the Board of Directors, (2) the holders of two-thirds (2/3) of the outstanding shares of Preferred Stock and (3) the holders of seventy-five percent (75%) of the outstanding shares of Common Stock, each voting as a separate class, shall approve a bona fide proposal from a third party with respect to a sale of the Company whether by merger, asset or stock sale or otherwise, for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), then the Company shall deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to all Investors and to the Common Holders (together, the “Stockholders”) stating that the Company proposes to effect the Sale Proposal and providing the identity of the persons involved in such Sale Proposal and the terms thereof. Each such Stockholder and each Stockholder’s transferee, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by the Company, to sell its stock and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, vote its shares of stock in favor of such Sale Proposal at any meeting of stockholders called to vote on or approve such Sale Proposal and otherwise to take all necessary action to cause the Company and the Stockholders to consummate such Required Sale. Any such Required Sale Notice may be rescinded by the Company by delivering written notice thereof to all the Stockholders.

(b) The obligations of the Stockholders pursuant to this Section 2.8 are subject to the satisfaction of the following conditions:

(1) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Required Sale and no Stockholder shall be obliged to pay more than such Stockholder’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Required Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be capped at the total purchase price received by such Stockholder for such Stockholder’s shares of stock (including the exercise price thereof);

(2) in the event that the Stockholders are required to provide any representations or indemnities in connection with the Required Sale (other than representations and indemnities concerning each Stockholder’s valid ownership of such Stockholder’s shares of stock, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement), then each Stockholder shall not be liable for more than such Stockholder’s pro rata share (based upon the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Stockholder for such Stockholder’s shares of stock (including the exercise price thereof); and

(3) the total purchase price received by the preferred stockholder shall equal or exceed their respective liquidation preference plus all declared but unpaid dividends on such shares as set forth in Section 2(a) of Article IV of the Restated Articles.

2.9 Reserved

2.10 Termination of Covenants

The covenants set forth in Section 2 shall terminate and be of no further force or effect (i) upon the consummation of a public offering of securities by the Company in which all Preferred Stock then outstanding automatically converts into Common Stock under the terms of the Restated Certificate, or (ii) for purposes of Sections 2.1 and 2.2 only, at such time as the Company becomes subject to the reporting provisions of the 1934 Act.

3. Miscellaneous

3.1 Legend

Each certificate evidencing any of the Registrable Securities shall bear a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY, THE HOLDER HEREOF AND CERTAIN OTHER HOLDERS OF THE COMPANY’S SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

3.2 Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents entered into and to be performed entirely within California without giving effect to principles of conflicts of law thereof.

3.4 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by facsimile by the party to be notified, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three (3) days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by written notice to the other party given in the foregoing manner.

3.7 Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Without limiting the foregoing, this Agreement amends and restates the Existing Investor Rights Agreement in its entirety and all of the terms of the Existing Investor Rights Agreement are superseded by the terms of this Agreement and are of no further force and effect. Any term of this Agreement (other than Sections 2.1, 2.2 and 2.3) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds (2/3) of the Registrable Securities, provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority of Common Stock held by the Common Holders. Notwithstanding the foregoing, the amendment of this Agreement to include additional parties as Investors or Common Holders, or additional shares as Registrable Securities, whether pursuant to the Purchase Agreement or any future transaction or agreement, shall not require the separate consent of the Common Holders. Sections 2.1, 2.2 and 2.3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Major Investors holding two-thirds (2/3) of the Registrable Securities held by all such Major Investors. Notwithstanding anything to the contrary provided for herein, (i) no amendment and/or waiver that would adversely affect a Series D Investor in a manner differently than other Investors (other than an effect based on such Investor’s pro rata holdings) may be made without the written consent of the Company and such Series D Investor and (ii) no amendment and/or waiver that would adversely affect the Investors holding Series D Preferred Stock in a manner differently than the Investors holding any other series of Preferred Stock (other than an effect based on such Investors’ respective pro rata holdings) may be made without the written consent of the Company and the Investors holding at least a majority of the shares of Series D Preferred then held by the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company.

3.8 Waiver

Each of the Series A Investors, Series B Investors, and Series C Investors hereby waives any right of notice or pro-rata rights with respect to the sale of the Series D Preferred Stock pursuant to the terms of the Purchase Agreement, to which the Investor may be entitled pursuant to the Existing Investor Rights Agreement, except to the extent participating under the Purchase Agreement. Such waiver shall be binding upon all parties to the Existing Investor Rights Agreement.

3.9 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

TRULIA, INC.

/s/ Peter Flint
Peter Flint, CEO

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DEEP FORK CAPITAL L.L.C., a Delaware limited liability company

By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon,
Manager

Address:	3000 Sand Hill Road, Bldg. 2, Suite 120 Menlo Park, CA 94025

Telephone:

Facsimile No.:

E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

QCP FUND A

By:	/s/ Frank P. Quatronne

Frank P. Quatronne Title: Chairman, Qatalyst Partners LLC, the General Partner of QCP Fund A

Address:	3 Embarcadero Center, Sixth Floor San Francisco, CA 94111
Telephone: Facsimile No: Email Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

SEQUOIA CAPITAL XII SEQUOIA TECHNOLOGY PARTNERS XII SEQUOIA CAPITAL XII PRINCIPALS FUND

By:	SC XII Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Brian Schreier
Managing Member

Address:	3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025 Attn: Sameer Gandhi

Telephone: Facsimile No.: E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

ACCEL IX L.P.

By:	Accel IX Associates L.L.C.
Its:	General Partner

By.	/s/ Rich Zamboldi
Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associated L.L.C.
Its:	General Partner

By:	/s/ Rich Zamboldi
Attorney in Fact

ACCEL INVESTORS 2005 L.L.C.

By:	/s/ Rich Zamboldi
Attorney in Fact

Address:	428 University Avenue Palo Alto, CA 94301
	Attn:	Theresia Gouw Ranzetta Rich Zamboldi

Telephone: Facsimile No.:
E-mail Address:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

FAYEZ SAROFIM INVESTMENT PARTNERSHIP NO. 5, L.P.

By: FSJ No. 2 Corporation
Its: Managing General Partner

By:	/s/ Raye G. White
Raye G. White
Executive Vice President

Address:	Two Houston Center Suite 2907 Houston, TX 77010 Attn: David Pesikoff

Telephone: Facsimile No.:

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement us of the date first above written.

COMMON HOLDERS:

PETER FLINT

/s/ Peter Flint

SAMI MARKUS INKINEN

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fiat above written.

COMMON HOLDERS:

PETER FLINT

SAMI MARKUS INKINEN

/s/ Sami Markus Inkinen

SIGNATURE PAGE TO TRULIA, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF SERIES A INVESTORS

Name and Address

Fayez Sarofim Investment Partnership #5, LP	Ronald & Gayle Conway
as Trustees of the Conway Family
1811 Family Partnership, Ltd.	Trust dated 9/25/96

Kathryn L. E. Rabinow Trust	Claudio Chiuchiarelli

Waldorf Volpi Partnership	The Gary and Loretta Durbin Trust

Gregory L. Waldorf	David & Sarah Hehman

Holdstein Revocable Trust	Thorner Ventures

Howard & Harriet Love Living Trust of 11/94	TWB Investment Partnership II, L.P.

Kevin E. Hartz	Andrew K. Boszhardt, Jr.

EXHIBIT B

SCHEDULE OF SERIES B INVESTORS

Name and Address

Accel IX L.P.	Fayez Sarofim Investment Partnership #5, LP

Accel IX Strategic Partners L.P.	1811 Family Partnership, Ltd.

Accel Investors 2005 L.L.C.	Kathryn L. E. Rabinow Trust

Holdstein Revocable Trust	Waldorf Volpi Partnership

Thorner Ventures	Gregory L. Waldorf

James Gutierrez	The Board of Trustees of the Leland Stanford
Junior University (DAPER I)

EXHIBIT C

SCHEDULE OF SERIES C INVESTORS

Name and Address

Sequoia Capital XII, L.P.	Accel IX L.P.

Accel IX Strategic Partners L.P.	Accel Investors 2005 L.L.C.

Fayez Sarofim Investment Partnership #5, LP

EXHIBIT D

SCHEDULE OF SERIES D INVESTORS

Name and Address

Deep Fork Capital L.L.C.	QCP Fund A

Sequoia Capital XII, L.P.	Accel IX L.P.

Accel IX Strategic Partners L.P.	Accel Investors 2005 L.L.C.

Fayez Sarofim Investment Partnership #5, LP

EXHIBIT E

SCHEDULE OF COMMON HOLDERS

Name	Number of Common Shares

Peter Flint	2,666,404

Sami Markus Inkinen	2,082,810

Total:	4,749,214

Exhibit 10.2

TRULIA, INC.

2005 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Trulia, Inc. 2005 Stock Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of Trulia, Inc. and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the fair market value of the securities, cash or other property, or any combination thereof, receivable upon consummation of a Company Transaction in respect of a share of Common Stock.

“Award” means any award of Options, Stock Appreciation Rights, Stock Awards, Restricted Stock or Stock Units, as may be designated by the Plan Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or the Board (provided, however, that in the case of directors and executive officers such determination shall be made only by the Board), each of whose determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Trulia, Inc., a Delaware corporation.

“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of

(a) a merger or consolidation of the Company with or into any other company or other entity,

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of more than 50% of the Company’s outstanding voting securities, or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets; provided, however, that a Company Transaction shall not include a Related Party Transaction. Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Disability,” unless otherwise defined by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 18.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the per share fair market value of the Common Stock as established in good faith by the Board or, if the Common Stock is publicly traded, the average of the high and low trading prices for the Common Stock on any given date during regular trading or, if not trading on that date, such price on the last preceding date on which the Common Stock was traded or an average of trading days not to exceed 30 days from the Grant Date, unless determined otherwise by the Plan Administrator using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator or (b) the date on which all conditions precedent to the Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” has the meaning set forth in Section 7.6.

“Option Term” means the maximum term of an Option as set forth in Section 7.3.

“Participant” means any Eligible Person to whom an Award is granted.

“Plan” means the Trulia, Inc. 2005 Stock Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Related Company” means any entity that is a parent corporation or a subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively of the Code.

“Related Party Transaction” means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, converting the Company to a limited liability company or creating a holding company; or (d) a corporate dissolution or liquidation.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Plan Administrator or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches age 55 and has completed ten years of employment or service with the Company or a Related Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” has the meaning set forth in Section 9.1.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Plan Administrator.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Board determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Vesting Commencement Date” means the Grant Date or such other date set forth in the instrument evidencing the Award as the date from which the Option begins to vest for purposes of Section 7.4.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

The Plan shall be administered by the Board. Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to a committee or committees (which term includes subcommittees) consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding

(a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “non-employee directors” as contemplated by Rule 16b-3(b)(3) under the Exchange Act, or any successor provision thereto. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. All references in the Plan to the “Plan Administrator” shall be, as applicable, to the Board or any committee to whom the Board has delegated authority to administer the Plan.

3.2	Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board to the extent the Plan Administrator is a committee of the Board, to (a) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument evidencing an Award; (i) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (j) delegate administrative duties to such of the Company’s officers as it so determines; and (k) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Plan Administrator may determine its actions and fix the time and place of its meetings.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 13.1, a maximum of 15,158,843 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2	Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires,

terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award or (ii) covered by an Award that is settled in cash or in a manner such that some or all of the shares covered by the Award are not issued shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. In the event that a written agreement pursuant to which a Company Transaction or a Related Party Transaction is completed is approved by the Board and that agreement sets forth the terms and conditions of the Substitute Awards, the terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Substitute Awards shall be deemed to be Participants.

(d) Notwithstanding the foregoing and, subject to adjustment provided in Section 13.1, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1	Form, Grant and Settlement of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone,

in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written (including electronic) instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

6.3	Vesting of Awards

The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding.

6.4	Deferrals

The Plan Administrator may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Plan Administrator, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents.

SECTION 7. OPTIONS

7.1	Grant of Options

The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

The exercise price for shares purchased under an Option shall be as established by the Plan Administrator, but shall not be less than (a) 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options, (b) the minimum exercise price required by Section 8.3 with respect to Incentive Stock Options, except in the case of Substitute Awards, and (c) in the case of an Option granted to a Participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary companies, 110% of the Fair Market Value of the Common Stock on the Grant Date.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be as established for that Option by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.4.

7.4	Exercise of Options

The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable

After 1 year	1/4

Each additional month of continuous service completed thereafter	An additional 1/48

After 4 years	100%

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) tendering (either actually or, if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant, which on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option: (such shares must have been owned by the Participant for at least six months or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes);

(d) if the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant (including directors and executive officers) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party. Such notes or loans must be full recourse to the extent necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

7.6	Effect of Termination of Service

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the last day of the Option Term (the “Option Expiration Date”).

Notwithstanding the foregoing, if a Participant dies after the Participant’s Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

I                      A Participant’s change in status from an employee of the Company or a Related Company to a consultant, advisor or independent contractor of the Company or a Related Company or a change in status from a consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company shall not be considered a Termination of Service for purposes of this Section 7.6.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provisions of the Plan, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code or any successor provision and any applicable regulations thereunder, including the following:

8.1	Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2	Eligible Employees

Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

8.3	Exercise Price

The exercise price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date and, in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “10% Stockholder”), shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.4	Option Term

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the Option Term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a 10% Stockholder, shall not exceed five years.

8.5	Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of a Participant’s Termination of Service if termination was for reasons other than death or Disability, (b) more than one year after the date of a Participant’s Termination of Service if termination was by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

8.6	Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7	Promissory Notes

The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

8.8	Code Definitions

For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Plan Administrator may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be as established by the Plan Administrator. An SAR may be exercised upon such terms and conditions and for the term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Plan Administrator or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Plan Administrator in its sole discretion.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Plan Administrator may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any performance criteria), as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2	Issuance of Shares; Settlement of Awards

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Plan Administrator, and subject to the provisions of Section 11, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Award, in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Plan Administrator shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3	Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Plan Administrator so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

10.4	Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

10.5	Minimum Purchase Price

The purchase price for any shares of Common Stock that may be purchased under the Plan (“Stock Purchase Rights”) shall be at least 85% of the Fair Market Value of the Common Stock at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated. Notwithstanding the foregoing, to the extent required by applicable law, the purchase price shall be at least 100% of the Fair Market Value of the Common Stock at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary companies.

SECTION 11. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Plan Administrator may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate, and the value of the shares so surrendered may not exceed such rate to the extent the Participant has owned the surrendered shares for less than six months if such limitation is necessary to avoid a charge to the Company for financial reporting purposes.

SECTION 12. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code and applicable law, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award, and may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (hereof), or by gift to “immediate family” as that term is defined in Rule 16a-l(e) under the Exchange Act; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 13. ADJUSTMENTS

13.1	Adjustment of Shares

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged herefore or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2(d); and (iii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid herefore.

The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, or for other valid consideration, either upon direct sale or upon the exercise of rights or warrants to subscribe herefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company

Transaction shall not be governed by this Section 13.1 but shall be governed by the remaining provisions of this Section 13.

13.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options, Stock Appreciation Rights and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

13.3	Company Transaction

13.3.1	Options, Stock Appreciation Rights and Stock Units

(a) In the event of a Company Transaction, except as otherwise provided in the instrument evidencing the Award or in a written employment, services or other agreement between a Participant and the Company or a Related Company,

(i) all Options and Stock Appreciation Rights outstanding and held by a Participant whose employment or service relationship has not terminated as of the date of the Company Transaction or is terminated other than for Cause within 30 days prior to the Company Transaction shall, immediately prior to the Company Transaction, become fully vested and exercisable with respect to 100% of the unvested portion of the Award; and

(ii) all Stock Units outstanding and held by a Participant whose employment or service relationship has not terminated as of the date of the Company Transaction or is terminated other than for Cause within 30 days prior to the Company Transaction shall, immediately prior to the Company Transaction, become fully vested and shall be settled with respect to 100% of the unvested portion of the Award; provided, however, that

(iii) notwithstanding the foregoing, such accelerated vesting and exercisability or settlement of such Options, Stock Appreciation Rights and Stock Units shall not occur

(A) if and to the extent any Successor Company assumes or continues such Options, Stock Appreciation Rights or Stock Units, or substitutes reasonably equivalent options, rights or units or

(B) if the Plan Administrator determines, in its sole discretion, that to the extent any Successor Company does not assume or continue such Options, Stock Appreciation Rights or Stock Units, or substitute equivalent options, rights or units, any portion of such Awards that is not assumed, continued or substituted for by the Successor Company shall terminate immediately prior to the Company Transaction in exchange for a cash payment at least equal to the amount, if any, by which the Acquisition Price multiplied by the number of shares of Common Stock subject to such Award, either to the extent the Award is vested and exercisable in accordance with its original terms or as such vesting and exercisability may be accelerated by the Plan Administrator, in its sole discretion, in connection with the Company Transaction, exceeds the aggregate exercise or grant price, if any, for such Award.

(b) Immediately following a Company Transaction, all outstanding Options, Stock Appreciation Rights and Stock Units shall terminate and cease to be outstanding, except to the extent assumed, continued or substituted for by the Successor Company.

13.3.2 Restricted Stock

In the event of a Company Transaction, except as otherwise provided in the instrument evidencing the Award or in a written employment, services or other agreement between a Participant and the Company or a Related Company, the restrictions applicable to all Restricted Stock outstanding as of the date of the Company Transaction shall not lapse, any Company repurchase rights shall automatically be assigned to the Successor Company, and all such restrictions shall continue with respect to any shares of the Successor Company or other consideration that may be issued in exchange or in substitution for such Restricted Stock.

13.3.3 Assumption, Continuation or Substitution

For the purposes of this Section 13.3, an Award shall be considered assumed, continued or substituted for if, following the Company Transaction, the substitute award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash, or other securities or property) received in the Company Transaction by holders of Common Stock for each share subject to the Award immediately prior to the Company Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares) without any change in the aggregate exercise or grant price, if any, of such Award; provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator, whose determination shall be conclusive and binding.

13.4	Further Adjustment of Awards

Subject to Sections 13.2 and 13.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation,

dissolution or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.

13.5	Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.6	Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 14. FIRST REFUSAL AND REPURCHASE RIGHTS

14.1	First Refusal Rights

Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by a Participant of any shares of Common Stock issued pursuant to an Award. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the stock purchase agreement evidencing the purchase of the shares.

14.2	Repurchase Rights for Unvested Shares

The Plan Administrator may, in its sole discretion, authorize the issuance of unvested shares of Common Stock pursuant to the exercise of an Option. Should the Participant cease to be employed by or provide services to the Company or a Related Company, then all shares of Common Stock issued upon exercise of an Option that are unvested at the time of cessation of employment or service relationship shall be subject to repurchase at the exercise price paid for such shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise) shall be established by the Plan Administrator and set forth in the stock purchase agreement evidencing the purchase of the shares.

Except as otherwise provided in the instrument evidencing the Award, in the event of a Company Transaction, the Company’s repurchase rights shall automatically be assigned to the Successor Company.

The Plan Administrator shall have the discretionary authority, exercisable either before or after a Participant’s Termination of Service, to waive the Company’s outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Participant under an Option and thereby accelerate the vesting of such shares in whole or in part at any time.

14.3	Repurchase Conditions

Notwithstanding the foregoing, to the extent required by applicable law the Company’s repurchase right set forth in Section 14.2 shall lapse at the rate of at least 20% of the shares per year over five years from the date the Option is granted (without respect to the date the Option or is exercised or becomes exercisable) and the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise).

In addition to the restrictions set forth in clauses (a) and (b), the securities held by an officer, director or consultant of the Company or a Related Company may be subject to additional or greater restrictions.

14.4	General

The Company’s first refusal and repurchase rights under this Section 14 are assignable by the Company at any time.

SECTION 15. MARKET STANDOFF

In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, no person may sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters; provided, however, that in no event shall such period exceed 180 days following the effective date of the registration statement. The limitations of this Section 15 shall in all events terminate two years after the effective date of the Company’s initial public offering.

In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 15, to the same extent the purchased shares are at such time covered by such provisions.

In order to enforce the limitations of this Section 15, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

SECTION 16. AMENDMENT AND TERMINATION

16.1	Amendment, Suspension or Termination

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan. Subject to Section 16.3, the Board may amend the terms of any outstanding Award, prospectively or retroactively.

16.2	Term of the Plan

The Plan shall have no fixed expiration date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) the adoption of the Plan by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code. Notwithstanding the foregoing, no Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the stockholders.

16.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Sections 13.2 and 13.3 shall not be subject to these restrictions.

SECTION 17. GENERAL

17.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan. Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.2	Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.3	No Rights as a Stockholder

Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Option, Stock Appreciation Right or Stock Unit shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.4	Compliance With Laws and Regulations

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

17.5	Participants in Other Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.6	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.7	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.8	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.9	Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of California without giving effect to principles of conflicts of law.

17.10 Financial Reports

To the extent required by applicable law, the Company shall provide annual financial statements of the Company to each Participant. Such financial statements need not be audited and need not be issued to employees whose duties within the Company assure them access to equivalent information.

SECTION 18. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, (a) any Award exercised or settled before the stockholders of the Company approve the Plan shall be rescinded and any such shares shall not be counted in determining whether such stockholder approval is obtained, and (b) any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Stockholder Approval

June 6, 2005	Initial Plan Adoption		June 6, 2005

September 22, 2005	Increase to Plan Shares from 882,353 to 1,557,564 (increase of 675,211 shares)	Section 4.1	September 22, 2005

December 15, 2005	Increase to Plan Shares from 1,557,564 to 1,757,564 (increase of 200,000 shares)	Section 4.1	December 15, 2005

March 12, 2007	Increase to Plan Shares from 1,757,564 to 1,857,564 (increase of 100,000 shares)	Section 4.1	March 12, 2007

May 2, 2007	Increase to Plan Shares from 1,857,564 to 2,47,564 (increase of 550,000 shares)	Section 4.1	May 2, 2007

September 2, 2008	Increase to Plan Shares from 2,47,564 to 7,222,692	Section 4.1	September 2, 2008

February 1, 2011	Increase to Plan Shares from 7,222,692 to 11,494,843 (increase of 4,272,151 shares)	Section 4.1	February 8, 2011

May 11, 2011	Increase to Plan Shares from 11,494,843 to 12,094,843 (increase of 600,000 shares)	Section 4.1	July 13, 2011

November 15, 2011	Increase to Plan Shares from 12,094,843 to 13,158,843 (increase of 1,064,000 shares)	Section 4.1	February 13, 2012

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February 1, 2012	Increase to Plan Shares from 13,158,843 to 15,158,843 (increase of 2,000,000 shares)	Section 4.1	February 13, 2012

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TRULIA, INC.

2005 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, Trulia, Inc. has granted you an Option under its 2005 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company or a Related Company and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator, by using shares of Common Stock you have owned for at least six months; (d) if the Common Stock is registered under the Exchange Act, by instructing a broker to deliver to the Company the total payment required; or (e) by any other method permitted by the Plan Administrator.

6. Repurchase and First Refusal Rights. So long as the Common Stock is not registered under the Exchange Act, the Company may, in its sole discretion at the time of exercise, require you to sign a stock purchase agreement, in the form to be provided, pursuant to which you will grant to the Company certain repurchase and/or first refusal rights to purchase the Shares acquired by you upon exercise of the Option. Upon request to the Company, you may review a current form of this agreement prior to exercise of the Option.

7. Market Standoff. By exercising the Option you agree that the Shares will be subject to the market standoff restrictions on transfer set forth in the Plan.

8. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Related Company for any reason (“Termination of Service”). You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator.

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

It is your responsibility to be aware of the date the Option terminates.

9. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that Nonqualified Stock Options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.

10. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

11. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

12. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

13. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

14. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and (i) that if the Shares underlying the Option do not increase in value, the Option will have no value.

15. Employee Data Privacy. By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

TRULIA, INC.

STOCK OPTION GRANT NOTICE

2005 STOCK INCENTIVE PLAN

Trulia, Inc. (the “Company”) hereby grants to Participant an Option (the “Option”) to purchase shares of the Company’s Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Company’s 2005 Stock Incentive Plan (the “Plan”), which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	«Participant»

Grant Date:

Vesting Commencement Date:	«Vesting_Commencement_Date»

Number of Shares Subject to Option:	«No_Shares»

Exercise Price (per Share):	$

Option Expiration Date:	(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement).

Type of Option:	Incentive Stock Option

Vesting and Exercisability Schedule:	«Vesting_and_Exercisability_Schedule»

Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject. In addition, the Participant agrees that no other option grant or equity issuance is owed to him or her as of the date hereof, and Participant has no rights to any other issuances of equity by the Company.

TRULIA, INC.	PARTICIPANT

By:
Its:	Signature

Date:

Attachments:	Address:
1. Stock Option Agreement
2. 2005 Stock Incentive Plan	Taxpayer ID:

Exhibit 10.4

Employment Offer Letter

Dear Sean,

I am pleased to offer you a position with Trulia, Inc. (the “Company”) as Chief Financial Officer commencing on November 1st, 2011, or as otherwise mutually agreed. You will receive a monthly salary of $21,666.66 ($260,000.00 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also have an opportunity to receive an additional $100,000.00 in performance bonuses per calendar year. Details of specific performance metrics are to be agreed within 30 days from the start of employment. You will also receive a sign-on bonus of $50,000.00 subject to applicable taxes and withholdings within the first 30 days of joining the team. You will reimburse the Company in full for this amount if you resign from the Company within the first twelve months of your employment. You should note that the Company reserves the right to modify salaries and bonuses from time to time as it deems necessary.

In addition to your salary, we will recommend to the Company’s Board of Directors that you will receive an incentive stock option to purchase 725,316 shares of the Company’s common stock at a price determined by the Board of Directors. Your option will vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of your employment start date and with the balance vesting equally every month thereafter over the following 36 months; provided however, if within 12 months following a change in control your service is either (i) involuntarily terminated without cause (as defined in the Plan) or (ii) voluntarily terminated with “Good Reason” then 50% of your remaining unvested shares shall fully vest and become exercisable. You will have the right to “early-exercise” all or any portion of your option, subject to a right of repurchase in favor of the Company that will lapse according to your vesting schedule as outlined above.

“Good Reason” shall be deemed to exist if (i) there is a reduction of your base compensation of greater than 25% due to the change in control, (ii) you are subjected to discrimination, harassment or abuse as a result of your race, color, religion, creed, sex, age, national origin, sexual orientation or disability, or (iii) upon the Company’s or its successor’s request, you refuse to relocate to a facility or location outside the San Francisco Bay Area.

As a convenience to Trulia, you will be provided with reasonable local corporate housing when you are required to work in San Francisco. To the extent that all or any portion of the value of this housing becomes taxable to you as compensation, the Company will provide a “make-whole” bonus to offset the marginal tax impact of your W-2. You will be entitled to the standard benefits package of the Company.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with the Employment, Confidential Information, Invention Assignment Agreement attached as Exhibit A, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer of employment is contingent on the completion of satisfactory background and/or reference checks and will remain valid through the end of business, Wednesday, October 19th, 2011.

We look forward to working with you at Trulia, Inc.!

Very truly yours,

TRULIA, INC.

		By:	/s/ Peter Flint

AGREED AND ACCEPTED:			Peter Flint, CEO & Co-Founder

/s/	Sean Aggarwal

Sean Aggarwal

Dated:	October 17, 2011

EXHIBIT A

TRULIA, INC.

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Trulia, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment without prior written permission from my manager and/or the CEO, nor will I engage in any any activities that conflict with my obligations to the Company.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property

Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property. Such lists of Prior Intellectual Property may be continued in Appendix A attached hereto.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix B, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above or in Appendix A hereto.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix C.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant Company consent to notify my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of October 17, 2011.

By:	/s/ Sean Aggarwal

Name:	Sean Aggarwal

Address:

WITNESS

By:

Name:

Address:

APPENDIX A: INTELLECTUAL PROPERTY NOT ASSIGNED

APPENDIX B

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.5

Employment Offer Letter

Dear Paul,

I am pleased to offer you a position with Trulia, Inc. (the “Company”) as Chief Operating Officer commencing on February 14th, 2011, as otherwise mutually agreed. You will receive a monthly salary of $20,833.33 ($250,000.00 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also be eligible to receive up to an additional $100,000 in performance bonuses per calendar year tied directly to company financials and personal KPIs. Details of the specific performance metrics are to be agreed within 30 days from the start of employment. You should note that the Company reserves the right to modify salaries from time to time as it deems necessary.

In addition to your salary, we will recommend to the Company’s Board of Directors at their next regularly scheduled meeting that you receive an incentive stock option to purchase 1,607,284 shares (which equals approximately 2.25% of the fully diluted outstanding shares as of the date of this letter) of the Company’s common stock at the then current fair market value for such shares. Your option will vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of your employment start date and with the balance vesting equally every month thereafter over the following 36 months; provided however, if within 12 months following a change in control your service is either (i) involuntarily terminated without cause (as defined in the Plan) or (ii) voluntarily terminated with “Good Reason” then 50% of your remaining unvested shares shall fully vest and become exercisable.

“Good Reason” shall be deemed to exist if (i) there is a reduction of your base compensation of greater than 25% due to the change in control, (ii) you are subjected to discrimination, harassment or abuse as a result of your race, color, religion, creed, sex, age, national origin, sexual orientation or disability, or (iii) upon the Company’s or its successor’s request, you refuse to relocate to a facility or location outside the San Francisco Bay Area.

You will also be entitled to the standard benefits package of the Company.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with the Employment, Confidential Information, Invention Assignment Agreement attached as Exhibit A, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer of employment will remain valid through the end of business, January 14th, 2011.

We look forward to working with you at Trulia, Inc.!

Very truly yours,

TRULIA, INC.

	By:	/s/ Peter Flint

AGREED AND ACCEPTED:		Peter Flint, CEO

/s/ Paul Levine

Paul Levine

EXHIBIT A

TRULIA, INC.

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Trulia, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix B.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of January 13, 2011.

By:	/s/ Paul Levine

Name:	Paul Levine

Address:

WITNESS

By:

Name:

Address:

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.6

Employment Offer Letter

Dear Scott,

I am pleased to offer you a position with Trulia, Inc. (the “Company”) as Vice President & General Counsel commencing on October 31st, 2011, or as otherwise mutually agreed. You will receive a monthly salary of $19,166.66 ($230,000.00 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also have an opportunity to receive an additional $50,000.00 in performance bonuses per calendar year. Details of specific performance metrics are to be agreed within 30 days from the start of employment. You should note that the Company reserves the right to modify salaries and bonuses from time to time as it deems necessary.

In addition to your salary, we will recommend to the Company’s Board of Directors that you will receive an incentive stock option to purchase 290,126 shares of the Company’s common stock at a price determined by the Board of Directors. Your option will vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of your employment start date and with the balance vesting equally every month thereafter over the following 36 months; provided however, if within 12 months following a change in control your service is either (i) involuntarily terminated without cause (as defined in the Plan) or (ii) voluntarily terminated with “Good Reason” then 50% of your remaining unvested shares shall fully vest and become exercisable.

“Good Reason” shall be deemed to exist if (i) there is a reduction of your base compensation of greater than 25% due to the change in control, (ii) you are subjected to discrimination, harassment or abuse as a result of your race, color, religion, creed, sex, age, national origin, sexual orientation or disability, or (iii) upon the Company’s or its successor’s request, you refuse to relocate to a facility or location outside the San Francisco Bay Area.

You will also be entitled to the standard benefits package of the Company.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with the Employment, Confidential Information, Invention Assignment Agreement attached as Exhibit A, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer of employment is contingent on the completion of satisfactory background and/or reference checks and will remain valid through the end of business, Monday, October 19th, 2011

We look forward to working with you at Trulia, Inc.!

Very truly yours,

TRULIA, INC.

	By:	/s/ Peter Flint

AGREED AND ACCEPTED:		Peter Flint, CEO & Co-Founder

/s/ Scott Darling

EXHIBIT A

TRULIA, INC.

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Trulia, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment without prior written permission from my manager and/or the CEO, nor will I engage in any any activities that conflict with my obligations to the Company.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property

Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property. Such lists of Prior Intellectual Property may be continued in Appendix A attached hereto.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix B, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above or in Appendix A hereto.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix C.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant Company consent to notify my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of October 17, 2011.

By:	/s/ Scott Darling

Name:	Scott Darling

Address:

WITNESS

By:

Name:

Address:

APPENDIX A: INTELLECTUAL PROPERTY NOT ASSIGNED

APPENDIX B

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.7

TRULIA, INC.

Employment Offer Letter

Dear Daniele:

I am pleased to offer you a position with Trulia, Inc. (the “Company”) as VP, Engineering, commencing on January 8th, 2007, or as otherways mutually agreed. You will receive a monthly salary of $13,750 ($165,000 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also have an opportunity to receive an annual bonus (at the end of each calendar year) of up to $15,000 with no proration for calender year 2007, subject to meeting certain performance targets that will be separately mutually agreed in written by the end of January 2007.

You should note that the Company reserves the right to modify salaries from time to time as it deems necessary.

In addition to your salary, we will recommend to the Company’s Board of Directors at their next regularly scheduled meeting that you receive an incentive stock option to purchase 152,554 shares (approximately 0.95% of the fully diluted capitalization) of the Company’s common stock at the then current fair market value for such shares (recently, $0.60 per share). Your option will vest and become exercisable over a 4-year period, and will be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan.

You will also be entitled to the standard full benefits package of the Company, including health insurance, paid vacation days and

401(k).

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with the Employment, Confidential Information, Invention Assignment Agreement attached as Exhibit A, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Trulia, Inc.

Very truly yours,

TRULIA, INC.

By:	/s/ Peter Flint

AGREED AND ACCEPTED:

/s/ Daniele Farnedi

Dated: December 22, 2006

EXHIBIT A

TRULIA, INC.

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Trulia, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix B.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of December 22, 2006.

By:	/s/ Daniele Farnedi

Name:	Daniele Farnedi

Address:

WITNESS

By:

Name:

Address:

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

TRULIA, INC.

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Trulia, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Intellectual Property Agreement.

Date:             ,

(Signature)

Exhibit 10.8

Trulia, Inc. 116 new montgomery street, 300 san francisco, ca 94105 p: 415.648.4358 f: 866.658.4763

December 27, 2011

Gregory Waldorf

Los Angeles, CA

Re:	Trulia, Inc. Board of Directors

Dear Greg:

I am pleased to confirm that the Board of Directors (the “Board”) of Trulia, Inc. (“Trulia”) intends to nominate you for the position of Lead Independent Director at the next meeting of the Board. The Company is grateful for your increased involvement as a leader on the Board during 2011 and looks forward to your continued contributions in the future.

This letter sets forth the compensation for your service as a Director of Trulia. You will be eligible to participate in additional Director compensation programs when and if approved by the Board of Directors. The Company plans to review its Director compensation programs in connection with its plans to pursue an initial public offering.

1. Equity Compensation. The Company hereby agrees to grant you a nonqualified stock option exercisable for 73,500 shares of Trulia common stock (the “Option”). The Company anticipates that the Option will be approved by the Board and granted at the Board’s next regularly scheduled meeting on February 1, 2012. The Option will be issued pursuant to the terms and conditions of Trulia’s 2005 Stock Incentive Plan (the “Plan”) and will have an exercise price equal to the fair market value of Trulia common stock, as determined by the Board, as of the date of grant. The Option shall vest monthly over a 12-month period with vesting commencing as of July 1, 2011. The Option may be “early exercised” and any shares of Trulia common stock that you acquire upon exercise of your Option will be subject to a right of repurchase that will lapse monthly over a 12-month period from July 1, 2011. Any unvested portion of the Option will vest in full upon a Company Transaction (as such term is defined in the Plan).

2. Cash Bonus. By March 15, 2012, Trulia will pay you a cash bonus in an amount equal to the product of (a) 73,500, multiplied by (b) the excess (if any) of (i) the fair market value of a share of Trulia common stock, as determined by the Board in good faith, as of February 1, 2012 over (ii) $1.85 (the “Cash Bonus”). In no event will the Cash Bonus exceed $25,000. For the avoidance of doubt, if the Board determines in good faith that the fair market value of a share of Trulia common stock as of February 1, 2012 is less than $1.85 per share, you will not be eligible to receive the Cash Bonus. The Cash Bonus is in addition to any other compensatory payments or benefits you may become eligible to receive in connection with your services as a director.

3. Expense Reimbursement. The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, so long as you provide the Company with appropriate receipts or other relevant documentation.

4. Directors and Officers Insurance. Trulia will continue to provide director and officer insurance.

5. No Conflicting Obligations. You represent that your service on the Board, and your fulfillment of your fiduciary duties as a director, does not and will not violate any obligation you may have to a current or previous employer, or any other entity with which you have a relationship as a board member or other service provider. You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

Trulia, Inc. 116 new montgomery street, 300 san francisco, ca 94105 p: 415.648.4358 f: 866.658.4763

6. Nondisclosure. During and at all times following your service on the Board, you agree to keep in confidence and not disclose to any third party any portion of the confidential and proprietary information of Trulia disclosed to you in the course of your role as a director. This nondisclosure provision will not apply to information that is previously known to you at the time of disclosure, enters the public domain, or is required to be disclosed by court order. You further agree not to use any such information for any purpose other than in furtherance of your duties as a director.

7. Fiduciary Duties. You represent that you are aware of and understand the fiduciary duties of a director of a Delaware corporation, and that you will endeavor to fulfill such duties to the best of your ability.

8. Section 409A. Trulia intends that the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1 (b)(4) or otherwise. Notwithstanding anything to the contrary herein, Trulia does not make any representations or warranties to you with respect to any tax, economic or legal consequences of your receipt of any payments or benefits contemplated hereunder. By signing below, you will be deemed to have waived any claim against Trulia and its subsidiaries and affiliates with respect to any such consequences (including, without limitation, any claim for taxes, interest, penalties or any other amounts arising from or imposed as a result of any failure to satisfy the requirements of Section 409A of the Internal Revenue Code).

To indicate your agreement to the terms above, please sign and date this letter in the space provided below and return it to me. This letter supersedes any prior representations or agreements regarding the subject matter of this letter, whether written or oral.

Sincerely,
Peter Flint /s/ Peter Flint
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Gregory Waldorf	January 5, 2012
Gregory Waldorf	Date

Exhibit 10.9

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (”Agreement”) is made by and between Sami Inkinen (“Founder”) and Trulia, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

BACKGROUND

Founder is a co-founder of the Company and has been employed by the Company since its formation. Founder signed an Confidential Information and Intellectual Property Assignment Agreement with the Company on June 7, 2005 (the “Confidentiality Agreement”). Founder and the Company have entered into a Stock Option Agreement, dated February 8, 2011 granting Founder the option to purchase 804,610 shares of the Company’s common stock subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement (collectively the “Stock Agreements”). In addition, Founder owns 6,248,460 shares of common stock of the Company, subject to the terms set forth in the Founders Restricted Stock Purchase Agreement, including any amendments, between the Founder and the Company.

Founder and the Company have mutually determined that the Founder’s employment with the Company will end on March 31, 2012 (the “Employment Separation Date”) but that Founder will continue to serve for a period on the board of directors of the Company.

The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Founder may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Founder’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Founder hereby agree as follows:

COVENANTS

1. Agreements and Consideration.

a. Payment. The Company agrees to pay Founder his current base salary, less applicable withholding, for six months from the first regular payroll date following the Employment Separation Date, in accordance with the Company’s regular payroll practices. In the event Company is subject to a Company Transaction (as defined in the Plan) that is not a Related Party Transaction (as defined in the Plan), any amounts unpaid from this Section 1(a) shall be accelerated and paid in a lump sum in the next payroll date following the closing of such transaction.

b. Rollover Bonus. The Company agrees that Founder is eligible for a potential bonus of $50,000 related to the unearned portion of Founder’s 2011 bonus (the “Target Rollover Bonus”). The Target Rollover Bonus shall be earned as follows: (i) 50% of the Target Rollover Bonus will be earned if the Company hits 1H 2012 Revenue Target of $29.6M (i.e., current Board Plan); or (ii) 100% of Target Rollover Bonus will be earned if the Company hits 1H Revenue Target plus 5% ($31.08M). The Board will determine the extent to which the Target Rollover Bonus is earned as of June 30, 2012 in the same manner that it makes such determination with respect to the Chief Executive Officer’s rollover bonus (such earned portion of the Target Rollover Bonus, the “Earned Bonus”). As a result of the proration of the Target

Rollover Bonus, the Founder shall be entitled to 50% of the Earned Bonus, which shall be paid to Founder no later than July 31, 2012.

c. Mobile Phone Reimbursement. The Company agrees to reimburse Founder for mobile phone voice and data service expenses, up to $200 per month, for the six months following the Employment Separation Date, in accordance with the Company’s regular expense reimbursement practices.

d. Founder further specifically acknowledges and agrees that the consideration provided to him/her hereunder fully satisfies any obligation that the Company had to pay Founder wages or any other compensation for any of the services that Founder rendered to the Company, that the amount paid is in excess of any disputed wage claim that Founder may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Founder has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

e. COBRA. The Company shall reimburse Founder for the payments Founder makes for COBRA coverage for a period of six months, or until Founder has secured other employment and has become eligible for health benefits from such new employer, whichever occurs first, provided Founder timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Founder consistent with the Company’s normal expense reimbursement policy, provided that Founder submits documentation to the Company substantiating his/her payments for COBRA coverage. Alternatively, at Company’s option and with Founder’s agreement or upon Founder’s request, if Founder elects COBRA coverage, Company may make the COBRA premium payments on Founder’s behalf.

f. Board Membership. Following the Employment Separation Date, Founder will continue to serve as a member of the Company’s board of directors until December 31, 2013. Founder may be removed as a director prior to such date only under the terms of the Company’s corporate governance documents. As a director, Founder will participate in regularly scheduled and special Board meetings, which are expected to occur approximately 6 to 8 times per year, serve on various committees of the Board, meet or otherwise periodically confer with Company executives and to provide such other services as are customary and appropriate for Board members. The Company will reimburse Founder for reasonable travel and other incidental expenses approved by the Company related to director service (including international travel related to director service as may be approved by the Chairman of the Board), so long as Founder provides the Company with appropriate receipts or other relevant documentation. As a director, Founder is not an employee of the Company and shall have no authority to obligate the Company by contract or otherwise. After September 30, 2012, Founder shall be entitled to participate in director compensation plans, if any, adopted by the Company and shall be entitled to cash fees and equity compensation at the same rate or level as the non-employee members of the Board. Founder will not be eligible for any employee benefits by virtue of director service, nor will the Company make tax deductions from any amounts payable to Founder for director service. Any taxes related to payments for Founder’s service as a director shall be solely Founder’s responsibility.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Founder is entitled to purchase from the Company,

pursuant to the exercise of outstanding options, subject to any additional vesting pursuant to the following paragraph, Founder will be considered to have vested only up to the Employment Separation Date. Founder acknowledges that as of the Employment Separation Date, Founder will have vested in 502,881 options and no more. Assuming that this Agreement becomes effective, Founder will continue to vest in his outstanding stock options through September 30, 2012. Assuming continued vesting through such date, Founder will be vested on September 30, 2012 as to 603,457 options and 6,248,460 shares of common stock. All unvested stock options will be forfeited on September 30, 2012. The exercise of Founder’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements; provided that:

a. In the event of a Company Transaction (as defined in the Plan), if Founder‘s service as a director of the Company is terminated involuntarily prior to September 30, 2012, the Founder’s service with the Company will be deemed to have been involuntary terminated as of the date of termination for purposes of the Stock Option Agreement, dated February 8, 2011; and

b. The Founder shall be entitled to exercise his outstanding stock options, and such stock options shall not expire, until the latest to occur of (i) December 31, 2013; or (ii) one year after the date that Founder ceases to provide any services to the Company as an employee, director or consultant (but in no event later than the original 10-year expiration date set forth in the grant notice).

3. Benefits. Founder’s health insurance benefits shall cease on the last day of March 2012, subject to Founder’s right to continue his/her health insurance under COBRA. Founder’s participation in all benefits and incidents of employment, including, but not limited to the accrual of bonuses (other than the Target Rollover Bonus), vacation, and paid time off, will cease as of the Employment Separation Date, except as otherwise provided herein.

4. Payment of Salary and Receipt of All Benefits. Founder acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Founder.

5. Release of Claims. Founder agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Founder by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Founder and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

a. any and all claims relating to or arising from Founder’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Founder’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Founder Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Founder as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Founder agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Founder’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Founder the right to recover any monetary damages against the Company; Founder’s release of claims herein bars Founder from recovering such monetary relief from the Company). Notwithstanding the foregoing, Founder acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 16, except as required by applicable law.

6. California Civil Code Section 1542. Founder acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Founder, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Founder represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Founder also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. No Guarantee of Future Employment. Founder understands and agrees that, as a condition of this Agreement, Founder shall not be entitled to any employment with the Company, and Founder hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. Confidentiality. Founder agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Founder may disclose Separation Information only to his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Founder’s attorney(s), and Founder’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Founder agrees that he/she will not publicize, directly or indirectly, any Separation Information.

Founder acknowledges and agrees that the confidentiality of the Separation Information is of the essence. Founder hereby agrees to be responsible in liquidated damages, as set forth below, if he/she breaches any of the foregoing terms or in any way divulges any part of the Separation Information to any unauthorized third party. Any such individual breach or disclosure shall not excuse Founder from his/her obligations hereunder, nor permit him/her to make additional disclosures. Founder warrants that he/she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

Founder acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Founder breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Founder’s breach. Any such individual breach or disclosure shall not excuse Founder from his/her obligations hereunder, nor permit him/her to make additional disclosures. Founder warrants that he/she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

10. Trade Secrets and Confidential Information/Company Property. Founder reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Founder’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Founder by the Company, developed or obtained by Founder in connection with his/her employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Founder agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Founder agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Founder shall state no more than that he/she cannot provide counsel or assistance.

12. Mutual Nondisparagement. Founder agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements about Founder. Founder understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Founder acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Founder under this Agreement and to obtain damages.

14. No Admission of Liability. Founder understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Founder. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Founder or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement, except that the Company shall reimburse Founder for his reasonable attorneys’ fees incurred in connection with the preparation of this Agreement.

16. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND

ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Founder or made on his/her behalf under the terms of this Agreement. Founder agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Founder further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Founder’s failure to pay or delayed payment of federal or state taxes.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Founder represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Founder represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Founder has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Founder concerning the subject matter of this Agreement and Founder’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Founder’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements, except as modified herein.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Founder and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Founder consents to personal and exclusive jurisdiction and venue in the State of California.

25. Effective Date. Founder understands that this Agreement shall be null and void if not executed by him/her within seven (7) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Founder understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Founder acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Sami Inkinen, an individual

Dated: March 28, 2012	/s/ Sami Inkinen
Sami Inkinen

TRULIA, INC.

Dated: March 28, 2012	By	/s/ Peter Flint
Pete Flint
CEO

Exhibit 10.10

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on June 2, 2008 (“MSA Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”), and includes the following exhibits:

a. Exhibit A — Confidentiality Provisions; and

b Exhibit B — Sublicensing Provisions.

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10.

1.	Services.

Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.

2.	Ordering.

a. Customer may request Services during the Term by (i) executing a statement of work prepared by Equinix (“SOW”), (ii) placing an online order via the Customer Care Website (“Online Order”), or (iii) placing a phone order (“Phone Order”). SOWs, Online Orders and Phone Orders may also be collectively referred to as “Orders.” SOWs will not be effective unless signed by both Parties. Online Orders and Phone Orders do not need to be signed by both Parties to be effective, but they will only be effective if Equinix accepts the Online Order or Phone Order in accordance with Equinix’s then-current ordering procedures or Equinix begins providing the Service ordered in the Online Order or Phone Order. Customer and Equinix may execute multiple Orders under this Agreement and all Orders will be governed by the terms and conditions of this Agreement. Each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the Parties in writing If Customer requests a change to an existing Order. Equinix will prepare a change order (“Change Order”) which will be effective when signed by the Parties or when Equinix sends an Order Confirmation. Change Orders will amend existing Orders but will not replace them, unless otherwise agreed to by the Parties in writing. Equinix has no obligation to execute, or to amend, any Order, including any Change Order with Customer.

b. Equinix will provide Customer with an account and password to access the Customer Care Website. Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account (including all payments owed for any Orders that are placed under Customer’s account), regardless of whether such activities are conducted by Customer, a Sublicensee or any other third party, and regardless of whether such Orders are authorized by Customer. Equinix does not have any obligation to verify that anyone using Customer’s account and password has Customer’s authorization.

3.	Payment Terms and Taxes.

a. Unless otherwise agreed between the Parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will be billed on a pro rata basis based on a thirty (30) day month) and Customer will pay for the Services in accordance with this Section 3. Customer will pay in full all invoices from Equinix within thirty (30) days of the date of invoice. Any past due amounts owed by Customer will accrue interest at the lesser of one and a half percent (1.5%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars. Unless otherwise agreed to by the parties in writing, Equinix will invoice in advance each month for all recurring Services (except for the first partial month, if applicable, of recurring Services).

b. The Service Fees for Services ordered through SOWs will be listed on the SOWs. For Online Orders and Phone Orders, the Service Fees will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the Parties in writing or in an Order Confirmation. Customer agrees to pay for each Service for the duration of the applicable Order. Notwithstanding anything in this Agreement to the contrary, upon sixty (60) days prior notice to Customer, Equinix may in its reasonable discretion change the rates and fees for any and all Services at any time(s) after twelve (12) months from the effective date of the applicable SOW for such Service, unless otherwise agreed to by the Parties in writing. For purposes of the prior sentence, in the case of each Online Order and Phone Order, the “applicable SOW’ shall mean the SOW which contains the Licensed Space in which the Services ordered on such Online Order or Phone Order are installed.

c. Equinix is not responsible or in any way liable for any Taxes or third-party charges related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment), of any of the following: Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, at any IBX Center, or attributable to, any IBX Center. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by, and preparing and filing any necessary return with, any governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures. Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees. Customer will be responsible for timely paying in full all Taxes.

d. In the event that Customer’s account is past due two (2) or more times in any twelve (12) month period, Equinix may charge Customer a deposit equal to one (1) month of the recurring Service Fees that are billable at the time such deposit is charged (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, upon termination of this Agreement if Customer so requests in writing at that time. In the event of breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to the damages suffered by Equinix as a result of such breach.

e If Customer wishes to dispute a charge listed on an Equinix invoice to Customer (a “Disputed Amount”), Customer must submit a written dispute notice that includes reasonably sufficient supporting documentation within ninety (90)

days of receipt of the initial invoice on which the Disputed Amount appears. If Customer does not submit such written dispute notice and reasonably sufficient supporting documentation to Equinix within such ninety (90) day period, then notwithstanding anything in this Agreement to the contrary, Customer waives all rights to dispute such Disputed Amount and to file a claim of any kind relating to such Disputed Amount (and Customer also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any set-offs or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

4.	Access and Use of the IBX Centers, and Use of Customer’s Equipment.

a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

b. Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein), Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that it has obtained and will maintain throughout the Term the legal right and authority (including regulatory consents) to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain and maintain throughout the Term consent from Customer’s subcontractors, third party providers, vendors, Sublicensees and any other parties necessary to permit Equinix (including any contractors or others acting at Equinix’s request) to access Customer’s Equipment to provide the Services. Except as set forth in Section 5 (which is further limited by Section 6), Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.

c. Equinix and Customer will comply with the Policies, which have been furnished to Customer and which are incorporated by reference into this Agreement. Subject to Customer’s termination right in Section 8(c), Equinix may modify the Policies at any time(s), and any modification by Equinix to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.

d. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission), including for purposes of determining responsibility, liability and indemnification obligations.

e. Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

5.	Indemnification.

a. Equinix will indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix.

b. Customer will indemnify, defend and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for (i) claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); (iv) any claim that Customer has failed to fulfill a contractual obligation with a third party; and (v) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 4(b).

c. Through counsel of its own choosing, the indemnified Party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement, but in such event the indemnified Party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying Party will, however, continue to be solely responsible for all other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims. The indemnifying Party shall not take any action, which unreasonably exposes the indemnified Party to a risk of damages which would not be covered by such indemnity, and may not settle any matter without the prior written consent of the indemnified Party, which shall not be unreasonably withheld.

6.	Warranty Disclaimer, Limitation of Liability, Credits.

a. EQUINIX DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND EQUINIX HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.

b. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EQUINIX OR CUSTOMER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE

DAMAGES, INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.

c. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EQUINIX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO EQUINIX FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM.

d. THE LIMITATIONS SET FORTH IN SECTIONS 6(b)-(c) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

e. Equinix and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated.

f. If some or all of the Licensed Space is not usable for a period exceeding one (1) hour (the “Temporarily Unusable Licensed Space”), subject to the remainder of this Section 6(f), Customer will be entitled to a credit for each full hour that such Temporarily Unusable Licensed Space is unusable. The credit shall equal one seven hundred twentieth (1/720) of the monthly recurring Service Fee for each of the following: (i) the Temporarily Unusable Licensed Space; (ii) the Power Services in such

Temporarily Unusable Licensed Space; and (iii) the Cross-Connects installed in such Temporarily Unusable Licensed Space. This credit is Customer’s sole and exclusive remedy for interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the Services. Notwithstanding the foregoing, Customer will only have the right to receive a credit if (i) Customer notifies Equinix within twenty four (24) hours of its inability to use the Temporarily Unusable Licensed Space and (ii) the Temporarily Unusable Licensed Space is not usable for reasons other than for (a) the actions or omissions of Customer, Customers Authorized Persons, Accompanying Persons, or Associated Entities; (b) Customer’s Equipment, or the equipment of any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities; or (c) circumstances or events beyond Equinix’s control.

7.	Insurance.

a. Customer agrees to maintain appropriate insurance, at its expense, for each IBX Center during the entire time this Agreement is in effect, which at a minimum shall consist of (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by applicable law; and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which list Equinix and Equinix’s landlord as additional insureds (but the insurance must only list Equinix’s landlord as an additional insured if Equinix so requests). In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage.

b. Customer will cause and ensure that each insurance policy referred to in Section 7(a), will provide that the insurers waive all claims and rights of recovery by subrogation against the Equinix Parties in connection with any liability or damage covered by Customer’s insurance policies. As to any property insurance carried by Equinix on the IBX Centers where any of the Licensed Space is located, Equinix will obtain a waiver of subrogation in favor of Customer.

8.	Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.

a. This Agreement will commence on the MSA Effective Date and, unless terminated earlier in accordance with this Agreement, will terminate on the date the last Order then in effect expires or is terminated. Either Party may terminate this Agreement by giving written notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of such notice. If the breach (other than where Customer has failed to pay Service Fees owed) cannot be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time, but not to exceed sixty (60) days, to cure the breach, provided that the breaching Party acts promptly and diligently to cure such breach. Equinix may also terminate this Agreement if (i) it exercises any of its rights under Section 8(b) three (3) or more times during any twelve (12) month period: (ii) Customer’s breach referenced in Section 8(b) (ii) or (iii) continues for at least ten (10) days: or (iii) Customer liquidates, ceases to do business, or becomes insolvent. Notwithstanding anything in this Section 8(a) to the contrary, except where Customer has failed to timely cure a monetary breach, if Customer has Licensed Space in more than one IBX Center, and a Party fails to timely cure a material breach as to fewer than all such IBX Centers, then the non-breaching Party may only terminate the Orders for Services in the IBX Center(s) where the material breach has not been timely cured, and this Agreement and all other Orders will remain in full force and effect as to all other IBX Centers.

b. Equinix may suspend the provision of Services, including discontinuing the supply of power and denying access to the IBX Center, if (1) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) days of notice of the same (or within five (5) days of notice of the same in the event

Customer’s account is past due on two (2) or more occasions during a six (6) month period); (ii) Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment interferes with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and Customer fails to cure such breach within one (1) hour of being notified (either by fax, e-mail or phone call, at the option of Equinix as to which form of notification) of the same, or (iii) Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and Customer fails to cure such breach within forty-eight (48) hours of being notified (either by fax, e-mail or phone call, at the option of Equinix as to which form of notification) of the same. If Equinix suspends a Service pursuant to this Section 8(b), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied that Customer has cured the breach(es) which gave rise to the suspension, and Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to discontinue and to then resume the Service.

c. Equinix may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated, or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days. Customer may terminate this Agreement as to a Licensed Space if Equinix modifies the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if Customer provides written notification that it wishes to terminate this Agreement within ten (10) days after Customer receives notification of such change in the Policies.

d. Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all rights of Customer with respect to the Licensed Space (or the affected portion thereof) (“Terminated Space”) will terminate, and Customer will immediately remove all of Customers Equipment and other tangible items of any kind belonging to Customer. Customer’s Authorized Persons. Accompanying Persons and/or Associated Entities located in such Terminated Space, but not any wiring, cable or other equipment or property owned, leased or licensed by Equinix. If Customer fails to remove any such property (including Customer’s Equipment) in accordance with this Section 8(d), Equinix will be entitled to pursue all available legal remedies against Customer, including (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location; (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation if Equinix provides thirty (30) days’ prior notice to Customer. If Customer’s account is past due, including during the time after this Agreement or any Order or portion thereof expires or is terminated then, notwithstanding anything in this Agreement to the contrary, Customer may not remove any of Customer’s Equipment from an IBX Center and hereby waives its right to do so. Additionally, Equinix may (i) immediately remove any or all such property and store it at Customer’s expense at an on-site or off-site location until Customer pays all amounts owed to Equinix and then retrieves the property, or (ii) liquidate such property in any commercially reasonable manner and charge Customer for all costs associated with the liquidation and retain from the liquidation all amounts necessary to pay Equinix the past due amounts if Equinix provides thirty (30) days’ prior notice to Customer and Customer fails to pay all such amounts.

e. While Customer has no right to use the Services provided under an Order after the end of the term of such Order, if Customer does so, Customer will be obligated to pay for such Services pursuant to the terms and conditions of this Agreement and any such Order, and any such Order will continue in effect for as long as the Services are used by Customer. Notwithstanding the foregoing, in such event, any such Order will be terminable at will by Equinix effective immediately upon notice to Customer. In addition, notwithstanding anything in this Agreement to the contrary, if this Agreement would have otherwise terminated prior to Customers cessation of its use of the Services, this Agreement will continue in effect (or as long as the Services are used by Customer, but this Agreement will be terminable at will by Equinix effective immediately upon notice to Customer.

f. Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts owed prior to the effective date of termination. Notwithstanding anything to the contrary in this Agreement, Equinix has the right to recover from Customer all damages recoverable under law for the period past the end of the Term, if Equinix terminates this Agreement prior to the end of the full Term due to Customer’s material breach.

g. Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. Equinix will not have any obligation to provide any Services after the expiration or earlier termination of this Agreement, and Equinix will not have any obligation to provide any Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center.

9.	Miscellaneous.

a. Notice. Except where otherwise expressly stated in the Agreement (e.g. 8(b) (ii) and (iii)), (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid: (ii) overnight delivery requiring a signature upon receipt, (iii) delivery by hand; or (iv) facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties. Notices, consents and approvals will be deemed effective on the date of receipt. Notwithstanding anything to the contrary in this Agreement, notices sent by Equinix pursuant to Sections 3(a), 3(b) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.

b. Governing Law Forum Attorneys’ Fees. This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The Parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either Party arising from, or related to, the subject matter of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.

c. Entire Agreement. This Agreement, the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, This Agreement may be amended only in writing by an instrument signed by each Party. For the avoidance of doubt, the prior sentence is not meant to prohibit the Order procedure described in Section 2 or prohibit Equinix from modifying the rates and fees or the Policies pursuant to Sections 3(b) and 4(c), respectively.

d. Construction. Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies), and it is the Parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.

e. Survival. Sections 4(b), 5, 6, 8, 9(d), (e), (h), (j), Exhibit A, and Section (g) of Exhibit B will survive the termination of this Agreement, but Exhibit A will only survive for one (1) year after the end of the Term. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees owed by Customer.

f. License. This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property Customer acknowledges and agrees that (i) it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement; (ii) Customer has not been granted any real property interest under this Agreement, and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement, including, without limitation, the right (i) of access to and use of the IBX Centers for its own use or the use of others (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers, and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement. Unless otherwise expressly agreed to by the Parties in writing. Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.

g. Equinix Affiliates, Independent Contractors, Assignment. Equinix may permit any other Equinix Affiliate, or any independent contractor or other third party, to perform any of Equinix’s obligations hereunder, and Equinix may assign this Agreement to any person or entity at any time. Customer may assign this Agreement without Equinix’s prior consent (in which event Customer must provide Equinix with prior notice of the assignment) only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in Exhibit B of this Agreement with respect to sublicensing only, and this Section 9(g) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space.

h. Force Majeure. Excluding Customer’s obligation to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party, and neither Party will have any termination or other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the Internet.

i. Conflicts. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement, or the Order in writing states that the conflicting term in the Order controls. In the event of a conflict between (1) the Policies and (2) either the body of this Agreement or any Order, the body of this Agreement or any Order will control.

j. General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

The Parties agree that there will be no third party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee). Authorized Person, end user, customer or the insurance providers for either Party.

No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.

No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

10.	Definitions.

Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.

Affiliate: As to a Party, means any entity controlling, controlled by, or under common control with such

Party, where the term “control” and its correlative meanings, “controlling,” “controlled by.” and “under common control with.” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, Equinix, Inc. shall be deemed to be an Affiliate of Equinix.

Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.

Authorized Person: Each person who is then included on the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.

Billing Commencement Date: For a Service ordered in a SOW — the date designated in the SOW as the Billing Commencement Date. For a Service ordered in an Online Order or Phone Order — the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the Parties in the Order.

Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.

Customer Care Website: The customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.

Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customers cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by Equinix and that is in Customer’s cage with Customer’s Equipment.

Customer’s Equipment: All network and/or computer equipment (including wiring and Customer

Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer. Customer’s Authorized Persons. Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by Equinix and that is located in Customer’s Licensed Space).

Customer Parties: Customer and the Affiliates, owners, officers, directors employees, and agents of Customer or of the Affiliates of Customer.

Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.

IBX Centers: The Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.

Licensed Space: The areas licensed by Customer under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located and Equinix will notify Customer accordingly.

Order Confirmation: A document sent by Equinix that confirms, among other things the Services, the quantity of such Services, and the prices of such Services. Not all Online Orders or Phone Orders require Order Confirmations, and Equinix will determine at all time(s) which Online Orders or Phone Orders require Order Confirmations to be effective.

Parties: Customer and Equinix

Party: Customer or Equinix

POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.

Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix.

Services: All services, goods, and other offerings of any kind requested under an Order agreed to by Equinix, and to be provided by Equinix to Customer pursuant to this Agreement.

Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.

Shipping Policies: The portion of the Policies entitled Shipping Policies.

Smart Hands Services: Services that are defined as Smart Hand Services under the then current Policies.

Sublicensed Space: The portion of the Licensed Space sublicensed to a Sublicensed by Customer pursuant to the terms of this Agreement.

Sublicensee: A customer of Customer or other third party who sublicenses all or part of the Licensed Space from Customer.

Taxes: Sales use, transfer privilege, excise VAT, OST consumption tax and other similar taxes and duties, whether foreign, national, state, or local however, designated, now is large or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.

Term: The term of this Agreement as determined in accordance with Section 5(a) of this Agreement.

This Master Service Agreement Has been entered into between the Parties as of the MSA Effective Date.

Customer to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party of whose behalf he or she is signing.

Customer Name:	Trulia, Inc.
(Complete Legal Name)

Authorized Signature:	/s/ Daniele Farnedi

Printed Name:	Daniele Farnedi

Title	VP Engineering

Street Address for notices

Phone

Facsimile number

Electronic mail address

Equinix to complete

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party of whose behalf he or she is signing.

Authorized Signature:	/s/ Heidi B. Caparro

Printed Name:	Heidi B. Caparro

Title:	Senior Customer Contracts Manager

Street addresses for notices

301 Velocity Way, 5th Floor

Foster City, California 94404, USA

Phone +1 650 513-7000

Facsimile number +1 650-618-1857

ELECTRONIC MAIL ADDRESS

soprocessing@Equinix.com

Exhibit A

Confidentiality Provisions

The following provisions apply with respect to the treatment of confidential information disclosed by the Parties hereto. All capitalized terms not defined in this exhibit will have the respective meanings specified in the Master Service Agreement to which this Exhibit A is attached and incorporated by reference.

a. Except as expressly permitted in this Exhibit A, no Party will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered Confidential Information of a Party if it is (a) identified, with in writing or orally, as confidential at the time of disclosure: and (b) it contains the disclosing Party’s customer lists, customer information, technical information, pricing information, pricing methodologies, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information regarding the disclosing Party’s business planning or business operations. In addition, notwithstanding anything in this Agreement to the contrary, (i) the terms of this Agreement will be deemed Confidential Information of each Party, and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers will be considered Confidential Information of Equinix.

b. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party, (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party, (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party, or (iv) is independently developed by the receiving Party.

c. Each Party will secure and protect the Confidential information of the other Party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care Each Party may disclose the other Party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party with adequate time for such other Party to seek a protective order, (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information, or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under this Agreement, so long as in all cases referenced in the clauses above the disclosure is no broader than necessary and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Exhibit A (other than disclosures pursuant to clauses (i) and (ii) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure to the same extent that the receiving Party must keep the information confidential.

d. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case. Notwithstanding the restrictions set forth in this Exhibit A during the Term, (i) Equinix may issue a press release announcing Customer’s entry into the IBX Centers without obtaining Customer’s consent: and (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such other Party.

Exhibit B

Sublicensing Provisions

The following provisions apply with respect to any sublicense of Licensed Space (all capitalized terms herein having the respective meanings specified in the Master Service Agreement to which this Exhibit B is attached and incorporated by reference).

a. Customer may sublicense the Sublicensed Space to Sublicensees provided that (i) the terms and conditions of such Sublicense will be no less restrictive than this Agreement, (ii) Customer will not in its dealing with such Sublicensees act or purport to act on behalf of Equinix or landlords of Equinix: (iii) Customer will require the Sublicensees to abide by the rules set forth in the Policies: (iv) the agreement between Customer and Sublicensee will provide that Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason, and without such consent any such sublicense, delegation, assignment or transfer will be null and void, and (v) Customer will cause all Sublicensees to agree in writing that in consideration for the sublicense. Sublicensees waive, to the maximum extent permitted under law, any and all claims of any and all types against Equinix and the landlords of Equinix, at all times, and that in no event will Equinix, or landlords of Equinix, have any liability to such Sublicensees, including liability to such Sublicensees for any damages whatsoever, including direct damages.

b. Notwithstanding anything in this Agreement to the contrary, Customer will remain responsible to Equinix for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owed under this Agreement) and all other agreements between Equinix and Customer (“Related Agreements”). No sublicense agreement or arrangement between Customer and any Sublicensees will relieve Customer from any liability under this Agreement or any Related Agreements. Without limiting the foregoing, Customer is responsible for paying the Service Fees for all of the Licensed Space (including Sublicensed Space) and the charges for Services for, or relating to, any or all of the Licensed Space (including Sublicensed Space). In no event will Equinix be deemed to be providing any Services to any Sublicensee for, or relating to, the Sublicensed Space, as the provision of any such Services will be deemed to be to Customer for all purposes under this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, under no circumstances shall Equinix be deemed to have any obligations to any Sublicensee.

c. Customer must ensure that each and every sublicense agreement or other sublicense arrangement that Customer has with a Sublicensee does not have any terms and conditions that (i) are inconsistent with this Agreement, or (ii) seek to provide any Sublicensee with rights that Customer does not have under this Agreement. Without limiting the foregoing or any other restrictions on Sublicensees, no Sublicensee will have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space, and Customer will ensure that its agreement with each Sublicensee will dearly indicate that Sublicensee does not have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space.

d. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Sublicensed Space. Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, Equinix is not responsible for restricting a Sublicensee’s access to Customer’s Licensed Space located in a cage or suite to which that Sublicensee has access.

e. Notwithstanding anything in this Agreement to the contrary.

f. Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason Any such sublicense, delegation, assignment or transfer will be null and void. If the Parties agree, Equinix and Customer will participate in a joint press announcement to announce when a Sublicensee sublicenses Sublicensed Space at an IBX Center.

g. Without limiting Customer’s indemnification obligations under Section 5, Customer will indemnify and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) any claim from any person or entity, including any Sublicensee, arising from or relating to any breach by Customer of any provision of this Exhibit B, (ii) any claim from any person or entity, including any Sublicensee, arising from or relating to any sublicense or Sublicensed Space, (iii) any claim by a customer, vendor, third-party provider or end-user of any Sublicensee, or any person or entity acting on behalf, or at the direction, of any Sublicensee, relating to, or arising out of, a Sublicensee’s or any of its customers’ services. Customer’s or any of its customers’ services, or the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix), and (iv) any claim by a Sublicensee to the extent that such claim, if sustained, would result in any greater obligation or liability of Equinix to such Sublicensee than Equinix has undertaken to Customer under this Agreement.

Exhibit 10.11

Basic Lease Information

The following is a summary of Lease information that is referred to in the Lease. To the extent there is any conflict between the provisions of this Summary and any more specific provision of the Lease, such more specific provision shall control.

LEASE DATE:	May 20, 2010

LANDLORD:	CWR Holdings LLC and Broad Street San Francisco LLC

ADDRESS OF LANDLORD	c/o Verde Pacific Realty 1411 Harbor Bay Parkway, Suite 1000
FOR NOTICES:	Alameda, California 94502

TENANT:	Trulia, Inc., a Delaware corporation

ADDRESS OF TENANT	116 New Montgomery Street, Suite 400 San Francisco, California 94105
FOR NOTICES:

PREMISES:	Suite	Rentable Square Footage
	3rd Floor	14,340
	4th Floor	14,342
	900	3,066

	TOTAL	31,748

	116 New Montgomery Street San Francisco, California 94105

ROOF DECK:	Tenant shall have exclusive use of the roof deck, at its cost to maintain, outside Suite 900 throughout the term of the lease.

USE:	General office use, as provided in Paragraphs 6(a) and (b) of the Lease.

TERM:	48 months from the Commencement Date, clarifying that the lease as it applies to all floors terminates on the same date.

DELIVERY DATE:	The Premises shall be delivered as soon as the current tenants vacate the respective spaces, expected to be August 1, 2010 for the 3rd and 4th floors and October 1, 2010 for the 9th floor.

SCHEDULED COMMENCEMENT DATE:	The earlier of seventy-five (75) days from Delivery Date for the 3rd and 4th floors or Tenant’s occupancy. The earlier of thirty (30) days after Delivery Date or Tenant’s occupancy for Suite 900.

LEASE EXPIRATION DATE:	Four years following the Commencement Date as agreed upon by the parties hereto and specified on the fully executed Commencement of Term Certificate, a form of which is attached hereto as Exhibit D. For purposes of clarification, the Expiration date for all floors shall be 48 months after the Commencement date of the 3rd and 4th floors.

BASE RENT:

Months 1 to 2 - Tenant shall not be obligated to pay Rent

Months 3 to 12 - $68,787.33 per month

Months 13 to 24 - $72,755.83 per month

Months 25 to 36 - $76,724.33 per month

Months 37 to 48 - $80,692.83 per month

BROKEN DOWN BY FLOOR:

		$26.00	$27.50	$29.00	$30.50

FLOOR		Months 3-12	Months 13-24	Months 25-36	Months 37-48

FLOORS 3&4	14,340

	14,342

YEARLY	28,682	$621,443	$788,755.00	$831,778.00	$874,801.00

MONTHLY		$62,144.33	$65,729.58	$69,314.83	$72,900.08

FLOOR 9	3066	$66,430.00	$84,315.00	$88,914.00	$93,513.00

MONTHLY		$6,643.00	$7,026.25	$7,409.50	$7,792.75

TOTAL MONTHLY		$68,787.33	$72,755.83	$76,724.33	$80,692.83

Notwithstanding the foregoing, rent attributable to the 9th floor large suite (Suite 900) will not be charged, due or owing for the two first months of occupancy for that floor, in addition to the 30 day period post-delivery and pre-occupancy, when no rent will be charged, due, owing as well. There will be no charge for the first two months following the Commencement Date of Floor 9. For purposes of clarity, the 9th Floor Suite 900 will be delivered by October 1, 2010. Tenant will not be responsible for Rent for the first 30 days after delivery of that floor, and will also not be responsible for rent for the first two months of occupancy of that floor, for a total of three (3) months of no rent due. If Landlord cannot deliver the 9th Floor Suite 900 by October 1, 2010, Landlord will provide the smaller suite on the 9th Floor Free of Charge until entry is gained into Suite 900. If Landlord cannot provide occupancy into Suite 900 by May 1, 2011, then Tenant is entitled to rent abatement on an equal square footage basis (3066 RSF) for an equal time period that Suite 900 is delayed beyond May 1, 2011.

PREPAID RENT:	Tenant shall pay the first month’s rent upon lease execution. The prepaid rent shall apply to the first month’s Base Rent payable under the lease, which, specifically, constitutes the third month of occupancy.

SECURITY DEPOSIT:	Landlord shall require a total Security Deposit in the amount of $484,157 in the form of a check. Provided Tenant is not then in default and subject to Landlord review of Tenant’s summary financials at the time, the security deposit shall be reduced to $322,771.33 after the 16th month of the term and to $161,385.67 after the 32nd month of the term.

TENANT’S PERCENTAGE SHARE:	23.144%

BASE EXPENSE YEAR:	2011 based upon building 95% occupied

BASE TAX YEAR:	2011 based upon building 95% occupied

TENANT IMPROVEMENTS:

Landlord shall deliver the Premises and Tenant shall accept the Premises in its existing (“as-is”) condition. Tenant shall have right to improve the Premises, subject to compliance with Paragraph 13, “Alterations” of the Lease. In addition, Landlord shall provide a Tenant Improvement Allowance equal to Twenty-Seven Dollars and Fifty Cents ($27.50) per rentable square foot for the 3rd and 4th floors and Ten Dollars ($10.00) per rentable square foot for the 9th floor. The allowance may be used for any hard costs, soft costs and construction management associated with building out the Premises for Tenant’s use, and the total dollars ($819,415) may be spent on any portion of the Premises at Tenant’s discretion.

Any work above and beyond this scope shall be at Tenant’s sole cost.

If Landlord’s contractor (RN Field) performs the buildout, there shall be no construction management fee charged by Landlord.

If Tenant’s contractor performs the buildout, there shall be a fee of $15,000 charged against the Tenant Improvement Allowance.

ACCESS:	Tenant shall have access to the Premises three hundred sixty-five (365) days a year, twenty-four (24) hours per day. Tenant shall also have the right to use, in common with other tenants, and at no cost, the lobbies and other public areas of the Building including freight elevator, loading dock, and other Building facilities.

OPTION TO RENEW:	Tenant shall have one (1) three (3) year option to renew the leases at 100% of the then prevailing fair market value (“Option to Renew”). In order to exercise the Option to Renew, Tenant shall provide written notice to Landlord of Tenant’s intention to exercise such option nine (9) months prior to lease expiration.

RIGHT OF FIRST OFFER:	Tenant shall have an ongoing right to lease any space which may become vacant and available to the market on the second (2nd) floor and fifth (5th) floor of the building, subject to any existing tenant’s rights which are disclosed to Tenant at the date of lease execution. If any space becomes vacant and available, Landlord shall give Tenant a notice which shall include the terms under which Landlord is prepared to lease such offer space. All terms and conditions of the lease shall remain the same, except rent shall be at the then fair market value and the space shall be accepted in its “as-is” condition. Tenant shall have ten (10) business days to (i) accept the offer or (ii) reject the offer, in which case Tenants’ right for that space shall expire.

SIGNAGE:	Tenant shall be allowed above-standard signage on the reception floor, at its cost, size and design to be approved by Landlord, which approval shall not be withheld unreasonably. Landlord, at its cost, shall include Tenant’s name on the Building Lobby Directory.

EXTERIOR BUILDING/LOBBY SIGNAGE:

If approved by the city, Tenant shall be allowed to install a flagpole and fly its flag on the 2nd floor balcony along the New Montgomery Street frontage throughout the term of the lease subject to Landlord approval of the placement and pole design. Tenant shall be responsible for all costs associated with city approvals and plans, installation, maintenance, repair and removal. In addition, Landlord shall not charge tenant any rent or fees for usage of such space or for the right to fly its flag.

If the city does not allow exterior signage, Tenant shall have the right to place a mutually agreeable plaque in the lobby of the building.

GUARANTOR:	None

LANDLORD’S BROKER:	CAC Group

TENANT’S BROKER:	Cornish & Carey Commercial

ATTACHMENTS:	Exhibit A - Floor Plan Exhibit B - Escalations Exhibit C - Rules And Regulations Exhibit D - Commencement of Term Certificate

LANDLORD:	CWR Holdings LLC and Broad Street San Francisco LLC,

	By:	BROAD STREET SAN FRANCISCO,
LLC, as Authorized Agent

		By:	/s/ Steven M. Firtel
Steven M. Firtel
Authorized Representative

TENANT:	Trulia Inc., a Delaware corporation

	By:	/s/ Peter Flint

	Its:	CEO

1. PARTIES.	1
2. PREMISES.	1
3. TERM.	1
4. DELIVERY OF POSSESSION.	3
5. RENT.	4
6. USE.	5
7. ESCALATION.	8
8. RULES AND REGULATIONS.	9
9. ASSIGNMENT AND SUBLETTING.	10
10. SALE.	12
11. MAINTENANCE AND REPAIRS.	12
12. SERVICES.	15
13. ALTERATIONS.	17
14. INDEMNIFICATION, EXCULPATION AND INSURANCE.	20
15. DESTRUCTION.	22
16. ENTRY.	23
17. EVENTS OF DEFAULT.	24
18. TERMINATION UPON DEFAULT.	25
19. CONTINUATION AFTER DEFAULT.	26
20. OTHER RELIEF.	26
21. LANDLORD’S RIGHT TO CURE DEFAULT.	26
22. ATTORNEY’S FEES.	27
23. NO WAIVER.	27
24. NOTICES.	27
25. EMINENT DOMAIN.	28
26. LATE CHARGE.	28
27. SECURITY DEPOSIT.	29
28. RELOCATION.	20
29. ESTOPPEL CERTIFICATE.	30
30. SURRENDER.	30
31. HOLDING OVER.	31
32. FLOOR LOAD AND NOISE.	31
33. SUBORDINATION.	32
34. INABILITY TO PERFORM.	32
35. CORPORATE AUTHORITY.	33
36. FUTURE CONSTRUCTION WORK.	33
37. MISCELLANEOUS.	33
38. BROKER.	34
39. NO OFFER.	35

1.	PARTIES.

THIS LEASE (this “Lease”) is made this 20th day of May, 2010, between CWR Holdings LLC and Broad Street San Francisco LLC (“Landlord”), and Trulia Inc., a Delaware corporation (“Tenant”).

2.	PREMISES.

(a) Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, for the term and subject to the covenants and conditions hereinafter set forth, to all of which Landlord and Tenant agree, those certain premises (“Premises”) identified in the Basic Lease Information, and located in that certain building owned by Landlord (“Building”) located at 116 New Montgomery Street, San Francisco, California. The Premises are as shown on Exhibit A attached to this Lease and hereby made a part hereof. Tenant shall have the right to use, in common with others, the entrances, lobbies, corridors, stairs, bike storage, and elevators of the Building (the “Common Areas”) for access to the Premises. Additionally, tenant specific basement storage is available to rent on a month-to-month basis. The exterior walls of the Building and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord. Landlord shall guarantee Tenant the use of reasonably adequate riser space necessary for tenant to run its business operations in the building throughout the term of the lease.

(b)	The rentable square footage of the Premises has been determined in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1–1996), as modified by Landlord for uniform use in the Building. The square footage figures contained in this Lease shall be final and binding on the parties.

3.	TERM.

(a)	The term of this Lease (“Term”) shall be as specified in the Basic Lease Information. The Term shall commence on the later of (i) the Scheduled Commencement Date, or (ii) the date that Tenant is given occupancy of the Premises, and shall end on the Expiration Date.

(b)	If the Premises are substantially vacant and ready for occupancy by Tenant prior to the Scheduled Commencement Date, Tenant may, with the prior approval of Landlord, accept delivery of the Premises and take early occupancy thereof prior to the Scheduled Commencement Date and the Term of this Lease shall thereupon commence effective as of the date of occupancy by Tenant of the Premises; provided, however, the early commencement of the Term of this Lease shall not accelerate the Expiration Date, and Base Rent shall not commence until the Scheduled Commencement Date.

(c)

The “Commencement Date” shall be the actual date the Term of this Lease commences in accordance with this Paragraph 3. Landlord and Tenant hereby agree to confirm the term “Commencement Date” by executing

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and delivering to each other a Commencement of Term Certificate in conformance with Exhibit D attached hereto, but failure to do so shall not affect the Term Commencement Date, Rent Commencement Date or Expiration Date, or the Term of this Lease.

(d)	Tenant shall have one (1) three (3) year option to renew the leases at 100% of the then prevailing fair market value (“Option to Renew”). In order to exercise the Option to Renew, Tenant shall provide written notice to Landlord of Tenant’s intention to exercise such option nine (9) months prior to lease expiration. The method of determining the prevailing fair market value for the Option to Renew and extend the Term shall be determined as follows:

For purposes of determining renewal rent, “fair market value” shall mean the rental rate per square foot for office space comparable to the Premises in building type and age in the San Francisco area of San Francisco County, California for leases being entered into at or about the time the determination is being made and adjusted to reflect the change if any, in market rates being experienced indicating the rates at or about this time of the commencement of the renewal term, taking into account and being adjusted for tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the Premises (where Landlord does not have the right to have Tenant remove) as compared to the market comparables, the method of allocating and which party pays for operating expenses and taxes, and the term of the lease being compared in relation to the renewal term.

Within ten (10) business days of the parties determining by giving written notice from either party to the other that they cannot agree on fair market value, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be a real estate broker or MAI appraiser with at least five (5) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the fair market value. If the two appraisers selected by the Landlord and Tenant cannot reach agreement on the fair market value, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the fair market value shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his determination of the fair market value, which determination will provide for periodic adjustments to the Base Rent if such appraiser believes that such adjustments are appropriate. The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) business days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the fair market value, and shall have no more than ten (10) business days in which to select the final determination. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on

2

the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser.

Except for the Base Rent and Base Year, all other terms of the Lease shall remain unchanged during the renewal term. The Option to Renew is personal to Tenant.

4.	DELIVERY OF POSSESSION.

(a)

In the event of the inability of Landlord to deliver possession of the Premises at the time for the commencement of the Term for any reason whatsoever, neither Landlord nor its agents shall be liable for any damage caused thereby, nor shall this Lease thereby become void or voidable, nor shall the Term be in any way extended, but in such event Tenant shall not be liable for any rent until such time as Landlord can deliver possession, with appropriate adjustments to the Scheduled Commencement Date. Notwithstanding the foregoing, if Landlord does not deliver possession of the 3rd and 4th floors of the Premises to Tenant by December 1, 2010, and/or if Landlord does not deliver possession of the 9th floor Suite 900 by May 1, 2011, then Tenant shall receive a rent credit of three (3) months’ rent for said floor. Additionally, Landlord must endeavor to deliver the 9th floor in part if it cannot deliver in full, including alternate suite on the floor, with the right to use the adjacent roof top space as well as. Notwithstanding the foregoing, , if Landlord does not deliver possession of the 3rd and 4th floors of the Premises to Tenant by December 1, 2010, Tenant shall have the right to terminate this Lease, and Landlord shall return the entire security deposit, in addition to all other fees or money paid, if any, by Tenant to Landlord within ten business days.

(b)	Landlord shall deliver possession of the Premises to Tenant, and Tenant shall accept the same, in its “AS IS” broom clean condition. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Premises or any part thereof or to repair, bring into compliance with applicable laws (subject to Paragraph 6(c) and (d) as well as the Work Letter, attached hereto), or improve any condition existing in the Premises as of the Commencement Date except as set forth or otherwise herein. Subject to hidden defects and Hazardous Materials (as defined herein) found on the Premises, as well as other responsibilities of the Landlord, either by law or contract, the taking of possession of the Premises by Tenant shall establish that the Premises and the Building were at such time in good and operating order, condition and repair. Tenant agrees that neither Landlord nor any of Landlord’s employees or agents has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business therein. Any improvements or personal property located in the Premises are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including merchantability or suitability for a particular purpose.

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5.	RENT.

(a)	Tenant shall pay to Landlord the following amounts as rent for the Premises:

(i) During the Term, Tenant shall pay to Landlord, as base monthly rent, the amount of monthly rent specified in the Basic Lease Information (the “Base Rent”). If the Commencement Date should occur on a day other than the first day of a calendar month, or if the Expiration Date should occur on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30) day month. Base Rent is due and payable monthly, in advance, on the first day of each calendar month, except that Base Rent for the third full calendar month of the Term (the “Third Month”) shall be paid upon execution of this Lease. If the Commencement Date occurs on a day other than the first day of a calendar month, Base Rent for the period from the Commencement Date through the end of said calendar month shall be due and payable on the Commencement Date, and the Base Rent payable upon execution of this Lease shall be credited against the Base Rent due for the Third Month as of the first day of the Third Month.

(ii) During each calendar year or part thereof during the Term subsequent to the Base Expense Year specified in the Basic Lease Information (the “Base Expense Year”), Tenant shall pay to Landlord, as additional monthly rent, Tenant’s Percentage Share (as defined above, based on 95% occupancy) as specified in the Basic Lease Information, of the total dollar increase, if any, in all Operating Expenses (as hereinafter defined) paid or incurred by Landlord in such calendar year or part thereof over Operating Expenses paid or incurred by Landlord in the Base Expense Year. No offset shall be given for decreases in either Operating Expenses or Property Taxes against the other, and increases in each of Operating Expenses and Property Taxes shall be determined separately. Payments on account of Tenant’s Percentage Share of Operating Expenses, determined in accordance with Paragraph 7(a), are due and payable monthly together with the payment of Base Rent. The terms “Operating Expenses,” “Property Taxes,” and “Tenant’s Percentage Share” are defined in Exhibit B to this Lease, and the applicable definitions are incorporated herein by this reference.

(iii) During each calendar year or part thereof during the term of this Lease subsequent to the Base Tax Year specified in the Basic Lease Information (the “Base Tax Year”), Tenant shall pay to Landlord, as additional monthly rent,

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Tenant’s Percentage Share, based on 95% occupancy (regardless of the actual occupancy) of the total dollar increase, if any, in all Property Taxes (as hereinafter defined) paid or incurred by Landlord in such calendar year or part thereof over the Property Taxes paid or incurred by Landlord in the Base Tax Year. Payments on account of Tenant’s Percentage Share of Property Taxes, determined in accordance with Paragraph 7(a), are due and payable monthly together with the payment of Base Rent. For expenses that vary within the building depending on occupancy, such items shall be grossed up to reflect a 95% occupied building. In such instance, Management shall have available for review, if requested, the ratio used in order to calculate such gross-up. The ratio information will include, net number of expense as well as the building occupancy for given months.

(iv) Throughout the Term, Tenant shall pay, as additional rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money or charges are designated “additional rent.” As used in this Lease, “rent” shall mean and include all Base Rent, additional monthly rent as described in Paragraphs 5(a)(ii) and (iii) above, and any other additional rent payable by Tenant in accordance with this Lease.

(b)	Rent shall be paid in lawful money of the United States of America payable to CWR Holdings LLC & Broad Street San Francisco LLC, P.O. Box 45282, San Francisco, California 94145-0282, or at such other place as Landlord may designate in writing in advance, free from all claims, demands, or set-offs against Landlord of any kind or character whatsoever.

6.	USE.

(a)	The Premises shall be used for general office purposes only, except as limited by Paragraph 6(b), and, subject to the terms of this Lease, uses incidental thereto, and shall be used for no other purpose without the prior written consent of Landlord. The use of an existing kitchen facility located in the Premises, subject to the terms of this Lease, is deemed an incidental use.

(b)

Tenant shall in no way obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them, or use, or allow the Premises to be used for any unlawful or objectionable purpose. Tenant may not use any part or all of the Premises for any retail operations; a medical or dental office; an office providing any type of psychological, parole, drug or employment counseling; telemarketing operations (except that Tenant may market by telephone its own products or services); consulate, foreign mission or trade office; government or regulatory agency office; educational institution with classrooms, or other educational classroom

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uses. Solicitations or unsolicited promotions by Tenant to other tenants in the Building are prohibited, except to the extent that other tenants in the building may become clients or customers of Tenant, and Tenant may sell them products or services or otherwise endeavor to create business relationships.

(c)

Tenant shall not use the Premises or permit anything to be done in or about the Premises, including all areas of the 3rd and 4th floors, or the Building which will in any way conflict with any present, as specifically applied to this Building, or future law, statute, ordinance, code, rule regulation, requirement, license, permit, certificate, judgment, decree, order or direction of any present or future governmental or quasi-governmental authority, agency, department, board, panel or court (singularly and collectively “Laws”). Tenant shall, at its expense, promptly comply with all Laws (including, without limitation, the Federal Americans with Disabilities Act (as it affects Tenant’s operations and alterations within the Premises, but not having to do with any concerning path of travel, building common areas outside floors 3 and 4 or access to the building) and any Hazardous Materials Laws (as hereinafter defined), and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises. It is the intent of the parties to allocate to Tenant the cost of compliance of any and all Laws inside the Premises, including the 3rd and 4th floors in their entirety as well as Suite 900 on the 9th Floor. as the space is currently or after alterations are performed by Tenant, the cost of compliance or the foreseeability of the enactment or application of the Laws to the Premises. Notwithstanding the foregoing, Tenant shall not be required to make structural changes to the Premises unless they arise or are required because of or in connection with Tenant’s specific use of the Premises, or the type of business conducted by Tenant in the Premises, or Tenant’s Alterations, or Tenant’s acts or omissions. Tenant shall obtain and maintain in effect during the Term all licenses and permits required for the proper and lawful conduct of Tenant’s business in the Premises, and shall at all times comply with such licenses and permits. Likewise, it is the intent of the parties to allocate to Landlord the cost of compliance of any and all Laws the cost of compliance or the foreseeability of the enactment or application of the Laws as it relates to the path of travel from entrance within the building until one reaches the Tenant’s Premises including all of the 3rd and 4th floors, as well as Suite 900 on the 9th floor, in addition to, the basement, stairs and other common areas within the Building. Notwithstanding the foregoing, Landlord shall not be required to make structural changes to the areas in question as it relates to the Path of Travel unless required to do so in order to comply with the Laws.

(d)

Supplementing the provisions of Paragraph 6(c) above, Tenant shall not use the Premises or the Building in violation of any federal, state, or local law, ordinance, or regulation relating to the environment, health, or safety.

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Tenant shall not use, generate, manufacture or store in or about the Premises or the Building or transport to or from the Premises or the Building any Hazardous Materials (as that term is hereinafter defined), other than the use and storage in the Premises of small quantities of such substances when found in commonly used household cleansers, office supplies and general office equipment, and any such substances shall be used, kept, stored and disposed of in strict accordance with all applicable federal, state and local laws now in force or which may hereafter be in force relating to the protection of human health or the environment from Hazardous Materials, including all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, storage, disposal or releases of Hazardous Materials and all requirements pertaining to the protection of the health and safety of employees or the public with respect to Hazardous Materials (collectively, “Hazardous Materials Laws”). Hazardous Materials shall include, without limitation, asbestos, gasoline, combustible material, explosives, PCB transformers, and any substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous waste” or “waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; and those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in subdivision (f) of Section 25281, and Section 25316, of the California Health & Safety Code; and any “waste” as defined in subdivision (d) of Section 13050 of the Water Code; any substances defined as “hazardous substances”, “hazardous materials”, toxic substances”, hazardous waste” or “waste” in the regulations adopted and publications promulgated pursuant to any of the aforementioned said laws, and in any revised or successor code thereto; and any other chemical, material or substance at levels for which exposure is prohibited, limited or regulated by any governmental authority. Upon the written request of Landlord, Tenant shall provide periodic written reports of the type and quantities of Hazardous Materials, used, stored or being disposed of by Tenant in the Premises. If Landlord in good faith determines that such substances create a risk to the health and safety of the Tenant’s employees and invitees or to any other tenant or invitee of the Building, Tenant shall, upon demand by Landlord, take such remedial action, at the sole cost and expense of Tenant (including, without limitation, elimination or removal of any Hazardous Materials from the Premises), as Landlord deems necessary or advisable or as required by any applicable law. Notwithstanding the foregoing, between Tenant and Landlord, Landlord is solely liable for any Hazardous Materials discovered by Tenant on the Premises upon Delivery Date or during the time that Tenant is working on its Tenant Improvements (or a reasonable time thereafter in order to discover) or the Building at any time during the Term of the Lease. If any such Hazardous Materials are found, Landlord must immediately take remedial action, at

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its sole cost and expense (including, without limitation, elimination or removal of any Hazardous Materials from the Premises), as necessary or advisable or as required by any applicable law.

7.	ESCALATION.

(a) The additional monthly rent payable pursuant to Paragraphs 5(a)(ii) and (iii) hereof shall be calculated and paid in accordance with the following procedures:

(i) On or before the first day of each calendar year during the Term subsequent to the Base Expense Year, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s reasonable estimate of the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof for the ensuing calendar year. On or before the first day of each month during such ensuing calendar year, Tenant shall pay to Landlord one-twelfth of such estimated amounts. If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s current estimate. If at any time it reasonably appears, based on actual costs and charges, to Landlord that the amounts payable under Paragraphs 5(a)(ii) and (iii) hereof for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate.

(ii) Within ninety (90) days after the end of each calendar year subsequent to the Base Year, Landlord shall give Tenant a written statement of the amounts payable under Paragraphs 5(a)(ii) and (iii) hereof for such calendar year certified by Landlord. If such statement shows an amount owing by Tenant that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall refund the excess to Tenant within twenty (20) days of the date of such statement. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Failure by Landlord to give any notice or statement to Tenant under this Paragraph 7 shall not waive Landlord’s right to receive, or Tenant’s obligation to pay, the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof.

(iii) If the Term ends on a day other than the last day of a calendar year, the amounts payable by Tenant under Paragraphs 5(a)(ii) and (iii) hereof applicable to the calendar

8

year in which such Term ends shall be prorated according to the ratio which the number of days in such calendar year to and including the end of the Term bears to three hundred sixty (360). Termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to paragraph (b) hereof to be performed after such termination.

(iv) Tenant or Tenant’s authorized agent or representative, shall have the right, at its sole cost and expense, to inspect the books of Landlord directly relating to Operating Expenses and Property Taxes, after giving reasonable prior written notice to Landlord, within ninety (90) days of Landlord’s statement, and during the business hours of Landlord at Landlord’s office in the Building or at such other location as Landlord may designate, for the purpose of verifying the information in such statement; provided, however, that such inspection or examination is performed by a certified public accountant. Landlord’s statement shall be deemed final and binding on Tenant, absent such a request by Tenant. If Tenant shall have availed itself of its right to inspect the books and records, and whether or not Tenant disputes the accuracy of the information set forth in such books and records, Tenant shall nevertheless pay the amount set forth in Landlord’s statement and continue to pay the amounts required by the provisions of Paragraph 7(a)(ii), pending resolution of said dispute. Any default in the payment of such charges by Tenant shall be deemed an Event of Default (as hereinafter defined) under this Lease. Landlord’s retention policy for books and records relating to Operating Expenses shall provide for the retention of relevant books and records for such periods that are not less than the period maintained by Landlord for the retention of books and records for income tax audit purposes. If overcharged by more than 4%, LL shall re-imburse Tenant for Tenant’s costs of audit.

8.	RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the Rules and Regulations attached to this Lease as Exhibit C and made a part hereof, and such other reasonable rules and regulations as Landlord may from time to time adopt for the safety, care and cleanliness of the Building, the facilities thereof, or the preservation of good order therein (collectively, the “Building Rules”). Landlord reserves the right from time to time in its sole reasonable discretion to make reasonable additions and modifications to the Building Rules. Unless immediate compliance is required by law or regulation, any additions and modifications to the Building Rules shall be binding on Tenant within two (2) weeks of the date that the new Building Rules are received by Tenant. If Tenant objects to any of the new Building Rules, Landlord agrees to work in good faith to resolve any conflict. Landlord shall not be liable to Tenant for violation of any such Building Rules, or for the breach of any covenant or condition in any lease, by any other tenant in the Building. In the event of any conflict between this Lease and the Rules and Regulations, the terms of this Lease shall govern. A waiver by Landlord of any rule or

9

regulation for any other tenant shall not constitute nor be deemed a waiver of the rule or regulation for this Tenant.

9.	ASSIGNMENT AND SUBLETTING.

(a)	Tenant will not assign, mortgage or hypothecate this Lease, or any interest therein, or permit the use of the Premises by any person or persons other than the Tenant, or sublet the Premises, or any part thereof, without the prior written consent of Landlord. Consent to any such assignment or sublease shall not operate as a waiver of the necessity for a consent to any subsequent assignment or sublease, and the terms of such consent shall be binding upon any person holding by, under or through Tenant.

(b)	If Tenant desires to assign its interest in this Lease or to sublease all or any part of the Premises, Tenant shall notify Landlord in writing at least fifteen (15) business days in advance of the proposed transaction. This notice shall be accompanied by: (i) a statement setting forth the name and business of the proposed assignee or subtenant; (ii) a copy of the proposed form of assignment or sublease (and any collateral agreements) setting forth all of the material terms and the financial details of the sublease or assignment (including, without limitation, the term, the rent and any security deposit, “key money,” and amounts payable for Tenant’s Property and the common use of any personnel or equipment); (iii) financial statements and other information requested by Landlord relating to the proposed assignee or subtenant; and (iv) any other information concerning the proposed assignment or sublease which Landlord may reasonably request. Landlord shall have no right to recapture the Premises during the Term of this Lease.

(c)	Landlord shall not unreasonably withhold, condition or delay its consent to an assignment or subletting. (For purposes of this Paragraph 9, an assignment shall not include an assignment for security purposes, which shall only be permitted with the prior consent of Landlord in its sole and absolute discretion). Tenant agrees that the withholding of Landlord’s consent shall be deemed reasonable if all of the following conditions are not satisfied:

(i) The proposed assignee or subtenant shall use the Premises only for the Permitted Use, and the business of the proposed assignee or subtenant is consistent with the other uses and the standards of the Building, in Landlord’s reasonable judgment.

(ii) The proposed occupancy by the assignee or subtenant will not unreasonably increase any Operating Expenses for the Building, or increase the burden on any Building services, and will not generate an unreasonable amount of additional foot traffic based on the amount of RSF such subtenant

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will occupy, elevator usage or security concerns in the Building, in Landlord’s reasonable judgment.

(iii) The proposed assignee or subtenant is reputable and has a reasonable net worth given office market conditions at the time of such sublease and otherwise has sufficient financial capabilities to perform all of its obligations under this Lease or the proposed sublease, in Landlord’s reasonable judgment.

(iv) Neither the proposed assignee or subtenant nor any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the proposed assignee or subtenant is a party (including, without limitation, an existing occupant of any part of the Building) to whom Landlord has, during the six (6) month period prior to the delivery of Tenant’s written notice, marketed space in the Building that would generally fit such party’s leasing requirements.

(v) Tenant is not in default beyond any applicable notice or cure periods under this Lease.

(vi) All of the other terms of this Paragraph 9 are complied with.

(d)	Each permitted assignee, transferee or subtenant, other than Landlord, shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent and for the due performance or satisfaction of all of the provision, covenants, conditions and agreements herein contained on Tenant’s part to be performed or satisfied. Regardless of Landlord’s consent, no subletting or assignment shall release or alter Tenant’s obligation or primary liability to pay the rent and perform all other obligations under this Lease. No permitted assignment or sublease shall be binding on Landlord unless such assignee, subtenant or Tenant shall deliver to Landlord a counterpart of such assignment or sublease which contains a covenant of assumption by the assignee or subtenant, but the failure or refusal of the assignee or subtenant to execute such instrument of assumption shall not release or discharge the assignee or subtenant from its liability as set forth above.

(e)

For purposes of assignment as described herein; (i) venture capital and other equity investments in Tenant shall not constitute an assignment, regardless of the size of the investment and (ii) Tenant may assign this Lease or sublet all or any portion of the Premises to a “Tenant Affiliate”. A “Tenant Affiliate” shall mean any entity that controls, is controlled by, or is under common control with, Tenant, and for purposes of clarity, shall include any company that acquires some or all of the assets or equity of Tenant. If some or all assets of Tenant are acquired by a Tenant Affiliate, it shall be mandated under the terms of this Lease that this lease shall be

11

assumed by the Tenant Affiliate in full. Tenant will notify Landlord within a reasonable period of time prior to a change of control and Tenant shall use good faith efforts to give Landlord at least fifteen (15) business days notice prior to such change of control.

(f)	Any notice by Tenant to Landlord pursuant to this Paragraph 9 of a proposed assignment or sublease shall be accompanied by a payment of $750 as a non-refundable fee for the processing of Tenant’s request for Landlord’s consent. In addition to said fee, Tenant shall reimburse Landlord for reasonable attorneys’ fees not to exceed $2,500 incurred by Landlord in connection with such review and the preparation of documents in connection therewith. Tenant shall pay to Landlord monthly on or before the first (1st) of each month one-half (1/2) of the rent or other consideration received from such assignee(s) or subtenant(s) and attributable to Tenant’s interest under this Lease, over and above the concurrent underlying rent payable by Tenant to Landlord for that portion of the Premises being assigned or sublet, together with the full amount of any consideration payable to Tenant for the use of any personal property and/or leasehold improvements located in the Premises, over and above the book value (after depreciation) of such property and improvements, in all cases after deduction for the amortized portion of the reasonable expenses actually paid by Tenant to unrelated third parties for brokerage commissions, legal fees, tenant improvements to the Premises, or design fees incurred as a direct consequence of the assignment or sublease, amortized in equal installments over the remaining term of this Lease or the term of the applicable sublease, as the case may be. Tenant shall furnish Landlord with a true signed copy of such assignment(s) or sublease(s) and any supplementary agreements or amendments thereto, within five (5) days after their respective execution. No response by Landlord after 15 days shall be deemed as definitive consent by Landlord.

10.	SALE.

In the event that Landlord sells or conveys the Building containing the Premises, it will use best faith efforts to ensure that the successor-in-interest is bound to assume the terms, covenants and conditions of this Lease. After such assumption is made in writing, Landlord shall be released thereby from any liability arising after the date of such transfer upon any of said terms, covenants and conditions, and such successor-in-interest of Landlord shall be bound accordingly, provided that Landlord fully complies with California Civil Code Section 1950.7 as specified in paragraph 27(c).

11.	MAINTENANCE AND REPAIRS.

(a)

Landlord shall maintain and repair the public and common areas of the Building, such as plazas, lobbies, stairs, corridors and restrooms, the roof and exterior elements of the Building, and the elevator, mechanical and electrical systems of the Building, maintain all windows in the Premises in

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an operable fashion thus enabling them to be opened and closed and keep such areas, elements, common area doors and building systems in good order and condition, consistent with the standards of other comparable Class B buildings in the San Francisco South Financial District. Tenant acknowledges that Landlord may from time to time service, repair, upgrade or install elevators in the Building that may result in delays or interruptions in service. Although Landlord shall make commercially reasonable efforts to keep some elevators operational while servicing or upgrading other elevators, Landlord shall have no liability to Tenant for such delays or interruptions in elevator service. Any damage in or to any such areas, elements or systems caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall pay to Landlord, upon billing by Landlord, as additional rent, the cost of such repairs incurred by Landlord. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law of similar effect. In addition, Tenant acknowledges that Landlord may from time to time upgrade, restore and/or remodel parts of the common areas, building foyer, staircases, elevator cabs, etc. to the Building that may result in delays. Landlord shall have no liability to Tenant for such delays. Notwithstanding the foregoing, during any maintenance, service or repair of the public and common areas and/or elevators of the Building (i) Landlord shall use commercially reasonable efforts to minimize the interference with Tenant’s use and access to the Premises during normal business hours, and (ii) Landlord shall diligently pursue such maintenance, service or repairs to completion.

(b)

To the extent that Landlord has provided the Premises and every part thereof and all equipment (including, without limitation, any kitchen equipment), and any fixtures and improvements therein in and good order and operating condition, Tenant shall endeavor to, at all times during the Term of this Lease and at Tenant’s sole cost and expense, maintain and repair the Premises and every part thereof and all equipment (including, without limitation, any kitchen equipment), and any fixtures and improvements therein, and keep all of the foregoing clean and in equally good order and operating condition, ordinary wear and tear and damage thereto by fire or other casualty excepted. Tenant is not responsible for repairs made on equipment and fixtures that were not provided in good working order. With the exception of repairs and replacements of faulty equipment and fixtures, all repairs and replacements made by or on behalf of Tenant shall be made and performed at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, by contractors or mechanics reasonably approved by Landlord and so that the same shall be at least equal in quality, value, character and utility to the original work or installation being repaired or replaced. Tenant hereby waives all rights under California Civil Code Section 1941 and all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided by California Civil Code Section 1942 or any other

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law, statute or ordinance now or hereafter in effect. Tenant shall, at the end of the Term of this Lease, surrender to Landlord the Premises and all alterations, additions, fixtures and improvements therein or thereto in the same condition as when received, ordinary wear and tear and damage thereto by fire or other casualty excepted.

(c)

Tenant shall be allowed, as reasonably necessary in order to run its technology service, to alter, modify, add to or disturb any telecommunications wiring or cabling in the Premises without Landlord’s prior written consent. However, Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling elsewhere in the building without Landlord’s prior written consent which shall not be unreasonably withheld. Landlord shall provide and maintain, at no expense to Tenant (other than as an item of Operating Expenses), reasonably sufficient telephone riser space in the Building core adequate to accommodate the reasonable telecommunications needs of Tenant, and lines and conduit in Building risers or pathways that provide a continuous connection of intrabuilding telecommunications cabling from a telephone closet located on the floor of the Premises (“Tenant’s Telephone Closet”) to the main telephone closet located in the ground or basement level floors of the Building. Landlord hereby acknowledges that Tenant is a communication intensive and driven company with needs beyond a standard general office tenant given its line of business and internet presence. Subject to such reasonable rules and regulations as may be adopted by Landlord for uniform application to all tenants in the Building, Landlord shall permit Tenant reasonable access to Tenant’s Telephone Closet and the Building’s intrabuilding telecommunications cabling for the purposes permitted hereunder and agrees that Tenant may install, remove and maintain in the Premises such voice and data telecommunications equipment as is required by Tenant and, in connection therewith, to connect the same to the distribution frames located in Tenant’s Telephone Closet. Tenant shall be liable to Landlord for any damage to the telecommunications cabling and wiring in the Building solely due to the act (negligent or otherwise) of Tenant or any employee, agent or contractor of Tenant. Landlord makes no representation to Tenant regarding the condition, security, availability or suitability for Tenant’s purposes of existing intrabuilding network cabling or any telecommunications services presently located within the Building, and Tenant hereby waives any claim against Landlord for any damages if Tenant’s telecommunications services are in any way interrupted, damaged or otherwise interfered with, except to the extent caused by the gross negligence or willful or criminal misconduct of Landlord, its agents or employees, Tenant shall maintain and repair all telecommunications cabling and wiring within or exclusively serving the Premises. Landlord reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively “TSPs”) having access to the Building’s riser system and infrastructure, and Landlord reserves the right to charge TSPs for the use of Landlord’s

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telecommunications riser system and infrastructure; provided, however, in all cases, Landlord will provide Building and riser access to at least one TSP for dial tone telecommunications service to tenants of the Building.

(d)	Tenant’s installation of telephone lines, cables, and other electronic telecommunications services and equipment shall be subject to the terms and conditions of Paragraph 14 of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall remove, at its sole cost and expense, all of Tenant’s telecommunications lines and cabling designated by Landlord for removal.

12.	SERVICES.

(a)

Landlord shall supply the Premises with electricity for general office lighting and the operation of per-employee desk top office computers, servers and ancillary electronic office equipment, including but not limited to laser printers, color scanners, multipurpose fax machines, full sized photocopiers, for a modern Internet industry office occupant, and water and hot water for lavatory and drinking purposes. Landlord shall furnish janitorial service to the Premises, including but not limited to emptying and removal of general office refuse, light vacuuming and dusting, as needed, and window washing, as determined by Landlord, as well as cleaning all break areas, bathrooms and conference rooms (as well as keeping the aforementioned maintained) during the times that such service is customarily furnished in comparable office buildings in the area, five (5) days per week. In addition, Landlord shall furnish janitorial services to all common areas of the building, during the times that such service is customarily furnished in comparable office buildings in the area, five (5) days per week. However, it is not the Landlord’s janitorial services responsibility to clean refrigerators, do dishes within the break room or any other similar cleaning service. Tenant shall be given the right to review the janitorial contract to ensure it reasonably covers Tenant’s needs. Landlord, however, shall not be liable for failure to furnish any of the foregoing when such failure is caused by accidents or conditions beyond the control of Landlord, or by repairs, labor disturbances or labor disputes of any character, whether resulting from or caused by acts of Landlord or otherwise, or as a consequence of the voluntary or mandatory compliance by Landlord with any governmental regulations, orders or directives to reduce electrical consumption, nor shall Landlord be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to the furnishing of any of the foregoing, nor shall any such failure relieve Tenant from the duty to pay the full amount of rent herein reserved, or constitute or be construed as a constructive or other eviction of Tenant, provided that rent shall abate on a proportionate basis if and to the extent the Premises are not usable by Tenant for more than five (5) consecutive business days. Tenant shall pay to Landlord a service administration fee equal to five percent (5%) of total service charges resulting from Tenant’s use of any

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Building services in excess of that established by Landlord, as hereinabove provided, to compensate Landlord for the administrative costs incurred for such additional Building services provided by Landlord.

(b)	Subject to Paragraphs 11 and 34 hereof, Landlord shall provide passenger elevator service (which may be unmanned) on a 24 hour per day, 365 days per year basis, and freight elevator service as reasonably required by Tenant.

(c)

As currently exists upon the date of this Lease and is distributed, as of the Delivery Date, within the Premises located on the 3rd and 4th floor, Landlord shall supply air conditioning during reasonable and usual business hours hereby determined to be 7:00AM until 6:00PM and subject to the Building Rules. In order to determine the amount of HVAC to be provided on a future basis, it will be Tenant’s responsibility to install an e-mon d-mon to submeter the usage. The usage of additional heat and air conditioning capacity, which shall be and is currently distributed to a room within the Premises where data storage electrical equipment and/or computer servers are stored and/or operated, shall be separately metered by Tenant, and paid for in its entirety by Tenant.

(d)	Tenant shall pay (as additional rent) all costs attributable to (ii) Tenant’s use of any Building services and utilities in excess of that reasonably established by Landlord as hereinabove provided, (ii) the consumption or use of Building Services (including utilities) in the conduct of Tenant’s business operations in the Premises outside of the Building’s business hours established by Landlord in accordance with the Building Rules (“Building Hours”), except utilities and water, which are included in the Base Rent at all hours, 24 hours per day, 7 days per week, in all cases within 30 day, billed at cost, upon receipt of Landlord’s invoice therefor. Upon notice to Landlord, after-hours HVAC shall be provided to Tenant at a cost equal to the actual utility costs throughout the term of the lease, provided that Tenant installs an e-mon d-mon to submeter its use for after-hours. If submetering is not possible, Tenant shall be charged a rate of $75.00 per hour for after-hours use of the HVAC system as it currently exists upon the date of this Lease.

(e)	Should Tenant increase HVAC capacity, which would be at Tenant’s cost, Tenant shall pay for the usage of the extra capacity based on the usage above the current baseline usage. In such an event, Tenant shall be responsible for the install of an e-mon d-mon submeter. Additionally, if Tenant chooses to redistribute the existing HVAC services within the space as of the Delivery Date, Tenant shall be responsible for the install of an e-mon d-mon submeter. In such an event Landlord shall pay for the percentage of utility usage based upon amount of space which the air conditioning was distributed as compared to the amount of space it is to be distributed following redistribution.

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(f)	Provided that Landlord has provided at least thirty (30) days’ written notice and opportunity to cure, which has not occurred to Landlord’s reasonable satisfaction, then Landlord may refuse to provide electrical service to the Premises that exceeds either in voltage, rated capacity, and/or use beyond Building Hours or overall load that which is hereinabove provided, but only if such usage would adversely affect the electrical capacity or load being supplied or to be supplied to other Building tenants. Landlord may condition any excess usage of electricity on Tenant’s agreement to install (at Tenant’s sole cost and expense) reasonably necessary utility service upgrades, meters, submeters, air handlers or cooling units, and the additional cost of installation and maintenance thereof shall be paid for by Tenant.

(g)	Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Building and the Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change providers and manner of purchasing electricity, as long as such selections are made in the best interest of the building occupants including Tenant and Landlord pass on services at cost.

13.	ALTERATIONS.

(a)

Except for alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $5,000 in the aggregate for any single project, in addition to as otherwise provided herein, including cabling, electrical, HVAC and the agreed-upon Tenant Improvements described in the Work Letter, Tenant shall make no alterations, improvements or additions in or to the Premises or any part thereof (individually and collectively, “Alterations”) without giving Landlord prior notice of the proposed Alterations and obtaining Landlord’s prior written consent thereto, which consent, except as hereinafter provided, shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may withhold its consent in its sole discretion if any proposed Alterations would adversely affect any of the structural elements of the Building, the Building’s electrical, plumbing, heating, telecommunications, mechanical or life safety systems. In any event, Landlord shall take no longer than five (5) business days when reviewing a complete set of detailed and dimensioned plans, submitted to Landlord at Tenant’s sole cost and expense including accurate drawings; finish selections; electrical plan; and Title 24 compliant lighting plan; and prepared by a licensed architect, general contractor or other recognized and licensed professional experienced in such work for completion or acceptability. In addition, Landlord requests that at least two weeks prior

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to commencement of construction or approval of plans, that a meeting be had between Landlord, Tenant, Tenant’s architect and Tenant’s chosen General Contractor to go over the building plans, schedule, building policies, etc. If following review of the submitted plans, Landlord has questions or concerns, Tenant shall have such items addressed as necessary prior to commencement of construction. Premises windows and door frames shall be painted building standard colors only. Any and all work by Tenant shall be performed only by contractors reasonably approved by Landlord. The contractor or person selected to make such Alterations shall at all times be subject to Landlord’s control while in the Building. Upon substantial completion of any Alterations, Tenant shall deliver to Landlord three (3) sets of “as built” plans covering said Alterations and a copy of the final building permit for the work signed off as approved by the appropriate building inspector.

(b)	Tenant shall at its sole cost and expense, which includes drawing from the tenant improvement allowance, obtain all necessary approvals and permits pertaining to any Alterations. Except as to the abatement of pre-existing Hazardous Materials, which Landlord shall be responsible for at its sole cost, Tenant shall be responsible for any additional alterations and improvements required by law to be made by Landlord to or in the Building as a result of any alterations, additions or improvements to the Premises made by or for Tenant. All alterations, additions, fixtures (other than trade fixtures) and improvements, including, but not limited to carpeting, other floor coverings, built-in shelving, bookcases, paneling and built-in security systems (excluding any leased system) made in or upon the Premises either by or for Tenant and affixed to or forming a part of the Premises, shall immediately upon installation become Landlord’s property free and clear of all liens and encumbrances unless otherwise agreed to by the parties. If requested by Landlord at the time Landlord approves of the installation or construction of said alteration, addition or improvement, upon the expiration or any sooner termination of this Lease, Tenant shall remove or cause to be removed at its expense any and all alterations, additions, and improvements made in or upon the Premises during the term of this Lease by or for Tenant. Additionally, Landlord or Landlord’s architect shall provide path of travel and ADA drawing at no charge to Tenant.

(c)

Tenant shall keep the Premises and the Building free from any mechanics’ liens, vendor liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees incurred by Landlord in connection with any such claim or action. Before commencing any work or alteration, addition or improvement to the Premises, which requires Landlord’s consent, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of work (to afford Landlord an opportunity to

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post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Building or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed, bonded over or discharged by Tenant within ten (10) business days of written notice from Landlord, Landlord shall have the right but not the obligation to pay and discharge said lien by bond or otherwise without regard to whether such lien shall be lawful or correct. Any reasonable costs, including attorney’s fees incurred by Landlord, shall be paid by Tenant within ten (10) business days after demand by Landlord.

(d)	Before any Alterations or construction with respect thereto are undertaken by or on behalf of Tenant, Tenant shall provide Landlord with certificates of insurance evidencing the maintenance in effect by Tenant (or Tenant shall require any contractor performing work on the Premises to carry and maintain, at no expense to Landlord) of workers’ compensation insurance as required by applicable law, Builder’s All Risk insurance in the amount of the replacement cost of any alterations, additions or improvements (or such other amount reasonably required by Landlord) and Commercial General Liability insurance (including, without limitation, Contractor’s Liability coverage, Contractual Liability coverage and Products and Completed Operations coverage) written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000.00) and adding the “Owner(s) of the Building and its (or their) respective members, principals, beneficiaries, partners, officers, directors, employees, agents (and their respective members and principals) and mortgagee(s)” (and any other designees of Landlord as the interest of such designees shall appear) as additional insureds.

Certain materials in the Building, including but not limited to the sprayed-on fireproofing materials applied to certain structural members in the Building, contain asbestos containing materials (“ACM”). In order to prevent exposure to ACM, Landlord has established rules and regulations governing the manner in which Alterations are to be undertaken. Tenant must comply with all Building Rules established by Landlord. Landlord shall remove or encapsulate any and all ACM discovered in the Premises at its sole cost and expense outside of the Tenant Improvement allowance. Such compliance, including the removal of all or a portion of ACM, whether in the Premises or elsewhere in the Building (by Landlord), shall not, in any event, (i) entitle the Tenant to damages, (ii) relieve Tenant of the obligation to pay any sums due hereunder, (iii) constitute or be construed as a constructive or other eviction of Tenant, or (iv) constitute or be construed as a breach of Tenant’s quiet enjoyment so long as Tenant continues to have use of and reasonable access to the Premises for the Permitted Use.

(g) Landlord shall make payments of invoices submitted to Landlord by Tenant for work completed in the Premises up to an amount as indicated in the Basic Lease Information. Such invoices shall include an unconditional lien release submitted to Landlord by Tenant for the payments to be made in question to all subcontractors. Landlord shall make payments within 30

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days of submittal to Landlord of such invoices and unconditional lien releases by Tenant or as acceptable by Tenant’s general contractor per general contractor’s contract with Tenant.

14.	INDEMNIFICATION, EXCULPATION AND INSURANCE.

(a)	Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises or the Building arising at any time and from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord. In no event shall Landlord be liable for any consequential or punitive damages (including, but not limited to, damage or injury to persons, property and the conduct of Tenant’s business and any loss of revenue therefrom).

(b)	Tenant shall not be liable to Landlord, and Landlord hereby waives all claims against Tenant, for any third party claims whatsoever, except to the extent caused by the negligence or willful misconduct of Tenant. In no event shall Tenant be liable for any consequential or punitive damages (including, but not limited to, damage or injury to persons, property and the conduct of Tenant’s business and any loss of revenue therefrom).

(c)	Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to any use or occupancy of the Premises, or any condition of the Premises, or any default in the performance of Tenant’s obligations, or any damage to any property (including property of employees and invitees of Tenant) or any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant) occurring in, on or about the Premises or any part thereof arising at any time and from any cause whatsoever (except to the extent caused by the gross negligence or willful misconduct of Landlord) or occurring in, on or about any part of the Building other than the Premises when such damage, bodily or personal injury, illness or death is caused by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. This Paragraph 14(b) shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination. Notwithstanding the foregoing, Landlord has an affirmative obligation to maintain the Building in a safe manner and is liable for all third party claims arising from the safety of the Building.

(d)

Landlord shall indemnify and defend Tenant against and hold Tenant harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to any use or occupancy of the Building, or any condition of the Building, or any default in the performance of Landlord’s

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obligations, or any damage to any property (including property of employees and invitees of Tenant) or any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant) occurring in, on or about the Building or any part thereof arising at any time and from any cause whatsoever (except to the extent caused by the gross negligence or willful misconduct of Tenant) or occurring in, on or about any part of the Building other than the Premises when such damage, bodily or personal injury, illness or death is caused by any act or omission of Landlord or its agents, officers, employees, contractors, invitees or licensees. This Paragraph 14(b) shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.

(e)	Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force workers’ compensation insurance as required by applicable law, including an employers’ liability endorsement; business interruption insurance in an amount equal to all rent payable under this Lease for a period of twelve (12) months (at the then current rent charged); and commercial general liability insurance, including contractual liability (specifically covering this Lease), fire legal liability, and premises operations, with a minimum combined single limit of Two Million Dollars ($2,000,000) per occurrence for bodily or personal injury to, illness of, or death of persons and damage to property occurring in, on or about the Premises or the Building. Tenant shall, at Tenant’s sole cost and expense, be responsible for insuring Tenant’s furniture, equipment, fixtures, computers, office machines and personal property (“Tenant’s Property”).

(f)

All insurance required under this Paragraph 14 and all renewals thereof shall be issued by financially responsible and reputable insurance companies, qualified to do business in the State of California and reasonably acceptable to Landlord. Liability amounts in excess of Two Million Dollars ($2,000,000) may be carried under umbrella coverage policies. Each policy shall have a deductible or deductibles, if any, which do not exceed Ten Thousand Dollars ($10,000) per occurrence. Each policy shall expressly provide that the insurer will endeavor to provide thirty (30) days’ prior written notice to Landlord of cancellation or non-renewal of the policy, and shall remain in effect notwithstanding any such cancellation or non-renewal until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired. All liability insurance under this Paragraph 14 shall name Landlord and any other parties designated by Landlord as an additional insured, shall be primary and noncontributing with any insurance which may be carried by Landlord, shall afford coverage for all claims based on any act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period, and shall expressly provide that Landlord, although named as an insured, shall nevertheless be entitled to recover under the policy for any loss, injury or damage to Landlord. Upon

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the issuance thereof, Tenant shall deliver a certificate thereof to Landlord for retention by Landlord. If Tenant fails to insure or fails to furnish to Landlord upon notice to do so any such policy or certified copy and certificate thereof as required, Landlord shall have the right from time to time to effect such insurance for the benefit of Tenant or Landlord or both of them and all premiums paid by Landlord shall be payable by Tenant as additional rent on demand.

(g)	Tenant waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Tenant against Landlord. Landlord waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Landlord insuring or covering the Building or any portion or any contents thereof, or any operations therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Landlord against Tenant. Tenant shall, prior to or immediately after the date of this Lease, procure from each of the insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, a waiver of all rights of subrogation which the insurer might otherwise, if at all, have to any claims of Tenant against Landlord as required by this Paragraph 14.

15.	DESTRUCTION.

(a)

In the event of a partial destruction of the Premises during the Term from any cause, Landlord shall forthwith repair the same (except as otherwise provided in this Paragraph 15 as to a casualty occurring during the last twelve (12) months of the Term), provided such repairs can be made within ninety (90) days under the laws and regulations of State, county, federal or municipal authorities, but such partial destruction shall not annul or void this Lease, except that Tenant shall be entitled to a proportional abatement in rent while such repairs are being made, such proportionate abatement to be based upon the amount of square footage in the Premises damaged and the length of time said area is not either actually being used by Tenant for business purposes or is not in a condition habitable for general office use. If such repairs cannot be made within ninety (90) days of such casualty, or if the casualty occurs during the last twelve (12) months of the Term, and Tenant has not signed a new lease for the Premises and/or renewed this Lease for an additional Term, and would result in any rent abatement for a period greater than thirty (30) days, Landlord may, at its option, elect to make such repairs within a reasonable time, this Lease continuing in full force and effect and the rent to be proportionately abated as provided hereinabove. In the event that

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Landlord does not so elect to make such repairs which cannot be made in ninety (90) days or which results from a casualty occurring during the last twelve months of the term, within a reasonable time following the casualty (but in no event more than sixty (60) days), this Lease may be terminated at the option of either party. If Landlord elects or is required to restore the Premises and does not substantially complete such restoration, as is reasonably interpreted, and deliver the Premises to Tenant within 120 days following the casualty, Tenant shall have the option of terminating this Lease by notice to Landlord delivered after such 120-day period and prior to delivery of the Premises. In the event that any portion of the Building other than the Premises is destroyed to the extent of twenty percent (20%) or more of the replacement cost of the Building, Landlord may elect to terminate this Lease, whether the Premises be injured or not. A total destruction of the Building shall terminate this Lease. Upon Lease termination by Landlord, all prepaid rents and other monies owing to Tenant shall be paid within 10 days, and, whether or not the Lease is terminated, Tenant is not responsible for Services or other expenses as of the date of the damages to the Premises and/or Building.

(b)	If the Premises are to be repaired or restored by Landlord under this Paragraph 15, Landlord shall repair or restore, at Landlord’s cost, the Premises itself and any and all permanently affixed improvements in the Premises constructed or provided by Landlord as of the commencement of the Term, together with any permanently affixed Alterations approved by Landlord (unless at the time of construction Landlord informs Tenant that Tenant will be required to remove the same at the end of the Term). In no event shall Landlord repair, replace or restore any of Tenant’s Property, unless the damage was due to the gross negligence or misconduct of Landlord.

16.	ENTRY.

Tenant will permit Landlord and its agents to enter into and upon the Premises at all reasonable times and upon not less than 24 hours prior notice for the purpose of inspecting the same, or for the purpose of protecting owners’ reversion, or to make alterations or additions to the Premises or to any other portion of the Building, or for maintaining any service provided by Landlord to Tenant hereunder, including engineering maintenance, window cleaning and janitorial service, without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises, or damage, injury or inconvenience thereby occasioned, and will permit Landlord at any reasonable time during the last six (6) months of the Term upon not less than 24 hours prior notice to bring upon the Premises, for purposes of inspection or display, prospective tenants thereof. Notwithstanding the foregoing, during any inspection, alterations or additions to the Premises or to any other portion of the Building or maintenance thereof, Landlord shall use commercially reasonable efforts to minimize the interference with Tenant’s use and access to the Premises during normal business hours.

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17.	EVENTS OF DEFAULT.

(a)	The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant: (i) if Tenant shall default in its obligation to pay any rent or other payment(s) due hereunder as and when due and payable, after a seven (7) day grace period; provided, however, with respect to the first such delinquency in payment of rent during any twelve (12) month period, such delinquency in payment of rent shall not, in and of itself, be deemed to be an Event of Default until the failure of payment continues for a period of five (5) days after receipt of written notice thereof from Landlord to Tenant; or (ii) if Tenant shall fail to perform or observe any other term hereof (except as otherwise provided in this Paragraph) or of the Building Rules described in Paragraph 8 hereof to be performed or observed by Tenant, such failure shall continue for more than twenty-one (21) days after notice thereof from Landlord, and Tenant shall not within such period commence with due diligence and dispatch the curing of such default, or, having so commenced, thereafter shall fail or neglect to prosecute or complete with due diligence the curing of such default within forty-five (45) days; or (iii) any assignment or subletting in violation of the terms of this Lease; (iv) if Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or shall fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its property; or (v) the taking of any action leading to, or the actual dissolution or liquidation of Tenant, if such dissolution or liquidation is not part of a merger or acquisition of some or all of its assets, if Tenant is other than an individual; or (vi) if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment without the consent or acquiescent of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; (vii) if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days; or (viii) any failure by Tenant to timely deliver an estoppel certificate requested by Landlord in accordance with Paragraph 29 hereof within fifteen (15) business days for purpose of Landlord refinancing the Building.

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(b) The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Landlord: (i) if Landlord shall default in its obligation to provided Services or reimburse for undisputed Tenant improvements as provided herein; or (ii) if the Building or Premises become unusable or fall below legal safety standards due to the gross negligence or willful misconduct of the Landlord and due to no fault of Tenant; or (iii) if Landlord shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or shall fail timely to contest the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Landlord or any material part of its property; or (iv) the taking of any action leading to, or the actual dissolution or liquidation of Landlord, if such dissolution or liquidation is not part of a merger or acquisition of some or all of its assets, if Landlord is other than an individual; or (vi) if within sixty (60) days after the commencement of any proceeding against Landlord seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment without the consent or acquiescent of Landlord, of any trustee, receiver or liquidator of Landlord or of any material part of its properties, such appointment shall not have been vacated; or (vii) if this Lease hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days.

(c) The notice requirements of Paragraph 17(a) above shall be in lieu of, and, to the extent applicable, the notice periods therein provided shall run concurrently with, any notice requirements and/or periods provided for under applicable law as a condition to the exercise of any remedies of Landlord or Tenant upon an Event of Default under this Lease.

18.	TERMINATION UPON DEFAULT.

After Tenant has failed to cure any Event of Default in accordance with the applicable cure provisions specified in paragraph 17 hereof, Landlord in its sole discretion may elect to declare a forfeiture of this Lease as provided in Section 1161 of the California Code of Civil Procedure, provided that Landlord’s written notice to Tenant (following Tenant’s failure to cure as referenced above) states such an election. Thereafter, Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before the date specified in such notice all arrears of rent and all other sums payable by Tenant under this Lease, and all costs and expenses incurred by or on behalf of Landlord hereunder, including attorneys’ fees, incurred in connection with such default, shall have been paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. Upon such termination, Landlord may recover from Tenant (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could reasonably have been avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate

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Landlord for all the detriment directly caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amount referred to in clauses (a) and (b) above is computed by allowing interest at the discount rate of the Federal Reserve Bank of San Francisco plus 5% per annum at date of termination, but in no event in excess of the maximum rate of interest permitted by law. The worth at the time of award of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. For the purpose of determining unpaid rent under clause (c) above, the monthly rent reserved in this Lease shall be deemed to be the sum of the Base Rent and the amounts last payable by Tenant as reimbursement of expenses pursuant to Paragraphs 5(a)(ii) and (iii) hereof for the calendar year in which Landlord terminated this Lease as provided herein.

In the case of Landlord Default, Tenant may set off or abate the financial sums constituting the default until the Default is cured by Landlord.

19.	CONTINUATION AFTER DEFAULT.

Even though Tenant has breached this Lease this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession as provided in Paragraph 18 hereof, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease. In such event, Landlord may exercise all of the rights and remedies of a landlord under Section 1951.4 of the California Civil Code (which provides that a landlord may continue a lease in effect after a tenant’s breach and recover rent as it becomes due, if the tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. In addition, Tenant shall not be considered in default for vacating the Premises so long as Tenant’s rent is paid per the terms of this Lease and is not in default on any other provisions of this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. If a receiver is appointed at the instance of Landlord in any action against Tenant, the receiver may, if it is necessary or convenient in order to collect rents and profits, conduct the business of Tenant then being carried on in the Premises, and may take possession of any personal property belonging to Tenant and used in the conduct of such business and may use the same in conducting such business.

20.	OTHER RELIEF.

In the event of re-entry or taking possession of the Premises, Landlord shall have the right but not the obligation to remove all or any part of the trade fixtures, furnishings, equipment and personal property located in the Premises and to place the same in storage at a public warehouse at the expense and risk of Tenant or to sell such property in accordance with applicable law. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.

21.	LANDLORD’S RIGHT TO CURE DEFAULT.

All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and without abatement of rent except as

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provided herein or as required by law or equity. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder and such failure shall not be cured prior to the expiration of any applicable notice and cure period, Landlord may, but shall not be obligated to so do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable to Landlord on demand.

22.	ATTORNEY’S FEES.

If as a result of any breach or default on the part of either party under this Lease the non-breaching or defaulting party uses the services of an attorney in order to secure compliance with this Lease, the breaching or defaulting party shall reimburse the non-breaching or defaulting party upon demand as additional rent for any and all attorneys’ fees and expenses incurred by the non-breaching or defaulting party, whether or not formal legal proceedings are instituted. Should either party bring an action against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, whether for declaratory or other relief, then the party which prevails in such action shall be entitled to its reasonable attorneys’ fees and expenses related to such action, in addition to all other recovery or relief. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the actions, irrespective of whether such action is prosecuted to judgment, unless otherwise provided in the settlement agreement.

23.	NO WAIVER.

Landlord’s failure to take advantage of any default or breach of covenant on the part of Tenant shall not be, or be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this instrument be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of any term, covenant or condition hereof, or to exercise any rights given him on account of any such default. A waiver of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of rent hereunder shall not be, nor be construed to be, a waiver of any breach of any term, covenant or condition of this Lease.

24.	NOTICES.

All approvals, consents and other notices given by Landlord or Tenant under this Lease shall be properly given only if made in writing and either deposited in the United States mail, postage prepaid, certified with return receipt requested, sent by trackable delivery service including UPS and FedEx, or delivered by hand (which may be through a messenger or recognized delivery, courier or air express service) and addressed to Landlord at the address of Landlord specified in the Basic Lease Information or at such other place as Landlord may from time to time designate in a written notice to Tenant, and addressed to Tenant at the address of Tenant specified in the Basic Lease Information and, after the Commencement Date, at the Premises, together with a copy to such other address as Tenant may from time to time designate in a written notice to Landlord. Such approvals, consents and other notices shall be effective on

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the date of receipt (evidenced by the certified mail or delivery service receipt), if mailed, or sent by commercial delivery service, or on the date of hand delivery, if hand delivered. If any such approval, consent or other notice is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted. Any approval, consent or other notice under this Lease may be given on behalf of a party by the attorney for such party. Tenant hereby appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Premises at the time, and, if there is not such person, then such service may be made by attaching the same on the main entrance of the Premises and such service shall be effective for all purposes under this Lease.

25.	EMINENT DOMAIN.

If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or agreement in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Landlord shall have the right to terminate this Lease as to the balance of the Premises by giving written notice to Tenant within sixty (60) days after such date. In addition to the foregoing, in the event any such taking by eminent domain includes a portion of the Premises which is material to Tenant’s use and enjoyment of the Premises, Tenant shall have the right, at Tenant’s option, to Terminate this Lease, by giving written notice to Landlord within sixty (60) days after such date. Tenant waives the provisions of California Code of Civil Procedure Section 1265.130 relating to a lease termination from a partial taking. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or interest therein which may be paid or made in connection therewith by the government entity, agency, or other making the taking, and all obligations of Tenant shall terminate for the portion of the Premises affected by the taking. In the event of a partial taking of the Premises, which does not result in a termination of this Lease, the Base Rent thereafter to be paid shall be equitably reduced. Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease; provided, however, that Tenant shall have the right to pursue any separate award so long as such action does not reduce the award to which Landlord is entitled.

26.	LATE CHARGE.

Rent or other payments due under this Lease which remain unpaid more than 30 days past due shall bear interest at the discount rate of the Federal Reserve Bank of San Francisco plus 2.5% per annum, as it may be from time to time, but in no event in excess of the maximum rate of interest permitted by law. Tenant acknowledges that late payment by Tenant to Landlord of such rent or other payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. This Paragraph does not relieve Tenant from its obligation to pay rent or other payments when due. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing, the late charge and the default interest shall not be charged the first time during the Term that Tenant is late in making a

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payment of rent until Landlord has first given Tenant five (5) business days’ notice and opportunity to cure.

27.	SECURITY DEPOSIT.

(a)	Upon signing this Lease, Tenant shall pay to Landlord the amount of the Security Deposit specified in the Basic Lease Information. The Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the covenants of this Lease to be performed by Tenant, including, without limitation, defaults by Tenant in the payment of rent, the payment of any damages arising from Tenant’s default under this Lease, the repair of damage to the Premises caused by Tenant, and the light cleaning of the Premises upon termination of the tenancy created hereby, normal wear and tear excepted, and Tenant shall not be entitled to interest thereon. Landlord may not draw upon the Security Deposit without giving Tenant ten (10) days’ written notice and an opportunity to cure. If Landlord uses or applies the Security Deposit or any portion thereof, Tenant shall, within ten (10) days after demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount, and Tenant’s failure to do so shall be deemed a material breach of this Lease. Landlord shall return portions of the security deposit immediately upon the reduction date(s) set forth in the Basic Lease information, subject to Landlord’s satisfactory review and approval of Tenant’s then summary financial statements (such approval shall not be unreasonably withheld and if Tenant’s then Balance Sheet and then Net Income for the prevailing quarter is higher than it is upon Lease Execution, such shall automatically qualify and be deemed approved by Landlord), and shall return the security deposit within thirty (30) days after the lease expiration date.

(b)	Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Deposits upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease.

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(c)	Landlord’s obligations with respect to the Security Deposit and Key Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit and Key Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit and Key Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Deposits upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease.

28.	INTENTIONALLY DELETED.

29.	ESTOPPEL CERTIFICATE.

From time to time, Landlord and Tenant shall furnish to any party designated by either Landlord or Tenant, as applicable, within ten (10) days after a request has been made therefor, a certificate signed by the applicable party confirming and containing such factual certifications and representations as to this Lease as the requesting party may reasonably request stating (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification), (ii) the date, if any, to which rental and other sums payable hereunder have been paid, (iii) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in said certificate and (iv) such other factual matters as may be reasonably requested by the requesting party. If any party fails to deliver to the requesting party the certificate within such required time period, Landlord, Landlord’s mortgagee, any prospective purchaser or mortgagee, and any other identified party may conclusively presume and rely upon the foregoing facts. In such event, the applicable party shall be estopped from denying the truth of the presumed facts.

30.	SURRENDER.

Tenant shall surrender the Premises at the termination of the tenancy herein created broom clean, and in the same condition as herein agreed they have been received, reasonable use and wear thereof and damage by the act of God or by the elements excepted. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all of any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies. At the expiration or sooner termination of this Lease, Tenant shall

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remove or cause to be removed at its sole expense all of Tenant’s personal property, furniture and equipment, including telephone and data processing lines, and all Alterations required by Landlord in accordance with Paragraph 13 hereof. Tenant shall repair at its expense all damage to the Premises and the Building caused by the removal of any of the items provided herein. Tenant obligations under this Paragraph shall survive the termination of this Lease.

31.	HOLDING OVER.

If, without reasonable objection by Landlord, Tenant holds possession of the Premises after expiration of the Term of this Lease, Tenant shall become a tenant from month to month upon the terms herein specified but at a Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent in effect at the expiration of the Term of this Lease, payable in advance on or before the first day of each month. Such month to month tenancy may be terminated by either Landlord or Tenant by giving thirty (30) days’ prior written notice of termination to the other at any time. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease except as hereinabove provided, Tenant (i) shall pay Base Rent at a rate of one hundred fifty percent (150%) of the Base Rent in effect at the expiration of the Term and (ii) Tenant hereby indemnifies and agrees to hold Landlord harmless from all direct costs, loss, expense or liability, including direct costs, real estate brokers claims and attorneys’ fees, arising out of or in connection with any delay by Tenant in surrendering and vacating the Premises, but not indirect costs including but not limited to lost profits or consequential damages of the next Tenant of space. However, Tenant shall be responsible for any indirect costs, if any, including but not limited to lost profits or consequential damages, directly to Landlord associated with Landlord’s ability to re-let the space subject to Landlord’s reasonably attempt to mitigate such loses. Nothing in this Paragraph 31 shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Lease Term.

32.	FLOOR LOAD, LIGHT AND AIR, AND NOISE.

(a)	Tenant shall not place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry, specifically approximately 100 square foot per person. Landlord reserves the right to prescribe reasonably the weight and position of all safes, file and library systems and other heavy installations which Tenant wishes to place in the Premises so as to properly distribute the weight thereof, as long as such distribution enables high technology standard office use.

(b)	Any diminution or shutting off of light, air, or view by any materials, improvements or structures that may be placed on the exterior of the Building or erected on lands adjacent to the Building shall not affect this Lease or impose any liability on Landlord.

(c)

Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building or to any leased space to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber or spring-type

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noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.

Tenant shall be allowed to put ancillary entertainment equipment, including but not limited to pool tables, as well as ancillary food delivery machines, including but not limited to vending machines, on the Premises including on the 9th floor Suite and/or roof, as long as reasonable load limits are not breached.

33.	SUBORDINATION.

This Lease shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or later placed upon the Building and to any advances made on the security of it or Landlord’s interest in it, and to all renewals, modifications, consolidations, replacements, and extensions of it. However, if any mortgagee, trustee, or ground lessor elects to have this Lease prior to the lien of its mortgage or deed of trust or prior to its ground lease, and gives notice of that to Tenant, this Lease shall be deemed prior to the mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of the mortgage, deed of trust, or ground lease, or the date of recording of it. In the event any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenants tenancy shall not be disturbed so long as no Event of Default has occurred and is continuing, and Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure. In the event of termination of any ground lease to which this Lease is subordinate, Tenant shall attorn to the ground lessor. Tenant agrees to execute any commercially reasonable documents, in form and substance as provided by Landlord, required to effectuate the subordination, to make this Lease prior to the lien of any mortgage or deed of trust or ground lease, or to evidence the attornment. In addition, if requested by Tenant, Landlord shall use commercially reasonable efforts to secure a non-disturbance agreement from Landlord’s current Lender. Any events of foreclosure or otherwise that result in an interruption of Services or access to the building shall constitute an event of Default by Landlord as described hereunder, with Tenant entitled to terminate the Lease subject to Landlord’s right to cure and other provisions herein.

34.	INABILITY TO PERFORM.

Landlord shall be in default hereunder and Landlord shall be liable to Tenant for any loss or damages if Landlord is unable to fulfill any of its obligations, or is delayed in doing so, unless the inability or delay is caused by reason of accidents, strike, labor troubles, governmental delays or restrictions (including delays in issuance of permits), acts of God, or other cause, which is beyond the reasonable control of Landlord.

In addition, Tenant shall not be in default hereunder nor shall Tenant be liable, except for payment of rent, to Landlord for any loss or damages if Tenant is unable to fulfill any of its obligations, or is delayed in doing so, if the inability or delay is caused by reason of accidents, strike, labor troubles, governmental delays or restrictions (including delays in issuance of permits), acts of God, or any other cause, whether similar or dissimilar, which is beyond the reasonable control of Tenant.

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35.	CORPORATE AUTHORITY.

If Tenant is a corporation or limited liability company, Tenant and each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (a) Tenant is duly incorporated or formed, as the case may be and validly existing under the laws of its state of incorporation or formation, (b) Tenant is qualified to do business in California, (c) Tenant has the full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) each person signing this Lease on behalf of the corporation or company is duly and validly authorized to do so. If Tenant is a partnership (whether a general or limited partnership), each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (i) he/she is a general partner of Tenant, (ii) he/she is duly authorized to execute and deliver this Lease on behalf of Tenant, (iii) this Lease is binding on Tenant (and each general partner of Tenant) in accordance with its terms, and (iv) each general partner of Tenant is personally liable for the obligations of Tenant under this Lease.

36.	FUTURE CONSTRUCTION.

(a) Tenant acknowledges that the Building is a historically significant building and that due, in part, to the attractiveness, appeal and central location of the Building in the San Francisco business district, Landlord is currently restoring and upgrading the Building common areas and selected office space within the Building. During such construction described in this Paragraph 36 or future construction which at this time is not contemplated by Landlord, (i) Landlord shall use commercially reasonable efforts to minimize the interference with Tenant’s operations in the Premises and (ii) Landlord shall diligently pursue such construction work to completion. In addition, Landlord reserves the right, following reasonable prior notice to Tenant, to temporarily interrupt some or all Building services during business and non-business hours while said construction activity is being performed so long as Tenant can continue to operate its business for the permitted use and have reasonable access to the Premises. Any such construction activity is entirely discretionary with Landlord, and Tenant agrees that no representation, express or implied, with respect to the future condition or uses of the Building or any restoration or construction activities to be performed have been made to Tenant by Landlord or any Landlord representative.

(b) Landlord shall provide Tenant not less than thirty (30) days prior notice that Landlord intends to commence any significant construction activity in or to the Building of the nature described above.

37.	MISCELLANEOUS.

(a)	The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there be more than one Tenant, the obligations hereunder imposed on Tenant shall be joint and several. Subject to the provisions hereof relating to assignment and subletting, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto. Time is of the essence of this Lease.

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(b)	There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building. There are no representations between Landlord and Tenant other than those contained in this Lease and all reliance with respect to any representations is based solely upon the terms of this Lease.

(c)	Tenant shall not use the name of the Building for any purpose other than as an address of the business to be conducted by Tenant in the Premises.

(d)	Any provision of this Lease which shall be held invalid, void or illegal shall in no way affect, impair or invalidate any of the other provisions hereof and such other provisions shall remain in full force and effect.

(e)	IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(f)	No right, remedy or election hereunder or at law or in equity shall be deemed exclusive but shall, wherever possible, be cumulative with all other rights, remedies or elections.

(g)	This Lease shall be governed by the laws of the State of California applicable to transactions to be performed wholly therein. All disputes arising herein shall be resolved in the state or federal courts located in San Francisco, CA.

38.	BROKER.

Tenant represents and warrants to Landlord that Tenant has had no dealings with any broker, finder, or similar person who is or might be entitled to a commission or other fee in connection with the execution of this Lease, except for Landlord’s Broker and Tenant’s Broker. Landlord shall pay the commission due Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any and all claims and damages and for any and all costs and expenses (including reasonable attorneys’ fees and costs) resulting

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from claims that may be asserted against the other party by any broker, agent or finder not disclosed herein.

Upon full execution of this lease by the parties, Landlord shall be obligated to pay to Tenant’s Broker, a real estate commission equal to $238,110 (the “Commission”), subject to the terms of a separate agreement between Landlord and Tenant’s Broker. If the Commission, is more than sixty (60) days past due when earned, subject to the terms of a separate agreement between Landlord and Tenant’s Broker, then Tenant shall have the right to pay Tenant’s Broker the owed Commission, and offset Tenant’s rent obligation by an equal amount under the terms of the lease.

39.	NO OFFER.

No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease, notwithstanding that rental deposits have been received by Landlord and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Lease. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or any option for the Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other Premises situated in the Building. Execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant.

40.	QUIET ENJOYMENT.

Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord of any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

41.	LANDLORD DEFAULT.

Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligation under this Lease, including but not limited to those listed in Section 17(b) within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform, and an additional reasonable time after such receipt if (i) such failure cannot be cured within such thirty (30)-day period and (ii) Landlord commences curing such failure within such thirty (30)-day period and thereafter diligently pursues the curing of such failure. In the even of such default, then Tenant shall be entitled to exercise any remedies that Tenant may have at law or in equity, including Termination following the expiration of Landlord’s Right to Cure as noted above in this Section 41. Landlord shall have the right to reasonably, but in all events within five (5) days, protest any obligation presented to Landlord by Tenant in writing. Should no agreement as to responsibility be arrived at by Landlord and Tenant, Tenant shall be entitled to exercise any potential remedies that Tenant may have at law or in equity. I

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42.	PAYMENTS BY TENANT.

Whenever in this Lease Tenant is required to make a payment to Landlord “on demand”, “upon billing”, “upon receipt of invoice” or similar phrasings, Tenant shall be obligated to make such payment to Landlord within ten (10) days thereof.

43.	No Relocation

Landlord shall not have the right to relocate any of Tenant’s Premises at any time during the Term of the lease.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

CWR Holdings LLC and Broad Street San Francisco LLC,

By: BROAD STREET SAN FRANCISCO LLC, as Authorized Agent

	By:	/s/ Steven Firtel
Steven Firtel
Authorized Representative

TENANT:

Trulia Inc., a Delaware corporation

By:	/s/ Peter Flint

Its:	CEO

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EXHIBIT A

116 New Montgomery Street Building

3rd Floor

4th Floor

Suite 900

1

EXHIBIT B

116 New Montgomery Street Building

ESCALATIONS

1. Operating Expenses

As used in this Lease, “Operating Expenses” shall mean, without duplication, all costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance and repair of the Building, and in providing services in accordance with this Lease, except as provided below in the Exceptions paragraph, but including the following: salaries, wages, other compensation, taxes and benefits (including payroll, social security, workers’ compensation, unemployment, disability and similar taxes and payments) for all personnel engaged solely in the management, operation, maintenance or repair of the Building excluding salaries and benefits of senior executives or senior officers of Landlord, uniforms provided to such personnel; premiums and other charges for all property, earthquake, rental value, liability and other insurance carried by Landlord, together with the amount of any deductible under such policy; water and sewer charges or fees; license, permit and inspection fees; electricity, chilled water, air conditioning, gas, fuel, steam, heat, light, power and other utilities; sales, use and excise taxes on goods and services purchased by Landlord; telephone, delivery, postage, stationery supplies and other expenses; management fees and expenses (but not in excess of those commonly charged in the San Francisco South Financial District for comparable buildings), equipment lease payments; repairs to and maintenance of the Building, including Building systems and accessories thereto and repair and replacement of worn out or broken equipment, facilities, parts and installations, but excluding the replacement of major Building systems; janitorial, window cleaning, security, guard, extermination, water treatment, garbage and waste disposal, rubbish removal, plumbing and other services; inspection or service contracts for the roof, roof membrane, Building elevator(s), electrical, mechanical and other Building equipment and systems; supplies, tools, materials and equipment; accounting, legal and other professional fees and expenses (excluding legal fees, accounting, and other professional fees and expenses incurred by Landlord relating to disputes with specific tenants or the negotiation, interpretation or enforcement of specific leases); an amortized expense relating to painting the exterior or the public or common areas of the Building as is customarily amortized using GAAP accounting methods and the cost of maintaining the sidewalks, landscaping and other common areas of the Building; the cost, amortized over the useful life as reasonably determined by Landlord, according to generally accepted accounting principles, of all furniture, fixtures, draperies, carpeting and personal property furnished by Landlord in common areas or public corridors of the Building or in the Building office; all costs and expenses resulting from compliance with any laws, ordinances, rules, regulations or orders applicable to the Building not in effect as of the Commencement Date; Building office rent or rental value for office space reasonably necessary for the proper management and operation of the Building; all costs and expenses of contesting by appropriate legal proceedings any matter concerning managing, operating, maintaining or repairing the Building, or the validity or applicability of any law, ordinance, rule, regulation or order relating to the Building, or the amount or validity of any Property Taxes; reasonable depreciation as determined by Landlord according to generally accepted accounting principles on all machinery, fixtures and equipment (including window washing machinery) used in the management, operation, maintenance or repair of the Building and on window coverings provided by Landlord; the cost, reasonably amortized as determined by Landlord, according to generally accepted accounting principles, of all capital improvements made to the Building or capital assets acquired by Landlord that are designed or intended to be a labor-saving or energy-saving device, or to improve economy or efficiency in the management, operation, maintenance or repair of the Building, or to reduce any item of Operating Expenses, or that are reasonably necessary to comply with any conservation program or required by any law, ordinance, rule, regulation or order not in effect as of the Commencement Date, unless caused by Landlord’s deliberate or negligent violation of such law, rule or regulation; and such other usual costs and expenses which are paid by other landlords for the on-site operation, servicing, maintenance and repair of comparable office buildings in the San Francisco Bay Area. Notwithstanding anything contained in the Lease or the foregoing list of Operating Expenses, no expenses incurred for the following shall be included in Operating Expenses for any Expense Year: Property Taxes, depreciation on the Building (except as described above), costs of tenants’ improvements (including permit, license and inspection fees), real estate brokers’ commissions, advertising expenses, costs of any repairs incurred pursuant to the casualty or condemnation sections of this Lease, interest and penalties due to Landlord’s late payments, costs reimbursed by Tenants, insurers, warranties or others, interest, payments of loan principal and expenses related to a financing or refinancing of the Building, ground lease rents, the cost of any asbestos abatement or removal activities other than conducted in connection with the installation of capital improvements that are otherwise a permitted Operating Expense or other than in the course of ordinary maintenance and repair, capital items (except as described above), any and all costs incurred for Landlord’s construction work under Paragraph 36 of the Lease, the cost of services provided to tenants materially in excess of services customarily provided to Tenant, whether or not Landlord is entitled to reimbursement therefor, or Landlord’s legal costs and expenses in connection with any lease dispute, or litigation with any tenant.

Actual Operating Expenses for the Base Expense Year and each subsequent calendar year shall be adjusted, if necessary, to equal Landlord’s reasonable estimate of Operating Expenses for a full calendar year with the total area of the Building occupied during such full calendar year.

Landlord reserves the right to, in good faith, establish classifications for the equitable allocation of Operating Expenses that are incurred for the direct benefit of specific types of tenants or users in the Building (“Cost Pools”). Such Cost Pools may include, but shall not be limited to, office, ground floor retail, and lower level basement, tenants of the Building. Landlord’s determination of such allocations in a manner consistent with the terms and conditions of this section shall be final and binding on Tenant. Tenant acknowledges that the allocation of Operating Expenses among Cost Pools does not affect all Operating Expenses, and is limited to specific items that are incurred or provided to tenants of Cost Pools which Landlord determines, in good faith, it would be inequitable to share, in whole or in part, among tenants of other Cost Pools in the Building.

As used in this Lease, “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu of, or as a substitute for any other matter included hereunder as a Property Tax) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Building or any part thereof or any personal property used in connection with the Building. Property Taxes shall include any fee, charge, imposition or other assessment imposed by any governmental agency or authority (upon the Building (or upon the business of Landlord in leasing and operating the Building) as a consequence of or as reimbursement for any public or social services provided to the Building or the district in which the Building is located, such as public transit, housing, police, fire, refuse removal, air quality or other governmental services or programs. If the Building is not assessed on a fully completed basis for all or any part of the Base Tax Year, until it is so assessed, Property Taxes for the Base Tax Year shall be established by multiplying Landlord’s reasonable estimate of such assessed valuation by the applicable tax rates for the Base Tax Year. Property Taxes shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Property Taxes. Property Taxes shall not include any tax, assessment, excise, levy, fee or charge paid by Tenant pursuant to Paragraph E hereof.

In addition to all rent and other charges to be paid by Tenant under the Lease, Tenant shall reimburse Landlord upon demand for all taxes, assessments, excises, levies, fees and charges including all payments related to the cost of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (i) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (ii) any rent payable under this Lease, including any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such rent, (iii) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Such taxes, assessments, excises, levies, fees and charges shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent), franchise, documentary transfer, inheritance or capital stock taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any such taxes, assessments, excises, levies, fees and charges.

All taxes, assessments, excises, levies, fees and charges payable by Tenant under this Exhibit shall be deemed to be, and shall be paid as, additional rent.

2. Exclusions to the Operating Expenses

In addition to what is provided above, out of the purpose of clarifications, Operating Expenses will not include the following: (A) legal fees, brokerage commissions, advertising costs, or other related expenses incurred in connection with the leasing of the Building, both to Tenant and other tenants; (B) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Building or common areas or to comply with any requirements of any governmental authority in effect as of the Commencement Date; (C) any improvements, alterations or expenditures of a capital nature, provided any capital expenditure which is otherwise a permitted Operating

Expense (i.e., those performed to comply with laws first enacted after the Commencement Date, or those performed to reduce Operating Expenses so long as the amortized portion (plus interest) included in Operating Expenses in any year does not exceed the resulting savings (“Permitted Capital Items”)) in excess of Ten Thousand Dollars ($10,000.00) per year shall be amortized over its useful life, together with interest at Landlord’s cost of funds; (D) depreciation or amortization of the Building; (E) damage and repairs attributable to fire or other casualty, or condemnation; (F) any damage and repairs covered, under any insurance policy carried by, or required to be carried by, Landlord in connection with the Building or the Common Areas; (G) any deductible under Landlord’s insurance policies in excess of One Hundred Thousand Dollars ($100,000.00); (H) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents; (I) costs incurred in installing, operating and maintaining any specialty improvement not normally installed, operated and maintained in buildings comparable to the Building, including, without limitation, an observatory, luncheon club, or athletic or recreational facilities; (J) executive salaries above the grade of building manager; (K) salaries of service personnel to the extent that the service personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or common areas; (L) Landlord’s general overhead expenses not related to the Building; (M) payments of principal or interest on any mortgage or other encumbrance; (N) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant, tenants or other occupants or associated with the enforcement of any leases or defense of Landlord’s title to or interest in the Building or any part thereof; (O) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Building; (P) costs incurred due to violation by Landlord or any other tenant in the Building of the terms and conditions of any lease; (Q) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations; (R) the cost of any services provided to Tenant or other occupants of the Building for which Landlord is entitled to be reimbursed, and the cost of any service provided without charge to another tenant but which is not provided without charge to Tenant; (S) property management fees in excess of that being charged to Landlords of buildings comparable to and in the vicinity of the Building; (T) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services for the Property or Building or for supplies or other materials to the extent that the costs of the services, supplies or materials exceed the competitive costs of the services, supplies or materials if they were not provided by a subsidiary or an affiliate; (U) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous materials or mold from the Property; (V) costs incurred in connection with any portion of the Building which is used for parking and for which parking fees are charged; (W) any material revision to any items included in the Base Year; (X) any items which were not included in the Operating Expenses in the Base Year, unless the Operating Expenses in the Base Year are “grossed up” for the items; (Y) any other expense which, under generally accepted accounting principles and practice, would not be considered a normal maintenance and operating expense; (Z) advertising and promotional expenditures; (AA) costs for sculptures, paintings and other objects of art located within the Building or on the property; (AB) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other Building systems under leases which, under generally accepted accounting principles, would be categorized as capital leases, except for (i) equipment not affixed to the Building that is used in connection with the operation, repair or maintenance of the Building; (ii) making repairs or keeping permanent systems in operation while repairs are being made, and (iii) Permitted Capital Items; (AC) costs incurred by the Landlord to correct any violations of any governmental laws, rules and regulations existing as of the Commencement Date, including, without limitation, (i) costs to remove Freon or other CFCs from the Building HVAC, (ii) costs to comply with the Americans With Disabilities Act (as in effect and as interpreted as of the date of this Lease), and (iii) costs of complying with existing environmental laws; (AD) reserves of any kind, including, but not limited to, replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties; (AE) the entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates; and (AF) charitable or political contributions.

EXHIBIT C

TENANT WORK LETTER

This Work Letter is attached to and forms a part of the Lease dated as of May 20th, 2010 (the “Lease”), by and between CWR Holdings LLC and Broad Street San Francisco LLC, with Broad Street San Francisco LLC as authorized agent (“Landlord”) and Trulia Inc., a Delaware corporation (“Tenant”), pertaining to certain premises including the entire portion of the 3rd and 4th floor as well as a portion of the 9th floor known as Suite 900, of the building located at 116 New Montgomery Street, San Francisco, California. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. General.

1.1. Tenant is solely responsible for designing the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord’s rights of review, approval, coordination and administration as set forth in this Work Letter) subject to Landlord’s responsibility and liability to pay $819,415 of approved expenses associated with such Tenant Improvement Work. The parties expressly acknowledge that Tenant and Tenant’s Agents, as defined in Section 3.1 below, shall perform the Tenant Improvement Work under the reasonable direction, approval, coordination and administration of Landlord’s construction manager, Landlord’s construction manager shall also be invited to participate in all construction meetings. Additionally, it is expressly understood, that Landlord’s construction manager shall have the authority, to stop until corrected, all Tenant Improvement work if, it is reasonably believed on a commercial basis, that such work is not carried out in accordance with Landlord’s rules and regulations. Prior to such an order, Landlord shall contact Tenant in order to immediately set up a meeting between Tenant, Tenant’s contractor and Landlord’s construction manager in order to resolve the issue prior to mandating that construction activity cease. Landlord’s construction manager shall use commercially reasonable efforts in order to come to a compromise with Tenant and Tenant’s contractor regarding the issue(s) at question. In the event an immediate resolution or correction can not be agreed to and a stop work order is enacted, such shall not impose any liability on Landlord and shall not change the Rent Commencement Date.

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1.2. Landlord’s sole interest in reviewing and approving the Construction Drawings (as defined in Section 2.1 below) is to protect the Building and Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings (each as defined in Sections 2.1 and 2.3 below, respectively) are correct or accurate, or are in compliance with any applicable Requirements.

1.3. Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Construction Allowance.

2. Design and Approval of the Tenant Improvements.

2.1. Selection of Tenant’s Architect; Construction Drawings.

(a) Tenant shall retain an architect/space planner (“Tenant’s Architect”) to prepare the Construction Drawings. Tenant’s Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. If Tenant Improvements involve work on the structural portions of the Building, or the Building Systems in the Premises, Tenant shall retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to such work. The plans and drawings to be prepared by Tenant’s Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings.”

(b) Landlord shall be responsible for Americans with Disabilities Act (ADA) and building code compliance in the path of travel requirements to the Premises as well as the Building common areas in all portions of the building except the 3rd and 4th floors. Tenant shall be responsible for ADA and building code compliance within the Premises. Tenant shall be responsible for designing, constructing, installing and maintaining the front doors to the Premises.

2.2. Space Plans. Prior to drafting any Construction Drawings, Tenant shall furnish Landlord with Tenant’s final space plans for the Premises (“Space Plans”). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations, the location and extent of floor loading in excess of the Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within three (3) business days after receipt of the Space Plans to reduce turn around time. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Space Plans if, in Landlord’s good faith judgment, any one or more of the following situations exist: (a) the proposed Tenant Improvements will adversely affect the exterior appearance of the Building; (b) the proposed Tenant Improvements may impair the structural strength of the Building, adversely affect the roof or any of the Building Systems or materially adversely affect

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the value of the Building; (c) the proposed Tenant Improvement Work would trigger the necessity under applicable Requirements or otherwise for work to be performed outside the Premises; or (d) the specifications for the proposed Tenant Improvements are not consistent with, or would detract from, the character or image of the Building. If Tenant’s proposed interior partitioning or other aspects of the Tenant Improvement Work will, in Landlord’s good faith judgment, require changes or alterations in any portion of the Building Systems outside of the Premises, and Landlord approves such changes or alterations, such changes or alterations shall be made at Tenant’s expense. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within two (2) business days after receipt of such revisions to reduce turn around time. This procedure shall be repeated until Landlord approves the Space Plans.

2.3. Final Working Drawings. Following Landlord’s approval of the Space Plans, Tenant shall cause Tenant’s Architect to prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, fire protection, electrical and plumbing working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work, obtain all required Permits, as hereinafter defined and commence construction (the “Final Working Drawings”). The scope of the Tenant Improvements are minor in scope, therefore the MEP engineering shall be done Design Build. The architectural documents shall show the scope of work of the MEP for Landlord review and approval. Upon completion of construction the General Contractor shall submit to the Landlord As- Built MEP documentation for their record. Tenant shall furnish Landlord with three (3) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within five (5) business days after receipt thereof. Landlord shall not unreasonably withhold or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in clauses (a) through (d) of Section 2.2 above, or if in Landlord’s good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within three (3) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved Working Drawings”). Notwithstanding any provision herein to the contrary, Tenant may file for Permits at the same time it submits its revisions of the Final Working Drawings for Landlord’s consent, provided it incorporates the changes required by Landlord in its initial review of the Final Working Drawings.

3. Construction of Tenant Improvements.

3.1. Contracts with Tenant’s Contractor and Subcontractors.

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(a) Tenant shall retain a licensed general contractor as the contractor for the construction of the Tenant Improvements (“Tenant’s Contractor”). Tenant’s Contractor must be experienced in the performance of work comparable to the work of the Tenant Improvements in buildings and projects comparable to the Building and the Building, respectively, and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, together with Tenant’s Contractor, are collectively referred to herein as “Tenant’s Agents”) must be approved in writing by Landlord, which shall approve or disapprove such Tenant’s Agents within two (2) business days of receipt of notice, which approval shall not be unreasonably withheld.; provided, however, that Landlord reserves the right to require that any work to be performed on the Building Systems (whether such systems are located within or outside the Premises) be performed by subcontractors specified by Landlord. For purposes of this section, the subcontractors listed on Exhibit F are acceptable to Landlord.

(b) Upon Tenant’s execution thereof, Tenant shall furnish Landlord with true and correct copies of all construction contracts between or among Tenant, Tenant’s Contractor relating to the Tenant Improvement Work, provided that Landlord’s review of such contracts shall not relieve Tenant from its obligations under this Work Letter nor shall such review be deemed to constitute Landlord’s representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Work Letter and (ii) the Tenant Improvement Work (or in the case of a subcontractor, the portion thereof performed by such subcontractor) shall be warranted in writing to Tenant and Landlord to be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion of the Tenant Improvement Work. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties (such warranties shall include, without additional charge, the repair of any portion of the Building or Common Areas which may be damaged as a result of the removal or replacement of the defective Tenant Improvements). Tenant shall cause Tenant’s Agents to engage only labor that is harmonious and compatible with other labor working in the Building or working in similar buildings in similar locations within San Francisco Central Business District. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s Contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any of Tenant’s Agents unreasonably interferes with any other occupant of the Building, or hinders or delays any other work of improvement in the Building, or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, including any Building Systems, Tenant shall cause such subcontractor, laborer, materialman or supplier to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and, without limiting Tenant’s indemnity obligations set forth in Section 14 of the Lease, Tenant shall reimburse Landlord for all costs, expenses, losses or damages incurred or suffered by Landlord resulting from the acts or omissions of Tenant’s Agents in or about the Building.

(c) Landlord hereby agrees to take responsibility for and be liable, directly to Tenant’s Agents for the payment of an amount up to the Construction Allowance, hereinafter defined. Such will then serve as a limit upon liability for Tenant for such amount of

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the approved Tenant Improvements. Such responsibility and liability by Landlord is only for Landlord approved items as submitted by Tenant to Landlord together with invoices and unconditional lien releases.

3.2. Permits. Following approval of the Final Working Drawings, Tenant shall obtain all building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all Requirements applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the “Permits”). Tenant shall provide Landlord with copies of any documents or applications filed by Tenant to obtain Permits concurrently with any such filing, but in no event shall Tenant file any such documents or applications until the Final Working Drawings have been approved. Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant’s Architect, at Tenant’s expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord’s review and approval as a Change Order under Section 5 below. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended.

3.3. Commencement of Work. At least seven (7) days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated date of completion of the Tenant Improvements and the construction schedule provided by Tenant’s Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant’s Contractor, in the form previously approved by Landlord, together with a detailed breakdown, by trade, of the final costs to be incurred, or which have theretofore been incurred, in connection with the design and construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 3.5 below, confirming to Landlord’s reasonable satisfaction compliance with the insurance requirements of this Work Letter.

3.4. Performance of Work. All work performed by Tenant’s Contractor shall strictly conform to the Approved Working Drawings, shall comply with all applicable Requirements (including building codes) and all applicable standards of the American Insurance

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Association and the National Electrical Code and all building material manufacturer’s specifications, shall comply with the Construction Rules attached hereto and all other rules and regulations from time to time adopted by Landlord to govern construction in or about the Building and shall be performed in a good and professional manner and so as not to unreasonably interfere with the occupancy of any other tenant of the Building, the performance of any other work within the Building, or with Landlord’s maintenance or operation of the Building. At all times during construction of the Tenant Improvements, Landlord and Landlord’s employees and agents shall have the right to enter the Premises to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. Tenant shall not close-up any Tenant Improvement Work affecting the Building Systems in the Premises until the same have been inspected and approved by Landlord’s agents within three (3) business days of receipt of notice. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any applicable Requirements, and Tenant shall be fully responsible and liable therefor. In addition to the Construction Administration Costs under Section 4.3 below, Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord’s good faith judgment, to the Premises or any other portion of the Building, if caused by Tenant’s Contractor or any other of Tenant’s Agents in connection with construction of Tenant Improvements.

3.5. Insurance. At all times during the construction of the Tenant Improvements , in addition to the insurance required to be maintained by Tenant under the Lease, Tenant shall require all of Tenant’s Agents to maintain (a) commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Five Million Dollars ($5,000,000.00) in the aggregate; (b) comprehensive commercial automobile liability insurance with a policy limit of not less than One Million Dollars ($1,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) worker’s compensation with statutory limits and employer’s liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per occurrence; and (d) “Builder’s All Risk” insurance in an amount approved by Landlord covering the Tenant Improvements, including such extended coverage endorsements as may be reasonably required by Landlord. All insurance required by this Article 10 shall be issued by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. All such insurance policies (except workers’ compensation insurance) shall (i) provide that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person requested by Landlord is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor but not limited to as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent, (ii) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and (iii) provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds

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(except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant’s general contractor shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance. Tenant’s compliance with the provisions of this Section shall in no way limit Tenant’s liability under any of the other provisions of the Lease.

3.6. Liens; Releases of Lien. Tenant shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien within five (5) days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. However, as noted previously, Landlord shall be responsible for the direct payment of an amount up to the Construction Allowance for Landlord approved expenses which are accompanies by invoices and an unconditional line release. In the event timely payment is not made on such invoices, the liability shall fall entirely on the Landlord and Landlord shall be responsible for the handling of any liens. Landlord shall have the right to post and keep posted on the Premises any notices that may be required or permitted by applicable Requirements, or which Landlord may deem to be proper, for the protection of Landlord and the Building from such liens. Promptly following completion of construction by a contractor or subcontractor, Tenant shall provide Landlord a copy of a final unconditional lien release from Tenant’s Contractor and each of Tenant’s Agents who performed work or supplied materials for the Tenant Improvements. Upon completion of construction, Tenant shall promptly record a notice of completion in accordance with California Civil Code Section 3093 and provide a copy thereof to Landlord.

4. Responsibility for Design and Construction Costs.

4.1. Construction Allowance. Landlord will reimburse Tenant for the costs of designing the Tenant Improvements and performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) Eight Hundred Nineteen Thousand Four Hundred Fifteen Dollars ($819,415) (the “Construction Allowance”). Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. The Construction Allowance may be applied only to the payment or reimbursement of: (i) architects’ fees, engineering services, costs of preparing the Space Plans and Final Working Drawings, the cost of obtaining Permits and other similar approvals and the costs and expenses incurred by Landlord in connection with coordinating and supervising the Tenant Improvement Work, including, without limitation, the Construction Administration Costs; and (ii) documented costs of labor and materials incorporated into the Tenant Improvements (excluding all costs of data and telephone cabling, and all costs of furnishings,

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and other personal property, including equipment, switches, servers, routers and similar data and telecommunications equipment above $5.00 per square foot ($158,740) which Landlord hereby agrees to pay for out of the overall Tenant Allowance. Items such as permanent fixtures to the space including items such as bathroom vanities, ceiling fans, etc are allowable under the TI Allowance up to an additional $3.00 per square foot ($95,224) on top of the allowable $5.00 noted above which Landlord hereby agrees to pay for out of the overall Tenant Allowance. Additionally, items such as signage and all related costs above the authorized amount herein allowable shall be excluded from the Tenant Improvements Allowance.). Tenant has explicit authorization, at its discretion to use any and all portions of the Construction Allowance on any portion of the Premises.

4.2. Disbursement of Construction Allowance. Provided that (a) the Lease is then in full force and effect, and (b) Tenant is not then in default of any of its obligations under the Lease, including, without limitation, Tenant’s obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all applicable Requirements, Landlord shall pay the Construction Allowance, in monthly progress payments, if necessary, equal to no more than 25% of the Construction Allowance up to 75% of the total Construction Allowance, directly to Tenant’s Agents, less any amounts deducted there from pursuant to Section 4.3 below, within thirty (30) days after satisfactory completion of the progress payment work and submission by Tenant to Landlord of the invoices and unconditional lien releases associated with the progress payment work. Landlord will make final payment of the amount due and payable up to the full amount of the Construction Allowance once Tenant has delivered and/or caused to be provided to Landlord (i) Architect to provide “Record Documents”, and the General Contractor to provide “as-built” drawings in CAD format showing the Tenant Improvements (updated by Tenant’s Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (ii) a written statement from Tenant’s Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (iii) properly executed mechanics’ lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents; and (iv) copies of all Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, and which may be necessary for the operation of Tenant’s business within the Premises. Tenant shall submit the documents described in clauses (i) through (iv) above to Landlord within forty five (45) days following the date Tenant commences business operations in the Premises.

4.3. Construction Administration Costs. Tenant shall pay to Landlord (a) a construction management fee for the services of Landlord’s construction manager, in the amount of Fifteen Thousand Dollars ($15,000.00) to compensate Landlord for directing, approving, coordinating and administering the Tenant Improvement Work, the “Construction Administration Costs”). Landlord shall be entitled to charge the amount of the Construction Administration Costs against the Construction Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Construction Allowance for such purposes, Tenant will pay such amounts within thirty (30) days following delivery of Landlord’s invoice. However, if Tenant chooses to use RN Field as its General Contractor for the Tenant Improvement work, such amount shall be waived in its entirety.

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5. Change Orders. Landlord will not unreasonably withhold its approval of (a) any request by Tenant, or by Tenant’s Contractor with Tenant’s approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any of the circumstances listed in clauses (a) through (d) of Section 2.2 of this Work Letter applies. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

6. Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term.

7. Landlord acknowledges that except for those items of the Initial Work that are unusual for an office build-out, which Landlord shall advise Tenant at the time it approves Tenant’s Final Working Drawings, the remainder of the Initial Work will not need to be removed by Tenant upon expiration of the Term or termination of this Lease. Except with respect to such Initial Work, Landlord requires, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, (a) remove any or all of the Tenant Improvements, (b) restore the Premises (including the storefront, if the storefront shall have been affected by such Tenant Improvements) to the condition existing prior to the installation of such Tenant Improvements, and (c) repair all damage to the Premises or Building caused by the removal of such Tenant Improvements. The removal, repair and restoration described above shall, at Landlord’s sole election, be performed either by Tenant or by Landlord. If such work is performed by Tenant; Tenant shall use a contractor reasonably approved by Landlord for such removal and repair. If such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord’s demand, the reasonable cost and expense of such work. Tenant shall not take a position with the United States Internal Revenue Service that is inconsistent with Landlord’s depreciation of the Tenant Improvements.

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EXHIBIT D

PRELIMINARY SPACE PLAN

Schedule 1 to Exhibit C

EXHIBIT E

LANDLORD’S CONSTRUCTION MANAGEMENT SERVICES

Description of Construction Management Services. Construction management shall consist of coordinating, overseeing and expediting the completion of tenant improvements and shall include, but not limited to, the following:

Design Phase

•	Space Planning - coordination between leasing and management for establishing work letter, building system capabilities, system descriptions

•	Construction document process and tenant acceptance of plans

Bid Phase

•	Approve contractors to bid

•	Attend preconstruction meeting. review project scope building rules and regulations, project requirements

•	Review bids

Construction Phase

•	Monitor demolition to assure it is in accordance with building rules

•	Attend construction progress meetings

•	Resolve field conflicts

•	Review change orders

•	Monitor construction work, provide pictures to architects twice weekly

•	Interface with tenant as required

•	Review payment applications and supporting paperwork including lien waivers

•	Understand punchlist

•	Contract close-out

•	Coordinate with tenant on telephone/data, furniture and move in

EXHIBIT F

116 New Montgomery Building

RULES AND REGULATIONS

COMMON AREAS

The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Building shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators and stairways are not for the general public and Landlord shall in all cases have the right to control and prevent access thereto of all persons (including, without limitation, messengers or delivery personnel not wearing uniforms) whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation or interests of the Building and its tenants. Neither Tenant nor any agent, employee, contractor, invitee or licensee of Tenant shall go upon the roof of the Building except on the roof deck adjacent to the 9th floor Premises. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors or doorways, corridors, elevators, stairs, toilets and common areas of the Building, so long as Tenant continues to have use of and reasonable access to the Premises for the permitted use.

SIGNS

Except as to Tenant’s sign and/or flag, no sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted, affixed or otherwise displayed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord, not to be unreasonably withheld or delayed. Landlord will adopt and furnish to tenants general guidelines relating to signs inside the Building. Tenant agrees to conform to such guidelines. All approved signs or lettering shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord. With the exception of Tenant’s sign and/or flag, aterial visible from outside the Building will not be permitted.

PROHIBITED USES

The Premises shall not be used for the storage of merchandise held for sale or for lodging to the general public. The storage or parking of bicycles shall not be permitted anywhere in or outside the Building without Landlord’s consent. Landlord hereby consents to employees of Tenant bringing bicycles through the Building Lobby, into the freight elevator (or passenger elevator if freight is out of service) and into Tenant’s Premises. Landlord shall have the sole right to designate storage or parking area, if applicable, and Landlord is providing without charge space for storage or parking of bicycles. Unless caused by Landlord’s gross negligence or wrongful misconduct, Landlord shall not be held responsible or liable for any damage, or theft, or loss thereof for the storage/parking of bicycles. No commercial cooking shall be done or permitted on the Premises except that private use by Tenant of microwave ovens, toasters, and/or Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages will be permitted, and reasonable cooking by Tenant of on-site personal meals, provided that such use is in accordance with all applicable federal, state and municipal laws, codes, ordinances, rules and regulations. Tenant shall not use space heaters in the Premises at any time.

JANITORIAL SERVICE

Tenant shall not employ any person other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the Premises.

KEYS

Landlord shall furnish Tenant without charge twenty (20) keys to the suite entry door, for each suite on the 3rd, 4th, and 9th floors. Landlord may make a reasonable charge for any additional keys. Upon Landlord’s request a security deposit for keys may be applicable. Tenant shall not have any such keys copied or any keys made. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises. Tenant, upon the termination of this Lease, shall deliver to Landlord all keys to doors in the Building.

MOVING PROCEDURES

Landlord shall designate appropriate entrances for deliveries or other movement to or from the Premises of equipment, materials, supplies, furniture or other property, and Tenant shall not use any other entrances for such purposes. All moves shall be scheduled in advance with a minimum of three (3) business days notice to Landlord or Landlord’s representative(s) prior to any moves and carried out during non-business hours of the Building. In addition, Landlord shall require a certificate of insurance from the moving company one (1) business day prior to any moves. Tenant shall be responsible for all move charges including but not limited to use of Landlord’s security services. All persons employed and means or methods used to move equipment, materials, supplies, furniture or other property in or out of the Building must be approved by Landlord prior to any such movement. Landlord shall have the right to prescribe the maximum weight, size and position of all equipment, materials, furniture or other property brought into the Building, individually weighing in excess of two hundred pounds (200 lbs). Heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary properly to distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant.

NO NUISANCES

Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use or keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business in the Building, nor shall any animals or kept in the Premises or the Building unreasonably.

CHANGE OF ADDRESS

Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name or street address of the Building.

BUSINESS HOURS

Landlord establishes the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, except generally recognized holidays (“business days”), as reasonable and usual business hours for the purposes of this Lease. Janitorial services are provided between the hours of 6:00 p.m. and midnight on business days.

ACCESS TO BUILDING

Landlord reserves the right to exclude from the Building during the evening, night and early morning hours beginning at 6:00 p.m. and ending at 7:00 a.m. Monday through Friday, and at all hours on Saturdays, Sundays, union holidays and legal holidays, all persons who do not present identification acceptable to Landlord. Tenant shall provide Landlord with a list of all persons authorized by Tenant to enter the Premises and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

BUILDING DIRECTORY

The directory of the Building will be provided for the display of the name and location of Tenant. Landlord reserves the right to restrict the amount of directory space utilized by Tenant. Landlord may make a reasonable charge for the replacement of directory slots/panels requested by Tenant.

WINDOW COVERINGS

No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, such items shall be installed on the office side of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. Tenant shall keep window coverings closed when the effect of sunlight (or the lack thereof) would impose unnecessary loads on the Building’s air conditioning systems.

FOOD AND BEVERAGES

Tenant shall be entitled to obtain for use in the Premises ice, drinking water, food, beverage, towel or other similar services, including but not limited to refrigerators and vending machines, at reasonable hours and under such reasonable regulations as may be established by Landlord.

PROCEDURES WHEN LEAVING

Tenant shall ensure that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant and its employees leave the Premises so as to prevent waste or damage. For any default or carelessness in this regard, Tenant shall be liable and pay for all damage and injuries sustained by Landlord or other tenants or occupants of the Building. On multiple-tenancy floors, Tenant shall keep the doors to the Building corridors closed at all times except for ingress and egress.

BATHROOMS

The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be paid by Tenant if caused by Tenant or its agents, employees, contractors, invitees or licensees.

NO ANTENNA

Tenant shall not install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building without Landlord’s reasonable consent. Tenant may install cell phone “booster” equipment with Landlord’s reasonable consent to location of equipment in, on or about the Building and/or Premises. No television or radio or recorder shall be played in such a manner as to cause a nuisance to any other tenant.

BICYCLES, VEHICLES

There shall not be used in any space, or in the public halls of the Building, either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord approves. No other vehicles of any kind, except as hereinafter provided, shall be brought by Tenant into the Building or kept in or about the Premises. Bicycles are permitted in the Building only in the areas designated by Landlord and only in accordance with rules and regulations adopted by Landlord for bicycles and bicycle owners. Landlord hereby expressly allows Tenant’s employees to store their bicycles in the approved storage areas in the basement as well as to bring bicycles up to the Premises through the designed freight elevator.

TRASH REMOVAL

Tenant shall store all its trash and garbage within the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of office building trash and garbage in the city or county in which the Building is located without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall crush and flatten all boxes, cartons and containers. Tenant shall pay extra charges for any unusual trash disposal. As is reasonably feasible and advantageous to both the Landlord and all tenants of the Building, Landlord shall run the building in a “green” manner, and shall provide without cost all materials and pick-up necessary for compost and recycling.

NO SOLICITING

Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

NO SMOKING

In accordance with Section 1, Part II, Chapter V of the San Francisco Municipal Code (Health Code), Article 19E, Section 1009.5 (a), there shall be NO SMOKING in the Building.

HAZARDOUS MATERIALS DISCLOSURE

California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids may be found in the garage or parking areas of the Building, if any. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Further, certain portions of the Building contain ACM in the form of fireproofing on structural elements, heat insulation sealed within fire doors, and small areas of resilient floor tile, but these areas are generally inaccessible to Building occupants and visitors, such as machinery and utility rooms, the inside of sealed walls and above suspended ceilings. Landlord has made no special investigation of the Premises with respect to any hazardous substances. Landlord agrees to abate or encapsulate all ACM when discovered per the terms of this Lease.

SERVICES

The requirements of Tenant will be attended to only upon application in writing at the office of the Building. Personnel of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

WAIVER

Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building. Landlord shall not enforce the rules and regulations in a discriminatory manner.

SUPPLEMENTAL TO LEASE

These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants of this Lease.

EXHIBIT G

CONSTRUCTION RULES

Pursuant to the Work Letter (“Exhibit c”) as attached the following construction rules and regulations apply:

1. General Contractor will file drawings and secure all permits prior to any construction or demolition. Copies of all pertinent Building Department documents are to be filed with Landlord’s project manager, Steven Firtel (“Landlord’s Project Manager”) at Brallis LLC, (“Landlord’s Agent”), 101 S. La Brea Ave., Los Angeles, CA 90036

2. All Contractors and Sub-Contractors shall submit to Landlord’s Project Manager, prior to any construction or demolition, a Certificate of Insurance, per building insurance requirements, naming the Building, the Landlord and its Agent as Additional Insureds and a hold harmless clause indemnifying the Building, the Landlord and its Agent, as specified in the attached requirements.

3. All work shall comply with the rules and regulations of the Building; and of the city, state and federal governmental agencies having jurisdiction. Any and all work scheduled to be performed on the Premises must be approved by the Landlord’s Project Manager prior to commencement.

4. Prior to the commencement of work, the General Contractor shall submit to Landlord’s Project Manager a schedule outlining the staging of trades and the delivery of materials. The General Contractor will also submit a list and contact information for all Sub-Contractors that will be working in the Building.

5. Upon completion of construction, two (2) sets of as-built prints, one (1) set of as-built sepias, and if available, one CAD file are to be forwarded to the Landlord’s Project Manager.

6. All construction employees must sign in at the main lobby desk of the Building prior to daily shifts. All construction employees must wear the identification badges at all times of work. Contractors not complying with Building policy and procedures will not work in the Building.

7. Smoking in the building is prohibited at all times. Construction workers found smoking on the Premises and in the Building shall be removed from the job.

8. All work shall be performed during regular Building hours, (7:00 a.m. to 6:00 p.m., Monday through Friday), except as listed below, with all Building Services being maintained during construction. Landlord has also approved work on Saturday. However, Tenant must give sufficient advance notice of intent to work on Saturdays so that the security guard and, in the case of work on life safety systems, the Building Engineer, can be present. The additional cost of their services will be borne by Tenant. The Contractor shall notify the Property Manager at least 48 hours in advance of any interruption of Building Services.

The following work shall be done on an overtime basis: core and roto-hammer drilling, use of powder activated guns, placing of carpet tack-strip, spray painting, lacquering, and life safety device testing. Any work that unreasonably disrupts the conduct of business by existing tenants shall be immediately discontinued on notification to the Contractor, and rescheduled after regular business hours. Any other work required outside of regular Building hours must be requested in advance, approved and authorized through the Building Management Office at (510) 337-7999.

9. Hot work, including but not limited to, welding, cutting, brazing, grinding, soldering, and torch-applied roofing, or any work producing sparks or involving the use of open flames, requires a daily Hot Work Permit issued by Landlord’s Project Manager. No hot work shall be permitted if other work renders the sprinkler system inoperative.

10. No powder activated guns are to be used without prior notification to and permission from the Landlord’s Project Manager.

11. The General Contractor shall conduct all required safety meetings with all construction workers and sub-contractors, in coordination with the Building Safety Director, and submit documentation to Building Management.

12. Building Management and Chief Engineer shall be notified 48 hours prior to any inspections.

13. The contractor shall notify the Landlord’s Project Manager at least 48 hours in advance of completion of construction. A walk-through and punchlist shall be made of each job, the associated costs of which shall be borne by the Contractor.

14. All sprinkler or life safety system shut-downs require 48 hour advance notice to Building Management and the Chief Engineer.

15. General Contractor will sign for all keys issued to subcontractors and be responsible for their return to the Chief Engineer.

16. Contractors shall not pour any foreign matter down restroom, kitchen, or janitor sinks or floor drains, or in the Building’s disposal area or in trash containers.

17. Construction workers shall not prop open, tape or detach door closer arms on required fire doors or base building facilities. Doors to equipment and electrical rooms shall not be left open when the Contractor is not present.

18. At the start of construction, the General Contractor shall provide walk-off mats at the entrance to construction areas as well as the elevator lobby. Mats are to be cleaned nightly.

19. All construction personnel, tools and materials are restricted to the freight (middle) elevator, which requires a security guard at all times. Delivery of tools and materials outside of Building hours must be coordinated through Building Management and any additional guard service expense will be at the contractor’s expense. A minimum four hour charge is applied for this additional service. Construction materials and workers will be restricted to the use of that elevator. The General Contractor will be responsible for providing additional protection to the freight elevator cab, and reimbursing Landlord for all services requiring an additional elevator technician or mechanic for elevator roof lifts, repairs and cleaning caused by construction activities.

20. No ceiling cover or the ceiling grid system in freight elevator shall be opened or removed without approval from Building Management and the Chief Engineer. 48 hours minimum notice is required. Cost of scheduling additional elevator mechanic or technician shall be borne by the responsible party.

21. Contractor shall maintain cleanliness throughout the workspace and common areas. Restroom use by construction personnel shall be limited to the floor where work is being performed. Contractor will not clutter or block hallways, exits, elevator lobby or electrical closets. Demolition or construction debris shall not be allowed to accumulate. Construction personnel shall conduct themselves courteously and professionally to the occupants and staff of this Building.

22. All material deliveries or debris removal shall be coordinated through Building Management and be performed as expeditiously as possible. 24 hours notice is required. Deliveries of construction packing materials or debris shall be removed daily. The Building disposal area and trash containers shall not be used for the disposal of construction debris.

23. Construction personnel are responsible to be equipped with all necessary tools and materials for the project. Building policy will not permit the loan of any Building tools or equipment for use on this construction project.

24. Construction materials stocked on floors shall be placed to accommodate the material load limits of the Building design. Due to the age of the Building, any garbage disposal installations need to be approved through the Chief Engineer in advance.

25. A street permit is required for a debris box and California Street is recommended to accommodate a debris box. Delivery of a debris box should be coordinated through Building Management.

26. Smoke detectors shall be neutralized during construction, as required to prevent false alarms. General Contractor will coordinate through the Chief Engineer in prior to construction. 48 hours advance notice required.

27. The Contractor shall contact Building Management at the start of construction for instructions on the building keying and hardware. All permanent keying shall conform to the Building Master Key system (see Chief Engineer). 48 hours advance notice is required. No walk-ins.

28. All heating, ventilation and air conditioning controls are to be Building Standard, unless noted otherwise on the approved plans and specifications. All fluorescent light fixtures, door frames, hardware and life safety equipment to conform with Building Standard, unless otherwise noted on the approved plans and specifications.

29. All electrical panels labeling to be performed in accordance with acceptable industry method. Contractor shall furnish a typed electrical panel schedule in advance to the Chief Engineer.

30. Any horizontal runs of cable in the ceiling must either be plenum rated or contained in a conduit, and properly supported. Contractor shall coordinate running communication, computer lines and equipment through Building Management and its riser management contractor. 48 hours advance notice required.

CONTRACTOR INSURANCE REQUIREMENTS

116 NEW MONTGOMERY STREET SAN FRANCISCO, CALIFORNIA

Contractors shall procure and maintain for the duration of the contract, insurance against claims for injury to persons or damage to property which may arise from, or in connection with, the performance of the work by the Contractor, Contractor’s agents, Representatives, Employees, and Subcontractors.

Minimum Scope of Insurance

Coverage shall be at least as broad as:

1. Insurance Services Office (“ISO”) Commercial General Liability coverage (occurrence form CG 0001).

2. ISO form number CA 0001 (Ed. 6/92) covering Automobile Liability, code 1 (any auto).

3. Workers’ Compensation insurance as required by the state in which the work is performed and Employer’s Liability Insurance.

Minimum Limits of Insurance

Contractor shall maintain limits no less than:

1. General Liability: $2,000,000 per occurrence for bodily injury and property damage. If Commercial General Liability insurance, or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location, or the general aggregate limit shall be twice the required occurrence limit.

2. Automobile Liability: $2,000,000 per accident for bodily injury and property damage.

3. Employer’s Liability: $500,000 per accident for bodily injury or disease.

Deductible and Self-Insurance Retentions

Any deductible or self-retention must be declared to and approved by the Landlord’s Agent or Landlord. At the option of the Landlord’s Agent or Landlord, either: the insurer shall reduce or eliminate such deductible or self-insured retention as respects the Landlord and Landlord’s Agent; or the Contractor shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.

Acceptability of Insurers

Insurance is to be placed with insurers with a current A.M. Best’s rating of no less than A:VII.

Other Insurance Provisions

The general liability and automobile liability policies are to contain, or be endorsed to contain the following provisions:

1. The Landlord and Landlord’s Agent and their officers, officials, employees, agents, and volunteers are covered as additional insureds as respects: liability arising out of activities performed by or on behalf of the Contractor; products and completed operations of the Contractor; premises owned, occupied or used by the Contractor; or automobiles owned, leased, hired or borrowed by the Contractor. The coverage shall contain no special limitations on the scope of protection afforded to the Landlord and the Landlord’s Agent.

2. For any claims related to the project, the Contractor’s insurance coverage shall be primary insurance as respects to the Landlord and Landlord’s Agent. Any insurance or self-insurance maintained by the Landlord and Landlord’s Agent shall be excess of the Contractor’s insurance and shall not contribute with it.

3. Any failure to comply with reporting or other provisions of the policies including breaches of warranties shall not affect coverage provided to the Landlord and Landlord’s Agent.

4. The Contractor’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

5. Each insurance policy required shall be endorsed to state that coverage shall not be suspended, voided, canceled, reduced in coverage or in limits except after thirty (30) days’ prior written notice by certified mail, return receipt requested, has been given to the Landlord’s Agent.

Verification of Coverage

Contractor shall furnish Landlord’s Agent with a Certificate of Insurance together with an additional insured endorsement effecting the coverage required. All Certificates of Insurance and endorsements are to be received and approved by the Landlord’s Agent before work commences. As an alternative, the Contractor’s insurer may provide complete, certified copies of all required insurance policies, including endorsements effecting the coverage required by these specifications.

Subcontractors

Contractors shall include all Subcontractors as insured under its policies or shall furnish separate Certificates of Insurance and endorsements for each Subcontractor. All coverage for subcontractors shall be subject to all the requirements stated herein.

EXHIBIT h

116 New Montgomery Street Building

COMMENCEMENT OF TERM CERTIFICATE

This Acknowledgement is made as of January 12, 2011 with reference to that certain lease (hereinafter referred to as the “Lease”) dated May 20, 2010, between CWR Holdings LLC and Broad Street San Francisco LLC (“LANDLORD”) and Trulia, Inc., a Delaware corporation (“TENANT”).

The undersigned hereby confirms the following:

1. That the Tenant accepted possession of the Premises, Suite 914 (as described in said Lease) on January 12, 2011, and acknowledges that the Premises are as represented by Landlord and in good order and condition.

2. That all conditions of said Lease have been satisfied and that Landlord has fulfilled all of its obligations.

3. That in accordance with the provisions of said Lease, the Commencement Date of the Term is October 17, 2010, and that, unless sooner terminated, the Term thereof expires on October 16, 2014 (the “Expiration Date”).

4. That said Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning said Lease.

5. That there are no existing defenses which Tenant has against the enforcement of said Lease by Landlord, and no offsets or credits against rentals.

6. That the minimum rental obligation of said Lease is presently in effect, including all rentals, charges and other obligations on the part of Tenant under said Lease, as of December 17, 2010 (the Rent Commencement Date).

7. That the undersigned Tenant has not made any prior assignment, hypothecation or pledge of said Lease or of the rents thereunder.

“LANDLORD”	CWR Holdings LLC and Broad Street San Francisco LLC,

	By:	BROAD STREET SAN FRANCISCO LLC,
as Authorized Agent

		By:	/s/ Steven Firtel
Steven Firtel
Authorized Representative

“TENANT”	Trulia Inc.,
a Delaware corporation

	By:	/s/ Peter Flint

	Its:	CEO

Exhibit 10.12

M U L T I - T E N A N T

O F F I C E    L E A S E    ( F S G )

WATERPARK AT BRIARWOOD-CENTENNIAL

Centennial, Colorado

LANDLORD:

LBA REALTY FUND II–WBP III, LLC,

a Delaware limited liability company

TENANT:

TRULIA, INC.,

a Delaware corporation

EXHIBITS:

Exhibit A	Premises Floor Plan
Exhibit B	Site Plan and Legal Description
Exhibit C	Work Letter
Exhibit D	Notice of Lease Term Dates
Exhibit E	Rules and Regulations
Exhibit F	Estoppel Certificate

RIDERS:

Rider No. 1	Extension Option
Rider No. 2	Fair Market Rental Rate

(i)

THIS LEASE, entered into as of this 24th day of January, 2011, for reference purposes, is by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company, hereinafter referred to as “Landlord”, and TRULIA, INC., a Delaware corporation, hereinafter referred to as “Tenant”.

ARTICLE 1 - LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS

1.1 Landlord’s Address:	LBA Realty Fund II–WBP III, LLC
4601 DTC Boulevard
Denver, Colorado 80237
Attn: Asset Manager
Telephone: (303) 708-1234
Facsimile: (303) 708-1222

With copies to:	LBA Realty
17901 Von Karman, Suite 950
Irvine, California 92614
Attn: SVP - Operations
Telephone: (949) 833-0400
Facsimile: (949) 955-9350

For payment of Rent:	LBA Realty Fund II–WBP III, LLC
PO Box 51364
Los Angeles, California 90051

1.2 Tenant’s Address:	Trulia, Inc.
116 New Montgomery Street, Suite 400
San Francisco, California 94105
Attn:
Telephone:
Email:

1.3       Building:   The Building commonly known as Waterpark at Briarwood-Centennial 10771 E. Easter Avenue, Centennial, Colorado. The Building, together with all other buildings, improvements and facilities, now or subsequently located upon the land (the “Site”) as shown on the Site Plan and Legal Description attached hereto as Exhibit B as such area may be expanded or reduced from time to time is referred to herein as the “Property”. The Property is commonly known as Waterpark at Briarwood-Centennial. Landlord and Tenant stipulate and agree that the Property contains 207,332 rentable square feet in the aggregate and the Building contains 73,781 rentable square feet, for all purposes of this Lease.

1.4       Premises:   Suite 250 on the 2nd floor of the Building, as outlined on the Premises Floor Plan attached hereto as Exhibit A. Landlord and Tenant stipulate and agree that the Premises contains approximately 16,788 rentable square feet, for all purposes of this Lease.

1.5       City:   The City of Centennial, County of Arapahoe, State of Colorado.

1.6       Commencement Date:   The date for commencement of the Term shall be February 1, 2011.

1.7       Term:   Thirty-nine (39) months, plus any partial month at the beginning of the Term, commencing on the Commencement Date and ending on the last day of the thirty-ninth (39th) full calendar month following the Commencement Date (“Expiration Date”). Each consecutive twelve (12) month period of the Term, commencing on the Commencement Date, will be referred to herein as a “Lease Year”.

1.8       Monthly Base Rent:

Months or Period	Monthly Base Rent
From the Commencement Date through the last day of the 15th full calendar month following the Commencement Date* **	$27,280.50

From first day of the 16th full calendar month following the Commencement Date, through the last day of the 27th full calendar month following the Commencement Date	$27,980.00

From first day of the 28th full calendar month following the Commencement Date, through the Expiration Date	$28,679.50

  *Including any partial month at the beginning of the Term prorated based on the number of days in such month.

**Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions, Landlord agrees not to demand or collect from Tenant Monthly Base Rent from the period beginning on the Commencement Date and ending on April 30, 2011 (the “Abatement Period”) (collectively, the “Rent Abatement”). If the Abatement Period ends on a day other than the first day of a calendar month, Monthly Base Rent for the month in which the Abatement Period ends shall be prorated based on the number of days after the Abatement Period in such month and the number of days in such month. The Rent Abatement by this Section will be of no force or effect if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the Abatement Period, an Event of Default (as defined in Section 22.1) beyond any applicable notice and cure period. Except for such Rent Abatement, all of the terms and conditions of this Lease will be applicable during the Abatement Period.

1.9       Security Deposit:   $57,359.00.

1.10       Permitted Use:   General office use, subject to the provisions set forth in this Lease and as permitted by law, and for no other use whatsoever, without the express written consent of Landlord.

1.11       Parking:   Eighty-three (83) unreserved parking spaces (based on a ratio of five (5) parking spaces for each 1,000 square feet of rentable area in the Premises) at no additional cost to Tenant, subject to the terms of Section 1.22 of the Lease Summary and Article 11 of the Standard Lease Provisions and the Parking Rules and Regulations contained in Exhibit E attached to this Lease and incorporated herein by this reference.

1.12       Brokers:   Joseph Serieno of CB Richard Ellis representing Landlord, and Jeff Pappas of Arledge Partners representing Tenant (collectively, the “Brokers”). The Brokers will be paid by Landlord pursuant to a separate written agreement.

1.13       Interest Rate:   The lesser of: (a) Ten percent (10%) or (b) the maximum rate permitted by law in the State of Colorado.

1.14       Insurance Amounts:

    a.     Commercial General Liability Insurance:   General aggregate liability of not less than Two Million 00/100 Dollars ($2,000,000.00) per occurrence.

    b.     Commercial Automobile Liability Insurance:   Limit of liability of not less than One Million 00/100 Dollars ($1,000,000.00) per accident.

    c.     Worker’s Compensation and Employers Liability Insurance:   With limits as mandated pursuant to the laws of the State of Colorado, or One Million 00/100 Dollars ($1,000,000.00) per person and accident, whichever is greater.

    d.     Umbrella Liability Insurance:   Limits of not less than Three Million 00/100 Dollars ($3,000,000.00) per occurrence.

    e.     If Tenant’s business includes professional services, Professional Liability (also known as errors and omissions insurance): [Intentionally Deleted].

1.15       Tenant Improvements:   The improvements previously installed in the Premises, if any, and the tenant improvements to be installed in the Premises by Landlord or Tenant, if any, as described in the Work Letter attached hereto as Exhibit C (the “Work Letter”). Landlord hereby grants to Tenant (a) an allowance of up to $12.00 per rentable square foot of the Premises (the “Allowance”); and (b) an allowance of up to $3.00 per rentable square foot of the Premises for costs associated with cabling, moving, furniture, fixtures and equipment (the “Cabling Allowance”), all to be applied as provided in the Work Letter.

1.16       Tenant’s Percentage:   Twenty-two and seventy-five hundredths percent (22.75%), which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Section 1.18 hereof, Tenant shall pay to Landlord: (a) Twenty-two and seventy-five hundredths percent (22.75%) of the “Operating Expenses” (as defined in Section 1.18 b.) in excess of the Operating Expenses for the Base Year; (b) Twenty-two and seventy-five hundredths percent (22.75%) of Taxes (as defined in Section 1.18 c.) in excess of the Taxes for the Base Year; (c) Twenty-two and seventy-five hundredths percent (22.75%) of Insurance Costs (as defined in Section 7.4 of the Standard Lease Provisions) in excess of the Insurance Costs for the Base Year; and (d) Twenty-two and seventy-five hundredths percent (22.75%) of Utilities Costs (as defined in Section 1.18 e.) in excess of Utilities Costs for the Base Year. Building Percentage of Property. Thirty-five and fifty-nine hundredths percent (35.59%), which is the ratio that the rentable square footage of the Building bears to the rentable square footage of all buildings within the Property (hereinafter, the “Building Percentage”). Accordingly, as more particularly provided in Section 1.18 hereof, Operating Expenses, Taxes, Insurance Costs and Utilities Costs include the Building Percentage of all such items which are common to the entire Property.

1.17       Common Areas; Definitions; Tenant’s Rights.   During the Term, Tenant shall have the non-exclusive right to use, in common and on a non-discriminatory basis with other tenants in the Property, and subject to the Rules and Regulations referred to in Article 9 of the Standard Lease Provisions, those portions of the Property (the “Property Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Property (or by the sublessees, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Property Common Areas shall include, without limitation, the parking structure and parking areas (subject to Article 11 of the Standard Lease provisions), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building, fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Property, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas of the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas of the Building: the common entrances, lobbies, common restrooms on multi-tenant floors, elevators, stairways and accessways, if any, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. The Building Common Areas and the Property Common Areas shall be referred to herein collectively as the “Common Areas.” If Tenant is leasing the entire Building, then all elements of the Building and the Building Common Areas shall constitute part of the Premises and all references to Common Areas contained in this Lease shall mean and refer to those elements of the Property outside of the Building.

1.18       Operating Expenses, Taxes, Insurance Costs and Utilities Costs

a.     Base Costs:   Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs, respectively, incurred and paid by Landlord during calendar year 2011 (the “Base Year”).

b.     Definition of Operating Expenses.   As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses of operation, maintenance and repair of the Building and Building Common Areas as determined by standard accounting practices and calculated assuming the Building is at least ninety-five percent (95%) occupied, together with the Building Percentage of all costs and expenses of operation and maintenance of the Property Common Areas and the Site as determined by standard accounting practices and calculated assuming the Property is at least ninety-five percent (95%) occupied. Operating Expenses include the following costs by way of illustration but not limitation: (i) any and all assessments imposed with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Property; (ii) costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises; (iii) waste disposal and janitorial services; (iv) security; (v) costs incurred in the management of the Site, Building and Common Areas, including, without limitation: (1) supplies, materials, equipment and tools, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Site, Building and Common Areas, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Property, (4) management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant’s fees, and (6) a management/administrative fee not to exceed four percent (4%) of the gross revenues of the Building; (vi) repair and maintenance of the elevators, if any, and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord; (vii) maintenance, costs and upkeep of all parking and Common Areas; (ix) amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.13 of the Lease Summary) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) reasonably intended to produce a cost savings to Tenant by causing a reduction in operating charges or energy consumption; or (2) required after the date of this Lease under any Law that was not applicable to the Building at the time it was originally constructed; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Building, the Common Areas and/or the Site at the same quality levels as prior to the repair or replacement; (x) costs and expenses of gardening and landscaping; (xi) maintenance of signs (other than signs of tenants of the Site); (xii) personal property taxes levied on or attributable to personal property used in connection with the Building, the Common Areas and/or the Site; and (xiii) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate and commercially reasonable reserves comparable to reserves established by similarly situated landlords of similarly situated premises.

For purposes of determining the Operating Expenses for the Base Year, Operating Expenses shall not include one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or supplies or amortized costs relating to capital improvements. Operating Expenses shall not include Taxes, Insurance Costs or Utilities Costs which shall be separately accounted for under the terms of this Lease.

c.       Taxes.   Taxes are defined in Section 7.3 of the Standard Lease Provisions. All Taxes shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy. Notwithstanding anything herein to the contrary, if after the Commencement Date Taxes are reduced, then for purposes of all subsequent Lease Years including the Lease Year in which the reduction occurs, the Base Costs of Taxes shall be proportionately reduced. Such reduction in the Base Costs of Taxes shall not be limited to the initial reduction, if any, but may, at Landlord’s election, be subject to reduction annually upon each subsequent reduction in Taxes. When calculating Taxes for purposes of establishing the Taxes for the Base Year, Taxes shall not include Taxes attributable to one-time special assessments, charges, costs, or fees arising from modifications or changes in Laws, including, but not limited to, the institution of a split tax roll during the Base Year.

d.     Definition of Insurance Costs.   Insurance Costs are defined in Section 7.4 of the Standard Lease Provisions.

e.     Definition of Utilities Costs.   As used in this Lease, “Utilities Costs” shall mean all actual charges for utilities for the Building and the Building Percentage of the same for the Property Common Areas calculated assuming the Property and Building are at least ninety-five percent (95%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges. For purposes of determining the Base Costs with respect to Utilities Costs, Utilities Costs shall not include any one time special charges, costs or fees or any extraordinary charges or costs incurred in the Base Year only, including, without limitation, utility rate increases and other costs arising from extraordinary market circumstances such as by way of example, boycotts, black-outs, brown-outs, the leasing of auxiliary power supply equipment, embargoes, strikes or other shortages of services or fuel (whether or not such shortages are deemed actual or manufactured), or any conservation surcharges, penalties or fines incurred by Landlord. Furthermore, notwithstanding anything contained in this Lease to the contrary, if at any time after the Commencement Date, the amount of Utilities Costs decreases, then for purposes of the calendar year in which such decrease in Utilities Costs occurs, and for all subsequent calendar years, the Base Costs with respect to Utilities Costs shall be reduced by an amount equal to such decrease in Utilities Costs. Such decrease in the Base Costs of Utilities Costs shall not be limited to the initial decrease, if any, but may, at Landlord’s election, be subject to decrease annually upon each subsequent decrease in Utilities Costs.

f.     Excess Expenses, Taxes, Insurance Costs and Utilities Costs.   In addition to the Monthly Base Rent required to be paid by Tenant pursuant to Section 1.8 above, during each month during the Term (after the Base Year), Tenant shall pay to Landlord, as Additional Rent (as defined below), the amount by which Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs for such calendar year exceeds the Operating Expenses for the Base Year, Taxes, Insurance Costs and Utilities Costs (such amounts shall be referred to in this Section 1.18 as the “Excess Expenses,” “Excess Taxes,” “Excess Insurance Costs,” and “Excess Utilities Costs,” respectively), in the manner and at the times set forth in the following provisions of this Section 1.18. No reduction in Operating Expenses, Taxes, Insurance Costs, or Utilities Costs after the Base Year will reduce the Monthly Base Rent payable by Tenant hereunder or entitle Tenant to receive a credit against future installments of Operating Expenses, Taxes, Insurance Costs, Utilities Costs, or other Additional Rent due hereunder. If Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses, Insurance Costs, Utilities Costs or Taxes) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes, as applicable, shall be considered to be increased by an amount equal to the additional Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant.

g.     Estimate Statement.   By the first day of April (or as soon as practicable thereafter) of each calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (the “Estimate Statement”) estimating the Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Estimated Expenses”) for the current calendar year and the estimated amount of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Estimated Excess Expenses”) payable by Tenant. If at any time during the Term, but not more often than quarterly, Landlord reasonably determines that the estimated amount of Estimated Excess Expenses payable by Tenant for the current calendar year will be greater or less than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within ten (10) days of receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired. Thereafter Tenant agrees to pay Estimated Excess Expenses based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year. The Estimated Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly payment of Rent next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Estimated Excess Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly payments of Rent for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

h.     Actual Statement.   By the first day of June (or as soon as practicable thereafter) of each subsequent calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) which states the Tenant’s Percentage of actual Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Actual Expenses”) and Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Actual Excess Expenses”) payable by Tenant for the immediately preceding calendar year. If the Actual Statement reveals that the Actual Excess Expenses were under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 1.18 g. above, then within thirty (30) days after Landlord’s delivery of the Actual Statement to Tenant, Tenant shall pay to Landlord the amount of any such under-payment. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. If the Actual Statement reveals that the Actual Excess Expenses were over-stated in any Estimate Statement (or revised Estimate Statement), Landlord will credit any overpayment toward the next monthly installment(s) of Rent due from Tenant. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to provide Tenant with an Estimate Statement for the Estimated Expenses for the then current Lease Year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any Actual Excess Expenses over the Estimated Expenses paid by Tenant in such Lease Year.

i.     No Release.   Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 1.18 shall not constitute a waiver of its right to receive Tenant’s payment of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs, nor shall it relieve Tenant of its obligations to pay Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs pursuant to this Section 1.18, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until thirty (30) days after receipt of such statement.

j.     Exclusions from Operating Expenses, Taxes, Insurance Costs and Utilities Costs.   Notwithstanding anything contained in this Section 1.18 to the contrary, the following items shall be excluded from Operating Expenses, Taxes, Insurance Costs, and Utilities Costs, as applicable: Costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building; (ii) Any charge for depreciation of the Building or equipment and any interest or other financing charge; (iii) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements; (iv) All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses of leases for the Building; (v) The cost of correcting defects in the construction of the Building or in the building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category; (vi) To the extent Landlord is reimbursed by third parties, the cost of repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building; (vii) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph; (viii) Any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (ix) The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant; (x) The cost of alterations of space in the Building leased to other tenants; (xi) Ground rent or similar payments to a ground lessor; (xii) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the gross negligence or willful misconduct of Landlord; (xiii) Costs arising from the presence of any Hazardous Materials within, upon or beneath the Property by reason of Landlord’s introduction thereof to the Property in violation of Environmental Law applicable as of such introduction; (xiv) Costs for sculpture, paintings or other objects of art in the Building which exceed those typically incurred in other similar office buildings in the area in which the Building is located; (xv) Salaries and compensation of ownership and management personnel to the extent that such persons provide services to properties other than the Building; and (xvi) Costs of selling or financing the Building.

k.     Cap on Controllable Expenses.   Notwithstanding the terms and provisions hereof, for each Lease Year subsequent to the first full Lease Year, Tenant’s share of Controllable Expenses (as defined below) will not exceed Tenant’s Maximum Share (as defined below) for such Lease Year. For the purposes hereof, “Tenant’s Maximum Share” means (a) for the second Lease Year, 106% of Tenant’s share of Controllable Expenses for the first full Lease Year, and (b) for each Lease Year thereafter, 106% of Tenant’s Maximum Share for the prior Lease Year. For the purposes of this Section 1.18, “Controllable Expenses” means all Operating Expenses other than Taxes, Utilities Costs, snow and ice removal and Insurance Costs.

1.19         Utilities and Services.

a.     Standard Utilities and Services.   So long as there exists no Event of Default beyond any applicable notice and cure period under any provisions of this Lease, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

(i)       Landlord shall make the elevator of the Building available for Tenant’s non-exclusive use, twenty-four (24) hours per day. Usage after Business Hours may require a card or other form of identification for access to the elevator.

(ii)       Landlord shall furnish during the Business Hours for the Building specified in Section 1.21, HVAC for the Premises as required in Landlord’s judgment for the comfortable and normal office occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 1.19, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as Additional Rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord considers reasonable or normal), which such cost is currently $65.00, subject to future commercially reasonable increases, including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays).

(iii)       Landlord shall furnish to the Premises twenty-four (24) hours per day, reasonable quantities of electric current as furnished by substantially similar landlords of substantially similar premises for normal lighting and normal fractional horsepower office business machines. In no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building. Landlord shall also furnish water to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as are furnished by substantially similar landlords for substantially similar premises for the comfortable and normal use of the Premises. If Tenant requires or consumes water or electrical power in excess of what is considered reasonable or normal by Landlord, Landlord may require Tenant to pay to Landlord, as Additional Rent, the cost as fairly determined by Landlord incurred for such excess usage.

(iv)       Landlord shall furnish janitorial services to the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Any additional janitorial services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitor service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion, provided however the exterior windows shall be cleaned at least twice per year. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

(v)       Landlord may provide security service or protection in the Building, in any manner deemed reasonable by Landlord at Landlord’s sole discretion, from the Commencement Date throughout the Term. Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism or similar causes. Tenant shall have the right to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, and the installation of such system shall otherwise be subject to the terms and conditions of Article 13 of this Lease. Tenant shall at all times provide Landlord and any applicable fire or other emergency response personnel with the necessary codes and/or keys to disarm the security system and will provide Landlord with a contact who is familiar with the functions of the alarm system in the event of a malfunction. Tenant will remove all of those portions of the security system installed by Tenant in the Premises upon the expiration or earlier termination of this Lease and repair any and all damage to the Premises and Building caused by such removal in accordance with Section 13.2 hereof.

(vi)       To the extent the Premises are not separately metered as of the Commencement Date, at Landlord’s option, Landlord may install water, electricity and/or HVAC meters in the Premises to measure Tenant’s consumption of such utilities, including any after-hours and extraordinary usage described above. Tenant shall pay to Landlord, within fifteen (15) days after demand, the cost of the installation, maintenance and repair of such meter(s).

The costs of Building services shall be included in Operating Expenses and all charges with respect to utilities shall be included in Utilities Costs as defined in Section 1.18 e. above, other than costs associated with “after hours” HVAC usage. Landlord may, but is not obligated to, upon Tenant’s request, provide additional services hereunder; provided, however, that if Landlord does provide such extra services, Tenant agrees to pay a five percent (5%) administration fee in connection with such services, provided, however, that such administration fee shall not apply to “after hours” HVAC usage.

Landlord shall have the right at any time and from time-to-time during the Term to contract for service from any company or companies providing electricity service (“Service Provider”). Tenant shall cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises; provided, however, that Landlord shall use commercially reasonable efforts to minimize or to cause the Service Provider to minimize, any unreasonable interference with Tenant’s business within the Premises during Tenant’s normal Business Hours. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements, no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

b.     Tenant’s Obligations.   Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

1.20       Additional Repairs.

    a.     Landlord’s Additional Repair Obligations.   In addition to Landlord’s repair obligations in Section 8.1 of the Standard Lease Provisions, and subject to Sections 17.1 and 17.2 of the Standard Lease Provisions, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (b) the Common Areas, if any; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any intentional act, willful neglect or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws now or hereafter in effect.

    b.     Reserved.

1.21     Business Hours for the Building.   7:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays, as defined below) and 8:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays). Building Holidays mean New Year’s Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building. Notwithstanding the foregoing, Tenant’s employees and personnel shall have access to the Premises (and Building, if applicable and necessary to access the Premises) twenty-four (24) hours per day, seven (7) days a week, fifty two (52) weeks per year.

1.22       Additional Parking Provisions.   In addition to such parking privileges for use by Tenant’s employees, Landlord shall permit access to the parking areas for Tenant’s visitors, subject to availability of spaces.

1.23       Occupancy Level. [Intentionally Deleted].

1.24       Right of First Offer.   Subject to the terms of this Section 1.24, Tenant shall have a one-time right to lease (“Tenant’s Right to Lease”) up to an additional approximately 20,373 rentable square feet on the remainder of the 2nd floor of the Building to the extent space becomes available for lease to third parties after the expiration of any lease for such space during the Term and/or Option Term, and after the existing tenant or occupant vacates any space (“First Offer Space”). Tenant’s Right to Lease is subject and subordinate to the rights now existing of all other existing tenants of the Building or Property with prior expansion, renewal or lease rights relative to any First Offer Space. If any space on the second floor of the Building is presently vacant and available for lease, then such space shall not constitute First Offer Space unless and until such space shall be first leased to another tenant and subsequently become available for lease after the expiration of the lease of such space, including the expiration of all renewal and extension options and after the first tenant vacates such space, unless such space remains unleased two years after the date hereof, in which case such space shall constitute First Offer Space commencing two years after the date of this Lease.

    a.     Promptly following written request (“Tenant Request”) by Tenant, Landlord will give Tenant written notice of the availability of any First Offer Space and the date that the existing tenant or occupant, if any, is expected to vacate such space (“Landlord’s Availability Notice”). Within 10 days following delivery of the Landlord’s Availability Notice, Tenant will have the right to request from Landlord in writing a written statement setting forth the basic economic terms, including, but not limited to, Landlord’s determination of the Base Rent, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Landlord is willing to lease the First Offer Space desired by Tenant, either to Tenant or to a third party. Notwithstanding anything contained herein to the contrary, if the Tenant Request is given on or before the date that is twelve (12) months following the Commencement Date, the terms and conditions of such amendment shall be the same economic terms as are applicable under this Lease on the date of such amendment, including the Allowance (reasonably prorated by Landlord to make such transaction coterminous with this Lease). Otherwise if Tenant’s Request is given from and after the date that is twelve (12) months after the Commencement Date the terms and conditions of such amendment shall be those set forth in the Economic Terms. The Economic Terms will represent Landlord’s reasonable determination of the fair market rental rate for such First Offer Space. The fair market rental rate, for purposes of this Section 1.24, shall mean the annual amount per square foot, projected during the relevant period, that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the area of the Building would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building and any adjacent buildings owned by Landlord may be used for purposes of projecting rent for the relevant period), for space of comparable size, quality and floor height as the First Offer Space, taking into account the age, quality and layout of the existing improvements in the First Offer Space, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.

All Economic Terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the relevant period. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

    b.     Within five (5) business days after receipt of the Economic Terms from Landlord, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease such First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in this Lease with respect to the Premises; (ii) decline to lease such First Offer Space, specifying that such declination is not based upon the Economic Terms, but upon Tenant’s lack of need for such First Offer Space, in which event Landlord may at any time thereafter lease such First Offer Space to any party upon any terms Landlord deems appropriate; or (iii) decline to lease the First Offer Space, specifying that such declination is based upon the Economic Terms, in which event Tenant will also specify revised Economic Terms upon which Tenant is willing to lease such First Offer Space. Tenant’s failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant’s choice of clause (ii) above.

    c.     If Tenant gives Landlord notice pursuant to clause (b)(iii) above, Landlord may elect, within five days following receipt of such notice from Tenant, either to: (i) lease such First Offer Space to Tenant upon such revised Economic Terms proposed by Tenant, and the same other non-Economic Terms as set forth in this Lease; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms originally proposed by Tenant. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above.

    d.     If Tenant chooses (or is deemed to have chosen) clause (b)(ii) above, or if Landlord chooses (or is deemed to have chosen) clause (c)(ii) above, Tenant’s Right to Lease any First Offer Space will be null and void. If Tenant exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the Premises and to document the lease terms thereof. If Landlord is required to furnish improvements for the First Offer Space, rent for the First Offer Space shall be due and payable upon the earlier of substantial completion of any tenant improvements for the First Offer Space or the date Tenant first occupies the First Offer Space.

    e.     As provided above, Tenant’s Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable which Landlord has granted to other tenants prior to the date of this Lease. Thus, Landlord’s Economic Terms will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant’s rights.

    f.     Tenant will have no Tenant’s Right to Lease, and Tenant’s Request will be ineffective, if an Event of Default under this Lease exists beyond any applicable notice and cure period at the time Tenant’s Request is given or at the time the term with respect to the First Offer Space is scheduled to commence. Any termination of this Lease terminates all rights under this Section 1.24. Any assignment or subletting by Tenant of this Lease or of all or a portion of the Premises terminates Tenant’s Right to Lease, unless Landlord consents to the contrary in writing at the time of such subletting or assignment. Tenant’s Right to Lease may not be transferred separate and apart from Tenant’s interest in this Lease and/or to the Premises.

1.25       Generator License. Subject to all applicable Laws and any regulations or restrictions imposed by any architectural control committee, Landlord hereby grants Tenant a license for the Term (as the same may be terminated or extended pursuant to this Lease) to install a generator with associated tank and concrete pad (collectively, the “Generator”) within a location designated by Landlord (the “Generator Area”), and to use such portions of Building Common Areas (taking into account the location of the Generator Area) as reasonably required (and reasonably approved by Landlord) to connect the Generator to the Premises, all subject to the terms and conditions of this Section 1.25. In connection with the use of the Building Common Areas, Tenant hereby agrees that to the extent Tenant’s use of the Building Common Areas for the Generator causes Landlord to lose the use of any parking spaces in the Building Common Areas, the number of parking spaces lost shall be deducted from the number of parking spaces Tenant is entitled to use under the terms of this Lease. In no event will Tenant be entitled to install any underground storage tanks in connection with the Generator or the license granted to Tenant hereunder. The license granted hereby shall be non-revocable by Landlord, except in the event of a default by Tenant under this Lease which continues beyond the applicable notice and cure period.

    (a)       Location; Approval of Plans. Landlord will have the right to review and approve, in its reasonable discretion, all plans and specifications for the Generator and for the installation of the Generator and any related equipment. Landlord will have the right to designate the location of all equipment connecting the Generator with the Premises (including, without limitation, all wires, cables and other connecting equipment).

    (b)       Costs. Tenant will be solely responsible for all costs and expenses incurred in installing, operating (including any utility expense), maintaining, repairing and removing the Generator from the common area and the Generator’s connections with the Premises. Without limiting the foregoing, Tenant will, at its sole cost and expense, comply with all Laws, and all reasonable procedures established by Landlord, relating to the installation, operation, maintenance, repair and removal of the Generator and related equipment and facilities, the Generator’s connections with the Premises and the storage and use of any hazardous materials related thereto, including, without limitation, diesel fuel.

    (c)       Enclosure; Use and Maintenance. Tenant, at Tenant’s sole cost and expense, will, subject to compliance with Laws, enclose the Generator Area with a screening wall or other barrier (or screening)

which may include acoustical remediation features to dampen noise and vibration such that the Generator Area will be reasonably secure from entry by third parties and will not unreasonably interfere with the operation and use of the Building or surrounding areas, or tenants or occupants thereof (the “Generator Enclosure”), all as reasonably required and approved by Landlord. The Generator will be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Premises. Tenant will be entitled to operate the Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord, but in no event during the hours of 7:00 a.m. and 6:00 p.m.

    (d)       Title and Liability. Title in and to the Generator and all equipment related thereto installed by Tenant will be vested in Tenant throughout the Term. Tenant will indemnify, defend and hold Landlord, Landlord’s Representative, Landlord’s managing agent, and Landlord’s mortgagees and contractors harmless from and against any and all claims, costs, expenses and liabilities (including reasonable attorneys’ fees) arising out of or in connection with Tenant’s installation, operation, maintenance, repair and removal of the Generator, the presence of the Generator within the Building Common Areas or connections with the Building and Premises, the Generator’s connections with the Premises and the storage, use or remediation of any hazardous materials related thereto, including, without limitation, fuel of any kind, except to the extent arising out of the gross negligence or willful misconduct of Landlord. Tenant’s obligations under this Section 1.25(d) will survive the expiration or earlier termination of the Term.

    (e)       Removal. Tenant will, at its sole costs and expense, remove the Generator and all equipment and facilities related thereto installed by Tenant on or before the end of the Term. Upon such removal, Tenant shall promptly restore the Generator Area and those portions of the Building Common Areas used for the Generator and/or used to connect the Generator to the Premises, including, without limitation, parking spaces, medians, landscaping, trees, shrubs, plants and like material and asphalt, to their original condition that existed prior to the installation of the Generator (or, with respect to landscaping, trees, shrubs, plants and like material, to the condition of the same in the surrounding areas, it being the intent of the parties, for example, that Tenant will restore with trees of similar height to the other trees in the Building Common Areas as of the date of such restoration) to the extent such areas were damaged by Tenant’s installation and/or use of the Generator and related equipment or the removal thereof, ordinary wear and tear excepted. The provisions of this Section 1.25(e) shall survive the termination or expiration of this Lease.

    (f)       Applicability of Lease Terms. The Generator Area will be deemed a part of the Premises for all purposes under this Lease; provided, however, that the Generator Area shall not be included in the Rentable Area of the Premises for the purpose of calculating Monthly Base Rent or Tenant’s Percentage. Otherwise, all references to Premises will mean both the Premises and the Generator Area.

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STANDARD LEASE PROVISIONS

ARTICLE 2 - LEASE

2.1       Lease Elements; Definitions; Exhibits.   This Lease is comprised of the Lease Summary and Property Specific Provisions (the “Summary”), these Standard Lease Provisions (“Standard Provisions”) and all exhibits, and riders attached hereto (collectively, “Exhibits”), all of which are incorporated together as part of one and the same instrument. All references in any such documents and instruments to “Lease” means the Summary, these Standard Provisions and all Exhibits attached hereto. All terms used in this Lease shall have the meanings ascribed to such terms in the Summary, these Standard Provisions and any Exhibits. To the extent of any inconsistency between the terms and conditions of the Summary, these Standard Provisions, or any Exhibits attached hereto, the Summary and any Exhibits attached hereto shall control over these Standard Provisions.
ARTICLE 3 - PREMISES

3.1       Lease of Premises.   Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to, the terms, covenants and conditions of this Lease. Each party covenants and agrees, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

3.2       Landlord’s Reserved Rights.   Landlord reserves the right from time to time to do any of the following: (a) expand the Building and construct or alter other buildings or improvements on the Property as long as Tenant’s parking ratio is not below the level specified in Section 1.11 hereof; (b) make any changes, additions, improvements, maintenance, repairs or replacements in or to the Property, Common Areas and/or the Building (including the Premises if required to do so by any applicable Laws or to the extent necessary in conjunction with any improvements to the Property, Common Areas and/or the Building, provided that Tenant’s use of and access to the Premises is not materially and adversely affected), and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements, parking spaces and parking areas as long as Tenant’s parking ratio is not reduced below the level specified in Section 1.11; (c) close temporarily any of the Property while engaged in making repairs, improvements or alterations to the Property; and (d) perform such other acts and make such other changes with respect to the Property, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. If Landlord is required to reconfigure the Premises as a result of any changes to the Property, Common Areas and/or the Building as a result of Landlord’s exercise of its rights under this Section 3.2, Landlord shall provide Tenant with reasonable advance written notice of the construction schedule to the extent that the Premises are affected, and Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s access to the Premises and business conducted thereon as a result of any such construction. All measurements of rentable area in this Lease shall be deemed to be correct.

ARTICLE 4 - TERM AND POSSESSION

4.1       Term; Notice of Lease Dates.   The Term shall be for the period designated in the Summary commencing on the Commencement Date and ending on the Expiration Date, unless the Term is sooner terminated or extended as provided in this Lease. If the Commencement Date falls on any day other than the first day of a calendar month then the Term will be measured from the first day of the month following the month in which the Commencement Date occurs. Within ten (10) days after Landlord’s written request, Tenant shall execute a written confirmation of the Commencement Date and Expiration Date of the Term in the form of the Notice of Lease Term Dates. The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant reasonably objects thereto in writing within such ten (10) day period.

4.2       Possession.   Landlord shall deliver possession of the Premises to Tenant following the execution of this Lease for Tenant’s construction of the Tenant Improvements as provided in the Work Letter. Landlord shall deliver possession of the Premises to Tenant in its then as-is condition, subject to the provisions of Section 4.3 below. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant as required herein, this Lease will not be void or voidable, nor with Landlord be liable to Tenant for any loss or damage resulting therefrom. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant by April 1, 2011, Tenant’s sole and exclusive remedy shall be to terminate this Lease upon written notice to Landlord at which point this Lease shall terminate and be of no further force and effect effective on the date specified in such notice. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant; (ii) any Security Deposit and the first installment of the non-abated Monthly Base Rent and Additional Rent, if any, due under this Lease, which Tenant shall pay upon execution of this Lease; and (iii) copies of Tenant’s insurance certificates as required hereunder.

4.3       Condition of Premises.   Landlord shall deliver the Premises to Tenant in broom-clean condition and free of debris, with the existing Building-standard plumbing, lighting, and HVAC systems (collectively, the “Operating Systems”) in good operating condition. If a non-compliance with such warranty exists as of the Commencement Date, or if one of such Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant’s sole remedy for Landlord’s breach of this warranty, Landlord shall, as Landlord’s sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord’s expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the intentional acts, willful neglect or omissions of Tenant and/or any of Tenant’s Parties. The warranty period shall be sixty (60) days after delivery of the Premises to Tenant, including any Early Occupancy under Section 4.4 below. If Tenant does not give Landlord the required notice within said warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Tenant at Tenant’s sole cost and expense. Tenant acknowledges that, except as otherwise expressly set forth in this Lease and the Work Letter, if any, (i) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Property or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business, and Tenant shall accept the Premises in its then as-is condition on delivery by Landlord, and (ii) the acceptance of possession of the Premises by Tenant shall establish that the Premises, the Building and the Property were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to the Work Letter completed and without any obligation on Landlord’s part to make any further alterations, upgrades or improvements thereto, subject only to completion of minor punch-list items that do not materially and adversely interfere with Tenant’s access to or ability to conduct business on the Premises and as identified by the parties to be corrected by Landlord, if any, as provided in the Work Letter. The warranties made by Landlord in this Section 4.3 shall be of no force or effect if immediately prior to the Commencement Date, Tenant was the owner or occupant of the Premises. In such event, Tenant shall be responsible for any necessary corrective work.

ARTICLE 5 - RENT

5.1       Monthly Base Rent.   Tenant agrees to pay Landlord, the Monthly Base Rent as designated in the Summary. Monthly Base Rent and recurring monthly charges of Additional Rent (defined below) shall be paid by Tenant in advance on the first day of each and every calendar month (“Due Date”) during the Term, except that the first full month’s non-abated Monthly Base Rent and Additional Rent, if any, shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Base Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

5.2       Additional Rent.   All amounts and charges payable by Tenant under this Lease in addition to Monthly Base Rent, if any, including, without limitation, payments for Operating Expenses, Taxes, Insurance Costs and Utilities Costs to the extent payable by Tenant under this Lease shall be considered “Additional Rent”, and the word “Rent” in this Lease shall include all such Additional Rent unless the context specifically states or clearly implies that only Monthly Base Rent is referenced. Rent shall be paid to Landlord, without any prior notice or demand therefor and without any notice, deduction or offset, in lawful money of the United States of America.

5.3       Late Charges & Interest Rate:   If Landlord does not receive Rent or any other payment due from Tenant within five (5) business days of the Due Date, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such past due Rent or other payment. Tenant agrees that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any late charge shall not constitute a waiver by Landlord of Tenant’s Event of Default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord. If any installment of Monthly Base Rent or Additional Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the Due Date, it shall bear interest at the Interest Rate set forth in the Summary from the Due Date until paid. All interest, and any late charges imposed pursuant to this Section 5.3, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

ARTICLE 6 - SECURITY DEPOSIT

Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deposit with Landlord the Security Deposit, if any, designated in the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If there exists an Event of Default beyond any applicable notice and cure period, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent, Additional Rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant’s Event of Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days following the later of (a) receipt by Landlord of the final Rent due from Tenant, or any other amount due from Tenant in accordance with the provisions of this Lease; or (b) the date Tenant has surrendered the Premises to Landlord in compliance with the Provisions of this Lease, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with this Lease has been determined and paid in full. If Landlord sells its interest in the Building during the Term and if Landlord deposits with or credits to the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. Notwithstanding anything contained herein to the contrary, provided that (a) there is not an Event of Default, and (b) Tenant’s Cash Flow (as defined below) is positive (as evidenced by financial statements certified by Tenant’s chief executive officer or chief financial officer as being true, accurate and compute), the Security Deposit shall be reduced on the first day of the eighteenth (18th) full calendar month of the initial Term to an amount equal to $28,679.50. If Tenant’s Cash Flow is not positive on the first day of the eighteenth (18th) full calendar month of the initial Term, Landlord shall periodically review Tenant’s Cash Flow every six (6) months until such time as Tenant’s Cash Flow is positive, at which time the Security Deposit shall be reduced to $28,679.50. For purposes of this Article 6, “Cash Flow” means all revenues or other cash received, including, without limitation, cash (i) derived by the Tenant from normal business operations, (ii) minus (A) all expenses (other than depreciation, other similar noncash expenses, and all dividends to Tenant’s shareholders, unless such shareholders do not receive salaries, in which case distributions of dividends to shareholders for salaries and tax purposes may be included as expenses hereunder, provided that such distributions to Tenant’s shareholders are consistent with past distributions to Tenant’s shareholders) incurred incident to the normal operation of the Tenant’s business, (B) all commercially reasonable and necessary capital expenditures made during such period, (C) all payments of principal and interest made during such period with respect to Tenant loans (excluding loans by Tenant’s shareholders), and (D) reasonable working capital and cash reserves necessary for the needs and operation of the Tenant’s business, as determined in good faith taking into consideration the company’s historical working capital and cash reserves.

ARTICLE 7 - OPERATING EXPENSES/UTILITIES/SERVICES

7.1       Operating Expenses.   Tenant shall pay for or contribute to the Operating Expenses as provided in the Summary.

7.2       Utilities and Services.   Tenant shall pay for or contribute to the Utilities Costs as provided in the Summary.

7.3       Taxes.   Tenant shall pay for or contribute to the Taxes for the Property as described in the Summary. As used in this Lease, the term “Taxes” means: (a) all real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes; and (b) business or license taxes or fees, gross receipts taxes, license or use fees, excises, transit charges, and other impositions of any kind (including fees “in-lieu” or in substitution of any such tax or assessment), if any, imposed upon or measured by Rent or in lieu of Rent, to the extent that such taxes are in lieu of current real property taxes and assessments, which are now or hereafter assessed, levied, charged or imposed by any public authority upon the Building, Site, Property and/or Premises or any portion thereof, its operations or the Rent derived therefrom (or any portion or component thereof, or the ownership, operation, or transfer thereof). Taxes shall not include inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord. If it shall not be lawful for Tenant to reimburse Landlord for any such Taxes, the Monthly Base Rent payable to Landlord under this Lease shall be revised to net Landlord the same net rent after imposition of any such Taxes by Landlord as would have been payable to Landlord prior to the payment of any such Taxes. Notwithstanding anything herein to the contrary, Tenant shall be liable for all taxes levied or assessed against personal property, furniture, fixtures, above-standard Tenant Improvements and alterations, additions or improvements placed by or for Tenant in the Premises. Furthermore, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services provided herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Property; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

7.4       Insurance Costs.   Tenant shall pay for or contribute to Insurance Costs as provided in the Summary. As used in this Lease, “Insurance Costs” means the cost of insurance obtained by Landlord pursuant to Article 15 (including self-insured amounts and deductibles, if any).

7.5       Interruption of Utilities.   Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises when such failure is caused by all or any of the following: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; or (f) any other cause beyond Landlord’s reasonable control. In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided in this Section 7.5 and Articles 17 and 18 if such failure is a result of any casualty damage or taking described therein), no eviction of Tenant shall result, and unless otherwise specified herein, Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable. Tenant hereby waives the provisions of any applicable existing or future Law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything contained in this Lease to the contrary, if an interruption or suspension of services that is within Landlord’s reasonable control causes any portion of the Premises to become untenantable by Tenant for more than five (5) consecutive days, then and only in that event, Tenant shall, as its sole and exclusive remedy, be entitled to a pro rata abatement of Monthly Base Rent and Operating Expenses as to such untenantable portion of the Premises commencing with the sixth (6th) business day that the same is untenantable; provided, however, that Tenant shall not be entitled to any abatement of Monthly Base Rent and Operating Expenses due to such untenantability of the Premises (i) caused by any act or omission of Tenant or any of Tenant’s contractors, employees, agents, invitees or licensees; (ii) where Tenant requests Landlord to make a decoration, alteration, improvement or addition; or (iii) where the repair in question or the services in question are those which Tenant is obligated to make or furnish under any of the provisions of this Lease.

ARTICLE 8 - MAINTENANCE AND REPAIR

8.1       Landlord’s Repair Obligations.   In addition to any repair obligations of Landlord set forth elsewhere in this Lease, Landlord, at Landlord’s cost, shall repair, maintain and replace as necessary, the foundation and structural elements of the Building (including structural load bearing walls and roof structure), and utility meters, electrical lines, pipes and conduits serving the Building and the Premises; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any intentional act, willful neglect or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Except as otherwise stated in the Summary, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws. All other repair and maintenance of the Premises, Building and Property to be performed by Landlord, if any, shall be as provided in the Summary.

8.2       Tenant’s Repair Obligations.   Except for Landlord’s obligations specifically set forth elsewhere in this Lease and in Section 8.1 above and in the Summary, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the interior of the Premises and all parts thereof including, without limitation, all Tenant Improvements, Alterations, and all furniture, fixtures and equipment, including, without limitation, all computer, telephone and data cabling and equipment, Tenant’s signs, if any, door locks, closing devices, security devices, interior of windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen, restroom facilities and/or appliances of any kind located within the Premises, if any, custom lighting, and any additions and other property located within the Premises, so as to keep all of the foregoing elements of the Premises in good condition and repair, reasonable wear and tear and casualty damage excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the negligence or willful misconduct of Landlord, its agents or employees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) that are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. All other repair and maintenance of the Premises, Building and Property to be performed by Tenant, if any, shall be as provided in the Summary. If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, Landlord may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rent, Landlord’s costs for making such repairs plus an amount not to exceed ten percent (10%) of such costs for overhead, within ten (10) business days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such ten (10) business day period will bear interest at the Interest Rate until paid by Tenant.

ARTICLE 9 - USE

Tenant shall use the Premises solely for the Permitted Use specified in the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord’s prior written approval. Tenant shall observe and comply with the Rules and Regulations attached hereto as Exhibit E, as the same may be modified by Landlord from time to time, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all Laws and all requirements of any board of fire underwriters or similar body relating to the Premises now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises (whether, except as otherwise provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises and regardless of the period of time remaining in the Term). Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Building or the Property, if any, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building or the Property, nor commit or suffer to be committed any waste in, on or about the Premises.

ARTICLE 10 - HAZARDOUS MATERIALS

As used in this Lease, the term “Environmental Law(s)” means any past, present or future federal, state or local Law relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. As used in this Lease, the term “Hazardous Materials” means and includes any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Laws including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials, and motor vehicle fuel stored in fuel tanks of motor vehicles used on site in compliance with all Environmental Laws (some or all of which may constitute Hazardous Materials), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the

Premises, the Building, the Common Areas or any other portion of the Property by Tenant, its agents, officers, directors, shareholders, members, partners, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, shareholders, partners, officers, directors, managers, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant’s Parties. The provisions of this Article 10 will survive the expiration or earlier termination of this Lease. Tenant shall give Landlord Notice of any evidence of Mold, water leaks or water infiltration in the Premises promptly upon discovery of same. At its expense, Tenant shall investigate, clean up and remediate any Mold in the Premises. Investigation, clean up and remediation may be performed only after Tenant has Landlord’s written approval of a plan for such remediation. All clean up and remediation shall be done in compliance with all applicable Laws and to the reasonable satisfaction of Landlord. As used in this Lease, “Mold” means mold, fungi, spores, microbial matter, mycotoxins and microbiological organic compounds.

Landlord hereby warrants and represents to Tenant, as of the mutual execution and delivery of this Lease, to Landlord’s actual knowledge, that Landlord is not aware of any past or present activity, condition, use of the Premises, the Building, the Property or the Site in whole or in part or any use handling, storage, transportation or release of Hazardous Materials that would constitute a violation of Environmental Laws. As used herein, the expression “to Landlord’s actual knowledge,” or words of similar import, shall refer exclusively to matters within the current, actual, conscious knowledge of Linda MacDonald, and shall not be construed to impose on Landlord or such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains or impose upon such person any liability or personal responsibility whatsoever hereunder.

ARTICLE 11 - PARKING

During the Term, Tenant shall be entitled to utilize the number and type of parking spaces specified in the Summary within the parking areas for the Property as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Property (including whether such areas shall be surface, underground and/or other structures); provided, however, that Tenant’s parking ratio shall not be reduced below the level specified in Section 1.11 hereof. In addition, if Tenant is not the sole occupant of the Property, Landlord may, in its discretion, designate any unreserved parking spaces as reserved parking. The terms and conditions for parking at the Property shall be as specified in the Summary and in the Rules and Regulations regarding parking as contained in Exhibit E attached hereto, as the same may be modified by Landlord from time to time. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants, if any, or for such other uses such as visitor, handicapped or other special purpose parking. Tenant’s visitors shall be entitled to access to the parking areas on the Property designated for visitor use, subject to availability of spaces and the terms of the Summary.

Tenant acknowledges and agrees that a breach of the parking provisions by Tenant or any Tenant’s Parties may seriously interfere with Landlord’s operation of the Property and with the rights or occupancy of other tenants of the Property. In the event Tenant’s Parties fail to comply with Landlord’s reasonable rules and regulations, as the same may be modified from time to time, Landlord shall have the right to enforce such parking violations against such Tenant’s Parties directly, including, without limitation, (a) issuing tickets and fines to the such Tenant’s Parties; (b) immobilizing and/or towing vehicles from the Property at the sole cost and expense of such Tenant’s Parties; and (c) attaching violation stickers or notices to non-complying vehicles. Each vehicle parked in violation of the foregoing provisions shall be deemed a separate violation. If Tenant or any Tenant’s Parties fails to comply with any of the parking provisions hereof on three (3) or more occasions, then Landlord shall have the right, but not the obligation, in addition to any other rights and remedies available under this Lease, at law or in equity to discontinue to provide parking spaces to any such non-complying Tenant Party, in which case this Lease shall continue in full force and effect without any abatement in rent or charge to Landlord.

ARTICLE 12 - TENANT SIGNS

Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a building standard suite/unit door sign. In addition, subject to the rights of any existing tenants or occupants of the Building or Property, Landlord’s prior written approval as the size, design, method of attachment and such other matters as Landlord deems necessary in its reasonable discretion, Laws and the approval of any architectural review committee and any governmental and/or quasi-governmental authority having jurisdiction over the Building, Tenant shall have the right, at its sole cost and expense (including any utility and maintenance expenses) to utilize one space on the existing exterior sign on the façade of the Building. At the expiration of earlier termination of this Lease, Tenant shall remove such sign and repair any damage caused by the removal at Tenant’s expense, which obligation shall survive the expiration or termination of this Lease. Subsequent changes to Tenant’s sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant’s sole cost and expense.

All aspects of any such signs shall be subject to the prior written consent of Landlord (which shall not be unreasonably withheld), and shall be per Landlord’s standard specifications and materials, as revised by Landlord from time to time. Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location on or in the Property except as (i) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (ii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Property, if any, and (iii) are consistent and compatible with all applicable Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Property, if any. Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) days of written demand by Landlord. Any additional sign rights of Tenant, if any, shall be as provided in the Summary.

ARTICLE 13 - ALTERATIONS

13.1       Alterations.   After installation of the initial Tenant Improvements for the Premises, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (“Alterations”) subject to and upon the following terms and conditions:

a.             Tenant shall not make any Alterations which: (i) affect any area outside the Premises including the outside appearance, character or use of any portions of the Building or other portions of the Property; (ii) affect the Building’s roof, roof membrane, any structural component or any base Building equipment, services or systems (including fire and life/safety systems), or the proper functioning thereof, or Landlord’s access thereto; (iii) in the reasonable opinion of Landlord, lessen the value of the Building or the Property; (iv) will violate or require a change in any occupancy certificate applicable to the Premises; or (v) would trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building or other aspect of the Property.

b.             Tenant shall not make any Alterations not prohibited by Section 13.1(a), unless Tenant first obtains Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, provided Landlord’s prior approval shall not be required for any Alteration that is not prohibited by Section 13.1(a) above and is of a cosmetic nature that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”): (i) the costs of such Alteration do not exceed Three 00/100 Dollars ($3.00) per rentable square foot of the Premises; (ii) to the extent reasonably required by Landlord or by law due to the nature of the work being performed, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; (iii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Section 13.1; and (iv) the making of such Alterations will not otherwise cause an Event of Default by Tenant under any provision of this Lease. Tenant shall provide Landlord with ten (10) days’ prior written notice before commencing any Alterations. In addition, before proceeding with any Alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Alterations, and (B) if the cost of such Alterations exceeds $25,000.00, a completion and lien indemnity bond, or other surety satisfactory to Landlord for such Alterations. Landlord’s approval of any plans, contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability with respect to such Alterations and will create no liability or responsibility on Landlord’s part concerning the completeness of such Alterations or their design sufficiency or compliance with Laws.

c.             All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings, if any; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all Laws; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; (v) by licensed and bondable contractors and subcontractors selected by Tenant and reasonably approved by Landlord, and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

d.             Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, a construction supervision fee equal to five percent (5%) of the total cost of the Alterations and the actual, reasonable costs incurred by Landlord for any services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel. Notwithstanding anything contained in this subsection (d) to the contrary, Tenant shall not be obligated to pay any construction supervision fee related exclusively to Alterations consisting solely of painting and/or the installation of new carpet and/or art.

e.             Throughout the performance of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the insurance provisions of this Lease.

f.             At Landlord’s sole cost and expense, Landlord shall install a bike rack at the Property in a location to be determined by Landlord.

13.2       Removal of Alterations.   All Alterations and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of plans for any Alterations identify those Alterations which Landlord shall require Tenant to remove at the end of the Term. If Landlord requires Tenant to remove any such Alterations, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal to its original condition (or, at Landlord’s option, Tenant shall pay to Landlord all of Landlord’s costs of such removal and repair).

13.3       Liens.   Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Property or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any Tenant Party. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such liens to be released of record or bonded so that such lien(s) no longer affect(s) title to the Property, the Building or the Premises. If Tenant fails to cause any such lien to be released or bonded within ten (10) business days after filing thereof, Landlord may cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien, and Tenant shall reimburse Landlord within five (5) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

ARTICLE 14 - TENANT’S INSURANCE

14.1       Tenant’s Insurance.   On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance with limits of coverage as set forth in Section 1.14 of the Summary:

a.             Special Form (formerly known as “all risk”) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or the Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptive.

b.             Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability. The limits of liability of such commercial general liability insurance may be increased every three (3) years during the Term upon reasonable prior notice by Landlord to an amount reasonably required by Landlord and appropriate for tenants of buildings comparable to the Building.

c.             Commercial Automobile Liability covering all owned, hired and non-owned automobiles.

d.             Worker’s compensation, in statutory amounts and employers liability, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

e.             Umbrella liability insurance on an occurrence basis, in excess of and following the form of the underlying insurance described in Section 14.1.b. and 14.1.c. and the employer’s liability coverage in Section 14.1.d. which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies.

f.             [Intentionally Deleted].

g.             Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

h.             Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant of a building similar to the Building would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

14.2       Requirements.   Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 14.1.a. and 14.1.g. above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding Five Thousand 00/100 Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation; (g) require the insurer to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 14.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 14. Tenant shall cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

14.3       Effect on Insurance.   Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy or coverage maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Property, Tenant shall either discontinue the activities affecting the insurance or pay such increase as Additional Rent within ten (10) business days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to this Lease or otherwise with respect to the Building or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises other than as allowed by the Permitted Use by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) business days after notice thereof, an Event of Default shall be deemed to exist under this Lease and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

ARTICLE 15 - LANDLORD’S INSURANCE

During the Term, Landlord shall maintain Property Insurance written on a Special Form (formerly known as “all risk”) basis covering the Property and the Building, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations, unless Landlord otherwise elects to insure the Alterations pursuant to Section 13.1 above) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies that Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Article 15 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall not be included as Insurance Costs, but shall be paid by Tenant within thirty (30) days of invoice from Landlord.

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION

16.1       Tenant’s Assumption of Risk and Waiver.   Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and/or except to the extent such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Landlord shall not be liable to Tenant, or any of Tenant’s Parties for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling ceiling tiles masonry, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, (iv) any such damage caused by other tenants or persons in the Premises, occupants of any other portions of the Property, or the public, or caused by operations in construction of any private, public or quasi-public work, or (v) any interruption of Utilities and Services. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 16.1, all property of Tenant and Tenant’s Parties kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Landlord or its agents shall not be liable for interference with light or other intangible rights.

16.2       Tenant’s Indemnification.   Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including, without limitation, attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence in the Premises following the date Landlord delivers possession of all or any portion of the Premises to Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, (b) any intentional act, gross negligence, willful misconduct or omission of Tenant or any of Tenant’s Parties; (c) the use of the Premises, the Building and the Property and conduct of Tenant’s business by Tenant or any of Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant’s Parties, in or about the Premises, the Building or elsewhere on the Property; and/or (d) any Event of Default by Tenant as to any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or connected with the use, condition or occupancy thereof, whether or not Landlord or any Landlord Parties has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. The foregoing indemnification shall not include damage to adjoining sidewalks, streets or ways except to the extent caused by Tenant’s signage. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant’s indemnification obligations under this Section 16.2 and elsewhere in this Lease shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Section 16.1 and this Section 16.2 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

16.3       Landlord’s Indemnification of Tenant.   Notwithstanding anything to the contrary contained in Section 16.1 or 16.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord’s grossly negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities on or about the Premises, and subject to the terms of Article 22, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims arising out of Landlord’s grossly negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord’s activities on or about the Premises. Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of grossly negligent acts or omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

ARTICLE 17 - CASUALTY DAMAGE/DESTRUCTION

17.1       Landlord’s Rights and Obligations.   If the Premises or the Building is damaged by fire or other casualty not caused by the negligence or willful misconduct of Tenant (“Casualty”) to an extent not exceeding forty-nine percent (49%) of the full replacement cost thereof, and Landlord’s contractor estimates in writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to this Lease), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete from the date of casualty, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either: (a) repair, reconstruct and restore the portion of the Premises or Building damaged by such Casualty (including the Tenant Improvements, the Alterations that Landlord elects to insure pursuant to Section 13.1 and, to the extent of insurance proceeds received from Tenant, the Alterations that Tenant is required to insure pursuant to Section 13.1), in which case this Lease shall continue in full force and effect; or (b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate. Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such Casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor or, as applicable, thirty (30) days after Landlord receives approval from Landlord’s Mortgagee to rebuild.

17.2       Tenant’s Costs and Insurance Proceeds.   In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Alterations (to the extent such items are not covered by Landlord’s casualty insurance obtained by Landlord pursuant to this Lease) and with respect to Alterations in the Premises that Tenant is required to insure pursuant to Section 13.1, excluding proceeds for Tenant’s furniture and other personal property, whether or not this Lease is terminated as permitted in Section 17.1, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations which Tenant is required to insure pursuant to Section 13.1 hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

17.3       Abatement of Rent.   If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant’s Parties, there shall be no abatement of Rent. Except for abatement of Rent as provided for in this Lease, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4       Inability to Complete.   Notwithstanding anything to the contrary contained in this Article 17, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 17.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure, and delays caused by Tenant or any of Tenant’s Parties), then Landlord may elect to terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

17.5       Damage to the Property.   If there is a total destruction of the improvements on the Property or partial destruction of such improvements, the cost of restoration of which would exceed one-third (1/3) of the then replacement value of all improvements on the Property, by any cause whatsoever, whether or not insured against and whether or not the Premises are partially or totally destroyed, Landlord may within a period of ninety (90) days after the occurrence of such destruction, notify Tenant in writing that it elects not to so reconstruct or restore such improvements, in which event this Lease shall cease and terminate as of the date of such destruction.

17.6       Damage Near End of Term.   In addition to its termination rights in Sections 17.1, 17.4 and 17.5 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term and Landlord’s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such casualty.

17.7       Tenant’s Termination Right.   In the event of any damage or destruction which affects Tenant’s use and enjoyment of the Premises which is not caused by Tenant or any of Tenant’s Parties, if Tenant’s possession and use of the Premises cannot be restored by Landlord within two hundred ten (210) days for reasons other than delays caused by Tenant or any of Tenant’s Parties, Tenant shall have the right to terminate this Lease upon written notice to Landlord.

17.8       Waiver of Termination Right.   This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of applicable Law that provide alternative rights for the parties in the event of damage or destruction.

ARTICLE 18 - CONDEMNATION

18.1       Substantial or Partial Taking.   Subject to the provisions of Section 18.3 below, either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building and/or the Property. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and all other elements of this Lease which are dependant upon the area of the Premises, the Building or the Property shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Property, as applicable. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s furniture, fixtures, equipment and other personal property, loss of goodwill and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.

18.2       Condemnation Award.   Subject to the provisions of Section 18.3 below, in connection with any Taking of the Premises or the Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

18.3       Temporary Taking.   In the event of a Taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 18.3, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

18.4       Waiver.   Tenant hereby waives any rights it may have pursuant to any applicable Laws and agrees that the provisions hereof shall govern the parties’ rights in the event of any Taking.

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION

19.1       Tenant Waiver.   Tenant hereby waives its rights against Landlord for any claims or damages or losses, including any deductibles and self-insured amounts, which are caused by or result from (a) any occurrence insured under any property insurance policy carried by Tenant, or (b) any occurrence which would have been covered under any property insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this lease.

19.2       Waiver of Insurers.   Tenant shall cause each property insurance policy carried by Tenant to provide that the insurer waives all rights of recovery by way of subrogation against Landlord, in connection with any claims, losses and damages covered by such policy. If Tenant fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

ARTICLE 20 - ASSIGNMENT AND SUBLETTING

20.1       Restriction on Transfer.   Except with respect to a Permitted Transfer pursuant to Section 20.6 below, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like being sometimes referred to as a “Transfer”). In no event may Tenant encumber or hypothecate this Lease or the Premises. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any Transfer without Landlord’s consent (except for a Permitted Transfer pursuant to Section 20.6 below) shall constitute an Event of Default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. For purposes of this Article 20, other than with respect to a Permitted Transfer under Section 20.6 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fourty-nine percent (49%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Article 20.

20.2       Landlord’s Options.   If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and conditions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and such evidence of financial responsibility and standing as Landlord may reasonably require of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, within fifteen (15) business days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord pursuant to this Section 20.2, Landlord will notify Tenant of its election to do one of the following: (a) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (b) refuse such consent, which refusal shall be on reasonable grounds; or (c) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord, which termination shall be effective as of the proposed Transfer Date. If Landlord exercises its option to terminate this Lease with respect to only a portion of the Premises following Tenant’s request for Landlord’s approval of the proposed sublease of such space, Landlord shall be responsible for the construction of any demising wall which Landlord reasonably deems necessary to separate such space from the remainder of the Premises.

20.3        Additional Conditions; Excess Rent.  A condition to Landlord’s consent to any Transfer will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord, an original of Landlord’s standard consent form executed by both Tenant and the proposed Transferee, and an affirmation of guaranty in form satisfactory to Landlord executed by each guarantor of this Lease, if any. In addition, Tenant shall pay to Landlord as Additional Rent within thirty (30) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder, fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of any Transfer which exceeds, in the aggregate, (i) the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) for the applicable period, plus (ii) any reasonable brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer, which commissions and fees shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred 00/100 Dollars ($500.00), plus Landlord’s reasonable attorneys’ and paralegal fees and other costs incurred by Landlord in reviewing such proposed assignment or sublease (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and/or paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

20.4      Reasonable Disapproval.  Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord’s reasonable opinion: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the net worth or financial capabilities of a proposed assignee is less than that of Tenant and each guarantor of this Lease, if any, or the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the Transfer; (c) the proposed Transferee is an existing tenant of the Building or Property or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Building or the Property; (d) the proposed Transferee is a governmental entity; (e) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (f) the proposed Transfer involves a change of use of the Premises or would violate any exclusive use covenant to which Landlord is bound; (g) the Transfer would likely result in significant increase in the use of the parking areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; or (h) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix for the Building.

20.5      No Release.  No Transfer, occupancy or collection of rent from any proposed Transferee shall be deemed a waiver on the part of Landlord, or the acceptance of the Transferee as Tenant and no Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice of an Event of Default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as there exists no Event of Default under this Lease. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of an Event of Default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

20.6      Permitted Transfers.  Notwithstanding the provisions of Section 20.1 above to the contrary, provided that there exists no uncured Event of Default, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that: (a) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee described in Section 20.2 above; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) each guarantor of this Lease executes a reaffirmation of its guaranty in form satisfactory to Landlord; (d) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Lease, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (e) Tenant remains fully liable under this Lease; (f) the use of the Premises is pursuant to Section 1.10 of this Lease; (g) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 20 and will not violate any exclusive use covenant to which Landlord is bound; and (h) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form; and (i) there is no Event of Default under this Lease.

ARTICLE 21 - SURRENDER AND HOLDING OVER

21.1        Surrender of Premises.  Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant’s personal property, electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (to be removed in accordance with the National Electric Code and other applicable Laws) and those items, if any, of Alterations identified by Landlord pursuant to Section 13.1, removed therefrom and all damage caused by such removal repaired. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property and Alterations identified by Landlord for removal pursuant to Section 13.1, Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable Law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable Law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

21.2        Holding Over.  Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Additional Rent under this Lease), but at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This Section 21.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. Tenant shall be liable, and shall pay to Landlord within ten (10) days of demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by a succeeding tenant. Tenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Lease. The foregoing provisions of this Section 21.2 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise at law or in equity.

ARTICLE 22 - DEFAULTS

22.1        Tenant’s Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease by Tenant:

      a.    the vacation or abandonment of the Premises by Tenant. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in default of any other provision of this Lease;

      b.    the failure by Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by Tenant hereunder, where such failure continues for three (3) days after written notice thereof from Landlord that such payment was not received when due; provided that if Landlord provides two (2) or more notices of late payment within any twelve (12) month period, then the third failure of Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder when due in the twelve (12) month period following the second (2nd) such notice shall be an automatic Event of Default without notice from Landlord;

      c.    the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of the Event of Default is such that it may be cured but more than ten (10) days are reasonably required for its cure, then an Event of Default shall not be deemed to exist if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord; or

      d.    a Bankruptcy Event (as defined below) involving Tenant shall occur, and in connection therewith Tenant is liquidated or dissolved or Tenant is proceeding towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Section 22.1 shall be in lieu of, and not in addition to, any notice required under any applicable Law.

ARTICLE 23 - REMEDIES OF LANDLORD

23.1        Landlord’s Remedies; Termination.  In the event of any such Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant all monetary damages allowed under applicable Law, which may include: (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.1(a) and 23.1(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in the Summary. As used in Section 23.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.2        Landlord’s Remedies; Continuation of Lease; Re-Entry Rights.  In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right to (a) continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, and (b) with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable Law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.2, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.3        Landlord’s Right to Perform.  Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. In the event of any Event of Default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act as required to cure such Event of Default on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor as Additional Rent.

23.4        Rights and Remedies Cumulative.  All rights, options and remedies of Landlord contained in this Article 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Article 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.5        Costs Upon Event of Default and Litigation.  Tenant shall pay to Landlord and its mortgagees as Additional Rent all the expenses incurred by Landlord or its mortgagees in connection with any Event of Default hereunder or the exercise of any remedy by reason of any Event of Default hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

ARTICLE 24 - ENTRY BY LANDLORD

Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term or during any Event of Default, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Property, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of Rent. In exercising such entry rights, Landlord shall endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with at least twenty-four (24) hours’ advance notice (oral or written) of such entry (except in emergency situations, in which case only reasonable notice, if any, shall be required and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord.

ARTICLE 25 - LIMITATION ON LANDLORD’S LIABILITY

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including as to any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, Landlord’s interest in the Building, and no other assets of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Property. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, the Property and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

ARTICLE 26 - SUBORDINATION

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but no later than ten (10) business days after written request from Landlord or any holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. No later than ten (10) business days after written request by Landlord or any Mortgagee, Tenant shall, without charge, attorn to any successor to Landlord’s interest in this Lease. Tenant hereby waives its rights under any current or future Law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Should Tenant fail to sign and return any such documents within said ten (10) business day period, such failure shall constitute an Event of Default hereunder. Landlord, at no cost to Landlord, will use commercially reasonable efforts to assist Tenant to cause any existing Mortgagee to deliver to Tenant a Subordination, Non Disturbance and Attornment Agreement in such Mortgagee’s form with respect to each Mortgage that encumbers the Building, Property, or any portion thereof that includes the Premises.

ARTICLE 27 - ESTOPPEL CERTIFICATE

27.1        Tenant’s Estoppel Certificate.  Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit F attached hereto. Any such estoppel certificate delivered pursuant to this Article 27 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Property, as well as their assignees. Tenant’s failure to deliver such estoppel certificate following an additional two (2) business day cure period after notice shall constitute an Event of Default hereunder. Tenant’s failure to deliver such certificate within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Rent has been paid in advance.

27.2        Landlord’s Estoppel Certificate.  Within ten (10) business days following Tenant’s written request (provided, however, that Tenant shall not make such request more than once per calendar year), Landlord shall execute and deliver to Landlord an estoppel certificate stating that this Lease is (a) unmodified except and in full force and effect; or (b) unmodified except as specifically disclosed therein and in full force and effect as amended. Such certificate shall also state the amount of Monthly Base Rent and Additional Rent, the dates to which Rent has been paid in advance and such other information as may be reasonably requested.

ARTICLE 28 - RELOCATION OF PREMISES

If Tenant occupies less than twenty-five percent (25%) of the Building and Landlord requires the Premises for use by another tenant or for other reasons connected with Landlord’s space management plans for the Building or the Property, then Landlord shall have the right, upon sixty (60) days’ prior written notice to Tenant, to relocate the Premises to other space of substantially similar size as the Premises, and with tenant improvements of substantially similar age, quality and layout as then existing in the Premises. In the event of any such relocation, Landlord shall pay for the cost of providing such substantially similar tenant improvements (but not any furniture or personal property), and Landlord shall reimburse Tenant, within thirty (30) days after Landlord’s receipt of invoices and paid receipts, for the reasonable moving, telephone and data installation and stationery reprinting costs actually paid for by Tenant in connection with such relocation. If Landlord so relocates Tenant, the terms and conditions of this Lease shall remain in full force and effect and apply to the new space, except that (a) a revised Exhibit B shall become part of this Lease and shall reflect the location of the new space, (b) the Summary shall be amended to include and state all correct data as to the new space, and (c) such new space shall thereafter be deemed to be the “Premises”. Landlord and Tenant agree to cooperate fully in order to minimize the inconvenience of Tenant resulting from such relocation. In the event Landlord relocates Tenant, Landlord agrees to use commercially reasonable efforts, including causing any such relocation to take place after Business Hours, to minimize any material and adverse interruption with Tenant’s operations.

ARTICLE 29 - MORTGAGEE PROTECTION

If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Property, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within thirty (30) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

ARTICLE 30 - QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of Rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

ARTICLE 31 - MISCELLANEOUS PROVISIONS

31.1        Broker.  Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than the Brokers specified in the Summary. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any other brokers claiming to have represented Landlord in connection with this Lease. The foregoing indemnities shall survive the expiration or earlier termination of this Lease. Landlord shall pay to the Brokers the brokerage fee, if any, pursuant to a separate written agreement between Landlord and Brokers.

31.2        Governing Law.  This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located. Tenant shall comply with all governmental and quasi-governmental laws, ordinances and regulations applicable to the Building, Property and/or the Premises, and all rules and regulations adopted pursuant thereto and all covenants, conditions and restrictions applicable to and/or of record against the Building, Property and/or the Site (individually, a “Law” and collectively, the “Laws”).

31.3        Successors and Assigns.  Subject to the provisions of Article 25 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 20, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

31.4        No Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

31.5        Professional Fees.  If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party.

31.6        Waiver.  The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder or an Event of Default shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default or Event of Default if such default or Event of Default persists or is repeated, and no express waiver shall affect defaults or Events of Default other than as specified in said waiver.

31.7        Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

31.8        Time.  Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor.

31.9        Business Day.  A “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service and reference to 5:00 p.m. is to the time zone of the recipient. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.

31.10        Payments and Notices.  All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

31.11        Prior Agreements; Amendments.  This Lease, including the Summary and all Exhibits attached hereto, contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.12        Separability.  The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

31.13        Recording.  Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease.

31.14        Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.15        Financial Statements.  Upon thirty (30) days prior written request from Landlord (which Landlord may make at any time during the Term, including in connection with Tenant’s exercise of any Option in this Lease, but no more often that two (2) times in any calendar year, other than in an Event of Default by Tenant during such calendar year or the exercise of any Option in such calendar year, when such limitation shall not apply), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

31.16        No Partnership.  Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

31.17        Force Majeure.  If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 31.17 shall not apply to nor operate to excuse Tenant from the payment of Monthly Base Rent, or any Additional Rent or any other payments strictly in accordance with the terms of this Lease.

31.18        Counterparts.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

31.19        Nondisclosure of Lease Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Property, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

31.20        Tenant’s Authority.  If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf; and (c) this Lease is binding upon Tenant in accordance with its terms. Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization within ten (10) days of Landlord’s request. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

31.21        Joint and Several Liability.  If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.22        No Option.  The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

31.23        Options and Rights in General.  Any option (each an “Option” and collectively, the “Options”), including without limitation, any option to extend, option to terminate, option to expand, right to lease, right of first offer, and/or right of first refusal, granted to Tenant is personal to the original Tenant executing this Lease or a Permitted Transferee and may be exercised only by the original Tenant executing this Lease while occupying the entire Premises and without the intent of thereafter assigning this Lease or subletting the Premises or a Permitted Transferee and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or a Permitted Transferee. The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) there is an uncured Event of Default under this Lease (or there would be an uncured Event of Default under this Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, (ii) Tenant has sublet all or more than fifty percent (50%) of the Premises except pursuant to a Permitted Transfer, or (iii) Landlord has given Tenant two (2) or more notices of default, whether or not such Events of Default are subsequently cured, during any twelve (12) consecutive month period of this Lease. Each Option granted to Tenant, if any, is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

31.24        Bankruptcy.  If at any time during the Term there is a Bankruptcy Event, the following provisions shall apply:

        a.    Any receiver, assignee for the benefit of creditors (“assignee”), trustee of any kind, or Tenant as debtor-in-possession (“debtor”) shall either expressly assume or reject this Lease within sixty (60) days following the assignment to the assignee or the filing of the pleading initiating the receivership or bankruptcy case. All such parties agree that they will not seek court permission to extend such time for assumption or rejection. Failure to assume or reject in the time set forth herein shall mean that this Lease may be terminated at Landlord’s option. Rejection of this Lease shall constitute an Event of Default under this Lease.

        b.    If this Lease is assumed by a debtor, receiver, assignee or trustee, such party shall immediately after such assumption (1) cure any Event of Default or provide adequate assurances that the Event of Default will be promptly cured; (2) pay Landlord for actual pecuniary loss or provide adequate assurances that compensation will be made for such loss; and (3) provide adequate assurance of future performance.

        c.    Where an Event of Default exists under this Lease, the party assuming this Lease may not require Landlord to provide services or supplies incidental to this Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of this Lease for such services and supplies provided before the assumption of this Lease.

        d.    Landlord reserves all remedies available to Landlord in Article 23 or at law or in equity in respect of a Bankruptcy Event by Tenant, to the extent such remedies are permitted by applicable Laws.

For the purposes of this Section 31.24, the term “Bankruptcy Event” means (a) a court filing by or against Tenant, of pleadings to initiate a bankruptcy petition of any kind, or the appointment of a receiver or trustee of any or all of Tenant’s assets; (b) a receiver or trustee taking possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver or trustee; or (c) Tenant making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors during the Term.

31.25        Waiver of Jury Trial.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of this Lease, or any other claims.

31.26        Waiver of Consequential Damages.  In no event will Landlord be liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

31.27        Light, Air and View.  No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

31.28        No Offer.  THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO LEASE, OR A RESERVATION OF, OR OPTION FOR, THE PREMISES. THIS DOCUMENT BECOMES EFFECTIVE AND BINDING ONLY UPON THE EXECUTION AND DELIVERY HEREOF BY THE PROPER REPRESENTATIVE OF LANDLORD AND BY TENANT. UNTIL SUCH TIME AS DESCRIBED IN THE PREVIOUS SENTENCE, EITHER PARTY IS FREE TO TERMINATE NEGOTIATIONS WITH NO OBLIGATION TO THE OTHER.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date first above written.

Landlord:

LBA REALTY FUND II–WBP III, LLC

a Delaware limited liability company

By:	/s/ Brad Neglia
Name:	Brad Neglia
Title:	Authorized Signatory

Tenant:

TRULIA, INC, a Delaware corporation

By:	/s/ Peter Flint
Name:	Peter Flint
Title:	CEO

For LBA Office Use Only: Prepared & Reviewed by:

EXHIBIT A

PREMISES FLOOR PLAN

20,373 RSF (Approx.)
16,788 RSF (Approx.)
AS-BUILT NORTH
AS-BUILT SOUTH

Waterpark II at Briarwood

As-built Plan

Level Two

As-built Plan - Demised Area Measurement
Issued: 16 December 2010
Drawn by: JC / SMP
Project Number: 381002.21

Waterpark II at Briarwood
10771 East Easter Avenue
Centennial, Colorado 80112
Sheet 1 of 1

TPS TENANT PLANNING SERVICES INCORPORATED

EXHIBIT A

EXHIBIT B

SITE PLAN AND LEGAL DESCRIPTION

SITE PLAN [WATERPARK AT BRIARWOOD - CENTENNIAL]:

10731 & 10771 E. Easter Ave., 10770 & 10730 Briarwood Ave. **Site Plan**

Centennial, CO

WaterPark at Briarwood

EAST BRIARWOOD AVENUE
10730
10770
10771
10731
EAST EASTER AVENUE
NOT TO SCALE

LBA REALTY

www.LBArealty.com

John Marold
CB Richard Ellis
720-528-6355

EXHIBIT B

LEGAL DESCRIPTION WATERPARK AT BRIARWOOD - CENTENNIAL:

Real Property situate in the County of Arapahoe, State of Colorado, described as follows:

Lot 1, Block 1,

Southshore Subdivision Filing No. One,

County of Arapahoe,

State of Colorado.

EXHIBIT B

EXHIBIT C

WORK LETTER

WORK LETTER FOR CONSTRUCTION OBLIGATIONS

1.       Conflicts; Terms.  If there is any conflict or inconsistency between the provisions of the Lease and those of this Exhibit C (“Work Letter”), the provisions of this Work Letter will control. Except for those terms expressly defined in this Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease. The following terms, which are not defined in the Lease have the meanings indicated:

1.1.      “Landlord’s Representative” means Jennie Fedrizzi.

1.2.      “Tenant’s Representative” means Fitzmartin Consulting, located at 1550 Larimer Street, Suite 857, Denver, Colorado 80202.

1.3.      “Tenant’s Architect” means the licensed or registered professional architects reasonably designated or approved by Landlord.

1.4.      “Tenant’s Engineers” means the licensed or registered professional engineers reasonably designated or approved by Landlord.

1.5.      “Allowance” is as defined in the Lease. At the option of Landlord, the Allowance shall be paid directly to the contracting parties entitled to payment.

1.6.      “Cabling Allowance” is defined in the Lease. At the option of Landlord, the Allowance shall be paid directly to the contracting parties entitled to payment.

1.7.      “Leasehold Improvements” means, in addition to those Tenant Improvements described in the Lease, all alterations, leasehold improvements and installations to be constructed or installed by Tenant in the Premises according to this Work Letter.

1.8.      “Preliminary Plans” means space plans and general specifications for the Leasehold Improvements prepared by Tenant’s Architect in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.

1.9.      “Construction Documents” means complete construction plans and specifications for the Leasehold Improvements prepared by Tenant’s Architect and Tenant’s Engineers in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.

1.10.      “Tenant’s Costs” means all costs required to be expended by Tenant under this Work Letter in connection with the Leasehold Improvements, including, without limitation, the costs of: preparing the Preliminary Plans and Construction Documents; constructing and installing the Leasehold Improvements; obtaining all required insurance, licenses and permits; and Landlord’s services provided under Section 10. Tenant’s Costs will not, however, include any costs incurred by Tenant for furniture or other personal property, for fixtures or equipment (unless such fixtures or equipment will constitute permanent additions to the Premises and are shown on the Construction Documents), or for moving to or within the Premises, except as specifically provided hereunder.

2.      Representatives.  Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either party may change its Representative under this Work Letter at any time by three days’ prior written notice to the other party.

3.      Landlord’s Approval.  All Preliminary Plans and Construction Documents and any revisions to the same (whether in the form of a change order or otherwise) are expressly subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (and Landlord’s response will be provided no later than five (5) business days upon receipt of Preliminary Plans, Construction Documents and/or change orders thereto); provided, however, Landlord shall not be deemed to be being unreasonable if it withholds its approval for one or more of the reasons described below in this Section 3. Landlord may withhold its approval of any such items that require work which:

3.1.      exceeds or adversely affects the capacity or integrity of the Building’s structure or any of its heating, ventilating, air conditioning, plumbing, mechanical, electrical, communications or other systems;

3.2.      is not approved by the holder of any encumbrance upon the Building;

3.3.      would not be approved by a prudent owner of property similar to the Building;

3.4.      violates any agreement which affects the Building or binds Landlord;

EXHIBIT C

3.5.      Landlord reasonably believes will increase the cost of operating or maintaining any of the Building’s systems;

3.6.      Landlord reasonably believes will reduce the market value of the Premises or the Building, as the case may be, at the end of the Term;

3.7.      does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Premises;

3.8.      does not meet or exceed the standard of work performed in the remainder of the Building; or

3.9.      Landlord reasonably believes will infringe on the architectural or historical integrity of the Building.

4.      Tenant’s Plans.  Tenant, at its expense, will cause the Preliminary Plans to be prepared and submitted to Landlord for its approval which approval will not be unreasonably withheld, conditioned or delayed. If the submitted materials are not acceptable to Landlord, Landlord will so notify Tenant within five (5) business days of receipt, and Tenant will cause the same to be revised according to Landlord’s notice and resubmitted to Landlord within ten (10) days after receipt of such notice. Landlord will notify Tenant of its approval of any revisions to the plans within seven (7) business days of receipt. Within ten (10) days after Landlord notifies Tenant of Landlord’s approval of the Preliminary Plans, Tenant, at its expense, will cause the Construction Documents to be prepared and submitted to Landlord for its approval which approval shall not be unreasonably withheld, conditioned or delayed. The Construction Documents must strictly conform to the Preliminary Plans approved by Landlord and must be in all respects sufficient for the purpose of obtaining a building permit for the Leasehold Improvements. If required by Landlord, Landlord will so notify Tenant within seven (7) business days of receipt, and Tenant will cause the Construction Documents to be resubmitted to Landlord for its approval within ten (10) days after Landlord notifies Tenant of any required changes. Construction of the Leasehold Improvements shall not commence prior to Landlord’s approval of the Construction Documents. Tenant reserves the right to request changes to the Construction Drawings subject to the approval process set forth above. No delays in the design or performance of the Leasehold Improvements will change the Commencement Date; provided, however, the Commencement Date shall be postponed on a day-for-day basis for each day of “Landlord Delay” that results in Tenant’s inability to complete the Leasehold Improvements to the Premises by the Commencement Date. As used in this Work Letter, “Landlord Delay” shall mean the following: (i) any delay by the Landlord in providing Tenant with early access to the Premises in accordance with Section 3 above, and (ii) Landlord’s failure to approve or disapprove the Preliminary Plans or the Construction Documents (including any change orders thereto) within the time periods specified herein. Prior to Tenant claiming any Landlord Delay, Tenant must first provide Landlord with written notice of the claimed Landlord Delay and allow Landlord two (2) business days to cure or correct the same. No approval by Landlord of the Preliminary Plans, the Construction Documents or any revisions to them will constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such plans, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of Leasehold Improvements in the Premises according to such plans.

5.      Leasehold Improvements.  Tenant, at its expense, will construct or cause to be constructed in the Premises all of the Leasehold Improvements according to the Construction Documents approved by Landlord. Tenant, at its expense, will obtain: (i) all permits (including, without limitation, building permits) required for construction of the Leasehold Improvements; (ii) all contracts and insurance required under this Work Letter; and (iii) all certificates required for occupancy of the Premises from the appropriate governmental authorities. Tenant will cause all the Leasehold Improvements to be diligently completed in a good and workmanlike manner, according to the approved Construction Documents and all applicable laws, and free and clear of any liens or claims for liens.

6.      Tenant’s Contractor and Subcontractors.

6.1.      Landlord will have the right to approve Tenant’s contractor (“Contractor”) and all subcontractors, which approvals shall be in Landlord’s sole and reasonable discretion. Tenant will not execute any contract for the performance of the Leasehold Improvements until Landlord’s approvals of the Contractor and subcontractors have been obtained, and Tenant will cause its proposed Contractor and subcontractors to submit such information, including financial information, as may be reasonably required by Landlord to determine whether such Contractor and subcontractors should be approved.

6.2.      Tenant’s Contractor shall (i) comply with all rules and regulations reasonably promulgated by Landlord regarding construction activities in the Building; (ii) construct the Leasehold Improvements without unreasonably interfering with Landlord’s or Landlord’s tenants’ activities in, or use or enjoyment of, the Building; (iii) cooperate with other contractors in the Building to ensure harmonious working relationships, including, without limitation, coordinating with other contractors in the Building concerning use of elevators, trash removal and water and utility usage; (iv) leave the Building in a neat, clean, orderly and safe condition at the end of each day during construction of the Leasehold Improvements; and (v) procure and maintain and cause its subcontractors to procure and maintain the insurance described in Section 8 below.

EXHIBIT C

7.      Contractor’s Insurance.  Tenant will cause Contractor (and, except as provided below, all of Contractor’s subcontractors) to procure and maintain in effect during the entire period of construction of the Leasehold Improvements the following insurance with commercially reasonable deductibles:

7.1.      Worker’s compensation insurance with statutory benefits and limits which fully comply with all state and federal requirements;

7.2.      Employer’s liability insurance with limits of not less than $1,000,000.00;

7.3.      Automobile liability insurance including owned, non-owned, leased and hired car coverage, naming Landlord (and all parties designated by Landlord) as an additional insured, providing primary (and not contributing) coverage, containing cross-liability and severability of interest clauses, and providing limits of liability in an amount of not less than $2,000,000.00 combined single limit per occurrence;

7.4.      Commercial general liability insurance including personal injury, owner’s and contractor’s protective liability, explosion, collapse and underground damage liability endorsement (commonly called X, C and U hazards), products, completed operations, blanket contractual and broad form property damage coverage, naming Landlord and Building manager (and all parties designated by Landlord) as additional insureds, providing primary (and not contributing) coverage, containing cross-liability and severability of interest clauses, and providing limits of liability in an amount of not less than $2,000,000.00 combined single limit per occurrence; and

7.5.      “All risk” builders risk property insurance for the full replacement cost of the Leasehold Improvements on a completed value basis, naming Landlord as a loss payee, as its interest may appear, providing primary (and not contributing) coverage, and including a waiver of all rights of subrogation against Landlord.

All of the above insurance policies must be placed with insurance companies reasonably acceptable to Landlord and must be endorsed to require thirty (30) days’ written notice to Landlord prior to any cancellation or material change in coverage. Prior to the commencement of any the Leasehold Improvements, Tenant will cause Contractor to deliver to Landlord original certificates of insurance evidencing the insurance coverage required above. Tenant will also cause Contractor to obtain certificates or evidence of similar insurance from each of Contractor’s subcontractors before their work commences and deliver such certificates or evidence to Landlord. Each subcontractor must be covered by insurance of the same character and in the same amount as specified for Contractor above; provided, however, that so long as Contractor’s builders risk policy covers all of the Leasehold Improvements, no subcontractor will be required to maintain builders risk coverage.

8.      Additional Requirements Concerning the Leasehold Improvements. The following additional requirements will apply to the Leasehold Improvements:

8.1.     All of the Leasehold Improvements will be: (i) of a quality at least equal to the other work in the Building; (ii) completed only according to the Construction Documents approved by Landlord; (iii) conducted in a manner so as to maintain harmonious labor relations and not to interfere with or delay any other work or activities being carried on by Landlord or Landlord’s contractors or other tenants; (iv) designed, performed and completed in substantial compliance with all applicable standards and regulations reasonably established by Landlord and provided to Tenant in advance of the commencement of construction of the Leasehold Improvements as well as all safety, fire, plumbing and electrical and other codes and governmental and insurance requirements; (v) completed only by the Contractor approved by Landlord; (vi) coordinated by the approved Contractor so as to ensure timely completion; and (vii) performed and conducted in such a manner so as not to alter the structure or systems of the Building.

8.2.     Under no circumstances will Tenant, Contractor or any of their authorized representatives ever alter or modify or in any manner disturb any Central (as defined below) system or installation of the Building, including, without limitation, the Central plumbing system, Central electrical system, Central heating, ventilating and air conditioning system, Central fire protection and fire alert system, Central Building maintenance systems, elevators and anything located within the Central core of the Building. In addition, neither Tenant, Contractor nor any of their authorized representatives may alter or modify or in any manner disturb any structural component of the Building. Only with Landlord’s express written permission will Tenant, Contractor or their authorized representatives alter or modify or in any manner disturb any Branch (as defined below) of any Central system or installation of the Building which serves or is located within the Premises. “Central” means that portion of any Building system or component which is within the core of the Building or common to or serves or exists for the benefit of other tenants in the Building, and “Branch” means that portion of any Building system or component which serves to connect or extend Central systems to the Premises. Any and all interfacing with, or tie-ins to, any Central Building systems or Branches will be scheduled with Landlord not later than five (5) days prior to the commencement of any such work. Any such interfacing with, or tie-ins to, any such Building systems, and any checks of such interfacing or tie-ins, will be performed only after the same have been scheduled with, and approved by, Landlord.

8.3.     Tenant agrees that if Contractor fails to leave the Building in a neat, clean, orderly and safe condition at the end of each day during construction of the Leasehold Improvements, Landlord will have the right to immediately take such action as Landlord deems appropriate to render the Building neat, clean, orderly and safe and Tenant will, upon Landlord’s written demand, reimburse Landlord for all Landlord’s costs of taking such action.

EXHIBIT C

9.      Landlord’s Services; Construction Supervision.  During construction of the Leasehold Improvements, Landlord will provide the following services related to such construction: all electricity, other utilities and any other services requested by Tenant or Contractor that Landlord agrees to provide (such as engineering, maintenance or housekeeping services). In addition, Landlord will supervise certain aspects of the construction of the Leasehold Improvements which will include providing Landlord’s personnel to coordinate certain aspects of the Leasehold Improvements; assistance in obtaining any permits and approvals required from Landlord and any governmental authorities; and assistance in scheduling Tenant’s deliveries to the Premises. Landlord may charge a construction management fee of five percent of the total costs of the Leasehold Improvements for the services set forth herein. In the event Landlord’s engineers are required to work after normal Business Hours in connection with the construction of the Leasehold Improvements, then Tenant shall be responsible for the actual costs of the same.

10.      Inspection; Stop Work; Noncomplying Work.  Landlord reserves the right to inspect the Leasehold Improvements in the Premises at all reasonable times, provided that such inspection(s) will in no way make Landlord responsible for any of the Leasehold Improvements and will not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of the Leasehold Improvements. Landlord reserves the right to stop any and all work performed (or to be performed) if Landlord reasonably considers any such work, or its performance, to be dangerous or creating a nuisance, or otherwise injurious to Tenant, Landlord or any other Building tenants. If any inspection by Landlord reveals any item of the Leasehold Improvements that does not comply with Tenant’s obligations under this Work Letter, Landlord may so notify Tenant and require that the item be corrected to so comply. Within ten (10) days after the date of any such notice from Landlord, Tenant will begin correction of any such noncomplying item and will then promptly and diligently pursue such correction to completion. If any such item is not so corrected, Landlord may enter the Premises at any time and correct the item at Tenant’s expense (to be paid by Tenant promptly upon demand).

11.      Mechanics’ Liens.  In the conduct of the Leasehold Improvements, Tenant will take all action necessary to ensure that no mechanics’ or other liens attach to the Premises or any other portions of the Premises or the Building. Without limitation, Tenant will post notices, in form and content and in the manner as specified by any applicable law, notifying all persons or entities which may supply labor or materials in connection with the Leasehold Improvements that Landlord’s interest in the Premises and the Building will not be subject to any lien for the same. Tenant will have any such lien released of record within thirty (30) days after notice any such lien is filed.

12.      Allowance.  Landlord agrees to pay Tenant an allowance to be applied to the cost of designing and performing the Leasehold Improvements in an amount equal to the lesser of (a) Tenant’s Costs; or (b) the Allowance. If the Allowance exceeds the sum of Tenant’s Costs in connection with the Premises, Tenant will not be entitled to any credit for such excess. Landlord will distribute the Allowance (or any portion thereof actually used by Tenant as herein provided), in a single payment to Tenant within thirty (30) days after (a) Tenant has completed all of the Leasehold Improvements in the Premises, and (b) Tenant delivers to Landlord original lien waivers from Contractor and any and all applicable subcontractors or suppliers indicating that claims for mechanics’ or materialmen’s liens with respect to the Leasehold Improvements for the Premises have been waived. Additionally, Tenant shall provide to Landlord (i) written notice from the Contractor and Tenant’s Architect (or other evidence satisfactory to Landlord) that the Leasehold Improvements for the Premises have been completed; and (ii) a copy of the certificate of occupancy (or substantial equivalent under local law) for the Premises issued by the appropriate governmental authorities.

13.      Cabling Allowance.  Tenant may use the Cabling Allowance for costs associated with cabling, moving, furniture, fixtures and equipment. Landlord will pay the amount of Cabling Allowance to Tenant in one lump sum within thirty (30) days of receiving Tenant’s request for payment and provided that (a) Tenant has provided Landlord with evidence of the expenditures that are the subject of such payment request in the form of, without limitation, receipts and invoices; (b) Tenant delivers to Landlord original lien waivers indicating that claims for mechanics’ or materialmen’s liens with respect to the Premises have been waived; and (c) no Event of Default beyond any applicable notice and cure period exists under the Lease. Landlord will have no obligation to disburse any portion of the Cabling Allowance after the date that is six months following the Commencement Date. In addition, in no event shall Tenant be allowed to use the Cabling Allowance for anything other than as described within this Section 13.

14.      General.  Failure by Tenant to perform any of its obligations under this Work Letter will constitute an Event of Default under the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord.

EXHIBIT C

EXHIBIT D

NOTICE OF LEASE TERM DATES

Date:

To:

Re:	dated (“Lease”) by and between , a (“Landlord”), and , a (“Tenant”) for the premises commonly known as, (“Premises”).

Dear :

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

•	That Tenant has accepted and is in possession of the Premises and acknowledges the following:

•	Term of the Lease:
•	Commencement Date:
•	Expiration Date:
•	Rentable Square Feet:
•	Tenant’s Percentage of Building: %

•	That in accordance with the Lease, rental payments will/has commence(d) on and rent is payable in accordance with the following schedule:

Months	Monthly Base Rent
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00

•	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

• Your rent checks should be made payable to:

ACCEPTED AND AGREED

TENANT:

________________________________

a, ______________________________

By: _____________________________________________

Print Name: _______________________________________

Its: _____________________________________________

LANDLORD:

LBA REALTY FUND II–WBP III, LLC,

a Delaware limited liability company

By: ______________________________________________

Name: ___________________________________________

Title: ____________________________________________

EXHIBIT D

EXHIBIT E

RULES AND REGULATIONS

1.      Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

2.      Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building without the prior written consent of Landlord.

3.      Tenant shall not cause any unnecessary janitorial labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant’s property by any janitors or any other employee or any other person.

4.      Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

5.      No machines other than standard office machines, such as typewriters and calculators, photo copiers, personal computers and word processors, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

6.      Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

7.      Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

8.      Tenant shall not use any method of heating or air-conditioning other than that supplied to the Premises by Landlord.

9.      Landlord reserves the right from time to time, in Landlord’s sole and absolute discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building or Property; (b) change the address of the Building, and/or (c) install, replace or change any signs in, on or about the Property (except for Tenant’s signs, if any, which are expressly permitted by the Lease).

10.      Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be reasonably established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

11.      The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

EXHIBIT E

12.      Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without the prior written consent of Landlord. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

13.      Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or drywall, or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.

14.      Tenant shall store all its trash and garbage within the trash receptacles for the Building or Property. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

15.      Other than as permitted elsewhere in the Lease, the Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.      Tenant shall not use in any space, elevators or stairwells of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

17.      Tenant shall not use the name of the Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

18.      Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

19.      Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

20.      Landlord reserves the right to make such other and reasonable non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Building or Property and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

21.      Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s Parties.

22.      Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

23.      Tenant shall not without Landlord’s consent, which may be given or withheld in Landlord’s sole and absolute discretion, receive, store, discharge, or transport firearms, ammunition, or weapons or explosives of any kind or nature at, on or from the Premises.

24.      Other than guide-dogs owned by Tenant or Tenant’s employees and/or invitees, no pets of any kind shall be brought or kept in or about the Premises.

PARKING RULES AND REGULATIONS

In addition to any parking provisions contained in the Lease, the following rules and regulations shall apply with respect to the use of the Property’s parking facilities.

1.      Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2.      Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Property. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3.      Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

EXHIBIT E

4.      No extended term storage of vehicles shall be permitted.

5.      Vehicles must be parked entirely within painted stall lines of a single parking stall.

6.      All directional signs and arrows must be observed.

7.      The speed limit within all parking areas shall be five (5) miles per hour.

8.      Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord’s parking operator.

9.      Loss or theft of parking identification devices, if any, must be reported to Landlord’s property manager immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

10.      Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

11.      Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

12.      The parking operators, managers or attendants, if any, are not authorized to make or allow any exceptions to these rules and regulations.

13.      If the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.

14.      Landlord reserves the right to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

15.      Tenant shall not permit any parking by its employees, agents, subtenants, customers, invitees, concessionaires or visitors on the streets surrounding the Premises in violation of any ordinances or postings by any public authorities having jurisdiction.

16.      Tenant’s parking spaces shall be used only for parking by vehicles no larger than normally sized passenger automobiles, vans and sport utility vehicles. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be payable by Tenant upon demand by Landlord.

EXHIBIT E

EXHIBIT F

ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                                                               (“Landlord”), and                                         , as follows:

1.      Attached hereto is a true, correct and complete copy of that certain Lease dated             , between Landlord and Tenant (the “Lease”), for the premises commonly known as                                                   (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2.      The term of the Lease commenced on                                                  , __.

3.      The term of the Lease is currently scheduled to expire on                                              , __.

4.      Tenant has no option to renew or extend the Term of the Lease except:                                              .

5.      Tenant has no preferential right to purchase the Premises or any portion of the Building/Premises except:                                                                              .

6.      The Lease has: (Initial One)

(    )   not been amended, modified, supplemented, extended, renewed or assigned.

(    )  been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:                                                                                                                                .

7.      Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:                                                                                                               .

8.      The current Base Rent is $                        ; and current monthly parking charges are $                            .

9.      The amount of security deposit (if any) is $                        . No other security deposits have been made.

10.      All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11.      All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except                                                          .

12.      As of the date hereof, Tenant is not aware of any defaults on the part of Landlord under the Lease except                                     .

13.      As of the date hereof, there are no defaults on the part of Tenant under the Lease.

14.      Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

15.      Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

16.       All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

17.      There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

18.      Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that                                          is about to [fund a loan to Landlord or purchase the Building from Landlord], and that                                  is relying upon the representations herein made in [funding such loan or purchasing the Building].

Dated:                         ,             .

“TENANT”	_______________________________________________ By:___________________________________________ Print Name:_____________________________________ Its:___________________________________________

EXHIBIT F

EXTENSION OPTION

RIDER NO. 1 TO LEASE

This Rider No. 1 is made and entered into by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company (“Landlord”), and TRULIA, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.      Landlord hereby grants to Tenant one (1) option (the “Extension Options”) to extend the Term of the Lease for one (1) additional periods of five (5) years (collectively, the “Option Terms”, and each, an “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall be the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2.      An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

3.      Any termination of the Lease terminates all rights to any Extension Option. Any assignment or subletting by Tenant of the Lease or of all or a portion of the Premises terminates Tenant’s Extension Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment. Tenant’s Extension Option may not be transferred separate and apart from Tenant’s interest in the Lease and/or to the Premises.

FAIR MARKET RENTAL RATE

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company (“Landlord”), and TRULIA, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.      The term “fair market rental rate” as used in this Rider and any Rider attached to the Lease means the annual amount per square foot, projected for each year of the Option Term (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Denver Metropolitan area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.      If Landlord determines that the Option Term’s initial Monthly Base Rent is to be based on the fair market rental rate for the Premises, the Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void.

3.      (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Denver Metropolitan area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within ten (10) business days after the Outside Agreement Date.

(b)      The two (2) appraisers so appointed shall within ten (10) business days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)      The three (3) appraisers shall within ten (10) business days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such ten (10) business day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)      The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)      If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the District Court of Arapahoe County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f)      The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)      If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Lease confirming the terms of the decision.